Exhibit 99.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:		)	Chapter 11
)
AAIPHARMA INC., et al.,		)	Case Nos. 05-11341 through 05-11345 and
		)	05-11347 through 05-11350 (PJW)
	Debtors.	)
		)	Jointly Administered
)

FIRST AMENDED DISCLOSURE STATEMENT FOR DEBTORS’
FIRST AMENDED JOINT CHAPTER 11 PLAN

Wilmington, Delaware
December 5, 2005

RICHARDS, LAYTON & FINGER, P.A.		FRIED, FRANK, HARRIS, SHRIVER
One Rodney Square		& JACOBSON LLP
920 North King Street		One New York Plaza
Wilmington, Delaware 19801		New York, New York 10004-1980
Attn:	Mark D. Collins, Esq.	Attn:	Bonnie Steingart, Esq.
	Rebecca L. Booth, Esq.		Gary L. Kaplan, Esq.
	Karen M. McKinley, Esq.		Arik Preis, Esq.
Tel:	(302) 651-7700	Tel:	(212) 859-8000
Fax:	(302) 651-7701	Fax:	(212) 859-4000

APPENDIX A —	FINANCIAL PROJECTIONS

APPENDIX B —	LIQUIDATION ANALYSIS

APPENDIX C —	FIRST AMENDED JOINT CHAPTER 11 PLAN

APPENDIX D —	AAIPHARMA INC. FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

APPENDIX E —	AAIPHARMA INC. FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2005

APPENDIX F —	AAIPHARMA INC. FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2005

APPENDIX G —	STATEMENT OF THE AD HOC COMMITTEE OF SECURED NOTEHOLDERS IN SUPPORT OF THE PLAN

APPENDIX H —	STATEMENT OF THE CREDITORS’ COMMITTEE IN SUPPORT OF THE PLAN

APPENDIX I —	POSITION STATEMENT OF DR. FREDERICK D. SANCILIO

APPENDIX J —	DEBTORS’ RESPONSE TO POSITION STATEMENT OF DR. FREDERICK D. SANCILIO

APPENDIX K —	DEBTORS’ MONTHLY OPERATING REPORT FOR THE MONTHLY PERIOD OCTOBER 1, 2005 THROUGH OCTOBER 31, 2005

          aaiPharma Inc., Applied Analytical Industries Learning Center, Inc., AAI Properties, Inc., AAI Technologies, Inc., AAI Japan, Inc., aaiPharma LLC, AAI Development Services, Inc. (Delaware), AAI Development Services, Inc. (Massachusetts), and Kansas City Analytical Services, the above-captioned Debtors and Debtors In Possession, hereby propose and file this first amended disclosure statement (the “Disclosure Statement”) for the Debtors’ First Amended Joint Chapter 11 Plan, dated December 1, 2005 (the “Plan”):
          THIS DISCLOSURE STATEMENT IS DESIGNED TO SOLICIT YOUR ACCEPTANCE OF THE ATTACHED PLAN AND CONTAINS INFORMATION RELEVANT TO YOUR DECISION. PLEASE READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE OTHER MATERIALS COMPLETELY AND CAREFULLY. THE PLAN IS ATTACHED AS APPENDIX C TO THIS DISCLOSURE STATEMENT. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER APPENDICES ANNEXED HERETO, AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT BEFORE OR CONCURRENTLY WITH THE FILING OF THIS DISCLOSURE STATEMENT. FURTHERMORE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN WILL CONTINUE TO BE MATERIALLY ACCURATE, OR (B) THE DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AND ARE ONLY CORRECT AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY DISTRIBUTION OF PROPERTY HEREUNDER PURSUANT TO THE PLAN WILL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE DEBTORS SINCE THE DATE HEREOF.
          THE CLASSES OF CLAIMS IMPAIRED (AS DEFINED IN THE BANKRUPTCY CODE) UNDER THE PLAN AND ENTITLED TO VOTE ON THE PLAN ARE CLASS 3 (SENIOR SECURED NOTE CLAIMS) AND CLASS 4 (GENERAL UNSECURED CLAIMS). CLASS 1 (PRIORITY CLAIMS), CLASS 2 (MISCELLANEOUS SECURED CLAIMS), AND CLASS 5 (CONVENIENCE CLAIMS) ARE UNIMPAIRED, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE. CLASS 6 (510(b) NOTE CLAIMS) AND CLASS 7 (OLD EQUITY INTERESTS) ARE IMPAIRED AND THE HOLDERS OF CLAIMS OR OLD EQUITY INTERESTS IN SUCH CLASSES WILL NOT RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN ON ACCOUNT OF THEIR CLAIMS OR OLD EQUITY INTERESTS, AS THE CASE MAY BE, AND, THEREFORE, ARE DEEMED TO HAVE REJECTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE.
          HOLDERS OF SENIOR SECURED NOTE CLAIMS (CLASS 3) AND GENERAL UNSECURED CLAIMS (CLASS 4) ARE ENCOURAGED TO READ AND

CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT, INCLUDING THOSE UNDER “CERTAIN FACTORS,” PRIOR TO SUBMITTING BALLOTS VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH HOLDER OF SENIOR SECURED NOTE CLAIMS (CLASS 3) AND GENERAL UNSECURED CLAIMS (CLASS 4) MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN CONSUMMATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR HOLDERS OF CLAIMS THAT ARE DISPUTED.
          EACH OF CLASS 3 (SENIOR SECURED NOTE CLAIMS) AND CLASS 4 (GENERAL UNSECURED CLAIMS) WILL HAVE ACCEPTED THE PLAN IF THE HOLDERS OF CLAIMS IN EACH SUCH CLASS (OTHER THAN ANY HOLDER DESIGNATED UNDER SUBSECTION 1126(e) OF THE BANKRUPTCY CODE) WHO CAST VOTES TO ACCEPT THE PLAN HOLD AT LEAST TWO-THIRDS IN DOLLAR AMOUNT AND MORE THAN ONE-HALF IN NUMBER OF THE ALLOWED CLAIMS THAT ARE HELD BY HOLDERS OF CLAIMS ACTUALLY VOTING IN SUCH CLASS.
          THE DEBTORS WILL REQUEST THAT THE COURT CONFIRM THE PLAN UNDER BANKRUPTCY CODE SECTION 1129(b). SECTION 1129(b) PERMITS CONFIRMATION OF THE PLAN DESPITE REJECTION BY ONE OR MORE CLASSES IF THE COURT FINDS THAT THE PLAN “DOES NOT DISCRIMINATE UNFAIRLY” AND IS “FAIR AND EQUITABLE” AS TO THE CLASS OR CLASSES THAT DO NOT ACCEPT THE PLAN. BECAUSE CLASS 6 (510 (b) NOTE CLAIMS) AND CLASS 7 (OLD EQUITY INTERESTS) ARE DEEMED TO HAVE REJECTED THE PLAN, THE DEBTORS WILL REQUEST THAT THE COURT FIND THAT THE PLAN IS FAIR AND EQUITABLE AND DOES NOT DISCRIMINATE UNFAIRLY AS TO CLASS 6 (510 (b) NOTE CLAIMS) AND CLASS 7 (OLD EQUITY INTERESTS), AND ANY OTHER CLASS THAT FAILS TO ACCEPT THE PLAN. FOR A MORE DETAILED DESCRIPTION OF THE REQUIREMENTS FOR ACCEPTANCE OF THE PLAN AND OF THE CRITERIA FOR CONFIRMATION, SEE ARTICLE XXI HEREIN, ENTITLED “ACCEPTANCE AND CONFIRMATION OF THE PLAN.”
          THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE COURT AS CONTAINING ADEQUATE INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE HOLDERS OF CLAIMS TO MAKE AN INFORMED JUDGMENT WITH RESPECT TO VOTING TO ACCEPT OR REJECT THE PLAN.
          NO PARTY IS AUTHORIZED BY THE DEBTORS TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE

STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTORS, THEIR FUTURE BUSINESS OPERATIONS, OR THE VALUE OF THEIR PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTORS.
          THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAWS. ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, INTERESTS IN OR SECURITIES OF, THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT ONLY IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED. THIS DISCLOSURE STATEMENT AND THE PLAN DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION AND NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON OR WILL PASS UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN OR THEREIN.
          IF THE REQUISITE ACCEPTANCES OF THE PLAN ARE RECEIVED, THE PLAN IS CONFIRMED BY THE COURT, AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND OLD EQUITY INTERESTS (INCLUDING THOSE WHO DO NOT OR ARE NOT ENTITLED TO SUBMIT BALLOTS TO ACCEPT OR TO REJECT THE PLAN) WILL BE BOUND BY THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.
          EACH HOLDER OF A CLAIM AGAINST OR AN OLD EQUITY INTEREST IN THE DEBTORS SHOULD CONSULT WITH SUCH PARTY’S LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY MATTERS CONCERNING THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED THEREBY.
          THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY DISTRIBUTION OF PROPERTY PURSUANT TO THE PLAN WILL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE DEBTORS SINCE THE DATE HEREOF.
          THIS SOLICITATION AND DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE COMPANY AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING THOSE SUMMARIZED HEREIN.

          ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS, AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN WHICH, THEREFORE, ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE DEBTORS AND SHOULD NOT BE REGARDED AS REPRESENTATIONS BY THE DEBTORS, THEIR ADVISORS, OR ANY OTHER PERSONS THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED.

ARTICLE I.
INTRODUCTION AND SUMMARY
          This Disclosure Statement is being furnished by the Debtors, pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of votes to accept or reject the Plan (as it may be altered, amended, modified or supplemented) from Holders of Senior Secured Note Claims (Class 3) and General Unsecured Claims (Class 4). All capitalized terms used in this Disclosure Statement have the meanings ascribed to such terms in Article II herein, entitled “Definitions”, except as otherwise indicated. The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Disclosure Statement.
     1.01 The Solicitation
          On the Petition Date, each of the Debtors filed separate petitions under chapter 11 of the Bankruptcy Code. On the date hereof, the Debtors filed their Plan and this related Disclosure Statement with the Court pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”).
          On December 5, 2005, the Court determined that this Disclosure Statement contains “adequate information” in accordance with section 1125 of the Bankruptcy Code. Pursuant to section 1125(a)(1) of the Bankruptcy Code, “adequate information” is defined as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the Debtors’ books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan . . .” 11 U.S.C. § 1125(a)(1).
          The Court has scheduled a hearing to consider confirmation of the Plan for January 18, 2006 at 10:00 a.m. (prevailing Eastern Time) before the Honorable Peter J. Walsh, United States Bankruptcy Judge, United States Bankruptcy Court for the District of Delaware. The hearing may be adjourned from time to time without further notice other than by announcement in the Court on the scheduled date of such hearing. Any objections to confirmation of the Plan must be in writing and must be filed with the Clerk of the Court and served on the Debtors’ counsel listed below to ensure RECEIPT by them on or before 4:00 p.m. (prevailing Eastern Time), January 9, 2006.

RICHARDS, LAYTON & FINGER, P.A.		FRIED, FRANK, HARRIS, SHRIVER
One Rodney Square		& JACOBSON LLP
920 North King Street		One New York Plaza
Wilmington, Delaware 19801		New York, New York 10004-1980
Attn:	Mark D. Collins, Esq.	Attn:	Bonnie Steingart, Esq.
	Rebecca L. Booth, Esq.		Gary L. Kaplan, Esq.
	Karen M. McKinley, Esq.		Arik Preis, Esq.
Tel:	(302) 651-7700	Tel:	(212) 859-8000
Fax:	(302) 651-7701	Fax:	(212) 859-4000

     1.02 Recommendations
          THE DEBTORS, THE CREDITORS’ COMMITTEE, AND THE AD HOC COMMITTEE OF SECURED NOTEHOLDERS RECOMMEND THAT EACH ENTITY ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN. The Debtors, the Creditors’ Committee, and the Ad Hoc Committee of Secured Noteholders believe that:
1.	the Plan provides the best possible result for the Holders of Claims;

2.	with respect to each Impaired Class of Claims, the distributions under the Plan, if any, are not less than the amounts that would be received if the Debtors were liquidated under chapter 7 of the Bankruptcy Code;

3.	acceptance of the Plan is in the best interests of Holders of Claims.
     1.03 Summary of Key Provisions of the Plan
          The purpose of the Plan is to restructure the Debtors’ outstanding indebtedness and resolve the Debtors’ liquidity problems, thereby enhancing the recoveries for the Debtors’ creditors and enabling the Debtors to continue as a going concern. On July 25, 2005, the Debtors closed the sale of their pharmaceutical assets to Xanodyne Pharmaceuticals Inc. and through the Plan, the Debtors will reorganize around their development services division.
          The Plan is the product of extensive negotiations between the Debtors, the Creditors’ Committee, and the Ad Hoc Committee of Secured Noteholders. The Plan represents a compromise between the divergent viewpoints held by the Debtors’ major creditor constituencies regarding the value of the Debtors and the allocation of the consideration to be distributed in connection with the reorganization of the Debtors. In particular, the Creditors’ Committee has suggested that various causes of actions may exist against the Holders of Senior Secured Notes and the lenders under the Debtor’s Pre-Petition Credit Agreement and the DIP Financing Agreement, among others, and has asserted that the enterprise value of the Reorganized Debtors is greater than the value being put forth by the Debtors in support of confirmation of the Plan. The Debtors and the Ad Hoc Committee of Secured Noteholders dispute various of those assertions. The Plan incorporates a settlement of all potential claims against Holders of Senior Secured Notes and of all potential disputes with the Creditors’ Committee with respect to the value of the Reorganized Debtors. Pursuant to the terms of the settlement embodied in the Plan, Holders of Senior Secured Note Claims will receive 100% of the stock of Reorganized aaiPharma and, provided that Class 4 votes to accept the Plan, the Debtors will (i) distribute to Holders of Allowed General Unsecured Claims $4 million in Cash, (ii) transfer certain pending litigation to a Litigation LLC for the benefit of Holders of Allowed General Unsecured Claims, (iii) permit the Creditors’ Committee to appoint a Plan Administrator who will be responsible for objecting to and compromising disputed General Unsecured Claims, and (iv) pay up to $200,000 to the Plan Administrator to fund the claims objection and allowance process with respect to the General Unsecured Claims. Reorganized aaiPharma will be a privately-held company upon emergence from chapter 11.
          The $4 million being provided to Holders of General Unsecured Claims is the only amount being provided for distribution to Holders of General Unsecured Claims and for the pursuit of the litigation that is being transferred to the Litigation LLC. As such, a Plan Administration Committee, which will be appointed by the Creditors’ Committee, will make the determination with respect to how much of the $4 million is to be distributed to Holders of Allowed General Unsecured Claims and how much is to be allocated towards litigation costs. Because there is a fixed amount of Cash from which the Holders of Allowed General Unsecured Claims will receive distributions under the Plan, the distributions to each Holder of an Allowed General Unsecured Claim depends upon the amount of total General Unsecured Claims actually Allowed as well as how much of the $4 million is to be allocated to the Litigation LLC. Approximately $65 million in Claims were filed against the Debtors. While the Debtors cannot predict with any degree of certainty the amount of Claims that will be Allowed, based on the Debtors’ books and records, the Debtors estimate that approximately $25-40 million in General Unsecured Claims will ultimately be Allowed. Therefore, under the Plan and based on the Debtors’ estimation of Allowed General Unsecured Claims, if Class 4 accepts the Plan and assuming all $4 million is distributed to Holders of General Unsecured Claims, each Holder of an Allowed General Unsecured Claim would receive Cash in an amount equal to approximately 10.0-16.0% of such Allowed General Unsecured Claim. However, because the Debtors cannot predict the amount of Claims that will ultimately be Allowed against the Debtors, the amounts, if any, that will be allocated to fund the Litigation LLC, or the proceeds, if any, that the Litigation LLC will receive from the Designated Litigation, there can be no assurances that Holders of Allowed General Unsecured Claims would receive such a recovery.
          Moreover, in the event Class 4 does not vote to accept the Plan, no distribution of any kind will be made to Holders of General Unsecured Claims. If Class 4 does not vote to accept the Plan, the Debtors intend to seek confirmation of the Plan under the “cramdown provision” of section 1129(b) of the Bankruptcy Code. If the Court finds that the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code, the Court may confirm the Plan notwithstanding Class 4’s rejection of the Plan, in which case the Holders of Senior Secured Note Claims would receive 100% of the equity of Reorganized aaiPharma and Holders of General Unsecured Claims would receive no distribution under the Plan.
          Pursuant to the Plan, Holders of Allowed Priority Claims, Miscellaneous Secured Claims, and Convenience Claims are Unimpaired and deemed to accept the Plan. Holders of 510(b) Note Claims and Old Equity Interests are Impaired and Holders of 510(b) Note Claims or Old Equity Interests do not receive or retain any property under the Plan and are deemed to reject the Plan.
          In order for the Plan to be confirmed by the Court pursuant to section 1129(b) of the Bankruptcy Code, at least one class of Impaired Claims must accept the Plan, determined without including votes to accept the Plan cast by insiders (i.e., Affiliates of the Debtors). A class of claims has accepted a plan if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class held by creditors that have accepted or rejected such plan.
          Even if the requisite classes accept the Plan, the Plan will be confirmed by the Court only if all other requirements to confirmation are satisfied. See section 17.01(ii) “Certain Factors—Certain Bankruptcy Law Considerations—Risk of Non-Confirmation or Modification of the Plan.”

     1.04 Summary of Classifications and Treatment of Claims and Old Equity Interests
          The Plan categorizes the Claims against and Old Equity Interests in the Debtors into seven classes. The Plan also provides that expenses incurred by the Debtors during the Chapter 11 Cases will be paid in full and specifies the manner in which the Claims and Old Equity Interests in each class are to be treated. To the extent that the descriptions and explanations contained in this Disclosure Statement vary with the terms and conditions of the Plan, the terms and conditions of the Plan are controlling. The table below provides a summary of the classification, treatment and distributions to be made in respect of Claims and Old Equity Interests in each class under the Plan as well as the Debtors’ estimate of the amount of Allowed Claims in each class:

Class	Type of Claim or Interest	Treatment
Not Applicable	Administrative Expenses	The Debtors or the Reorganized Debtors, as the case may be, will pay each Allowed Administrative Expense in full, in Cash, on the later of (a) the Effective Date (or as soon thereafter as is practicable), (b) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense, or (c) such other date to which the Reorganized Debtors and the Holder of the Allowed Administrative Expense otherwise agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred in the ordinary course of business or assumed by the Debtors or the Reorganized Debtors, as the case may be, will be paid in full or performed by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business, consistent with past practice and (b) obligations incurred to Professionals for services provided through the Confirmation Date will be paid in accordance with the applicable Court order approving the fees and expenses of each such Professional; provided, further, however, that Allowed Administrative Expenses incurred by the Debtors or the Reorganized Debtors, as the case may be, after the Confirmation Date, including claims for Professionals’ fees and expenses, will not require application to the Court and will be paid by the Debtors or Reorganized Debtors,

Class	Type of Claim or Interest	Treatment
as the case may be, in the ordinary course of business and without further Court approval. All applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Bankruptcy Court. Any objections to such applications shall be filed no later than twenty (20) days following the date on which a final fee application is filed with the Court. All Obligations (as such term is defined in the DIP Financing Agreement) payable under the DIP Financing Agreement and all other DIP Lender Claims, including any Claims for reimbursement of expenses and fees of professionals employed by the DIP Lenders shall constitute Allowed Administrative Expenses and shall be paid in full, in cash, on the Effective Date without any setoff, defenses or counterclaims without the need for application to or approval from the Court. All Indenture Trustee’s Fees and Expenses and/or Senior Secured Noteholder Fees (as such term is defined in the Final DIP Financing Order) shall constitute Allowed Administrative Expenses and shall be paid in full in cash on the Effective Date, without any setoffs, defenses or counterclaims and without the need for application to, or approval of, any court.

Not Applicable	Priority Tax Claims (approximately $752,000 claimed)[1]	With respect to each Allowed Priority Tax Claim, at the sole option of the Debtors, each Holder of an Allowed Priority Tax Claim shall be entitled to receive from the Reorganized Debtors on account of such Claim: (i) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date with the final installment being payable no later than the sixth

[1]	Tax Claims have not been reconciled by the Debtors to date. Further, as certain entities have filed motions requesting an extension of the Governmental Unit Bar Date, the number and dollar amount of Priority Tax Claims is subject to change. The estimated amount of $752,000 includes approximately $564,000 in Proofs of Claim filed, $42,000 listed in Schedule E Priority Claims as set forth in the Schedules, and approximately $146,000 of Claims that the Debtors believe may be misclassified.

Class	Type of Claim or Interest	Treatment
anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate; or (ii) such other treatment agreed to by each Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be.

Class 1	Priority Claims (other than Administrative Expenses and Priority Tax Claims)[2] (approximately $1,630,000.00 claimed)[3] (approximately $52,000 estimated)[4]	Unimpaired. On the latest of (a) the Effective Date (or as soon as practicable thereafter), (b) the date on which such Priority Claim becomes an Allowed Priority Claim, or (c) such other date on which the Debtors and the Holder of such Allowed Priority Claim otherwise may agree, each Holder of an Allowed Priority Claim shall be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code.

Class 2	Miscellaneous Secured Claims[5] (approximately $2,900,000 claimed ) (approximately $1,300,000 estimated)[6]	Unimpaired. On the Effective Date, at the sole option of the Debtors, (i) the legal, equitable and contractual rights to which the Miscellaneous Secured Claim entitles the Holder of such Claim will remain unaltered, and the Holder of such Claim shall retain any Liens and/or security interests securing such Claim, or (ii) the Debtors will provide other treatment that will render such Miscellaneous Secured Claim Unimpaired under section 1124 of the Bankruptcy Code.

[2]	Other Priority Claims have not been reconciled by the Debtors.

[3]	The filed Proofs of Claim consist of all docketed Priority Claims less Priority Tax Claims.

[4]	The estimate for Priority Claims represents estimated Other Priority Claims Allowed less Claim amounts filed as Priority which the Debtors expect to be (x) reclassified as General Unsecured or (y) expunged.

[5]	Miscellaneous Secured Claims have not been reconciled by the Debtors to date, and do not include Tax Claims filed as Secured Claims.

[6]	The estimate for Miscellaneous Secured Claims represents total filed Secured Proofs of Claim minus any Claims that the Debtors expect to be reclassified under the Plan.

Class	Type of Claim or Interest	Treatment
Class 3	Senior Secured Note Claims ($187,811,020.83)	Impaired. The Senior Secured Note Claims are Allowed in the amount of $187,811,020.83, without avoidance, setoff, subordination, any defenses, counterclaims, or any other reduction of any kind. On the Effective Date, in full satisfaction, release, and discharge of, and in exchange for, all Allowed Senior Secured Note Claims, each Holder of an Allowed Senior Secured Note Claim shall be entitled to receive (a) its Pro Rata share of the Senior Secured Note Distribution and (b) to the extent unpaid, payment in cash in full of all Indenture Trustee’s Fees and Expenses and/or Senior Secured Noteholder Fees (as such term is defined in the Final DIP Financing Order).

Subject to the occurrence of the Effective Date, if Class 4 votes to accept the Plan, each Holder of a Senior Secured Note Claim and the Indenture Trustee will be deemed to waive any unsecured Claim that may arise from the Liens in favor of the Holders of Senior Secured Notes proving insufficient to cover the Allowed Senior Secured Note Claims. As such, subject to the occurrence of the Effective Date and if Class 4 votes to accept the Plan, Holders of Senior Secured Note Claims will not share in the General Unsecured Cash Amount and shall not be Litigation LLC Interest Holders.

Class 4	General Unsecured Claims (approximately $65,893,000.00 claimed)[7] (approximately $25-40 million estimated)	Impaired. Pursuant to the terms of a settlement between the Debtors, the Holders of Senior Secured Note Claims and the Holders of General Unsecured Claims, and provided that Class 4 votes to accept the Plan, as soon as practicable following the earlier of (i) the Initial Distribution Date and (ii) the date on which all Disputed General Unsecured

[7]	This amount includes $65,014,000 of Claims, some of which the Debtors believe are misclassified, and a net adjusted unclaimed amount of $879,000 as set forth in the Schedules. On November 29, 2005, the Debtors filed their first omnibus non-substantive objection to claims to disallow and expunge (a) duplicate Claims, (b) Claims filed against the incorrect Debtor entity, (c) amended and superseded Claims and (d) late filed Claims. Pursuant to that objection, the Debtors are seeking to expunge a total of $4,115,200.39 in Claims. A hearing on this objection is scheduled for December 29, 2005. The Debtors can make no assurance that they will be successful in expunging any or all of these Claims.

Class	Type of Claim or Interest	Treatment
Claims have been resolved by Final Order of the Court, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of (x) the General Unsecured Cash Amount and (y) the Litigation LLC Interests in accordance with sections 13.05 and 13.06 of the Plan.

Class 5	Convenience Claims (approximately $14,000.00)[8]	Unimpaired. On the Effective Date (or as soon as practicable thereafter) each Holder of an Allowed Convenience Claim, including Holders of General Unsecured Claims who have elected to reduce such General Unsecured Claim to $250 by an irrevocable written election pursuant to such Holders’ Ballot, shall receive Cash in an amount sufficient to render such Allowed Convenience Claim Unimpaired under section 1124 of the Bankruptcy Code.

Class 6	510(b) Note Claims	Impaired. On the Effective Date, all 510(b) Note Claims will be extinguished and no distributions will be made to Holders of 510(b) Note Claims.

Class 7	Old Equity Interests	Impaired. On the Effective Date, all Old Equity Interests will be extinguished and no distributions will be made to Holders of Old Equity Interests.
          For a more detailed description of the treatment of the foregoing classes of Claims and Old Equity Interests, see section 6.03 “Summary of the Plan—Classification and Treatment of Claims and Old Equity Interests Under the Plan.”
          IF THE REQUISITE ACCEPTANCES ARE RECEIVED, THE PLAN IS SUBSEQUENTLY CONFIRMED BY THE COURT, AND THE PLAN IS CONSUMMATED, ALL HOLDERS OF CLAIMS AND OLD EQUITY INTERESTS (INCLUDING THOSE WHO DO NOT OR ARE NOT ENTITLED TO SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TREATMENT AFFORDED SUCH HOLDERS THEREUNDER.

[8]	The estimated value of Class 5 Convenience Claims only includes Claims (i) that are listed on the Debtors’ Schedules as neither disputed, contingent, or unliquidated and in an amount of $250 or less or (ii) for which a Proof of Claim was filed with respect to such Claim in an amount of $250 or less. The estimated value of Class 5 Convenience Claims does not include Claims of Holders of Class 4 General Unsecured Claims that may elect to reduce their Claim so as to receive Class 5 Convenience Claim treatment.

     1.05 Conditions of Consummation of Plan
          Consummation of the Plan is subject to satisfaction of certain conditions (which, other than those relating to compensation and reimbursement of Professionals may be waived by the Debtors or the Reorganized Debtors, as the case may be), including:
(i)	The Confirmation Order shall be in form and substance acceptable to the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee;

(ii)	The Debtors must have received a firm written commitment for the New Credit Facility;

(iii)	The Confirmation Order shall have become a Final Order;

(iv)	Provided that Class 4 votes to accept the Plan, the Debtors or the Reorganized Debtors, as the case may be, must have deposited the General Unsecured Cash Amount in the General Unsecured Claim Reserve;

(v)	Provided that Class 4 votes to accept the Plan, the Debtors or the Reorganized Debtors, as the case may be, must have deposited the Claims Objection Fund into a segregated interest bearing account in the name and under the control of the Plan Administrator;

(vi)	The New Common Stock must have been issued to the Indenture Trustee in accordance with the Plan;

(vii)	All authorizations, consents and regulatory approvals in connection with the consummation of the Plan shall have been obtained and not revoked; and

(viii)	All New Credit Facility Documents shall have been executed and, if applicable, all conditions to the New Credit Facility’s effectiveness, other than the occurrence of the Effective Date, must have been satisfied or waived (such waiver requiring the consent of the Ad Hoc Committee of Secured Noteholders, which consent shall not be unreasonably delayed, conditioned or withheld) pursuant to the terms thereof.
ARTICLE II.
DEFINITIONS
          Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, the feminine, and the neuter. The word “including” is not a limiting term and shall be interpreted to mean “including, but not limited to”. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. For purposes of this Disclosure Statement, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article II. For purposes of this Disclosure Statement, any reference to a contract, instrument, release, indenture, order, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions and shall be in form and substance satisfactory to the Debtors.
          AAI LLC: aaiPharma LLC.
          aaiPharma: aaiPharma Inc.
          Ad Hoc Committee of Secured Noteholders: The ad hoc committee of Holders of the Senior Secured Notes that was formed prior to the Petition Date.
          Administrative Expense: Collectively, (a) any cost or expense of administration of the Chapter 11 Cases allowed under section 503(b) of the Bankruptcy Code, including Allowed costs and expenses under sections 365(d)(3) or 365(d)(10) of the Bankruptcy Code and (b) the Bankruptcy Fees.
          Affiliates: As defined in section 101(2) of the Bankruptcy Code.
          Allowed: With respect to Claims and Administrative Expenses, (a) any Claim or Administrative Expense against a Debtor, proof of which is timely filed or by order of the Court or pursuant to the Plan is not or will not be required to be filed, (b) any Claim that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely Proof of Claim has been filed, or (c) any Claim or Administrative Expense allowed pursuant to the Plan or the Confirmation Order; provided, however, that with respect to any Claim described in clauses (a) or (b) above or Administrative Expense described in clause (a) above, such Claim or Administrative Expense shall be allowed only if (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Court or (ii) such an objection is so interposed and the Claim or Administrative Expense shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject this plan). Except as otherwise specified in the Plan or a Final Order, the amount of an allowed Claim or Administrative Expense shall not include interest on such Claim or Administrative Expense from and after the Petition Date.
          Amended and Restated By-Laws: The by-laws for the Reorganized Debtors, as amended and restated pursuant to the Plan, to be filed with the Court as part of the Plan Supplement, which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders.
          Amended and Restated Certificates of Incorporation: The certificates of incorporation and/or articles of organization for the Reorganized Debtors, as amended and restated pursuant to the Plan, to be filed with the Court as part of the Plan Supplement, which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders.
          Aquasol: Aquasol®, a registered trademark owned by Mayne Pharma (USA) Inc.
          Ballot: The ballots distributed together with the Plan and Disclosure Statement to Holders of Senior Secured Note Claims and General Unsecured Claims (i) for the purpose of accepting or rejecting this Plan and (ii) for Holders of General Unsecured Claims to determine whether to elect to reduce their Claim to a Convenience Claim.

          Bank of America: Bank of America, N.A., as administrative agent to the Pre-Petition Credit Agreement and as administrative agent to the DIP Financing Agreement.
          Bankruptcy Code: Title 11 of the United States Code, as amended from time to time, as applicable during the Chapter 11 Cases.
          Bankruptcy Fees: Any fees or charges assessed against the Debtors’ estates under section 1930 of title 28 of the United States Code.
          Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended from time to time, promulgated under section 2075 of title 28 of the United States Code and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, as applicable during the Chapter 11 Cases.
          Bar Date: The date designated by the Court as the last day for filing a Proof of Claim against the Debtors.
          Brethine: Brethine®, a registered trademark owned by the Debtors.
          Business Day: Any day other than a Saturday, Sunday or “legal holiday” as defined in Bankruptcy Rule 9006(a).
          Cash: Legal tender of the United States of America.
          Causes of Action: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.
          Chanin: Chanin Capital LLC, the broker-dealer affiliate of Chanin Capital Partners, LLC.
          Chapter 5 Actions: Causes of Action that may exist under sections 510, 542, 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code, or under similar state laws.
          Chapter 11 Cases: The respective cases under chapter 11 of the Bankruptcy Code concerning the Debtors commenced on the Petition Date.
          Claim: Any right to (a) payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance of the Debtors if such breach gives rise to a right to payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
          Claims Objection Fund: $200,000 in cash paid by the Debtors to the Plan Administrator on the Effective Date (if and only if the class of Holders of General Unsecured

Claims votes to accept the Plan), to be used by the Plan Administrator in accordance with section 13.01 of the Plan.
          Committees: Collectively (i) the Creditors’ Committee, (ii) the Ad Hoc Committee of Secured Noteholders and (iii) any other committee(s) appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.
          Confirmation Date: The date on which the Confirmation Order is entered on the docket maintained by the clerk of the Court with respect to the Chapter 11 Cases.
          Confirmation Hearing: The hearing held by the Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.
          Confirmation Order: The order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
          Convenience Claim: Any General Unsecured Claim that is (i) Allowed in an amount of $250 or less or (ii) Allowed in an amount greater than $250 but that is reduced to $250 by an irrevocable written election pursuant to such Holder’s Ballot. In no event shall any Convenience Claim exceed $250 for the purposes of allowance, treatment, or distribution under the Plan.
          Court: The United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.
          Creditor: Any Entity that is the Holder of a Claim against any of the Debtors that arose on or before the Petition Date or a Claim against any of the Debtors’ estates of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.
          Creditors’ Committee: The official committee of unsecured creditors, appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on May 24, 2005, as the same may be constituted from time to time.
          Darvocet: Darvocet®, a registered trademark owned by Xanodyne.
          Darvon: Darvon®, a registered trademark owned by Xanodyne.
          Debtors: Collectively, AAI LLC, aaiPharma, Applied Analytical Industries Learning Center, Inc., AAI Properties, Inc., AAI Technologies, Inc., AAI Japan, Inc., AAI Development Services, Inc. (Delaware), AAI Development Services, Inc. (Massachusetts), and Kansas City Analytical Services.
          Designated Litigation: (a) the litigation pending in the United States District Court for the Southern District of New York, captioned aaiPharma Inc. v. Kremers Urban Development Co, et al., Civil Action No. 02-CV-09628-BSJ-RLE and (b) the litigation pending in the United States District Court for the Northern District of Georgia, captioned aaiPharma Inc. v. Athlon Laboratories, Inc., Civil Action No. 1:04-cv-01036-BBM.
          DIP Financing Agent: Silver Point, as agent for the DIP Lenders.

          DIP Financing Agreement: The debtor in possession credit agreement by and among the Debtors, as the borrowers, the DIP Lenders, and the DIP Financing Agent, dated as of May 11, 2005, as amended from time to time.
          DIP Lender Claims: A claim against a Debtor arising pursuant to the DIP Financing Agreement.
          DIP Lenders: The lenders under the DIP Financing Agreement.
          DIP Revolving Loan: The loan provided by the DIP Lenders in accordance with the DIP Financing Agreement and the Final DIP Financing Order in the form of a $30 million revolving credit facility.
          DIP Term Loan: The loan provided by the DIP Lenders in accordance with the DIP Agreement and the Final DIP Financing Order in the form of a $180 million term loan.
          Disclosure Statement: This first amended disclosure statement relating to the Plan, including the exhibits and schedules thereto, as the same may be amended, modified, or supplemented from time to time, as approved by the Court pursuant to the Disclosure Statement Approval Order.
          Disclosure Statement Approval Order: The Final Order approving the Disclosure Statement Motion, entered by the Court on December 5, 2005.
          Disclosure Statement Motion: The motion filed by the Debtors on November 4, 2005, pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018 seeking approval of the adequacy of the Disclosure Statement and the solicitation procedures and scheduling the Confirmation Hearing.
          Disputed: With respect to Claims or Old Equity Interests, any Claim or Old Equity Interest that is not Allowed.
          Distribution Date: To the extent necessary, the Initial Distribution Date and each Periodic Distribution Date.
          Distribution Record Date: The date established in the Confirmation Order for determining the identity of Holders of Allowed Claims entitled to distributions under the Plan, which shall be no earlier than the date of entry of the Confirmation Order.
          Duraclon: Duraclon®, a registered trademark owned by Fujisawa Healthcare, Inc.
          Effective Date: The first Business Day immediately following the date upon which all conditions to the Effective Date set forth in section 16.02 of the Plan have been satisfied or waived by the Debtors or the Reorganized Debtors, as the case may be; provided, however, that if a stay of the Confirmation Order is in effect on such date, the Effective Date will be the first Business Day after such stay is no longer in effect.
          Entity: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee,

United States Trustee, unincorporated organization, government, Governmental Unit, agency or political subdivision thereof.
          Estates: The bankruptcy estates of the Debtors in the Chapter 11 Cases created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Debtors’ Chapter 11 Cases.
          Final DIP Financing Order: That certain Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, And 364 Of The Bankruptcy Code (I) Authorizing The Debtors To Obtain Postpetition Financing And Use Cash Collateral (II) Granting Liens, Security Interest And Superpriority Claims, and (III) Granting Adequate Protection (Docket No. 135) entered on the docket of the Court on June 6, 2005, as the same has been or may be amended or supplemented by the Court from time to time.
          Final Order: An order, ruling or judgment of the Court or any other court of competent jurisdiction, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing will then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear will have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Court or other court of competent jurisdiction will have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing will have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing will have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order will not cause such order not to be a Final Order.
          510(b) Note Claim: Claims of the type described in, and subject to subordination under, section 510(b) of the Bankruptcy Code relating to, arising from, or in connection with the Senior Secured Notes, which Claims shall not be Senior Secured Note Claims.
          FDA: The United States Food and Drug Administration.
          FTI: FTI Palladium Partners, a division of FTI Consulting, Inc.
          General Unsecured Claim: Any Claim other than an Administrative Expense, Miscellaneous Secured Claim, Senior Secured Note Claim, Convenience Claim, 510(b) Note Claim, Intercompany Claim, Priority Claim, or Priority Tax Claim.
          General Unsecured Cash Amount: $4,000,000 in Cash (together with any amounts remaining in the Claims Objection Fund upon the completion of the Claims objection process by the Plan Administrator) which funds are to be distributed to the Plan Administrator for the benefit of the Holders of Allowed General Unsecured Claims or to be used to fund the Litigation LLC, as provided in the Plan, if and only if the class of Holders of General Unsecured Claims votes to accept the Plan.

          General Unsecured Claim Reserve: The General Unsecured Cash Amount that shall be held in a segregated interest bearing account to be established by the Reorganized Debtors on the Effective Date, and under the control of and in the name of the Plan Administrator, for the purpose of making distributions to Holders of Allowed General Unsecured Claims pursuant to section 13.05 of the Plan or funding the Litigation LLC, or both, as provided in the Plan.
          Governmental Unit: As defined in section 101(27) of the Bankruptcy Code.
          Holder: Any Entity that holds a Claim or Old Equity Interest.
          Impaired: Any Claim or Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.
          Indenture Trustee: Wachovia Bank, National Association (formerly, First Union National Bank) as indenture trustee under the Pre-Petition Indenture, together with its duly appointed successors and assigns, if any.
          Indenture Trustee Charging Lien: Any Lien or other priority in payment or right available to the Indenture Trustee pursuant to the Pre-Petition Indenture or otherwise under applicable law to which the Indenture Trustee is entitled, against distributions to be made to Holders of Senior Secured Note Claims for payment of the Indenture Trustee’s Fees and Expenses.
          Indenture Trustee’s Fees and Expenses: Any and all compensation, fees, disbursements, indemnity claims, and expenses (including the fees and expenses of the Indenture Trustee’s attorneys, agents, and other professionals), including without limitation, Milbank, Tweed, Hadley & McCloy LLP, Morris Nichols Arsht & Tunnell and The Blackstone Group, incurred by the Indenture Trustee at any time prior to the Effective Date.
          Initial Distribution Date: The date that is the four-month anniversary of the Effective Date.
          Instrument: Any share of stock, security, promissory note or other “Instrument” within the meaning of that term as defined in section 9-102(47) of the Uniform Commercial Code.
          Intercompany Claim: Any Claims between and among the Debtors and any Claims of any Subsidiaries against a Debtor.
          Intercreditor Agreement: That certain Intercreditor Agreement dated as of April 23, 2004 entered into among Silver Point Finance, LLC as Senior Collateral Agent, Wachovia Bank, National Association, as Noteholder Collateral Agent, and aaiPharma Inc.
          Interim DIP Financing Order: That certain Interim Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, And 364 Of The Bankruptcy Code (I) Authorizing The Debtors To Obtain Postpetition Financing And Use Cash Collateral (II) Granting Liens, Security Interest And Superpriority Claims, and (III) Granting Adequate Protection (Docket No. 45) entered on the docket of the Court on May 12, 2005.

          Lien: As defined in section 101(37) of the Bankruptcy Code; except that a Lien that has been avoided in accordance with a provision of the Bankruptcy Code, including sections 544, 545, 546, 547, 548 or 549, shall not constitute a Lien.
          Litigation LLC: The limited liability company provided for under the Plan and created pursuant to the Litigation LLC Agreement to, among other things, prosecute, reduce to judgment, or settle the Designated Litigation on behalf of the Litigation LLC Interest Holders and to administer the proceeds of the Designated Litigation.
          Litigation LLC Agreement: The agreement relating to the form and administration of the Litigation LLC to be effective as of the Effective Date. The Litigation LLC Agreement will be included in the Plan Supplement and shall be in a form and substance reasonably satisfactory to the Creditors’ Committee.
          Litigation LLC Interest Holders: All holders of Allowed General Unsecured Claims.
          Litigation LLC Interests: The interests in the Litigation LLC to be distributed to Holders of Allowed General Unsecured Claims pursuant to section 6.04 of the Plan.
          Litigation Manager: The person described in and appointed pursuant to the Litigation LLC Agreement and any successor appointed pursuant to the Litigation LLC Agreement for the purpose of acting as manager of the Litigation LLC in accordance with the terms and conditions of the Litigation LLC Agreement and the Confirmation Order. The Creditors’ Committee shall file a notice with the Court identifying the Litigation Manager no later than five (5) days prior to the Confirmation Hearing.
          M.V.I.: M.V.I.®, a registered trademark owned by Mayne Pharma (USA) Inc.
          Management Incentive Plan: The equity incentive compensation plan to be adopted by the Reorganized Debtors, which shall be filed with the Court as part of the Plan Supplement, and which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders.
          Market Rate: The rate applicable to federal judgments pursuant to 28 U.S.C. § 1961.
          Maximum Allowable Amount: With respect to any Disputed General Unsecured Claim, the least of the amounts (a) set forth in the Proof(s) of Claim filed by the Holder thereof, (b) determined by a Final Order of the Court or any other court of competent jurisdiction as the maximum fixed amount of such General Unsecured Claim or as the estimated amount of such General Unsecured Claim for allowance, distribution, and reserve purposes, (c) in the case of a Proof of Claim filed in an unliquidated, undetermined, or contingent amount, as determined by a Final Order of the Court or any other court of competent jurisdiction, or (d) as agreed upon, in writing, by the Debtors or Plan Administrator and the Holder of such Disputed Claim.
          Miscellaneous Secured Claim: Any Claim that is a “secured” claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code, other than a Senior Secured Note Claim.

          New Board of Directors: The Board of Directors of Reorganized aaiPharma on and after the Effective Date, which shall consist of the chief executive officer and six members appointed by the Ad Hoc Committee of Secured Noteholders.
          New Common Stock: The 10,000,000 shares of common stock of Reorganized aaiPharma to be issued by Reorganized aaiPharma on and after the Effective Date pursuant to the Plan or otherwise, and having the relative rights set forth in the Amended and Restated Certificate of Incorporation of Reorganized aaiPharma.
          New Credit Agreement: The $40 million secured credit agreement to be executed on the Effective Date. A term sheet setting forth the material terms of the New Credit Agreement will be filed with the Court as part of the Plan Supplement.
          New Credit Facility: The financing to be provided by the New Credit Agreement (which may be on a revolving or term loan basis, or some combination thereof).
          New Credit Facility Documents: The New Credit Agreement, to be filed with the Court as part of the Plan Supplement, and any ancillary documents to be executed in connection therewith, all of which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders.
          New Loan Lenders: The lenders that are parties to the New Credit Agreement as of the Effective Date.
          Noteholder Deficiency Claim: Any unsecured Claim that may arise from the Liens in favor of the Holders of Senior Secured Notes proving insufficient to cover the Allowed Senior Secured Note Claims.
          Old Common Stock: aaiPharma’s common stock, par value $0.001 per share, issued and outstanding as of the Petition Date.
          Old Equity Interests: The equity interests in aaiPharma including (a) those represented by shares of Old Common Stock and any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating any Debtor to issue, transfer or sell any shares of Old Common Stock, and (b) Claims of the type described in, and subject to subordination under, section 510(b) of the Bankruptcy Code with respect to Old Common Stock, including Claims asserted against the Debtors in litigation pending in the United States District Court for the Eastern District of North Carolina, Western Division, captioned (i) In re aaiPharma Inc. Securities Litigation, Consolidated Civil Action No. 7:04-CV-27-D and (ii) Martin v. aaiPharma Inc., et al. (In re aaiPharma Inc. Securities Litigation), Case No. 7:04-CV-27-D, Master File Case No. 7:04-CV-78-D.
          Oramorph SR: Oramorph® SR, a registered trademark owned by Xanodyne.
          Petition Date: May 10, 2005, the date on which the Debtors filed with the Court their petitions commencing the Chapter 11 Cases.
          Periodic Distribution Date: Means (a) initially, the first Business Day that is four (4) full months after the Initial Distribution Date and (b) subsequently, a Business Day designated by the Plan Administrator that occurs in the month that is four (4) full months after the immediately preceding Periodic Distribution Date, or in the case of either (a) or (b), such earlier or later date established by the Court or designated as such by the Plan Administrator in its reasonable discretion in a filing with the Court.
          Plan: The First Amended Joint Chapter 11 Plan of Reorganization, together with all exhibits hereto, as the same may be amended or modified from time to time.
          Plan Administration Committee: A committee consisting of three (3) members appointed by the Creditors’ Committee, who shall be reasonably acceptable to the Debtors, to oversee the Plan Administrator, and determine the amount, if any, of the General Unsecured Cash Amount to be transferred to the Litigation LLC to carry out the purposes of such Litigation LLC as set forth in the Litigation LLC Agreement. The Plan Administration Committee shall be governed by the Plan Administration Committee By-laws. The Creditors’ Committee shall file a notice with the Court stating the identity of the members of the Plan Administration Committee no later than five (5) days prior to the Confirmation Hearing.
          Plan Administration Committee By-laws: The by-laws governing the Plan Administration Committee, which shall not be inconsistent with the terms of this Plan, and which shall be filed with the Court as part of the Plan Supplement by the Creditors’ Committee prior to the Effective Date.
          Plan Administrator: An Entity to be designated by the Creditors’ Committee that shall be reasonably acceptable to the Debtors to (i) make distributions from the General Unsecured Claims Reserve required under the Plan to Holders of Allowed General Unsecured Claims, (ii) transfer from the General Unsecured Claim Reserve to the Litigation LLC the amount of the General Unsecured Cash Amount as determined by the Plan Administration Committee, and (iii) take all actions in accordance with Article 13 of the Plan. The Creditors’ Committee shall file a notice with the Court stating the identity of the Plan Administrator no later than five (5) days prior to the Confirmation Hearing.
          Plan Supplement: The supplemental appendix to the Plan to be filed with the Court no later than ten (10) days prior to the initial date set for the Confirmation Hearing that will contain draft forms of the documents relevant to the implementation of the Plan, as specified herein.
          Pre-Petition Credit Agreement: The Credit Agreement, dated as of April 23, 2004, as amended, modified or supplemented from time to time prior to the Petition Date, among the Debtors as borrowers, the Pre-Petition Credit Agreement Lenders, as lenders, Silver Point, as Collateral Agent, and Bank of America as Administrative Agent.
          Pre-Petition Credit Agreement Lenders: Silver Point, and the other lenders party to the Pre-Petition Credit Agreement as of the Petition Date.
          Pre-Petition Indenture: That certain indenture, dated as of March 28, 2002, as amended, modified, or supplemented from time to time prior to the Petition Date, by and between aaiPharma, as issuer, and Wachovia Bank, National Association, as indenture trustee, pursuant to which, among other things, the Senior Secured Notes were issued.

          Priority Claim: Any Claim, other than a Priority Tax Claim, DIP Lender Claim, or an Administrative Expense that is entitled to priority in payment under section 507(a) of the Bankruptcy Code.
          Priority Tax Claim: Any Claim that is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.
          Pro Rata: A proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim in a class is the same as the ratio such Claim bears to the total amount of all Claims (including Disputed Claims) in such class.
          Professional: (a) Any professional employed in the Chapter 11 Cases pursuant to section 327, 328 or 1103 of the Bankruptcy Code, (b) FTI, and (c) any other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code; provided, however, professionals employed by the DIP Lenders or DIP Financing Agent and professionals employed by the Ad Hoc Committee of Secured Noteholders or the Indenture Trustee shall not be “Professionals” for the purposes of the Plan or this Disclosure Statement.
          Proof of Claim: As defined in Bankruptcy Rule 3001.
          Purchase Agreement: The asset purchase agreement dated May 6, 2005, by and among AAI LLC and aaiPharma and Xanodyne for the sale of the Purchased Assets by the Debtors to Xanodyne, as approved by the Sale Approval Order, and as amended from time to time.
          Purchased Assets: Those assets of the Debtors sold to Xanodyne pursuant to the Purchase Agreement to effectuate the Sale Transaction.
          Registration Rights Agreement: The agreement to be entered into on the Effective Date between Reorganized aaiPharma and the Holders of New Common Stock, substantially in the form included in the Plan Supplement, which shall be in a form satisfactory to the Ad Hoc Committee of Secured Noteholders.
          Reorganized aaiPharma: aaiPharma from and after the Effective Date.
          Reorganized Debtors: Collectively, the Debtors from and after the Effective Date, other than those Debtors to be listed in the Plan Supplement which shall be dissolved pursuant to section 9.10 of the Plan.
          Rothschild: Rothschild, Inc.
          Roxanol: Roxanol™, an unregistered trademark owned by Xanodyne.
          Roxicodone: Roxicodone®, a registered trademark owned by Xanodyne.
          Sale Approval Order: That certain Order Pursuant To Sections 105(A), 363, And 365 Of The Bankruptcy Code And Rules 2002, 6004, 6006, And 9014 Of The Federal Rules Of Bankruptcy Procedure (I) Authorizing The Debtors’ Sale To Xanodyne Pharmaceuticals, Inc. Of A Substantial Portion Of Their Assets, Free And Clear Of Liens, Claims, Old Equity Interests,

And Encumbrances; (II) Approving An Asset Purchase Agreement; And (III) Authorizing The Assumption, Assignment, And Sale Of Certain Executory Contracts And Unexpired Leases (Docket No. 296) entered on the docket of the Court on July 18, 2005, as the same has been or may be amended or supplemented by the Court from time to time.
          Sale Motion: The motion filed by the Debtors on the Petition Date pursuant to section 363 of the Bankruptcy Code seeking authority to, among other things, sell the Purchased Assets to Xanodyne to effectuate a Sale Transaction.
          Sale Transaction: The sale transaction pursuant to which substantially all of the assets of the Debtors’ Pharmaceuticals Division were sold pursuant to the Sale Approval Order.
          Sale Transaction Closing Date: July 25, 2005, which is the date upon which the Sale Transaction was consummated between the Debtors and Xanodyne.
          Sale Transaction Closing Date Proceeds: Any proceeds in the form of cash, securities, or other form of liquid proceeds received by the Debtors on the Sale Transaction Closing Date pursuant to the Purchase Agreement.
          Schedules: The schedules of assets and liabilities and the statements of financial affairs filed or to be filed, as the case may be, in the Chapter 11 Cases by the Debtors, as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Court.
          Secured Claim: A Claim that (x) is secured by a Lien on property in which a Debtor has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (y) is Allowed by a Final Order or pursuant to this Plan as a Secured Claim.
          Senior Executive Employment Agreements: The employment agreements between the Reorganized Debtors and certain senior executives, all of which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders. A term sheet setting forth the material terms of each of the Senior Executive Employment Agreements shall be included in the Plan Supplement.
          Senior Secured Note Claims: Any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under the Senior Secured Notes other than 510(b) Note Claims.
          Senior Secured Note Distribution: 1,000,000 shares of New Common Stock, constituting 100% of the New Common Stock to be distributed under the Plan, subject to dilution for the New Common Stock to be issued as set forth in the Management Incentive Plan.
          Senior Secured Notes: The 11 1/2% Senior Secured Notes due 2010 issued pursuant to the Pre-Petition Indenture.
          Silver Point: Silver Point Finance, LLC.

          Stockholder Agreement: The agreement to be entered into on the Effective Date between Reorganized aaiPharma and the Holders of New Common Stock, substantially in the form included in the Plan Supplement, which shall be in a form satisfactory to the Ad Hoc Committee of Secured Noteholders.
          Subsidiaries: All direct and indirect subsidiaries of aaiPharma and the other Debtors.
          Tax: All taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Governmental Unit, including income, gross receipts, excise, property, sales, stamp, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties, fines, losses, damages, costs or additions attributable thereto.
          Unimpaired: Any Claim or Interest that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.
          United States Trustee: The Office of the United States Trustee for the District of Delaware.
          Voting Agent: Bankruptcy Services LLC.
          Voting Deadline: The date set by the Court pursuant to the Disclosure Statement Approval Order by which Ballots for acceptance or rejection of the Plan must be received by the Voting Agent, which is January 9, 2006 at 4:00 p.m. (prevailing Eastern Time).
          Xanodyne: Xanodyne Pharmaceuticals, Inc.
ARTICLE III.
BACKGROUND
     3.01 Debtors’ Business
          aaiPharma is the direct parent of each of the other Debtors. aaiPharma is a Delaware corporation with its corporate headquarters currently located in Wilmington, North Carolina. The Debtors have operations in North Carolina, South Carolina, Massachusetts, Kansas, Japan, and Canada and their subsidiaries and affiliates have operations outside of the United States in Germany, France, Sweden, the Netherlands, and Great Britain. None of the Debtors’ foreign subsidiaries or affiliates filed for chapter 11 protection as part of these Chapter 11 Cases, nor did they file any comparable proceedings in their respective jurisdictions.
          aaiPharma was founded in 1979 to provide laboratory services, such as analytical testing on pharmaceutical compounds, to pharmaceutical companies. In the 1980s, the Debtors increased their service offerings to include clinical trials material manufacturing, microbiological testing, and regulatory and quality consulting. The Debtors continued expanding their scientific base in the 1990s by adding bioanalytical, biotechnical, and commercial manufacturing, as well as human clinical trials management capabilities to their service offerings.
          In the 1990s, certain of the Debtors began to use their drug development capacity to work on their own internal product pipeline. In that regard, certain of the Debtors entered into various shared-risk arrangements with companies to bring pharmaceutical products to the market based on development work conducted by the Debtors.
          In 2001, while continuing to operate their development services business, aaiPharma and AAI LLC began pursuing a pharmaceutical product acquisition strategy. Between August 2001 and April 2002, AAI LLC acquired the M.V.I., Aquasol, Brethine, Darvon, and Darvocet product lines, which were initially marketed by aaiPharma and AAI LLC through a contract sales force. In late 2002, aaiPharma and AAI LLC decided to build an internal sales force to market their products. In late 2003, aaiPharma completed the acquisition of a line of pain products from Elan Corporation, plc, including Oramorph SR, Roxanol, Roxicodone, and Duraclon. aaiPharma also acquired several other products during this period, including a methadone injectible product.
          In April 2004, the Debtors sold their M.V.I. and Aquasol product lines, which had been acquired in August 2001. Due to liquidity issues, the Debtors eliminated their internal sales force in December 2004 and relied on a small commercial group that worked mainly with large wholesalers and hospital buying groups. As discussed below, on July 25, 2005, the Debtors sold substantially all of their pharmaceutical assets to Xanodyne pursuant to section 363 of the Bankruptcy Code.
          Prior to July 25, 2005, the Debtors operated through two divisions: (i) the Pharmaceuticals Division and (ii) AAI Development Services. Prior to a reorganization of their operating divisions in March 2005, the Debtors also operated a Research and Development Division, the activities of which were integrated into the Pharmaceuticals Division and AAI Development Services. As of September 30, 2005, the Debtors had approximately 639 employees in the United States, Canada, and Japan.
          Prior to the sale of substantially all of its assets, the Pharmaceuticals Division marketed and commercialized the pharmaceutical products that the Debtors acquired or developed. aaiPharma and AAI LLC commercialized products in the pain management and critical care therapeutic areas. Their pain management products included Duraclon, Schedule IV products (Darvon/Darvocet), and Schedule II products (Methadone injectible, Roxicodone, Roxanol and Oramorph SR). Their critical care products were used to treat organ rejection in kidney transplants (azathioprine) and severe asthma (Brethine).
          The Pharmaceuticals Division’s customers were primarily large, well-established pharmaceutical wholesalers. Cardinal Health, Inc., AmerisourceBergen Corporation and McKesson Corporation accounted for approximately 7.3%, 9.4% and 13.1% of the Debtors’ 2004 consolidated net revenues, respectively and 20.2%, 26.0% and 36.3%, respectively, of the Pharmaceuticals Division’s 2004 net revenues.
          Through AAI Development Services, the Debtors offer a comprehensive range of pharmaceutical product development services to their customers, who are located worldwide. These services include formulation development, analytical, microbiological, bioanalytical and stability testing services, production scale-up, biotechnology analysis, human clinical trials, regulatory and quality consulting, and manufacturing. These services generally are provided on a fee-for-service basis.
          AAI Development Services provides its services, both individually and in an integrated fashion, to its customers to help them develop, control, improve and manufacture their drug products. AAI Development Services also provided services to the Pharmaceuticals Division, to support proprietary product development and commercial manufacture of certain proprietary marketed drug products. Pursuant to the terms of a master services agreement, AAI Development Services will provide similar services to Xanodyne.
          AAI Development Services’ pharmaceutical services include drug formulation development and small scale manufacturing, as well as storage and distribution of clinical trial materials. In addition, AAI Development Services provides a wide variety of analytical services, as well as services pertaining to method development and validation, drug product and active pharmaceutical ingredient characterization and control, microbiological support, stability storage and studies, technical support and problem solving.
          AAI Development Services integrates a Phase I clinical study capability with bioanalytical and biotechnology expertise to provide biopharmaceutical services to its customers. AAI Development Services also provides a broad range of Phase I through IV clinical services to customers in the pharmaceutical, biotechnology, and medical device industries for assistance in the drug development and regulatory approval process in North America and Europe.
          Finally, AAI Development Services provides consulting services with respect to regulatory affairs, quality compliance, and process validations. It assists in the preparation of regulatory submissions for drugs, devices and biologics, audits clients’ vendors and client operations, conducts seminars, provides training courses, and advises clients on applicable regulatory requirements.
          In March 2005, the Debtors reorganized their research and development group to maximize efficiency, given the limited resources available. The management of the Debtors’ intellectual property assets, including their drug delivery technologies and patents owned by aaiPharma and its subsidiaries, and the provision of services in the course of product development is conducted by AAI Development Services.
     3.02 Pre-Petition Financing
          Prior to the Petition Date, the Debtors financed their acquisition of pharmaceutical products and other growth and development using a variety of means, including obtaining a secured credit facility and issuing debt securities.
          On April 23, 2004, and in order to refinance their then-existing senior credit facility (the “Old Credit Facility”), the Debtors entered into the Pre-Petition Credit Agreement. As amended, the Pre-Petition Credit Agreement generally provided for (a) a $165 million senior secured term loan facility, maturing on April 21, 2007 (the “Term Loan”), which consisted of a $135 million term loan and a $30 million supplemental term loan and (b) a $15 million senior secured revolving credit facility, maturing on April 21, 2007 (the “Revolver”). As of the Petition Date, the Debtors had borrowed all amounts available under the Term Loan, and had borrowed approximately $14 million under the Revolver. The Pre-Petition Credit Agreement was secured by a first priority lien on substantially all of the Debtors’ assets. Pursuant to the terms of the Final DIP Financing Order, the Debtors used the proceeds of the DIP Term Loan to satisfy their obligations under the Pre-Petition Credit Agreement.
          Pursuant to the terms of the Pre-Petition Indenture, on March 28, 2002, aaiPharma issued $175 million of Senior Secured Notes. When originally issued, the interest rate on the

Senior Secured Notes was 11.0%, however, in April 2004, and pursuant to the terms of the April 2004 Consent Solicitation (as defined in section 3.03 — Events Preceding Commencement of the Chapter 11 Cases), the interest rate on the Senior Secured Notes was increased to 11.5%. In October 2004, and pursuant to the terms of the October 2004 Consent Solicitation (as defined in section 3.03 — Events Preceding Commencement of the Chapter 11 Cases), aaiPharma increased the amount of interest payable on the Senior Secured Notes from 11.5% per annum to 12% per annum for the period beginning October 1, 2004 and ending on March 31, 2005. The Senior Secured Notes are guaranteed on a subordinated basis by all of aaiPharma’s existing domestic subsidiaries and any future domestic subsidiaries of which it owns 80% or more of the equity interests. In addition, the Senior Secured Notes are secured by a lien junior in priority to the lien held by Pre-Petition Credit Agreement Lenders on substantially all of the Debtors’ assets. The relationship between the Pre-Petition Credit Agreement Lenders and the Holders of the Senior Secured Notes (the “Noteholders”) is governed by that certain intercreditor agreement, dated as of April 23, 2004, among Silver Point as Senior Collateral Agent, Wachovia Bank, N.A. as Noteholder Collateral Agent, and aaiPharma. As further described below, the Pre-Petition Credit Agreement was repaid in full with the proceeds of the DIP Term Loan. As such, the Senior Secured Notes are currently secured by a Lien junior in priority only to the Liens in favor of the DIP Lenders on substantially all of the Debtors’ assets.
          aaiPharma has 100 million shares of authorized Old Common Stock; of this amount, 28,585,582 shares were outstanding as of May 6, 2005. The Debtors’ Old Common Stock was listed on the NASDAQ exchange under the symbol “AAII” until it was delisted from the NASDAQ on April 18, 2005. Effective as of March 31, 2005, shares of aaiPharma’s Old Common Stock are now listed on the Pink Sheets under the symbol “AAIIQ.PK.” aaiPharma estimates that there are approximately 5,200 beneficial holders of the Old Common Stock. Based on reports filed with the Securities and Exchange Commission, the following individuals and entities hold at least 5.0% of aaiPharma’s common stock: (i) Frederick D. Sancilio, Ph.D. (“Dr. Sancilio”) (21.4%), (ii) Brown Capital Management, Inc. (15.7%), (iii) The Goldman Sachs Group, Inc. (11.9%), (iv) James Waters (11.7%), and (v) Royce Associates, LLC (5.0%). In the aggregate, the aforementioned shareholders own approximately 66% of the outstanding Old Common Stock. Collectively, all executive officers and directors own 25.8% of aaiPharma’s Old Common Stock.
     3.03 Events Preceding Commencement of the Chapter 11 Cases
          The Debtors have been experiencing financial and operational problems since March 2004. The Debtors also have seen a severe decline in the price of aaiPharma’s Old Common Stock since early 2004. At the beginning of February 2004, the Debtors’ Old Common Stock traded at over $28 per share; by May 6, 2005, it was listed at $0.34 per share. These problems culminated in the commencement of the Chapter 11 Cases.
          In February 2004, through its internal processes, aaiPharma’s directors became aware of unusual sales in the Debtors’ Brethine and Darvocet product lines during the last four months of 2003. On February 27, 2004, the Debtors appointed an independent committee of all non-employee directors (the “Special Committee”) to conduct an inquiry into those matters (the “Internal Inquiry”). The Special Committee retained the law firm of King & Spalding, LLP to assist in its inquiry, which then retained Deloitte & Touche USA, LLP, as forensic auditors. The Special Committee’s investigation lasted approximately nine weeks and, as a result of the inquiry, the Debtors ultimately concluded that they needed to restate their financial results for 2003.
          In April 2004, the Debtors received five federal grand jury subpoenas from the United States Attorney’s Office for the Western District of North Carolina (the “U.S. Attorney’s Office”) seeking documents and testimony related to, among other things, certain transactions regarding (i) the Debtors’ 2002 and 2003 financial information, (ii) the terms, conditions of employment, and compensation arrangements of certain senior management personnel, (iii) compensation and incentive arrangements for employees responsible for the sale of Debtors’ Brethine, Darvocet, calcitriol, azathioprine and Darvon Compound products, (iv) quantities of the foregoing products in distribution channels, (v) financial benefits with respect to specified corporate transactions to senior management and others, (vi) certain loans obtained by the Debtors, (vii) extensions of credit, if any, by the Debtors to officers or directors, (viii) accounting for sales and returns of products, (ix) analysts’ conference calls on financial results, and (x) internal and external investigations of pharmaceutical product sales activities, and related matters. The SEC has also issued a subpoena covering similar matters. In July 2004, the Debtors’ shared the results of the Internal Inquiry with representatives from the U.S. Attorney’s Office and the SEC in response to their requests and the SEC subpoena. The Debtors and their directors have continued to fully cooperate with these government investigations and the Debtors have continued to voluntarily produce documents to the U.S. Attorney’s Office and to the SEC in response to government requests. Although these investigations are presently on-going, senior management personnel who joined the Debtors after the investigations began are not targets of the investigations. In connection with the investigations, on June 23, 2005, David Hurley, the former chief operating officer of aaiPharma, was charged with conspiracy to commit wire fraud, mail fraud, and securities fraud, and related charges. Pursuant to the terms of a plea agreement with the government, Mr. Hurley pled guilty to the conspiracy charge and agreed to cooperate with the government in its continuing investigation of the Debtors. Mr. Hurley also settled civil charges brought by the SEC by consenting to a permanent bar prohibiting him from acting as an officer or director of a public company and to paying a civil penalty in an amount that has not yet been determined.
          aaiPharma and certain of its current and former officers and directors, and its independent registered public accountants have been named as defendants in purported stockholder class action lawsuits alleging violations of federal securities laws. In addition, a stockholder derivative suit has been filed by two putative shareholders against current and former members of aaiPharma’s Board of Directors and senior management. aaiPharma is named as a “nominal defendant.” In addition, aaiPharma and certain of its current and former directors, officers and employees have been named in a purported class action brought by an aaiPharma 401(k) plan participant and beneficiary asserting claims under ERISA on behalf of a class of all persons who are or were participants in or beneficiaries of the aaiPharma Inc. Retirement and Savings Plan during the period from April 24, 2002 to June 15, 2004. The complaints in all of these actions center around alleged misrepresentations and material omissions made by the Debtors and their current and former officers and directors in the Debtors’ public filings and asserted failures by aaiPharma and its current and former directors, officers, and employees to comply with certain duties under ERISA.
          In mid-March 2004, the Debtors retained FTI as turnaround advisors to address their financial and operational difficulties. Gregory Rayburn of FTI joined the Debtors as the interim Chief Operating Officer in March 2004. Mr. Rayburn and FTI have continued to assist the Debtors on various matters and have worked with the Debtors on the development of a business plan to allow them to successfully reorganize their businesses.
          The Debtors announced on March 31, 2004, that they would not be able to timely file their annual report on Form 10-K for the year ended December 31, 2003 (the “2003 10-K”). The Debtors announced that the Internal Inquiry was still progressing expeditiously, and that no timetable had been set for the completion of the review, the completion of the audit of the Debtors’ 2003 financial statements, or the filing of the 2003 10-K. The Debtors further announced that in the course of the Internal Inquiry, they had become aware of certain matters that would require a material adjustment to the 2003 financial information contained in the Debtors’ February 5, 2004 press release and the financial statements included in their quarterly report on Form 10-Q for the period ended September 30, 2003, and that material adjustments might also be required to the financial statements included in the Debtors’ other Form 10-Q reports filed in 2003.
          The Debtors’ failure to timely file the 2003 10-K constituted a default under the Old Credit Facility. As a result of this default, the lenders under the Old Credit Facility exercised their right to block the Debtors from making a $9.6 million interest payment due on the Senior Secured Notes on April 1, 2004.
          As a result of the default under the Old Credit Facility and their inability to make the April 2004 interest payment due on the Senior Secured Notes, the Debtors sought to restructure their debt obligations. In that regard, on April 20, 2004, the Debtors successfully completed a solicitation (the “April 2004 Consent Solicitation”) seeking the Noteholders’ consent to, inter alia, approve the refinancing of the Old Credit Facility and amend the Pre-Petition Indenture. As such, and as part of the April 2004 Consent Solicitation, the Debtors entered into the Pre-Petition Credit Agreement to refinance the Old Credit Facility. In addition, the Debtors entered into a supplemental indenture (the “Supplemental Indenture”) with the trustee under the Pre-Petition Indenture to effectuate the various amendments and waivers necessary to enter into the Pre-Petition Credit Agreement, as well as increase the interest rate on the Senior Secured Notes. On April 26, 2004, the Debtors sold their M.V.I. and Aquasol product lines to Mayne Pharma (USA) Inc. for $105 million, subject to certain adjustments. A portion of the cash proceeds from that sale were used along with proceeds from the Pre-Petition Credit Agreement to, inter alia, refinance the Old Credit Facility, fund the interest payment on the Senior Secured Notes, provide working capital, and pay the fees, costs, and expenses incurred in connection with the Pre-Petition Credit Agreement.
          In June 2004, the Debtors implemented a 10% workforce reduction, including a reduction of their internal pharmaceutical sales force by 30%, and refocused their pharmaceutical sales and marketing efforts to the hospital market.
          On August 9, 2004, the Debtors entered into an amendment to the Pre-Petition Credit Agreement to, among other things, increase the amount of the term loans by up to $10 million, extend the maturity date of the facilities by one year to April 21, 2007, increase the interest rate on the loans by an additional 1.5% and adjust certain covenants under the facilities, and waive certain defaults and events of default.
          In September 2004, and in continuation of the restructuring, the Debtors announced and implemented a supplemental restructuring plan, which included an additional 4% workforce reduction and a facility closure plan.

          As is customary in the pharmaceuticals industry, the Debtors bear the risk of their products not being sold by wholesalers and retailers as their products approach their expiration dates prior to being sold to end-users. The Debtors accept returns of their products as they near their expiration date. The Debtors have also established contract prices for certain indirect customers that are supplied by their wholesale customers. A chargeback represents the difference between the current published wholesale acquisition cost and the indirect customers’ contract prices. The Debtors establish reserves to cover future chargebacks and product returns. Such reserves are necessary because the Debtors must either issue a credit against future sales or make a cash payment when a chargeback is issued or a product is returned.
          In 2004, operating results for the Debtors’ product sales business were affected by the amount of inventory previously sold into the wholesale channel. Revenues from sales to wholesalers in 2004 were significantly reduced from prior periods due to levels of Brethine and Darvon/Darvocet products on hand at wholesalers at the beginning of the year. During 2004, the Debtors significantly reduced the aggregate amount of units of their products at the wholesalers and chain pharmacies.
          Sales of the Debtors’ Brethine and Roxicodone products have also greatly diminished due to FDA approval of generic equivalents in early 2004, adversely affecting both the number of units that could be sold and the prices that could be obtained for such units, and the increasing likelihood of a product in the channel reaching the end of its expiration date and being returned to the Debtors. The introduction of generic competition for Brethine further negatively impacted revenues by lowering margins from the Charleston manufacturing facilities and eliminating the near-term need for the manufacture of additional Brethine injectible products, which created an excess in sterile manufacturing capacity that the Debtors were unable to fully sell to third parties.
          During 2004, the Debtors underwent substantial changes in management. In February 2004, David Hurley, aaiPharma’s chief operating officer and president of the Pharmaceuticals Division, resigned. In March 2004, Philip Tabbiner, D.B.A. resigned as aaiPharma’s president and chief executive officer and was replaced by Dr. Sancilio, the founder and former chief executive officer of aaiPharma. In May 2004, William L. Ginna stepped down from his position as aaiPharma’s executive vice president and chief financial officer and Gina Gutzeit, a senior managing director with FTI, was named as interim chief financial officer. In July 2004, aaiPharma hired Michael W. George as chief administrative officer and as an executive vice president, and John Harrington as executive vice president of human resources. On September 27, 2004, Dr. Sancilio stepped down as executive chairman, president, chief executive officer, and chief scientific officer of aaiPharma. He was replaced as president and chief executive officer by Ludo J. Reynders, Ph.D. James G. Martin, Ph.D., a non-employee member of the aaiPharma’s board of directors, was elected to serve as non-executive chairman of the board. During the remainder of 2004, the president of Development Services, Vijay Aggarwal, Ph.D., and the executive vice president of AAI Development Services’ sales, development, and project management, Stephen Cottrell, also resigned from aaiPharma to take positions at other companies, with Mr. George assuming responsibilities as president for AAI Development Services. In December 2004, Matthew Czajkowski joined aaiPharma as executive vice president and chief financial officer, replacing Gina Gutzeit, and was thereafter appointed chief administrative officer in March 2005. In March 2005, Mr. George joined the Pharmaceuticals Division and Dr. Reynders took direct operational control over AAI Development Services.

          Despite the efforts undertaken by the Debtors, by the end of September 2004, the Pharmaceuticals Division was continuing to suffer a significant decline in operating results. On September 30, 2004, the Debtors announced that they would not make the $10 million interest payment on the Senior Secured Notes due on October 1, 2004, and would use the 30-day grace period provided under the Senior Secured Notes to enter into discussions with the Ad Hoc Committee of Secured Noteholders. The Ad Hoc Committee of Secured Noteholders retained The Blackstone Group (“Blackstone”) as its financial advisor and Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) as counsel to facilitate discussions on the restructuring of the Senior Secured Notes.
          At the same time, the Debtors engaged in discussions with the lenders under the Pre-Petition Credit Agreement to seek waivers and/or consents for potential defaults of certain financial covenants under the Pre-Petition Credit Agreement. As part of such discussions, on October 8, 2004, the Pre-Petition Credit Agreement was amended for the third time to adjust certain financial covenants. In addition to such adjustments, the lenders waived compliance with certain financial covenants for the quarters ended September 30, 2004 and December 31, 2004, which provided that aaiPharma meet certain consolidated EBITDA thresholds, and added a minimum gross revenue requirement for the quarter ending December 31, 2004.
          In later October 2004, consistent with their attempts to restructure their businesses to maximize value for all constituents, and as part of their efforts to evaluate and analyze all alternatives, the Debtors retained Rothschild to explore the potential sale of some or all of the assets comprising the Pharmaceuticals Division. At the same time, in an effort to preserve value for all of the Debtors’ stakeholders by raising sufficient liquidity to continue to fund operations, on October 22, 2004, the Debtors entered into a fourth amendment (the “Fourth Amendment”) to the Pre-Petition Credit Agreement. This amendment increased the existing term loan facility by $30 million, and allowed the Debtors certain additional flexibility under the financial covenants.
          In order to execute the Fourth Amendment, the Debtors needed the consent of the Noteholders. The Debtors successfully completed a solicitation (the “October 2004 Consent Solicitation”) seeking the consent of the Noteholders to certain amendments to the Supplemental Indenture. Among other things, the Debtors received the Noteholders’ consent to borrow the additional $30 million under the Pre-Petition Credit Agreement, and amend certain covenants in the Pre-Petition Indenture regarding the use of such funds. As part of the October 2004 Consent Solicitation, and as noted above, the Debtors also agreed to increase the interest rate on the Senior Secured Notes from 11.5% per annum to 12% per annum for the period beginning October 1, 2004 and ending on March 31, 2005. In consideration for these actions, the Debtors paid the consenting Noteholders a consent fee of $20.00 in cash per $1,000 principal amount of Senior Secured Notes for which consents were delivered (the “Consent Fee”).
          Following the close of the October 2004 Consent Solicitation, certain Noteholders alleged that procedural problems rendered the solicitation process invalid. While the Debtors believe the process was valid, the Debtors attempted to negotiate a consensual resolution with the non-consenting Noteholders. On January 24, 2005, pursuant to an agreement with certain Noteholders, the Debtors agreed to offer to pay the Consent Fee to the Noteholders who had not consented to the October 2004 Consent Solicitation in exchange for such Noteholders’ consent to the terms of the October 2004 Consent Solicitation. In addition, mutual releases were executed covering the October 2004 Consent Solicitation.

          As noted above, in October 2004, Rothschild was retained to explore a sale of certain of the Debtors’ assets, the proceeds of which would be used to reduce the Debtors’ senior debt. Rothschild’s efforts produced varying degrees of interest in the Pharmaceuticals Division by potential purchasers. Rothschild contacted a total of 97 buyers, of which 47 signed confidentiality agreements and received informational memorandums. Of these 47, 16 entities submitted “first round” bids and proceeded to conduct due diligence during the months of December, January and February 2005. Ultimately, and after reviewing all of the bids, the Debtors and their advisors entered into more detailed negotiations with a number of bidders, including Xanodyne.
          During this same timeframe, however, the Debtors continued to experience financial and operational difficulties stemming from their problems in 2004, and failed to timely file their Form 10-K for the year ending December 31, 2004. By the spring of 2005, the Debtors were without sufficient liquidity to operate their businesses. While the Debtors explored a number of potential transactions to improve the Debtors’ liquidity and to avoid chapter 11, the Debtors were unable to find any sources of liquidity that would have enabled the Debtors to avoid chapter 11. At that time, the Debtors received a tax refund of $11.3 million, the vast majority of which could only be used by the Debtors to fund operations with the approval of the Pre-Petition Credit Agreement Lenders. Concurrently, the Debtors received a proposal from Xanodyne to enter into a three week exclusivity arrangement. In order to obtain the liquidity necessary to maintain the Debtors’ businesses and maximize value for all of their constituents, the Debtors entered into discussions with the Pre-Petition Credit Agreement Lenders to forbear from exercising certain rights and remedies under the Pre-Petition Credit Agreement and to allow the Debtors to use the full $11.3 million tax refund to fund operations, on the understanding that the Debtors would pursue exclusive negotiations with Xanodyne. At the same time, the Debtors began negotiations with various financial institutions on the terms of various financing arrangements, including potential debtor-in-possession financing that would provide the Debtors with the necessary liquidity in the event of a possible chapter 11 filing. Through the discussions with various parties, it became apparent that the Debtors existing Pre-Petition Credit Agreement Lender was the only available source of debtor in possession financing.
          At the conclusion of their exclusive negotiating period with Xanodyne, which exclusivity period had been extended as negotiations progressed, the Debtors reached an agreement to sell substantially all of the assets of the Pharmaceuticals Division to Xanodyne subject to higher and better offers pursuant to section 363 of the Bankruptcy Code. The Debtors’ management and Board of Directors believed that the sale, through a bankruptcy court approved auction process, would provide the Debtors with the maximum value obtainable for those assets. As a result, to obtain the liquidity being made available under the proposed debtor in possession financing to operate their businesses and preserve the value of their enterprise, on the Petition Date, the Debtors commenced the Chapter 11 Cases.
     3.04 Pending Litigation
          (i) Lawsuits Against the Debtors
          aaiPharma and certain of its current and former officers and directors, as well as its former independent registered public accountants have been named as defendants in purported stockholder class action lawsuits alleging violations of federal securities laws that were brought prior to the Petition Date. The securities lawsuits were filed beginning in February 2004 and are pending in the U.S. District Court for the Eastern District of North Carolina. By order dated April 16, 2004, the district court consolidated the securities lawsuits into one consolidated action, captioned In re aaiPharma Inc. Securities Litigation, Consolidated Civil Action No. 7:04-CV-27-D, and on February 11, 2005, the plaintiffs filed a consolidated amended complaint. The amended securities complaint asserts claims arising under sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder on behalf of a class of purchasers of Old Common Stock during the period from April 24, 2002 through and including June 15, 2004. The securities complaints allege generally that the defendants knowingly or recklessly made false or misleading statements during the applicable time period concerning the Debtors’ financial condition and that the Debtors’ financial statements did not present the Debtors’ true financial condition and were not prepared in accordance with generally accepted accounting principles. The amended securities complaint seeks certification as a class action, unspecified compensatory damages, attorneys’ fees and costs, and other relief.
          In addition, aaiPharma and certain of our current and former directors, officers and employees have been named in a purported class action, captioned Martin v. aaiPharma Inc., et al. (In re aaiPharma Inc. Securities Litigation), Case No. 7:04-CV-27-D, Master File Case No. 7:04-CV-78-D, and brought by an aaiPharma pension plan participant and beneficiary asserting claims under ERISA on behalf of a class of all persons who are or were participants in or beneficiaries of the aaiPharma Inc. Retirement and Savings Plan (the “ERISA Plan”) during the period from April 24, 2002 to June 15, 2004. An amended complaint was filed on March 14, 2005 which alleges generally that the defendants breached fiduciary duties owed under ERISA with respect to the prudence and lack of diversification of investment of ERISA Plan assets in Old Common Stock, by misleading participants and beneficiaries of the plan regarding the Debtors’ earnings, prospects and business condition, by failing to act in the sole interest of ERISA Plan participants, and by failing to monitor the actions of other ERISA Plan fiduciaries. The complaint seeks certification as a class action, unspecified compensatory damages, attorneys’ fees and costs, and other equitable relief. This lawsuit is pending in U.S. District Court for the Eastern District of North Carolina. The proceedings in this matter are being coordinated with the securities lawsuits described above.9
          A stockholder derivative suit, captioned Vincent, et al., v. Sancilio, et al., Case No, 04-CV-166-D, was filed in the United States District Court for the Eastern District of North Carolina on August 26, 2004 by two putative shareholders against current and former directors and senior management. aaiPharma is named as a “nominal defendant.” The complaint alleges that the individual director and officer defendants breached fiduciary and contractual obligations to the Debtors by implementing an inadequate system of internal control over financial reporting and causing the Debtors to issue false and misleading statements exposing the Debtors to securities fraud liability, and that certain defendants engaged in insider trading. The complaint seeks unspecified compensatory damages, attorneys’ fees and costs, and other relief.10

[9]	The Debtors believe that the claims asserted in the securities litigation and the ERISA litigation are claims of the type described in, and subject to, subordination under section 510(b) of the Bankruptcy Code. As such, the claims asserted against the Debtors in those litigations are treated as Old Equity Interests under the Plan, and will receive the treatment afforded to Old Equity Interests set forth in the Plan.

[10]	The stockholder derivative action is a Cause of Action belonging to the Debtors and will be released by the Debtors pursuant to the terms of the Plan.

          (ii) Lawsuits Brought by the Debtors
               (a) KUDCO Litigation
          In December 2002, the Debtors filed a lawsuit against Kremers Urban Development Co., Schwarz Pharma Inc. and other Schwarz Pharma-affiliated Entities (collectively, with the named defendants, “KUDCO”) in the U.S. District Court for the Southern District of New York alleging infringement of an omeprazole patent owned by the Debtors, which has subsequently been amended to assert infringement of an additional omeprazole patent owned by the Debtors and to name additional defendants. In the litigation, the Debtors are seeking, among other things, damages of a reasonable royalty as compensation for KUDCO’s infringement of its patents and the Debtors are seeking to have such damages enhanced on the basis of willful misconduct by KUDCO.
          KUDCO filed an answer to the Debtors’ complaint that denied the Debtors’ claims, asserted various affirmative defenses to the Debtors’ claims (including patent invalidity and product non-infringement), and asserted counterclaims and antitrust violations under federal and state antitrust laws. KUDCO also contested the personal jurisdiction of the court over the majority of the defendants of the defendants in this lawsuit. Motions on the jurisdictional issues are pending before the court. The Debtors denied the substantive allegations made by KUDCO in its counterclaims, and the court granted the Debtors’ motion to stay antitrust discovery.
          Substantial discovery of both sides’ documents and of defendants’ product samples has occurred in the lawsuit, although both sides asserted numerous discovery deficiencies against the other. On February 26, 2004, the judge assigned the discovery disputes to a federal magistrate for resolution. No trial date has been set.
               (b) Athlon Litigation
          On April 15, 2004, the Debtors filed a lawsuit against Athlon Pharmaceuticals, Inc. (“Athlon”) in the U.S. District Court for the Northern District of Georgia seeking a declaratory judgment that the Debtors were entitled to terminate the service agreement (the “Athlon Service Agreement”) dated July 16, 2003, as amended, between the Debtors and Athlon as well as damages and injunctive relief for material breaches of the Athlon Service Agreement by Athlon. Pursuant to the Athlon Service Agreement, representatives of Athlon would promote the sale of the Debtors’ Darvocet A500 product to physicians.
          The lawsuit asserts that Athlon materially breached the Athlon Service Agreement in several ways, including failure to: (i) provide the required number of sales representatives, (ii) use its best efforts to promote Darvocet A500 at the targeted levels of first and second pharmaceutical details to physicians, (iii) perform the services to the best of its ability, and (iv) require its sales representatives to perform the contracted services in a professional manner consistent with industry standards and in conformance with that level of care and skill ordinarily exercised by professional contract sales organizations in similar circumstances. The lawsuit also asserts that Athlon breached its representation and warranty that it would perform, and would require its sales representatives to perform, the contracted services in substantially the same manner that it would promote Athlon’s own products. The Debtors amended the lawsuit on July 7, 2004 to assert claims of fraud and breaches of contract and implied covenants and sought to recover compensatory and punitive damages and attorneys’ fees.

          Athlon has asserted several counterclaims, including breach of an implied covenant of good faith in fair dealing and anticipatory breach of the contract, which the Debtors have denied. Athlon also filed a lawsuit against the Debtors alleging that the Debtors breached the terms of an asset purchase agreement between the Debtors and Athlon and that seeks allegedly unpaid royalties and attorneys’ fees. The Debtors have denied the substantive allegations raised by Athlon and filed counterclaims seeking to recover an overpayment in the royalties owed to Athlon. No trial date has been set.
ARTICLE IV.
DESCRIPTION OF CHAPTER 11 CASES
          On the Petition Date, the Debtors commenced the Chapter 11 Cases, which were consolidated for procedural purposes only under Case No. 05-11341 (PJW) and are currently pending before the Honorable Peter J. Walsh. Since the Petition Date, the Debtors have continued to operate as debtors in possession subject to the supervision of the Court. Transactions out of the ordinary course of business have required Court approval. In addition, the Court has supervised the Debtors’ employment of attorneys and other professionals.
          An immediate effect of the filing of the bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against the Debtors, and litigation against the Debtors. This injunction remains in effect, unless modified or lifted by order of the Court, until a plan of reorganization is confirmed and becomes effective.
     4.01 First Day Motions
          (i) Traditional First Day Motions
          On the Petition Date, the Debtors submitted a number of motions and applications requesting so-called “first day orders.” On May 11, 2005, the Court entered the following first day orders, among others: (i) an order authorizing the retention of Bankruptcy Services, LLC as claims, notice and balloting agent; (ii) an order authorizing the Debtors to maintain their medical and dental health insurance plan and pay pre-petition salaries, commissions, employee wages, other compensation, reimbursable expenses and benefits and directing the Debtors’ banks to honor pre-petition employee wage and expense checks; (iii) an order authorizing the Debtors to maintain their pre-petition bank accounts, business forms, stationery and checks and to continue using their cash management system; and (iv) an order authorizing the Debtors to pay certain pre-petition tax liabilities. On May 12, 2005, the Court entered an order authorizing the Debtors to enter into the DIP Financing Agreement, on an interim basis and scheduling a final hearing on the DIP Financing Agreement. For additional details regarding the first day motions filed on the Petition Date, see the Declaration of Matthew E. Czajkowski in support of chapter 11 Petitions and First Day Motions and Applications, dated May 10, 2005.
          (ii) Pre-Petition Obligations Motion
          In addition to requesting the traditional first-day relief described above, on the Petition Date the Debtors also sought authority to honor certain pre-petition obligations. Those pre-petition obligations included honoring returns of pharmaceutical products, satisfying certain

Medicaid rebates, and honoring payments to federally-mandated investigators and clinical research monitors
          In the ordinary course of business, the Debtors sold their products to wholesalers who then sold those products to hospitals and retail pharmacies. The Debtors invoiced the wholesaler for any products delivered to the wholesaler, and the wholesaler invoiced the hospitals and retail pharmacies to which it sold the Debtors’ products. In the ordinary course, a certain portion of those products ultimately could not be sold, either because of product expiration, drop in demand, or other reasons. As is common in the pharmaceutical industry, the Debtors bore the financial risk of their products not being sold for whatever reason. In that regard, the Debtors’ permitted their wholesalers to return products that could not be sold for a “credit” that reduced any amounts which the wholesaler owed to the Debtors. Additionally, the Debtors’ products were often sold to Medicaid recipients. Pursuant to various agreements that the Debtors had in connection with the Medicaid program, at the end of each quarter, and upon invoice from the various state governments, the Debtors were required to pay a rebate to Medicaid for the amount of products that were sold in the previous quarter to Medicaid recipients.
          In the normal course of their development services work, the Debtors test third party drugs and other products on human beings. In order to conduct these trials, the Debtors contract with investigators mandated by the FDA to utilize their clinics and personnel. In addition, and in accordance with FDA regulations, the Debtors must hire and pay for clinical research monitors to monitor these sites, keep all relevant statistics, and generally oversee the clinical testing to ensure that the Debtors’ testing proceeds in accordance with all regulations.
          To avoid the risk that the Debtors would not be able to continue as a going concern if either their wholesalers ceased selling the Debtors’ products or their investigators and clinical research monitors ceased participating in the Debtors’ clinical testing programs, as well as the potential for massive fines for failure to comply with Medicaid regulations, the Debtors sought to satisfy those pre-petition obligations. On May 11, 2005, the Court entered an order authorizing the Debtors to honor certain pre-petition return and chargeback obligations to customers, pay Medicaid rebate obligations, and pay pre-petition amounts to investigators and clinical research monitors.
     4.02 Schedules & Statement of Financial Affairs
          Pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, unless otherwise ordered by the Court, the Debtors must file certain schedules of claims, assets, liabilities, executory contracts and unexpired leases and other information (the “Schedules”) and a Statement of Financial Affairs (the “Statements”) within fifteen (15) days of the Petition Date. This information is designed to provide creditors and other interested parties with material information to enable each creditor to evaluate its proposed treatment under any plan. On May 12, 2005, the Debtors requested, and were granted, an extension of time to file their Schedules and Statements, through and including June 24, 2005. The Debtors filed the Schedules and Statements with the Court on June 24, 2005.

     4.03 Appointment of Creditors’ Committee
          On May 24, 2005, the United States Trustee appointed the Creditors’ Committee, which consists of 5 members. The entities that are members of, and the counsel and advisors retained by, the Creditors’ Committee are set forth below.
          (i) Members of the Committee
AmerisourceBergen
1300 Morris Drive
Chesterbrook, Pennsylvania 19087
Chair
Roxane Laboratories, Inc.
900 Ridgeway Road
Ridgefield, Connecticut 06877
Novartis Pharmaceuticals
59 Route 10
East Hanover, New Jersey 07936
Fine Chemicals Corporation
15 Hawkins Avenue
Capetown, South Africa
TMP Worldwide
622 Third Avenue
New York, New York 10017
          (ii)Professionals Retained by the Creditors’ Committee
Reed Smith LLP
1201 Market Street, Suite 1500
Wilmington, Delaware 19801
Attn: Kurt F. Gwynne, Esq.
     and
2500 One Liberty Place
1650 Market Street
Philadelphia, Pennsylvania 19103
Attn: Claudia Z. Springer, Esq.
Attorneys for the Creditors’ Committee

J.H. Cohn LLP
333 Thornall Street
Edison, New Jersey 08837
Attn: Bernard A. Katz
Accountants and Financial Advisors to the Creditors’ Committee
     4.04 The DIP Financing Facility
          In order to continue to operate during the Chapter 11 Cases, on the Petition Date, the Debtors sought the Court’s approval to obtain financing offered by the Pre-Petition Credit Agreement Lenders. In that regard, on May 12, 2005, the Court approved the DIP Financing Agreement on an interim basis and entered the Interim DIP Financing Order to provide the Debtors with the necessary capital to fund their post-petition activities. On June 3, 2005, the Court entered the Final DIP Financing Order approving the DIP Financing Agreement.
          The DIP Financing Agreement provides for a $210 million senior secured loan, consisting of a $180 million DIP Term Loan and a $30 million DIP Revolving Loan. The DIP Term Loan was used to repay in full the amounts outstanding under the Pre-Petition Credit Agreement. In accordance with the DIP Financing Agreement, all cash proceeds from the Sale Transaction were used to repay the amounts outstanding under the DIP Term Loan. The DIP Revolving Loan is being used to provide working capital to the Debtors, subject to certain conditions. The maturity date of the DIP Financing Agreement will be the earlier of the Effective Date and May 12, 2006.
          At the Debtors’ option, the DIP Term Loan will bear interest at the Reference Rate plus 7.25%, or the LIBOR Rate plus 8.25%, in each case increasing by 1% on the earlier of 3 months after the close of the Sale Transaction and November 12, 2005 and each 3-month anniversary thereafter. At the Debtors’ option, the DIP Revolving Loan will bear interest at the Reference Rate plus 4%, or the LIBOR Rate plus 5%, in each case increasing by 0.5% on the earlier of 3 months after the close of the Sale Transaction and November 12, 2005 and each 3-month anniversary thereafter. Upon the occurrence and during the continuation of an event of default, interest will accrue at a rate equal to 2% above the rate previously applicable to such obligations, payable on demand. In addition, in accordance with the DIP Financing Agreement, the Debtors have paid a commitment fee of $900,000 and a monthly fee of $10,000 to the DIP Financing Agent. The Debtors are also required to pay all expenses of the of the DIP Lenders and the DIP Financing Agent (including fees, expenses, and charges of counsel to the DIP Lenders and the DIP Financing Agent).
     4.05 Bidding Procedures and Sale Motion
          As discussed above, prior to the Petition Date, the Debtors explored the sale of substantially all of the assets of the Pharmaceuticals Division and reached an agreement with Xanodyne on the terms of a sale to be conducted pursuant to section 363 of the Bankruptcy Code and subject to higher and better offers. In that regard, on the Petition Date, the Debtors filed the Sale Motion seeking to establish certain bidding procedures and ultimately approve the Sale Transaction. On June 8, 2005, the Court entered an order approving certain bidding procedures (the “Bidding Procedures Order”), which, among other things, designated Xanodyne as the “stalking horse bidder” and provided for a $4 million termination fee and up to $1.75 million in expense reimbursements for Xanodyne in the event that a higher and better bid was accepted by the Debtors from another bidder.

          Immediately following the entry of the Bidding Procedures Order, Rothschild began distributing information memoranda to potential buyers who had executed confidentiality agreements prior to the Petition Date. Rothschild also contacted parties that had been contacted previously and newly-interested parties. In total, Rothschild contacted over 100 potential buyers after entry of the Bidding Procedures Order. As a result of Rothschild’s efforts, the Debtors received one “Qualified Bid” as defined in the Bidding Procedures Order. On July 11, 2005, the Debtors held an auction in accordance with the terms of the Bidding Procedures Order. At the conclusion of the auction, the Debtors determined that Xanodyne’s final bid at the auction was the highest and best offer and on July 18, 2005, the Court entered an order approving the sale of the Purchased Assets to Xanodyne.
          On July 25, 2005, the Debtors completed the Sale Transaction with Xanodyne for $209.25 million in cash, or approximately $40 million more than the “stalking-horse” offer originally made by Xanodyne, as well as up to $30 million in future development services work to be performed by the Reorganized Debtors for Xanodyne. Of the total proceeds received, and consistent with the Debtors’ obligations under the DIP Financing Agreement, $180 million was used to pay down the DIP Term Loan. The remaining proceeds were used, and continue to be used, for any and all necessary operations during the Chapter 11 Cases in an effort to help all of the Debtors’ constituencies obtain the highest possible recovery on account of their Claims and Old Equity Interests.
          Pursuant to the asset purchase agreement with Xanodyne, the Debtors established an $8 million escrow account to be drawn upon by Xanodyne for various post-closing items, including returns of products sold by the Debtors. To the extent not drawn upon, on the six month anniversary of the closing, one-half of this escrowed amount is to be released back to the Debtors, and after twelve months, the remaining amount will be released back to the Debtors. As of late November, the outstanding escrow balance was approximately $5.6 million.
     4.06 The Request for an Equity Committee
          On September 26, 2005, Dr. Sancilio submitted a request to the United States Trustee for the formation of an official committee of equity security holders. Dr. Sancilio’s request was based upon his belief that the enterprise value of the Debtors was sufficient to permit Holders of Old Equity Interests to obtain a recovery on account of their Old Equity Interests. Dr. Sancilio’s independent financial advisors prepared a valuation that he asserted supported his view that Holders of Old Equity Interests would be able to obtain a recovery. The information supplied by Dr. Sancilio to his independent financial advisors consisted of financial data and projections that the Debtors deemed confidential. As such, the Debtors informed Dr. Sancilio that they did not consent to his sharing such information with the United States Trustee. The Debtors and Dr. Sancilio ultimately resolved this issue and permitted Dr. Sancilio to disclose such information to the United States Trustee upon the United States Trustee’s agreement to keep such information confidential. The Ad Hoc Committee of Secured Noteholders objected to Dr. Sancilio’s request to form an official committee of equity security holders. The Creditors’ Committee supported Dr. Sancilio’s request, provided that the fees and expenses of any such committee to be paid by the Debtors would not exceed $75,000. The Debtors were neutral with regard to whether such a committee should be appointed, but asserted that if such a committee were appointed, any fees and expenses of advisors to the committee should only be paid by the Debtors if they made a substantial contribution to the Chapter 11 Cases under section 503(b) of the Bankruptcy Code. On October 18, 2005, the United States Trustee rejected Dr. Sancilio’s request for the appointment of an official committee of equity security holders.
          On November 1, 2005, Dr. Sancilio filed a motion (the “Equity Committee Motion”) with the Court for an order directing the United States Trustee to appoint an official committee of equity security holders in the Chapter 11 Cases. Both the Ad Hoc Committee of Secured Noteholders and the United States Trustee filed objections to the Equity Committee Motion. The Creditors’ Committee also filed a response to the Equity Committee Motion in which they stated that although they initially supported Dr. Sancilio’s request to the United States Trustee to appoint an equity committee, after further review of the Debtors’ financial condition, they did not believe the Debtors’ enterprise value was sufficient to provide more than a partial recovery for General Unsecured Creditors.11 The Debtors also filed a response in which they stated that while they were neutral with regard to the formation of an equity committee, they believed that in light of the valuation analysis performed by Chanin, the Debtors should not be required to pay the fees and expenses of an equity committee unless the advisors to such a committee made a substantial contribution to the Chapter 11 Cases under section 503(b) of the Bankruptcy Code. A hearing on the Equity Committee Motion is scheduled for December 19 and 20, 2005.
     4.07 Key Employee Retention Program
          On June 28, 2005, the Debtors filed a motion seeking an order authorizing the payment of benefits pursuant to a key employee retention program (the “KERP”) and on July 18, 2005, the Court entered an order approving the KERP. The KERP consists of three components: (i) a retention component for various employees in the Pharmaceuticals Division to reward those employees for having remained with the Debtors throughout the sale process up through and including the Sale Transaction Closing Date, (ii) an incentive component related to the Debtors receiving a higher and better offer than Xanodyne’s initial “stalking horse” bid, and (iii) a severance component for those employees in the Pharmaceuticals Division who were not offered comparable employment with Xanodyne or with the Debtors after the Sale Transaction Closing Date.
          Under the KERP, key employees of the Debtors are entitled to participate and are divided into three groups. Employees in Group 1, which consists of five senior-level members of management, were entitled to receive (i) retention payments equal to 35% of their annual base salary, (ii) incentive payments equal to 15% of their annual base salary, and (iii) severance payments equal to 8 weeks of their base salary. Employees in Group 2 were entitled to receive (i) retention payments equal to 25% of their annual base salary and (ii) severance payments equal to 12 weeks of their base salary. Employees in Group 3 were entitled to receive (i) retention payments equal to 10% of their annual base salary, (ii) incentive payments equal to 5% of their annual base salary, and (iii) severance payments equal to 10-12 weeks of their base salary. Additionally, the KERP provides for a discretionary fund of $400,000 for the Debtors’ management to offer retention payments to certain mid-level employees who the Debtors believe are crucial to their post-restructuring efforts.
     4.08 Stipulation with Cardinal Health

[11]	The Creditors’ Committee also stated in their response that Dr. Sancilio could seek reimbursement under section 503 of the Bankruptcy Code for professional fees and expenses that he is incurring in his efforts to find a recovery for equity holders, if those efforts prove successful and result in a benefit to the estate.

          On June 7, 2005, the Debtors filed a motion seeking approval of a stipulation with Cardinal Health, Inc. and various related entities (“Cardinal”) permitting the exercise of setoff rights and the release of certain pre-petition warehousemen’s liens of Cardinal. The Court approved the stipulation on June 27, 2005. The Debtors’ pharmaceutical business generated revenue through the sale of various pharmaceutical products to various wholesalers, including Cardinal. In addition to acting as a wholesaler of the Debtors’ pharmaceutical products, Cardinal also provided the Debtors with various services, including logistics, warehousing, packaging, invoice processing, application of cash received, and distribution. As of the Petition Date, Cardinal owed the Debtors $3,730,005.00 for pharmaceutical products purchased and the Debtors owed Cardinal $1,629,943.00 for the services Cardinal provided to the Debtors. To reconcile those amounts, and to ensure that Cardinal continued to provide services and continued to purchase pharmaceutical products from the Debtors, the Debtors and Cardinal entered into a stipulation whereby the amounts owing between the parties were offset, resulting in a cash payment to the Debtors of $1,997,009.00 and the release of Cardinal’s pre-petition warehousemen’s liens. Pursuant to the terms of the stipulation, the Debtors and Cardinal agreed to continue performing all of their obligations under the various agreements upon payment in cash upon invoice according to the terms and conditions of those various agreements.
     4.09 Bar Dates
          (i) Bar Date Motion
          On June 9, 2005, the Debtors filed a motion seeking an order establishing bar dates by which creditors must file Proofs of Claim in the Debtors’ Chapter 11 Cases, and approving the forms and manner of notice thereof. The Debtors requested that the Court set August 19, 2005 (the “General Bar Date”), as the bar date for all Creditors holding Claims against the Debtors, and November 7, 2005 (the “Governmental Unit Bar Date”), as the bar date for all governmental entities to file Proofs of Claim in the Debtors’ cases or be forever barred from asserting such Claims against the Debtors. The Debtors’ motion also sought to establish the bar date by which Creditors must file claims arising out of the rejection of executory contracts or unexpired leases as the later of (a) the General Bar Date or (b) thirty (30) days after the entry of an order authorizing the rejection of such executory contract or unexpired lease. On June 27, 2005, the Court entered an order setting the foregoing bar dates.
          On November 4, 2005, the United States, on behalf of the Department of Veteran Affairs (the “VA”), filed a motion seeking an extension of the Governmental Unit Bar Date for it until January 15, 2006 so that the VA could determine the status of a certain VA contract with the Debtors. On November 7, 2005, the United States filed an amended motion seeking to extend the Governmental Unit Bar Date for all federal creditors until January 15, 2006 to allow the United States to review certain other information regarding potential claims. A hearing on these requests is scheduled for December 29, 2005.
          (ii) Governmental Claims
          As discussed above, in April 2004, the Debtors received five federal grand jury subpoenas from the United States Attorney’s Office for the Western District of North Carolina seeking documents and testimony and the Debtors have also received a subpoena from the SEC covering similar matters. In connection with those investigations, the Debtors’ former chief operating officer has entered a guilty plea to a charge of conspiracy and agreed to assist the government in its ongoing investigation of the Debtors. To date, the Securities and Exchange

Commission has filed a proof of claim in connection with the investigations in an unliquidated amount for disgorgement and civil penalties arising from possible violations of federal securities laws. Other than this claim, no other proofs of claim have been filed with regard to the five federal grand jury subpoenas from the United States Attorney’s Office for the Western District of North Carolina. As noted above, however, on November 7, 2005 the United States requested that the Court extend the Governmental Unit Bar Date for all federal creditors until January 15, 2006 to allow the United States to review certain information regarding potential claims. A hearing on this motion is scheduled for December 29, 2005.
          The Debtors believe that any claims asserted by a Governmental Unit in connection with the investigation would be subordinated to the priority level of Old Equity Interests in accordance with section 510 of the Bankruptcy Code. Unless the Court grants the United States’ motion to extend the Governmental Unit Bar Date, if any Governmental Unit failed to file a proof of claim prior to the Governmental Unit Bar Date, the Debtors believe that such Governmental Unit will not have an Allowed Claim and its Claims will be discharged upon confirmation of the Plan.
ARTICLE V.
EVENTS LEADING TO FORMULATION OF THE PLAN
     5.01 Development of the Business Plan
          The Debtors’ management has put together a business plan that sets forth management’s views for the path that the Debtors’ businesses should take in the upcoming years, as well as management’s projections with regard to the Debtors’ performance. After months of analysis, review, drafting, and consideration, the Debtors’ management believes that the business plan presents the best alternative to maximize value for the Debtors’ go-forward business, and provides all constituents with the most realistic look at the future of the Debtors’ businesses. After careful consideration and questioning (including fully considering assertions by Dr. Sancilio that earlier draft financial projections were more accurate than those included in the business plan), the Debtors’ Board of Directors approved the business plan on September 8, 2005.
          Among other things, the Debtors’ business plan envisions a change in the Debtors’ business strategy. In the past, the Debtors invested in intellectual property by using underutilized capacity in their laboratories and by spending cash on third party goods and services in the pursuit of their own research and development (“R&D”) projects. Such R&D investment, when successful, was subsequently monetized through the sale or out-licensing of the Debtors’ intellectual property. The Debtors’ business plan contemplates that the Reorganized Debtors will not continue to make such R&D investments, but will instead focus on the Debtors’ core Development Services business. In addition, the Debtors’ business plan contemplates that upon emergence from chapter 11, Reorganized aaiPharma will be a privately-held company.
     5.02 Retention of Chanin
          On September 28, 2005, the Court approved the Debtors’ motion to retain and employ Chanin as an investment banker. Chanin was retained to (i) provide the Debtors with a valuation of their Estates, (ii) memorialize such valuation in a written report, (iii) assist the Debtors in evaluating alternatives and adjustments to their business plan and the Plan, (iv) assist the Debtors in the preparation of this Disclosure Statement, (v) prepare a summary of the valuation report that is contained in section 19.01 “Financial Projections, Valuation and Assumptions used — Valuation of aaiPharma,” and (vi) if necessary, prepare for, and provide evidence and testimony in support of Chanin’s valuation of the Debtors’ Estates.
5.03	Negotiations Among the Debtors, the Ad Hoc Committee of Secured Noteholders, and the Creditors’ Committee
          Following the adoption of the business plan by the Board of Directors of aaiPharma and the presentation of the Chanin valuation report, the Board of Directors directed management and the Debtors’ advisors to begin negotiations with the Creditors’ Committee and the Ad Hoc Committee of Secured Noteholders over the terms of a chapter 11 plan in an effort to achieve a consensual restructuring. At the outset of the negotiations, the Creditors’ Committee asserted that (i) the Debtors have a higher enterprise value than that set forth in Chanin’s valuation analysis, (ii) the General Unsecured Creditors should receive a substantial distribution and (iii) the Creditors’ Committee had issues with respect to the security interests granted to, and had potential causes of action against, the Holders of Senior Secured Notes Claims, and the lenders under the Debtors’ Pre-Petition Credit Agreement and the DIP Financing Agreement, among others, that would have to be addressed in any chapter 11 plan. Consistent with the Debtors’ desire and efforts to develop a consensual plan of reorganization, the Debtors encouraged negotiations among the Debtors’ creditor constituencies.
          Although the Debtors and the Holders of Senior Secured Note Claims do not believe that there is merit to the issues or alleged Causes of Action raised by the Creditors’ Committee and stand by Chanin’s valuation, in order to facilitate a consensual plan and to settle and compromise any and all issues raised by the Creditors’ Committee, the Debtors, the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee reached a compromise whereby the Creditors’ Committee could obtain incremental value in Cash for the General Unsecured Creditors, the right to certain litigation currently being pursued by the Debtors, and a release of preference claims and other avoidance actions in exchange for the Creditors’ Committee’s support of the Plan and releases of all Claims against the Pre-Petition Credit Agreement Lenders and the Holders of Senior Secured Notes, among others. In reaching this agreement, the Creditors’ Committee determined that, among other things, a $4 million Cash distribution and the right to pursue the Designated Litigations provided significantly greater value to the Holders of General Unsecured Claims than the value that may have been realized by seeking to object to confirmation and through the pursuit of claims against the Holders of Senior Secured Notes. Similarly, the Ad Hoc Committee of Secured Noteholders determined that delays in emerging from chapter 11 and the cost of litigation that might result from a non-consensual chapter 11 plan could result in harm to the Debtors’ businesses that would impair the recovery of the Holders of Senior Secured Note Claims and thus reaching a consensual resolution with the Holders of General Unsecured Claims was in the best interest of all parties.
          The settlement, which represents a compromise between the divergent viewpoints held by the Debtors, the Creditors’ Committee, and the Holders of Senior Secured Notes, is embodied in the Plan as a compromise and settlement pursuant to Bankruptcy Rule 9019. The Debtors and their major creditor constituencies believe that it is in the best interest of the Debtors’ estates and creditors to emerge from chapter 11 in the near-term pursuant to a consensual plan of reorganization.
          The principal terms of the compromise and settlement are as follows:

          (a) Holders of Senior Secured Note Claims will receive 100% of the equity of Reorganized aaiPharma, subject to dilution for any New Common Stock to be issued pursuant to the Management Incentive Plan;
          (b) Holders of General Unsecured Claims will receive (a) their Pro Rata share of a $4 million cash distribution, and (b) interests in a Litigation LLC;
          (c) The Debtors will transfer to the Litigation LLC all of their rights in certain Designated Litigation, specifically the KUDCO and Athlon litigations;
          (d) The Litigation LLC will be funded from the $4 million cash distribution. The Plan Administration Committee will determine the amount of the $4 million cash distribution that is to be used by the Litigation Manager in prosecuting the Designated Litigation;
          (e) The Plan Administrator will receive $200,000 to fund any objections to General Unsecured Claims. The Reorganized Debtors will not have any right to prosecute any objections to General Unsecured Claims after the Effective Date;
          (f) The Debtors’ Estates will waive all avoidance actions, including preference claims;
          (g) The Holders of Senior Secured Note Claims will waive any claims they may have with regard to any deficiency in the value of their collateral to support their claim. The Holders of Secured Note Claims will thus not share in any of the distributions given to Holders of General Unsecured Claims on account of their Senior Secured Note Claims; and
          (h) Consistent with their waiver of any and all causes of action they believe they may have against Holders of Senior Secured Notes, the Pre-Petition Credit Agreement Lenders, and various other parties, the Creditors’ Committee allowed their deadline for investigating any such causes of action to lapse.
          The settlement is predicated on Class 4 voting to accept the Plan. If Class 4 does not vote to accept the Plan, Holders of General Unsecured Claims will not receive any of the benefits described in (b) through (e) above.
ARTICLE VI.
SUMMARY OF THE PLAN
          THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT PROVISIONS OF THE PLAN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN, WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS APPENDIX C. TO THE EXTENT THAT THE TERMS OF THIS DISCLOSURE STATEMENT VARY WITH THE TERMS OF THE PLAN, THE TERMS OF THE PLAN WILL BE CONTROLLING.
          The Debtors believe that under the Plan, Holders of Claims will obtain a recovery with a value substantially in excess of what otherwise would be recovered by such Holders if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See section 21.07 “Acceptance and Confirmation of the Plan—Best Interests Test.”

     6.01 General
          Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. Upon the filing of a petition for relief under chapter 11 of the Bankruptcy Code, section 362 of the Bankruptcy Code generally provides for an automatic stay of all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor’s case under chapter 11 of the Bankruptcy Code or that otherwise interfere with the debtor’s property or business.
          Formulation of a plan is the principal objective of a case under chapter 11 of the Bankruptcy Code. In general, a plan under chapter 11 of the Bankruptcy Code (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to effectuate the plan. Chapter 11 of the Bankruptcy Code does not require each Holder of a claim or interest to vote in favor of the plan of reorganization in order for the Court to confirm the plan. However, a plan must be accepted by the Holders of at least one impaired class of claims without considering the votes of “insiders” within the meaning of the Bankruptcy Code. Generally, a claim or interest is “impaired,” if its legal, equitable or contractual rights are altered. A Holder of an impaired claim or interest that will receive a distribution under the plan is entitled to vote to accept or reject the plan.
          Distributions made under the Plan will be made on the Effective Date, as soon thereafter as is practicable, or at such other time or times specified in the Plan.
     6.02 Voting on the Plan
          (i) Holders of Claims and Old Equity Interests Entitled to Vote
          As more fully described below, the Plan designates seven separate classes of Claims and Old Equity Interests. See section 6.03 “Summary of the Plan—Classification and Treatment of Claims and Old Equity Interests Under the Plan.” The Holders of Claims in Class 3 (Senior Secured Note Claims) and Class 4 (General Unsecured Claims) are Impaired under the Plan and will be entitled to vote to accept or reject the Plan. Class 6 (510 (b) Note Claims), and Class 7 (Old Equity Interests) will not receive any distribution under the Plan and are therefore deemed to reject the Plan and votes of Classes 6 and 7 will therefore not be solicited. The Holders of Claims in Class 1 (Priority Claims), Class 2 (Miscellaneous Secured Claims), and Class 5 (Convenience Claims) are Unimpaired and are conclusively presumed to accept the Plan.
          (ii) Votes Required for Class Acceptance
          The Court will determine whether sufficient acceptances have been received to confirm the Plan. In order for the Plan to be confirmed under section 1129(b) of the Bankruptcy Code, among other requirements, at least one class of Impaired Claims must have accepted the Plan which acceptance will be determined without including any acceptances of the Plan by any “insider,” as defined in the Bankruptcy Code. The class of Senior Secured Note Claims (Class 3) or General Unsecured Claims (Class 4), as the case may be, has accepted the Plan if the Plan has been accepted by Holders of Senior Secured Note Claims (Class 3) or General Unsecured Claims (Class 4), as the case may be, that hold at least two-thirds in amount and more than one-half in number of the Allowed Senior Secured Note Claims (Class 3) or General Unsecured Claims

(Class 4), as the case may be, of such class held by Holders of Senior Secured Note Claims (Class 3) or General Unsecured Claims (Class 4) that vote to accept or reject the Plan. Because Holders of Claims in Class 6 (510(b) Note Claims), and Old Equity Interests in Class 7 (Old Equity Interests) will not receive any distribution under the Plan and, therefore, will be conclusively presumed to reject the Plan as a matter of law, the Debtors must request that the Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.
     6.03 Classification and Treatment of Claims and Old Equity Interests Under the Plan
          The Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor’s creditors and the interests of its equity Holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim or interest of a creditor or equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that all Claims and Old Equity Interests have been appropriately classified in the Plan.
          Except to the extent that modification of classification in the Plan adversely affects the treatment of a Holder of a Claim or Old Equity Interest and requires resolicitation, acceptance of the Plan by any Holder of a Claim pursuant to the solicitation will be deemed to be a consent to the Plan’s treatment of such Holder regardless of the class as to which such Holder is ultimately deemed to be a member.
          The Bankruptcy Code also requires that a plan provide the same treatment for each claim or interest of a particular class unless the Holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with this standard of equal treatment. To the extent that the Court finds that the Plan does not satisfy such standard, the Court could deny confirmation if the holders of Claims or Old Equity Interests affected do not consent to the treatment afforded them under the Plan.
          Only classes that are Impaired under the Plan, but that are not deemed to have rejected the Plan as a matter of law, are entitled to vote to accept or reject the Plan. Generally, a class of claims or interests is considered to be “Unimpaired” under a plan of reorganization if such plan does not alter the legal, equitable and contractual rights of the Holders of such claims or Old Equity Interests. Under the Bankruptcy Code, Holders of claims and interests in an Unimpaired class are conclusively presumed to have accepted a plan and are not entitled to vote to accept or reject a plan.
          As indicated below, two classes of unsecured Claims (Class 1 — Priority Claims and Class 5 — Convenience Claims) and one class of secured Claims (Class 2 — Miscellaneous Secured Claims) are Unimpaired under the Plan and are conclusively presumed to have accepted the Plan. One class of secured Claims (Class 3 — Senior Secured Note Claims) and one class of unsecured Claims (Class 4 — General Unsecured Claims) are Impaired and are entitled to vote on the Plan. The remaining classes, one class of unsecured Claims (Class 6 — 510(b) Note Claims) and one class of Old Equity Interests (Class 7 — Old Equity Interests) will receive no distribution under the Plan and the Claims and Old Equity Interests in such classes will be extinguished. As a result, such classes are deemed to have rejected the Plan.
          Only Allowed Claims in Classes 1, 2, 3, 4, and 5 will receive distributions under the Plan.

          (i) Treatment of Administrative Expenses and Certain Priority Claims
               (a) Administrative Expenses. Administrative Expenses consist of the actual and necessary expenses incurred during the Chapter 11 Cases. Such expenses include costs incurred in the operation of the Debtors’ businesses after the commencement of the Chapter 11 Cases, the actual, reasonable fees and expenses of professionals that they or any Committee appointed in the Chapter 11 Cases retains, post-petition taxes, if any, and certain other obligations arising after the commencement of the Chapter 11 Cases, including the Bankruptcy Fees.
               Treatment of Administrative Expenses. The Debtors or the Reorganized Debtors, as the case may be, will pay each Allowed Administrative Expense in full, in Cash, on the later of (a) the Effective Date (or as soon thereafter as is practicable), (b) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense, or (c) such other date to which the Reorganized Debtors and the Holder of the Allowed Administrative Expense otherwise agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred in the ordinary course of business or assumed by the Debtors or the Reorganized Debtors, as the case may be, will be paid in full or performed by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business, consistent with past practice, and (b) obligations incurred to Professionals for services provided through the Effective Date will be paid in accordance with the Court order approving the fees and expenses of each such Professional; provided, further, however, that Allowed Administrative Expenses incurred by the Debtors or the Reorganized Debtors, as the case may be, after the Confirmation Date, including claims for Professionals’ fees and expenses, will not require application to the Court and will be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Court approval. All applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Bankruptcy Court. Any objections to such applications shall be filed no later than twenty (20) days following the date on which a final fee application is filed with the Court. All Obligations (as such term is defined in the DIP Financing Agreement) payable under the DIP Financing Agreement and all other DIP Lender Claims, including any Claims for reimbursement of expenses and fees of professionals employed by the DIP Lenders shall constitute Allowed Administrative Expenses and shall be paid in full, in cash, on the Effective Date without any setoff, defenses or counterclaims without the need for application to or approval from the Court. All Indenture Trustee’s Fees and Expenses and/or Senior Secured Noteholder Fees (as such term is defined in the Final DIP Financing Order) shall constitute Allowed Administrative Expenses and shall be paid in full in cash on the Effective Date, without any setoffs, defenses or counterclaims and without the need for application to, or approval of, any court. The Indenture Trustee’s Charging Lien will be discharged solely upon payment in full of the Indenture Trustee’s Fees and Expenses. No provision of the Plan shall be deemed to impair, waive, or discharge the Indenture Trustee’s Charging Lien for any fees and expenses not paid by the Reorganized Debtors.
               Full Settlement. As more specifically set forth in, and without in any way limiting, section 15.01 of the Plan, the distributions provided for in and when paid pursuant to section 2.01 of the Plan are in full settlement and release of all Administrative Expenses.

               (b) Priority Tax Claims. A “Priority Tax Claim” is any Claim against the Debtors of the type specified in section 507(a)(8) of the Bankruptcy Code. These Claims consist of certain unsecured Claims of Governmental Units for taxes.
               Treatment of Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of the Debtors, each Holder of an Allowed Priority Tax Claim will be (i) paid in full in Cash by the Reorganized Debtors in equal annual installments beginning on or before the first anniversary of the Effective Date with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date, calculated at the Market Rate, or (ii) given such other treatment agreed to by the Holder of such Allowed Priority Tax Claim and the Debtors.
               Full Settlement. As more specifically set forth in, and without in any way limiting, section 15.01 of the Plan, the distributions provided for in and when paid pursuant to section 3.01 of the Plan are in full settlement and release of all Priority Tax Claims.
          (ii) Class 1 — Priority Claims
          Class 1 consists of all Allowed Claims arising on or prior to the Petition Date which are entitled to priority status in accordance with section 507(a) of the Bankruptcy Code, other than Administrative Expenses and Priority Tax Claims. Priority Claims include Claims for wages, salaries and contributions to employee benefit plans to the extent that such Claims are entitled to priority under section 507(a) of the Bankruptcy Code.
          Treatment of Priority Claims. On the latest of (a) the Effective Date (or as soon as practicable thereafter), (b) the date on which such Priority Claim becomes an Allowed Priority Claim, or (c) such other date on which the Debtors and the Holder of such Allowed Priority Claim may agree, each Holder of an Allowed Priority Claim shall be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; provided, however, that Allowed Priority Claims representing obligations incurred in the ordinary course will be paid in full or performed by the Debtors or Reorganized Debtors, consistent with past practice.
          Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of the Plan, the distributions provided in and when paid pursuant to section 6.01 of the Plan are in full settlement and release of each Holder’s Priority Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Priority Claim was based. Class 1 is Unimpaired.
          (iii) Class 2 — Miscellaneous Secured Claims
          Class 2 consists of all Miscellaneous Secured Claims.
          Treatment of Miscellaneous Secured Claims. On the Effective Date, at the sole option of the Debtors, (i) the legal, equitable and contractual rights to which the Miscellaneous Secured Claim entitles the Holder of such Claim will remain unaltered, and the Holder of such Claim shall retain any Liens and/or security interests securing such Claim, or (ii) the Debtors will provide other treatment that will render such Miscellaneous Secured Claim Unimpaired under section 1124 of the Bankruptcy Code.
          Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of the Plan, the distributions provided in and when paid pursuant to section 6.02 of the Plan are in full settlement and release of each Holder’s Miscellaneous Secured Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Miscellaneous Secured Claim was based. Class 2 is Unimpaired.
          (iv) Class 3 — Senior Secured Note Claims
          Class 3 consists of all Senior Secured Note Claims.
          Treatment of Senior Secured Note Claims The Senior Secured Note Claims are Allowed in the amount of $187,811,020.83, without avoidance, setoff, subordination, any defenses, counterclaims, or any other reduction of any kind. On the Effective Date, in full satisfaction, release, and discharge of, and in exchange for, all Allowed Senior Secured Note Claims, each Holder of an Allowed Senior Secured Note Claim shall be entitled to receive (i) its Pro Rata share of the Senior Secured Note Distribution and (ii) to the extent unpaid, payment in cash in full of all Indenture Trustee’s Fees and Expenses and/or Senior Secured Noteholder Fees (as such term is defined in the Final DIP Financing Order).
          Waiver of Deficiency Claims. Subject to the occurrence of the Effective Date, if Class 4 votes to accept the Plan, each Holder of a Senior Secured Note Claim waives any Noteholder Deficiency Claims, and by voting to accept the Plan, Holders of Senior Secured Note Claims shall be deemed to have directed the Indenture Trustee to waive any Noteholder Deficiency Claims. As such, subject to the occurrence of the Effective Date and if Class 4 votes to accept the Plan, Holders of Senior Secured Note Claims will not share in the General Unsecured Cash Amount and shall not be Litigation LLC Interest Holders.
          Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of the Plan, the benefits provided in section 6.03 (when distributed to the Indenture Trustee in accordance with the Plan) to the Holders of Senior Secured Note Claims are in full settlement and release of each Holder’s Senior Secured Note Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transaction, agreements or instruments upon which such Senior Secured Note Claim was based. Class 3 is Impaired.
          (v) Class 4 — General Unsecured Claims
          Class 4 consists of all General Unsecured Claims.
          Treatment of General Unsecured Claims. Pursuant to the terms of a settlement between the Debtors, the Holders of Senior Secured Note Claims and the Holders of General Unsecured Claims, and provided that Class 4 votes to accept the Plan, as soon as practicable following the earlier of (i) the Initial Distribution Date and (ii) the date on which all Disputed General Unsecured Claims have been resolved by Final Order of the Court, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of (x) the General Unsecured

Cash Amount and (y) the Litigation LLC Interests in accordance with sections 13.05 and 13.06 of the Plan.
          Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of the Plan, the benefits provided in section 6.04 (and the payment or transfer of such benefits to the General Unsecured Claim Reserve and the Litigation LLC, as the case may be) of the Plan to the Holders of General Unsecured Claims are in full settlement and release of each Holder’s General Unsecured Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transaction, agreements or instruments upon which such General Unsecured Claim was based. Class 4 is Impaired.
          (vi) Class 5 — Convenience Claims
          Class 5 consists of all Convenience Claims.
          Treatment of Convenience Claims
          On the Effective Date (or as soon as practicable thereafter) each Holder of an Allowed Convenience Claim, including Holders of General Unsecured Claims who have elected to reduce such General Unsecured Claim to $250 by an irrevocable written election pursuant to such Holders’ Ballot, shall receive Cash in an amount sufficient to render such Allowed Convenience Claim Unimpaired under section 1124 of the Bankruptcy Code.
          Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of the Plan, the distributions provided in and the payments made pursuant to section 6.05 of the Plan are in full settlement and release of each Holder’s Convenience Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Convenience Claim was based. Class 5 is Unimpaired.
          (vii) Class 6 — 510(b) Note Claims
          Class 6 consists of all 510(b) Note Claims.
          Treatment of 510(b) Note Claims. On the Effective Date, all 510(b) Note Claims will be extinguished and no distributions will be made to Holders of 510(b) Note Claims. The Holders of 510(b) Note Claims are not entitled to receive any distribution or retain any property under the Plan. Class 6 is Impaired.
          (viii) Class 7 — Old Equity Interests
          Class 7 consists of all Old Equity Interests. As discussed in section 3.04 — “Background — Pending Litigation” Old Equity Interests includes claims asserted against the Debtors in certain pending litigation.
          Treatment of Old Equity Interests. On the Effective Date, all Old Equity Interests will be extinguished and no distributions will be made to Holders of Old Equity Interests. The Holders of Old Equity Interests are not entitled to receive any distribution or retain any property under the Plan. Class 7 is Impaired.

ARTICLE VII.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          Subject to the approval of the Court, the Bankruptcy Code empowers a debtor in possession to assume or reject executory contracts and unexpired leases. Generally, an “executory contract” is a contract under which material performance is due from both parties. If an executory contract or unexpired lease is rejected by a debtor in possession, the other parties to the agreement may file a claim for damages incurred by reason of the rejection, which claim is treated as a pre-petition claim. If an executory contract or unexpired lease is assumed by a debtor in possession, the debtor in possession has the obligation to perform its obligations thereunder in accordance with the terms of such agreement and failure to perform such obligations would result in a claim for damages that may be entitled to administrative expense status.
     7.01 Assumption and Rejection of Executory Contracts and Unexpired Leases
          The Debtors will have until the Confirmation Date to file a motion or motions to assume or reject executory contracts and unexpired leases that have not been previously assumed or rejected. Each executory contract or unexpired lease that (i) has not been expressly assumed or rejected with approval by order of the Court on or prior to the Confirmation Date, (ii) is not the subject of a motion to reject pending as of the Confirmation Date, or (iii) that is not specifically designated as a contract or lease to be rejected on Schedule 8.01 of the Plan, which Schedule shall be filed as part of the Plan Supplement and served on the counterparties to such contracts or leases, will, as of the Confirmation Date, and subject to section 8.01(b) of the Plan, be deemed to have been assumed by the Debtors.
     7.02 Cure of Defaults
          Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to section 8.01 of the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days after the Confirmation Date, file a pleading with the Court listing the cure amounts of all executory contracts and unexpired leases to be assumed. The parties to such executory contracts and unexpired leases to be assumed by the Debtors shall have thirty (30) days to object to the cure amounts listed by the Debtors. A party to an executory contract or unexpired lease to be assumed by the Debtors that does not file an objection with the Court on or before the deadline set by section 8.02 of the Plan for objections to the cure amount shall be deemed to have waived its right to dispute such amount. If there are any objections filed, the Court shall hold a hearing. In the event the Court determines that the cure amount is greater than the cure amount listed by the Debtors, the Reorganized Debtors may elect to reject the executory contract or unexpired lease and not pay such greater cure amount. All cure amounts to be paid pursuant to section 8.02 of the Plan will be paid by the Reorganized Debtors and will not be payable from any of the funds held in the General Unsecured Claim Reserve or the Litigation LLC.
     7.03 Bar Date for Rejection Damages
          Unless otherwise provided by an order of the Court entered prior to the Confirmation Date, a Proof of Claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Court (including the Confirmation Order) must be filed with the Court within (a) the time period established by the Court in an order of the Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Court approving such rejection. Any Entity that fails to file a Proof of Claim with respect to its Claim arising from such a rejection within the period set forth above will be forever barred from asserting a Claim against the Debtors or the Reorganized Debtors or any of their Subsidiaries or their respective property or interests in property. All Allowed Claims arising from the rejection of executory contracts or unexpired leases will be classified as General Unsecured Claims (Class 4).
     7.04 Employee Benefit Plans
          On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.
ARTICLE VIII.
IMPLEMENTATION OF THE PLAN
     8.01 Vesting of Property
          On the Effective Date, title to all property of the Debtors’ estates will pass to and vest in the applicable Reorganized Debtor, free and clear of all Claims, interests, Liens, security interests, charges and other encumbrances (except as otherwise provided in the Plan); provided, however, that the General Unsecured Claim Reserve and the Claims Objection Fund will pass to the Plan Administrator and the Designated Litigation will pass to the Litigation LLC each free and clear of all Claims, interests, Liens, security interests, charges and other encumbrances, subject only to Litigation LLC Interests, the Claims of held by Holders of General Unsecured Claims, and the reversion interest of the Reorganized Debtors in accordance with section 10.02(b) of the Plan. Confirmation of the Plan (subject to the occurrence of the Effective Date) will be binding, and the Debtors’ debts will, without in any way limiting section 15.01 of the Plan, be discharged as provided in section 1141 of the Bankruptcy Code.
     8.02 Substantive Consolidation
          The Plan contemplates and is predicated upon entry of the Confirmation Order effecting the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Chapter 11 Case solely for the purposes of all actions associated with confirmation and consummation of the Plan. Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in those chapter 11 cases involving affiliated debtors. As contrasted with joint administration, substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors (those to be substantively consolidated); all the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of any of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation under the Plan does not affect the debtors’ separated corporate existence or independent ownership of property for any purpose other than for classification of the claims, voting on the plan and making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.
          Factors evaluated by the Bankruptcy Court when deciding whether substantive consolidation is appropriate include: (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit and (ii) whether the affairs of the Debtors are so entangled that separating them is prohibitive and hurts all creditors.
          Throughout their history, the Debtors centrally managed the business around business functions without regard to corporate formation. The Debtors expanded their business by (1) acquiring corporations engaged in specific business activities, (2) acquiring business operations, including pharmaceutical products, and (3) expanding existing capabilities by establishing new operational units. The expanded business operations were all managed by an executive team located in Wilmington, NC. All cash collection, invoicing, payroll, benefits administration and purchasing activities are performed centrally in the corporate offices. Additionally, the Debtors held themselves out to customers as a single business enterprise. Accordingly, the Debtors believe that creditors often ignored corporate distinctions between and among the Debtors and did not rely on corporate distinctions in providing services and goods and extending credit. As evidence of the need for substantive consolidation, many creditors, unsure of the identity of their obligors, have filed Proofs of Claim against each of the Debtors.
          No creditors will be harmed by substantive consolidation of the Chapter 11 Cases. Because the Holders of Senior Secured Note Claims have liens on substantially all of the assets of each of the Debtors, substantive consolidation will not affect the recovery of the Holders of Senior Secured Note Claims. In addition, because substantially all of the assets of the Debtors are secured by liens in favor of the Senior Secured Noteholders, and the value of all of the Debtors is less than the amount of the Senior Secured Notes, whether or not the Debtors are substantively consolidated, Holders of General Unsecured Claims are not entitled to any recovery on account of their Claims. As described herein, pursuant to the settlement embodied in the Plan, Holders of General Unsecured Claims will be entitled to their pro rata portion of the General Unsecured Cash Amount and the Litigation LLC Interests on the condition that Holders of General Unsecured Claims vote to accept the Plan. Further, substantive consolidation was an integral part of the settlement between the various parties in order to, among other things, allow all General Unsecured Creditors to receive recoveries from the Designated Litigation, to allow the funding of the Litigation Trust to be carried out on a unitary basis and to allow for the Debtors’ existing corporate structure to be maintained so that equity interests in Reorganized aaiPharma could be given to Senior Secured Noteholders instead of deconsolidating the Debtors’ enterprise and breaking apart the various entities (thereby leading to various operational and governance issues). As a result, the Debtors believe that substantive consolidation of all of the Debtors’ Chapter 11 Cases for plan purposes is justified.
          Thus, the Plan contemplates and is predicated upon the substantive consolidation of the Chapter 11 Cases of all the Debtors solely for the purposes of the Plan, the distributions under the Plan, and all actions with respect to confirmation and consummation of the Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective Date: (i) solely for the purposes of the Plan and the distributions and transactions contemplated hereby, all assets and liabilities of the Debtors shall be treated as though they were merged; (ii) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (iii) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (iv) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Chapter 11 Case of the Debtors and shall be deemed a single obligation of all of the Debtors under the Plan on and after the Confirmation Date; (v) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors but in no way shall such claim be deemed Allowed by reason of section 9.02 of the Plan; and (vi) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against claims against such Debtor or another Debtor. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other person shall be discharged, released and of no further force and effect; provided, however, that section 9.02 of the Plan will not affect the obligations of each of the Debtors under the Plan. Notwithstanding the provisions of section 9.02 of the Plan, but subject to section 9.10 of the Plan, each of the Debtors will, as Reorganized Debtors, continue to exist after the Effective Date as separate legal entities. The substantive consolidation provided for in section 9.02 of the Plan will not affect the obligations of each and every Debtor to pay Bankruptcy Fees to the Office of the United States Trustee that may have come due prior to the Effective Date. Notwithstanding anything to the contrary in section 9.02 of the Plan, all Intercompany Claims will remain unimpaired; provided, however, no distribution of Cash under the Plan will be made on account of such Intercompany Claims.
          Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions of section 9.02 of the Plan shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could be brought by a Holder of a Claim or Interest asserting that such Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. This compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. The Plan shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action and disputes. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest with respect to the matters described in section 9.02 of the Plan.
     8.03 Retention, Enforcement and Release of Causes of Action
     In addition to the waivers of Causes of Action set forth in section 15.01(d) of the Plan, the Reorganized Debtors will waive all Causes of Action that may exist under sections 542, 544 through 550 and 558 of the Bankruptcy Code or under similar state laws, including any fraudulent conveyance claims, other than any avoidance action claims that may exist against any of the Debtors’ former officers or directors who in connection with any act or omission by such person in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct.
     On June 24, 2005, the Debtors filed their Schedules of Assets and Statement of Financial Affairs (the “Schedules”). As stated in the Schedules, in the 90 days prior to the Filing Date, the Debtors made payments to third parties totaling $25,518,962.74. In addition, as stated in the Schedules, in the one year period prior to the Filing Date the Debtors made payments to Insiders (as that term is defined in the Bankruptcy Code) totaling $5,208,576.37.
     The mere fact that payments were made to a creditor during the ninety days prior to the Filing Date or to an Insider during the one year period prior to the Filing Date does not by itself mean that these payments are subject to avoidance. Many of these payments were made in the ordinary course or resulted in new value being given to the Debtors; as such, the payments may not be avoidable as preferential transfers as they are subject to valid defenses under section 547(c) of the Bankruptcy Code. In addition, many of the payments made to creditors were made on account of executory contracts and unexpired leases that were assumed since the Filing Date, and as such, the Debtors cannot seek to avoid these payments. Further, as part of the Final DIP Financing Order, the Bankruptcy Court ordered that certain payments made to the Debtors’ Pre- Petition Credit Agreement Lenders are not subject to avoidance. Additionally, and as set forth in the Schedules, many of the payments were made to taxing authorities, governmental entities, and other entities entitled to priority under the Bankruptcy Code, and these claims are not subject to avoidance. Also, on the first day of the Debtors’ Chapter 11 Cases, the Debtors were granted authority to honor pre-petition payment obligations to numerous entities, including wholesalers and investigators, as the Bankruptcy Court determined that making such payments was necessary for the continuation of the Debtors’ business operations; the Debtors cannot now seek to avoid payments made to these creditors. Moreover, other payments were made to entities necessary to the day-to-day operations of the Debtors’ business, such as utilities and insurance carriers. Finally, the Debtors do not believe that it is in their best interests to seek to recover any of these payments as the Debtors believe such efforts would be harmful to their attempts to rebuild their business as part of their reorganization under chapter 11.
     At the time the settlement embodied in the Plan was reached among the Debtors, the Ad Hoc Committee of Secured Noteholders, and the Creditors’ Committee, the Debtors were in the process of analyzing potential avoidance actions against all parties other than the Debtors’ Pre-Petition Credit Agreement Lenders. Based on the Debtors’ preliminary results, it appeared that such actions would not provide a material recovery to the Debtors’ estates, in light of the amount potentially subject to avoidance (for the reasons set forth above) and the fact that the Debtors do not believe that they can bring avoidance actions against existing customers, vendors, suppliers, and distributors without severely disrupting the Debtors’ business relationships and harming the Debtors’ business. Moreover, one of the benefits afforded to Holders of General Unsecured Claims under the settlement reached as part of the Plan is that all avoidance actions are waived.
          Notwithstanding the release of Causes of Action set forth in section 9.03 of the Plan, the Plan Administrator shall have the right and shall be deemed the Debtors’ agent to pursue such rights of action, including the Debtors’ rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including, without limitation, for purposes of setoff against distributions, if any, due to a Holder of a General Unsecured Claim pursuant to the Plan; provided, however, that nothing in the Plan will give the Plan Administrator or any other party the right to bring any Claims now barred under paragraph 14 of the Final DIP Financing Order. The Reorganized Debtors, as representatives of the chapter 11 estates of the Debtors, will retain the exclusive right to enforce, in their sole discretion, any and all Causes of Action of the Debtors not released pursuant to the terms of the Plan or that are not transferred to the Litigation LLC or the Plan Administrator. The Debtors are the plaintiffs in two actions brought prior to the Petition Date, which will be transferred to the Litigation LLC, and which are discussed in section 3.04 — Background — Pending Litigation. The Debtors are unable to predict the outcome of those litigations.
     8.04 Implementation
          Pursuant to the Confirmation Order and upon confirmation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. The Reorganized Debtors shall be authorized to execute, deliver, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. On or before the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, may file with the Court the agreements and documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as the case may be, will thereby be authorized to execute the agreements and documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan, without the need for any required approvals, authorizations or consents. Upon emergence from chapter 11, the Reorganized aaiPharma will be a privately-held company.
     8.05 New Credit Facility
          On the Effective Date, the Reorganized Debtors will be authorized under the Plan to enter into the New Credit Facility and to grant the liens contemplated thereby.
     8.06 Corporate Action
          On the Effective Date, and as provided in the Plan, the adoption of the Amended and Restated Certificates of Incorporation and the Amended and Restated By-Laws, the selection of directors and officers of the Reorganized Debtors, and all actions of the Debtors and the Reorganized Debtors contemplated by the Plan will be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan and Confirmation Order). All matters provided for in the Plan involving the corporate structure of the Debtors and the Reorganized Debtors and any corporate action required by the Debtors and the Reorganized Debtors in connection with the Plan, will be deemed to have timely occurred in accordance with applicable state law and will be in effect, without any requirement of further action by the security holders or directors or officers of the Debtors and the Reorganized Debtors.
     8.07 Issuance of New Securities

          The issuance of the New Common Stock by Reorganized aaiPharma and its distribution to Holders of the Senior Secured Notes is authorized under the Plan, and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. Section 1145 of the Bankruptcy Code applies with respect to the issuance and transfer of the New Common Stock under the Plan, and therefore, the New Common Stock issued pursuant to the Plan and its transfer will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and all rules and regulations promulgated thereunder, as well as any and all applicable state and local laws, rules, and regulations. For a detailed discussion of the application of the Securities Act to the issuance of the New Common Stock, please see Article XVIII herein, entitled “Application of Securities Act.”
     8.08 Stockholder and Registration Rights Agreements
          On the Effective Date, Reorganized aaiPharma and each Holder of a Senior Secured Note Claim will be deemed to have executed the Stockholder Agreement and the Registration Rights Agreement on account of the New Common Stock issued to Holders of Senior Secured Note Claims pursuant to the Plan.
     8.09 Cancellation of Existing Securities and Agreements
          On the Effective Date, the DIP Financing Agreement, the Pre-Petition Indenture, the Senior Secured Notes, the Intercreditor Agreement, and Old Equity Interests, as well as any and all securities or agreements relating to the DIP Financing Agreement and/or the Pre-Petition Indenture shall be deemed automatically canceled, terminated and of no further force or effect; without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors and the Indenture Trustee, as applicable, under the agreements, indentures, and certificates of designations governing such Claims shall be discharged; provided, however, that the Pre-Petition Indenture shall continue in effect for the limited purpose of allowing the Indenture Trustee to make any distributions on account of Senior Secured Notes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and to enforce the Indenture Trustee Charging Lien to the extent applicable.
     8.10 Dissolution
          On the Effective Date, the Debtors listed in the applicable Plan Supplement filing will be deemed dissolved for all purposes, without further action. Notwithstanding the foregoing, from and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, may execute such documents and take such other actions as they deem appropriate in connection with the dissolution of such entities.
     8.11 Amended and Restated Certificates of Incorporation; Amended and Restated By-Laws
          On the Effective Date, or as soon thereafter as practicable, the Reorganized Debtors will amend their certificates of incorporation by filing the Amended and Restated Certificates of Incorporation, and will be deemed to have adopted the Amended and Restated By-Laws.
     8.12 Directors and Officers of the Reorganized Debtors

          On the Effective Date, the operations of the Reorganized Debtors will become the general responsibility of the boards of directors of the Reorganized Debtors, subject to, and in accordance with, the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of each of the Reorganized Debtors. Subject to any requirement of Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of the new boards of directors and all Persons that will serve as an initial officer of any or all of the Reorganized Debtors, and to the extent such person is an Insider, the nature of any compensation for such person. Each such director or officer will serve from and after the Effective Date pursuant to the terms of the respective Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Reorganized Debtors and the applicable corporation or limited liability company law, as applicable, of the state in which the Reorganized Debtor is organized.
     8.13 Management Agreements
          It is contemplated that the Reorganized Debtors will enter into the Senior Executive Employment Agreements on the Effective Date. The Senior Executive Employment Agreements will supercede, govern, and satisfy all agreements between the Debtors and the parties to the Senior Executive Employment Agreements. The parties to the Senior Executive Employment Agreements will be disclosed in the Plan Supplement, along with the material terms of the Senior Executive Employment Agreements.
     8.14 Transactions on Business Days
          If the Effective Date or any other date on which a transaction may occur under the Plan will occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day will instead occur on the next succeeding Business Day.
     8.15 Termination of DIP Financing Agreement
          Upon the payment of all Obligations (as such term is defined in the DIP Financing Agreement) incurred under or pursuant to the DIP Financing Agreement, in cash, as provided in section 2.01 of the Plan and the termination or cash collateralization of all Letters of Credit issued in connection therewith, the DIP Financing Agreement shall be deemed terminated. Upon payment or satisfaction in full of all Obligations (as such term is defined in the DIP Financing Agreement) under or pursuant to the DIP Financing Agreement in accordance with the terms thereof, all Liens and security interests granted to secure such obligations will be released and will be of no further force and effect.
     8.16 Ordinary Course Refunds
          In the ordinary course of business, AAI Development Services requires that customers provide advance payment to the Debtors for certain development services work on behalf of that customer and the Debtors use those advance payments to fund the work. If a portion of such advance payment remains after completion of the development services work, the Debtors refund the remainder of the advance payment to the client. Under the Plan, the Reorganized Debtors will continue the Debtors’ ordinary course practice of both performing services for which payment had been previously advanced and refunding unutilized portions of such advance payments upon completion of development services work.

ARTICLE IX.
LITIGATION LLC
     9.01 Establishment of the Litigation LLC; Funding
          On the Effective Date, the Litigation LLC will be established as a separate entity, without any further action of the directors or shareholders of the Debtors or the Reorganized Debtors, will become effective pursuant to the Litigation LLC Agreement, and shall be owned by the Holders of Allowed General Unsecured Claims who hold Litigation LLC Interests. Subject to the terms of the Plan and any contrary provision required in connection therewith, the Litigation LLC Agreement shall contain provisions customary to LLC agreements utilized in comparable circumstances and will be in form and substance acceptable to the Creditors’ Committee.
          Upon the occurrence of the Effective Date, all parties (including the Debtors, the Reorganized Debtors, the Litigation Manager, and Holders of Allowed Claims in all classes, as appropriate) will be deemed to have executed any documents or other instruments necessary to cause the transfer of the relevant rights (including, where applicable, by license) to be transferred to the Litigation LLC as of the Effective Date; provided, however, such transfer will only be made to the extent necessary to prosecute and, if required, to defend the Designated Litigation. Neither the Litigation LLC nor the Litigation Manager will have or acquire any Claim or Cause of Action other than the Designated Litigation and any right of setoff in connection with the Designated Litigation.
          The Litigation LLC will be funded solely from the General Unsecured Cash Amount in an amount to be determined prior to the Initial Distribution Date by the Plan Administration Committee and neither the Debtors nor the Reorganized Debtors will have any obligation to fund the Litigation LLC in any way. Funds remaining in the Litigation LLC and not expended in connection with the Designated Litigation will be returned to the General Unsecured Claim Reserve.
     9.02 Transfer of Designated Litigation to the Litigation LLC
          On the Effective Date, the Debtors will transfer, and will be deemed to have transferred to the Litigation LLC, for and on behalf of Litigation LLC Interest Holders, all of the right, title, and interest in the Designated Litigation. Any outstanding fees and costs incurred by the Debtors in connection with the Designated Litigation transferred to the Litigation LLC prior to the date of the transfer to the Litigation LLC will be paid by the Debtors. Upon such transfer, the Debtors and the Reorganized Debtors will have no other further rights or obligations with respect to the Designated Litigation or the Litigation LLC; provided, however, the Reorganized Debtors and each of their directors, officers, and employees will provide reasonable and necessary support and cooperation to the Litigation LLC and to the professionals prosecuting or defending any action transferred to the Litigation LLC, at the Litigation LLC’s cost and expense in connection with the Designated Litigation, and will receive reasonable reimbursement from the Litigation LLC for any out-of-pocket fees and expenses incurred in connection therewith (including any reasonable and documented attorney fees and expenses up to an aggregate amount of $35,000).
          The Plan Administration Committee must determine whether to prosecute any Designated Litigation. In the event that the Plan Administration Committee determines not to prosecute the Designated Litigation, it must immediately advise the Reorganized Debtors in writing and file a notice with the Court of such determination and all rights and obligations with respect to such Designated Litigation will immediately revert to the Reorganized Debtors and the Litigation LLC will have no other or further rights with respect to such Designated Litigation; provided, however, the Litigation Manager will reasonably cooperate with the Reorganized Debtors in the transfer and transition of such Designated Litigation to the Reorganized Debtors. From and after the date of transfer of the Designated Litigation from the Litigation Manager to the Reorganized Debtors, the Reorganized Debtors will have the sole responsibility and obligation to pay any costs and expenses (including legal and other professional fees) incurred from and after the date of transfer to the Reorganized Debtors in connection with the Designated Litigation.
          Notwithstanding any right of setoff under section 553 of the Bankruptcy Code, any and all Claims of any person or Entity that have been or may be asserted in response to or in connection with Designated Litigation against the Debtors will be discharged pursuant to section 1141 of the Bankruptcy Code and the Plan; provided, however, that nothing contained herein or in the Plan shall prevent Kremers Urban Development Co. and its affiliates (“Kremers”) from seeking Allowance of any Claims (whether as unsecured Claims or as Administrative Expenses), for which a timely filed Proof of Claim or request for payment has been filed, that Kremers believes it has in response to or arising from the litigation pending in the United States District Court for the Southern District of New York, captioned aaiPharma Inc. v. Kremers Urban Development Co., et al., Civil Action No. 02-CV-09628-BSJ-RLE, and nothing contained herein or in the Plan shall prevent Kremers from seeking to assert any right of setoff with regard to any such Claims. The Debtors believe that Kremers’ Claims are without merit and, in addition, the Debtors believe that there is no basis for Kremers to assert Administrative Expense status for any of its Claims. The Debtors intend to vigorously oppose any attempts by Kremers to assert Administrative Expense priority for any of its Claims, and the Debtors reserve all of their rights to oppose any Proofs of Claim filed by Kremers.
          In connection with the above-described rights and the Designated Litigation, and in recognition of the common interest of the Debtors, the Reorganized Debtors, the Creditors’ Committee, and the Litigation LLC in maximizing distributions to Holders of Allowed General Unsecured Claims under the Plan, (i) any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) with respect to the Designated Litigation (any such privilege or immunity, a “Privilege”) will be extended to the Litigation LLC, the Plan Administrator, and the Plan Administration Committee and will vest in the Litigation LLC, the Plan Administrator, and Plan Administration Committee, and each of their representatives, and (ii) the Reorganized Debtors will also retain any Privilege transferred to the Litigation LLC. The Debtors, the Reorganized Debtors, the Plan Administrator, and the Litigation Manager are authorized to take all necessary actions to effectuate the extension of such Privileges, including executing an appropriate joint defense agreement and any other agreements necessary or appropriate to effectuate the terms of section 10.02(d) of the Plan. Notwithstanding anything otherwise to the contrary, only the Reorganized Debtors will have the right to waive or relinquish any Privilege with regard to any communications or other documents concerning any pharmaceutical or other product other than omeprazole.

          If Class 4 does not vote to accept the Plan, no Litigation LLC will be formed for the benefit of Holders of General Unsecured Claims and the Reorganized Debtors will retain all of the right, title, and interest in the Designated Litigation.
     9.03 Litigation LLC Interests; Term
          The Litigation Manager will establish and maintain a registry of the holders of Litigation LLC Interests. Litigation LLC Interests shall be uncertificated and represented solely by the registry of the Litigation Manager and the Litigation LLC Interests shall not be transferable; provided, however, that such Litigation LLC Interests will be transferable to the extent permitted by applicable law without the need for registration upon the death of the Litigation LLC Interest Holder by operation of applicable laws relating to testamentary or intestate succession.
          The Litigation LLC will be dissolved upon the earlier of the distribution of the full amount of all recoveries obtained in connection with the Designated Litigation or the reversion of the Designated Litigation to the Reorganized Debtors pursuant to section 10.02(b) of the Plan.
     9.04 Procedures for Distribution
          The amount of Litigation LLC Interests to be distributed, the procedures for such distributions, as well as the procedures for making annual distributions in accordance with section 10.05 of the Plan will be set forth in the Litigation LLC Agreement.
     9.05 Annual Distribution; Withholding
          The Litigation LLC will distribute at least annually to the Holders of Litigation LLC Interests any net proceeds from the Designated Litigation and any other cash as determined by the Plan Administration Committee by transferring the funds to the Plan Administrator, which shall act as the disbursing agent for the Litigation LLC; provided, however, that the Litigation LLC may retain such amounts (i) to pay reasonable administrative expenses (including any taxes imposed on the Litigation LLC or in respect of the assets of the Litigation LLC), (ii) to satisfy other liabilities incurred or assumed by the Litigation LLC in accordance with the Plan or the Litigation LLC Agreement, and (iii) to prosecute, reduce to judgment, or settle the Designated Litigation. All such distributions shall be pro rata based on the number of Litigation LLC Interests held by a Holder compared with the aggregate number of Litigation LLC Interests outstanding. In accordance with the Litigation LLC Agreement, the Litigation Manager may withhold from amounts distributable to any Litigation LLC Interest Holder any and all amounts, determined in the Litigation Manager’s reasonable discretion (upon consultation with the Plan Administration Committee) to be required by any law, regulation, rule, ruling, directive, or other governmental requirement. In connection with all such distributions, the Plan Administrator will serve as distribution agent for the Litigation LLC.
     9.06 Litigation; Responsibilities of Litigation Manager.
          The Litigation Manager will have the power to (i) prosecute, reduce to judgment, or settle, for the Litigation LLC, all Designated Litigation, and (ii) to otherwise perform the functions and take the actions provided for or permitted in the Plan or in any other agreement executed by the Litigation Manager pursuant to the Plan. Any and all proceeds generated from such Designated Litigation will be the property of the Litigation LLC; provided, however, that the Litigation Manager will not intentionally admit any unlawful, inequitable, or fraudulent conduct, or any other wrongdoing on the part of the Debtors, the Reorganized Debtors, their Subsidiaries, their Affiliates, or any current or former officers, directors, employees, attorneys, or advisors other than with regard to any person or Entity that has admitted or admits such conduct or wrongdoing.
          All costs and expenses associated with the administration of the Litigation LLC, including those rights, obligations, and duties described in this Plan, will be the responsibility of and paid by the Litigation LLC solely from the portion of the General Unsecured Cash Amount made available to the Litigation LLC by the Plan Administrator under the direction of the Plan Administration Committee. Neither the Debtors nor the Reorganized Debtors will have any obligation to fund the Litigation LLC in any way. Notwithstanding the foregoing, the Debtors will have the sole responsibility and obligation to pay any costs and expenses (including legal and other professional fees) incurred in connection with any matter or claim transferred to the Litigation LLC which were incurred prior to the date of transfer to the Litigation LLC.
          The Litigation LLC may retain any law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers, or other professionals as the Litigation Manager may deem necessary to retain in its sole discretion on reasonable terms and conditions of employment or retention, to aid in the performance of its responsibilities pursuant to the terms of this Plan, including, without limitation, the prosecution, reducing to judgment, or settlement of the Designated Litigation and the liquidation and distribution of Litigation LLC assets. The Plan Administrator will serve as the Litigation LLC’s disbursing agent for the purposes of making any distributions to Litigation LLC Interest Holders on behalf of the Litigation LLC. Neither the Debtors nor the Reorganized Debtors will have any obligation to fund the Litigation LLC in any way.
          Unless otherwise required by applicable law, for federal income tax purposes all persons (including the Debtors, the Litigation Manager and the Litigation LLC Interest Holders) will treat (i) the Litigation LLC as a partnership owned by the Litigation LLC Interest Holders and (ii) the assets transferred to the Litigation LLC as distributed by the Debtors to the Litigation LLC Interest Holders and as subsequently transferred by the Litigation LLC Interests Holders to the Litigation LLC.
ARTICLE X.
DISTRIBUTIONS UNDER THE PLAN
     10.01 Timing of Distributions Under the Plan
          Except as otherwise provided in the Plan, without in any way limiting articles 13 and 14 of the Plan, and subject to section 16.02 of the Plan, payments and distributions in respect of Allowed Claims will be made by the Reorganized Debtors (or their designee) on or as promptly as practicable after the Effective Date; provided, however, distributions to Holders of Allowed General Unsecured Claims will be made by the Plan Administrator.
     10.02 Payments and Distributions with Respect to Disputed Claims
          No payments or distributions will be made in respect of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.

     10.03 Allocation of Consideration
          The aggregate consideration to be distributed to the Holders of Allowed Claims in each Class under the Plan will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any, to the extent that interest is payable under the Plan.
     10.04 Cash Payments
          Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments to foreign Creditors may be made, at the option of the Reorganized Debtors or the Plan Administrator, as applicable, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Reorganized Debtors will be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check must be made directly to the Plan Administrator as set forth in section 11.12 of the Plan. Distributions to Holders of Allowed General Unsecured Claims shall be made by the Plan Administrator in accordance with section 11.04 of the Plan.
     10.05 Payment of Statutory Fees
          All Bankruptcy Fees as determined by the Court at the Confirmation Hearing will be paid by the Debtors on or before the Effective Date, or by the Reorganized Debtors as soon as practicable thereafter. All Bankruptcy Fees will be paid until the Court enters a final decree closing the Chapter 11 Cases.
     10.06 No Interest
          Except with respect to Holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as otherwise expressly provided in the Plan, no Holder of an Allowed Claim will receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.
     10.07 Setoffs
          The Plan Administrator, the Litigation Manager or the Reorganized Debtors, as applicable, may (but will not be required to), pursuant to section 558 of the Bankruptcy Code or applicable non-bankruptcy law, exercise (i) the setoff rights, of the Debtors or the Reorganized Debtors, as the case may be, against any Allowed Claims and the distributions to be made pursuant to the Plan on account of such Allowed Claims, and (ii) Claims of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may hold (and could have asserted) against the Holder of such Claim; provided, however, that neither the failure to effect a setoff (or to utilize any other rights pursuant to section 558 of the Bankruptcy Code) nor the allowance of any Claim hereunder will constitute a waiver or release of any such Claims or rights against such Holder, unless an order allowing such Claim otherwise so provides.

     10.08 Special Provision Regarding Unimpaired Claims
          Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Court, or any document or agreement entered into and enforceable pursuant to the terms of the Plan, nothing will affect the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims or to request disallowance or subordination of any such Claim. In addition, notwithstanding anything to the contrary, Unimpaired Claims are subject to all applicable provisions of the Bankruptcy Code, including section 502(b) of the Bankruptcy Code.
     10.09 Fractional Securities
          Pursuant to the Plan, and notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. The Reorganized Debtors will not distribute any fractional shares of New Common Stock. For purposes of distribution, fractional shares of New Common Stock will be rounded up or down to the nearest share of New Common Stock, as applicable.
     10.10 Compliance with Tax Requirements
          In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) and/or withholding is required, the Reorganized Debtors or the Plan Administrator, as applicable, will file such information return with the Internal Revenue Service, provide any required statements in connection therewith to the recipients of such distribution and/or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Entity from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtors or the Plan Administrator, as applicable, the Reorganized Debtors or the Plan Administrator, as applicable, will withhold the amount required and distribute the balance to such Entity.
     10.11 Persons Deemed Holders of Registered Securities; Distribution Record Date
          As of the close of business on the Distribution Record Date, there will be no further changes in the record Holders of any Claims or Old Equity Interests. The Debtors, the Reorganized Debtors, the Plan Administrator, or their designees will have no obligation to recognize any transfer of any Claims or Old Equity Interests occurring after the close of business on the Distribution Record Date, and will be entitled to recognize and deal for the purposes under the Plan (except as to voting to accept or reject the Plan) with only those Holders of record as of the close of business on the Distribution Record Date. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim under the Plan, no payments or distributions will be made in respect of such Claim until the Court resolves that dispute pursuant to a Final Order.

     10.12 Surrender of Existing Securities
          As a condition to receiving any distribution under the Plan, and except as otherwise provided in section 11.13 of the Plan, each Holder of an Instrument evidencing a Claim must surrender such Instrument to the Reorganized Debtors or their designee. Any Holder of a Claim that fails to (a) surrender such Instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors or their designee before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder’s Claim becomes an Allowed Claim, will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan. Upon compliance with section 11.12 of the Plan, the Holder of a Claim evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under the Plan, be deemed to have surrendered such Instrument.
     10.13 Undeliverable or Unclaimed Distributions
          (i) Any Entity that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 120 days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors or the Plan Administrator (as applicable) for the amount of the original check, without any interest, if such Entity requests in writing the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee to reissue such check and provides the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee, as the case may be, with such documentation as the Reorganized Debtors or their designee request to verify in their reasonable discretion that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder’s Claim becomes an Allowed Claim, such Entity shall not be entitled to receive any distribution under the Plan. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee as undeliverable, no further distributions will be made to such Holder unless and until the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee are notified in writing of such Holder’s then-current address. Undeliverable distributions will remain in the possession of the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee pursuant to section 9.01 of the Plan until such time as a distribution becomes deliverable.
          (ii) All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) 6 months following the date the Claim underlying such distribution becomes an Allowed Claim. After such date, all unclaimed property shall revert to the Reorganized Debtors or the Plan Administrator (as applicable) and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.
     10.14 Distributions on Account of Senior Secured Notes
          All distributions, if any, on account of Senior Secured Note Claims will be made by the Reorganized Debtors on the Effective Date to the Indenture Trustee, who will serve as the Reorganized Debtors’ designee for purposes of making distributions under the Plan to Holders of Senior Secured Note Claims. The Reorganized Debtors will pay the Indenture Trustee its reasonable fees and expenses for making distributions under the Plan to Holders of Senior Secured Note Claims. The Indenture Trustee is required to make all of its distributions of New Common Stock within 10 days following the Effective Date. To the extent the Indenture Trustee provides services related to distributions pursuant to the Plan, such Indenture Trustee will receive from the Reorganized Debtors, without further court approval and upon presenting to the Reorganized Debtors adequate documentation, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services. These payments will be made on terms agreed to between the Indenture Trustee and the Reorganized Debtors.
     10.15 Exemption From Certain Transfer Taxes
          Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from a Debtor to a Reorganized Debtor or any other person or Entity pursuant to this Plan, including the granting or recording of any Lien or mortgage on any property under the New Credit Facility Documents will not be subject to any stamp tax or other similar tax, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
10.16	Rule 9019 Settlement and Compromise of Disputes Between the Debtors, Holders of Senior Secured Note Claims and Holders of General Unsecured Claims
          The provisions of the Plan will constitute a good faith compromise and settlement of all Causes of Action or disputes among the Debtors, Holders of General Unsecured Claims, and Holders of Senior Secured Note Claims. The Plan will be approved by the Bankruptcy Court as a settlement of all Causes of Action and disputes between the Debtors, Holders of General Unsecured Claims, and Holders of Senior Secured Note Claims. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing.
ARTICLE XI.
PLAN ADMINISTRATION
     11.01 Duties
          On and after the Effective Date, the Plan Administrator will be authorized to (i) make distributions required under the Plan to Holders of Allowed General Unsecured Claims, (ii) transfer to the Litigation LLC the amount of the General Unsecured Cash Amount determined by the Plan Administration Committee, and (iii) prosecute objections to and settle General Unsecured Claims in accordance with section 13.01 of the Plan. The Plan Administrator will report to and consult with the Plan Administration Committee in connection with the performance of its duties under the Plan. Notwithstanding anything to the contrary in the Plan, neither the Debtors or the Reorganized Debtors will have any liability for any act or omission by the Plan Administrator.

     11.02 Funding
          On the Effective Date, the Debtors will transfer the Claims Objection Fund to the Plan Administrator. The Claims Objection Fund will be the sole source of funding for the Plan Administrator to prosecute objections to General Unsecured Claims pursuant to section 13.01 of the Plan and neither the Debtors nor the Reorganized Debtors will have any obligation to fund the Claims Objection Fund or the Plan Administrator in any other way. In the event that any funds remain in the Claims Objection Fund after no Disputed General Unsecured Claims remain, such remaining funds shall be deposited in the General Unsecured Claim Reserve for distribution to Holders of Allowed General Unsecured Claims.
     11.03 Distributions
          The Plan Administrator will make distributions to Holders of Allowed General Unsecured Claims on the Initial Distribution Date and each Periodic Distribution Date in accordance with the terms of the Plan.
     11.04 Retention of Professionals
          The Plan Administrator may retain any law firms, accounting firms or other professionals as the Plan Administrator may deem necessary to retain, on reasonable terms and conditions of retention or employment, to aid in the performance of its responsibilities pursuant to the terms of this Plan. Any costs and expenses associated with such retentions will be satisfied from the Claims Objection Fund.
     11.05 Succession
          The Plan Administrator may be replaced by the Plan Administration Committee at any time and for any reason. If the Plan Administrator resigns or, in the case of an individual, becomes incapacitated or dies, the Plan Administration Committee will appoint a successor and will timely file a notice with the Court identifying such successor.
     11.06 Cooperation
          The Reorganized Debtors and each of their directors, officers, and employees will provide reasonable support to the Plan Administrator at the Plan Administrator’s sole cost and expense in connection with the Plan Administrator’s duties and will receive reimbursement from the Plan Administrator for any out-of-pocket fees and expenses incurred in connection therewith. The Reorganized Debtors and the Plan Administrator will reasonably cooperate in filing any motions to reclassify Claims from General Unsecured Claims to other Claims or from other Claims to General Unsecured Claims and with regard to settlement of such motions or objections; provided, however, that nothing in section 12.06 of the Plan will prevent the Debtors or the Reorganized Debtors from objecting to any motion by the Plan Administrator to reclassify a General Unsecured Claim as a Claim in Classes 1 through 3 and 5 through 7; and nothing in section 12.06 of the Plan will prevent the Plan Administrator from objecting to any motion by the Reorganized Debtors to reclassify any Claim as a General Unsecured Claim. The Plan Administrator will not seek to reclassify any General Unsecured Claim as a Class 3 Senior Secured Note Claim.

     11.07 Failure by Class 4 to Accept the Plan
          In the event that Class 4 does not vote to accept the Plan, (i) there will be no Plan Administrator, Plan Administration Committee, or Claims Objection Fund and (ii) all matters relating to the prosecution of objections to and settlement of all Claims will be the sole responsibility of the Reorganized Debtors.
ARTICLE XII.
PROVISIONS FOR TREATMENT OF DISPUTED GENERAL UNSECURED CLAIMS
     12.01 Objections to General Unsecured Claims; Disputed General Unsecured Claims
          Except to the extent that the Plan Administrator consents, only the Plan Administrator shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to General Unsecured Claims after the Effective Date; provided, however, that the Plan Administrator shall not be permitted to incur costs in excess of the Claims Objection Fund in carrying out the provisions of section 13.01 of the Plan. Subject to an order of the Court providing otherwise, only the Plan Administrator may object to General Unsecured Claims by filing an objection with the Court and serving such objection upon the Holder of such General Unsecured Claim not later than one hundred and twenty (120) days after the Effective Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Court upon motion to the Court, which motion may be made without further notice or hearing.
     12.02 Estimation of General Unsecured Claims
          For purposes of effectuating the reserve provisions of this Plan and the allocations and distributions to Holders of Allowed General Unsecured Claims, the Court will, on or prior to the Initial Distribution Date, pursuant to Section 502 of the Bankruptcy Code, fix or liquidate the amount of any contingent or unliquidated General Unsecured Claim, in which event the amount so fixed will be deemed the Allowed amount of such Claim for purposes of this Plan or, in lieu thereof, the Court will determine the maximum contingent or unliquidated amount for such Claim, which amount will be the maximum amount in which such Claim ultimately may be Allowed under this Plan, if such Claim is Allowed in whole or part. The Court’s entry of an estimation order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims, and no Holder will have recourse against the Plan Administrator as such Holder’s sole recovery will be from the General Unsecured Cash Amount.
          Upon the occurrence of the Effective Date, the Debtors will deposit the General Unsecured Cash Amount in the General Unsecured Claim Reserve. The General Unsecured Claim Reserve and all amounts therein (including any interest actually earned theron) will be maintained by the Plan Administrator for distribution in accordance with section 6.04 of the Plan to Holders of Allowed General Unsecured Claims
12.03	Timing of Payments and Distributions With Respect to Disputed General Unsecured Claims
          Subject to the provisions of the Plan, payments and distributions with respect to each Disputed General Unsecured Claim that becomes an Allowed General Unsecured Claim,

that would have otherwise been made had such General Unsecured Claim been an Allowed General Unsecured Claim on the Effective Date (including distributions on account of Litigation LLC Interests), will be made promptly on the next Periodic Distribution Date after such Disputed General Unsecured Claim becomes an Allowed General Unsecured Claim. Holders of Disputed General Unsecured Claims, regardless of whether such Disputed General Unsecured Claims become Allowed General Unsecured Claims, will be bound, obligated and governed in all respects by the provisions of the Plan.
     12.04 General Unsecured Claims Reserve
          (i) Estimation. For purposes of effectuating the reserve provisions of the Plan and the allocations and distributions to Holders of Allowed General Unsecured Claims (including distributions on account of Litigation LLC Interests) the Court will, on or prior to the Initial Distribution Date, pursuant to Section 502 of the Bankruptcy Code, fix or liquidate the amount of any contingent or unliquidated General Unsecured Claim, in which event the amount so fixed will be deemed the Allowed amount of such Claim for purposes of the Plan or, in lieu thereof, the Court will determine the maximum contingent or unliquidated amount for such Claim, which amount will be the maximum amount in which such Claim ultimately may be Allowed under the Plan, if such Claim is Allowed in whole or part. The Court’s entry of an estimation order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims, and no Holder will have recourse against the Plan Administrator, the Litigation Manager, or the Reorganized Debtors as such Holder’s sole recovery will be from the General Unsecured Cash Amount.
          (ii) Creation of General Unsecured Claims Reserve. Upon the occurrence of the Effective Date, the Debtors will deposit the General Unsecured Cash Amount in the General Unsecured Claim Reserve. The General Unsecured Claim Reserve and all amounts therein (including any interest actually earned theron) will be maintained by the Plan Administrator for distribution in accordance with section 6.04 of the Plan to Holders of Allowed General Unsecured Claims.
     12.05 Distributions After Allowance of Disputed General Unsecured Claims
          Distributions to each Holder of a Disputed General Unsecured Claim, to the extent that such General Unsecured Claim ultimately becomes an Allowed General Unsecured Claim, will be made in accordance with the provisions of the Plan. From and after the Initial Distribution Date, as soon as practicable after the date that the order or judgment of the Court allowing any Disputed General Unsecured Claim becomes a Final Order, the Plan Administrator will distribute to the Holder of such Allowed General Unsecured Claim its Pro Rata share of the General Unsecured Claim Reserve, based on the Maximum Allowable Amount, on the next Periodic Distribution Date. All amounts actually earned in respect of the General Unsecured Cash Amount (including all interest) will be for the benefit of Holders of Allowed General Unsecured Claims. To the extent that any payment to be made to a Holder of an Allowed General Unsecured Claim on any Periodic Distribution Date would be in an amount less than $10.00, such payment will not be made by the Plan Administrator unless a request for such payment is made in writing to the Plan Administrator.

     12.06 Distributions After Disallowance of Disputed General Unsecured Claims
          Holders of Allowed General Unsecured Claims that receive an initial distribution after allowance of such Holder’s General Unsecured Claim as set forth in section 13.05 of the Plan, may receive subsequent distributions if and to the extent that other General Unsecured Claims are disallowed or expunged, as follows: on a Periodic Distribution Date, each Holder of an Allowed General Unsecured Claim that has previously received any distributions pursuant to sections 6.04 or 13.05 of the Plan, will receive a distribution in an amount equal to the difference, if any, between such Holder’s Pro Rata share of the General Unsecured Claim Reserve and the aggregate payments previously paid to such Holder under sections 6.04 or 13.05 of the Plan (excluding interest) and any interest actually earned thereon, (except for a final distribution after all Disputed General Unsecured Claims are either Allowed or expunged) until all Disputed General Unsecured Claims have been Allowed or expunged, in whole or part, and no additional distribution will be made prior thereto. The Plan Administrator may, in its discretion, make each Periodic Distribution Date more frequent than every four (4) months. If after all Disputed Claims are resolved and all distributions are made in accordance with section 13.06 of the Plan, at least $1,000 remains in the General Unsecured Claim Reserve, each Holder of an Allowed General Unsecured Claim will receive its Pro Rata share of the remaining Cash. If less than $1,000 remains, such amount may be donated to a charity to be designated by the Plan Administrator.
ARTICLE XIII.
PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS OTHER THAN GENERAL UNSECURED CLAIMS
     13.01 Objections to Claims; Disputed Claims
          Except to the extent that the Debtors or the Reorganized Debtors consent, only the Debtors and the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims, other than General Unsecured Claims, after the Effective Date. Prior to the Effective Date, but after the Confirmation Date, the Reorganized Debtors will have full authority to file, settle, compromise, withdraw or litigate to judgment objections to General Unsecured Claims. Subject to an order of the Court providing otherwise, the Debtors or the Reorganized Debtors, as the case may be, may object to Administrative Expenses and Claims, other than General Unsecured Claims, by filing an objection with the Court and serving such objection upon the Holder of such Administrative Expense or Claim not later than one hundred and twenty (120) days after the Effective Date or one hundred and twenty (120) days after the filing of a request for payment of an Administrative Expense or the proof of such Claim, whichever is later, or such other date determined by the Court upon motion to the Court, which motion may be made without further notice or hearing.
     13.02 Estimation of Claims
          The Debtors or the Reorganized Debtors, as the case may be, may, at any time, request that the Court estimate any contingent or unliquidated Claim, other than General Unsecured Claims, pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim, other than General Unsecured Claims, at any time during litigation concerning any objection to any Claim, other than General Unsecured Claims, including during the pendency of any appeal related to any such objection. Prior to the Effective Date, but after the Confirmation Date, the Reorganized Debtors, in consultation with the Creditors’ Committee will have full authority to request that the Court estimate any General Unsecured Claim. In the event the Court estimates any contingent or unliquidated Claim, other than General Unsecured Claims, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims, other than General Unsecured Claims, may be estimated and thereafter resolved by any permitted mechanism. On and after the Effective Date, except to the extent that the Reorganized Debtors consent, or with respect to the fee Claims of Professionals, only the Reorganized Debtors will have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, Administrative Expenses and Claims, other than General Unsecured Claims.
13.03	Timing of Payments and Distributions with Respect to Disputed Claims other than General Unsecured Claims
          Subject to the provisions of the Plan, payments and distributions with respect to each Disputed Claim, other than a General Unsecured Claim, that becomes an Allowed Claim, that would have otherwise been made had such Allowed Claim been an Allowed Claim on the Effective Date, will be made promptly on the next Periodic Distribution Date after such Disputed Claim becomes an Allowed Claim. Holders of Disputed Claims, regardless of whether such Disputed Claims become Allowed Claims, will be bound, obligated and governed in all respects by the provisions of the Plan.
13.04	Distributions After Allowance of Disputed Claims other than General Unsecured Claims
          Distributions to each Holder of a Disputed Claim, other than a General Unsecured Claim, to the extent that such Claim ultimately becomes an Allowed Claim, will be made in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Court allowing any Disputed Claim, other than a General Unsecured Claim, becomes a Final Order, the Holder of such Allowed Claim will receive payment from the Reorganized Debtors in accordance with the Plan.
13.05	Prosecution of Objections
          After the Confirmation Date, the Reorganized Debtors, in consultation with the Creditors’ Committee, will have the authority to file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims (in consultation with the Creditors’ Committee) other than General Unsecured Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim, other than a Disputed General Unsecured Claim, without approval of the Court.

ARTICLE XIV.
DISCHARGE, INJUNCTIONS, RELEASES AND SETTLEMENT OF CLAIMS
          As discussed below, the Plan provides for various releases that are to become effective as of the Confirmation Date but subject to the occurrence of the Effective Date. As noted above, the releases being provided under the Plan are a critical part of the compromise and settlement between the Holders of General Unsecured Claims, the Holders of Senior Secured Note Claims, and the Debtors that is embodied in the Plan. The releases are being provided in consideration of, among other things, the services provided to the Debtors by their present and former shareholders, directors, officers, employees, affiliates, agents, advisors, financial advisors, accountants, investment bankers, attorneys, and representatives, as well as the efforts expended by the Ad Hoc Committee of Secured Noteholders, the Creditors’ Committee, the present and former holders of the Senior Secured Notes, the DIP Financing Agent and DIP Lenders, and their respective present and former members affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns, which resulted in a consensual Plan that (a) maximizes the value of the Debtors’ businesses, (b) provides distributions to constituencies that the Debtors’ valuation shows are out of the money and (c) provides for an expedient emergence from chapter 11.
          The Debtors have been informed by both the Creditors’ Committee and the Ad Hoc Committee of Secured Noteholders that these Committees may object to the releases contained in section 15.01 of the Plan (as set forth in section 14.01 of this Disclosure Statement) and the indemnification contained in section 15.05 of the Plan (as set forth in section 14.05 of the Disclosure Statement) unless Dr. Sancilio is carved out of all of the releases granted under the Plan, and Dr. Sancilio not be entitled to receive any of the benefits of the indemnification to be provided pursuant to section 15.05 of the Plan.
          As indicated below, the releases being provided by Holders of General Unsecured Claims will only be effective if Class 4 votes to accept the Plan and will not be binding on any Holder of a General Unsecured Claim that elects to “opt-out” of the releases on such Holder’s ballot. Additionally, as set forth below, the releases do not apply to any person who has been or is hereafter found to have acted wrongfully, (or in certain instances, is charged) with certain misconduct.
     14.01 Discharge of all Claims and Old Equity Interests and Releases
               (a) Except as otherwise expressly provided in the Plan, the confirmation of the Plan (subject to the occurrence of the Effective Date) will discharge the Debtors and the Reorganized Debtors from any Debt that arose before the Confirmation Date and any Debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a Proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed and whether or not the Holder of such Claim has voted on the Plan. Confirmation of the Plan will not discharge any DIP Lender Claims or other Obligations (as that term is defined in the DIP Financing Agreement) under the DIP Financing Agreement unless and until all such DIP Lender Claims and Obligations (as that term is defined in the DIP Financing Agreement) are paid in full, in cash and all Letters of

Credit issued in accordance with the DIP Financing Agreement have been terminated or cash collateralized.
               (b) Furthermore, but in no way limiting the generality of the foregoing, except as otherwise specifically provided by the Plan, the distributions and rights that are provided in the Plan will be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of all Claims and Causes of Action against, liabilities of, liens on, obligations of and Old Equity Interests in the Debtors or the Reorganized Debtors or the direct or indirect assets and properties of the Debtors or the Reorganized Debtors, whether known or unknown, regardless of whether a Proof of Claim or Interest was filed, whether or not Allowed and whether or not the Holder of the Claim or Old Equity Interest has voted on the Plan, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Old Equity Interest, in each case regardless of whether a Proof of Claim or Interest was filed, whether or not Allowed and whether or not the Holder of the Claim or Old Equity Interest has voted on the Plan; provided, however, that notwithstanding the foregoing, nothing in the Plan or this Disclosure Statement is intended to release any insurer from having to provide coverage under any policy to which the Debtors, the Reorganized Debtors, and/or their current or former officers, directors, employees, representatives, or agents are parties or beneficiaries.
               (c) In addition, but in no way limiting the generality of the foregoing, any Holder of a Senior Secured Note Claim or General Unsecured Claim that votes to accept the Plan will be agreeing to the release provisions of the Plan and will be presumed conclusively to have released the Debtors, the Reorganized Debtors, the Subsidiaries, the Ad Hoc Committee of Secured Noteholders, the Creditors’ Committee, the DIP Lenders, the DIP Financing Agent, the Indenture Trustee, and the present and former members of any of the foregoing (together with the advisory affiliates and advised affiliates of such members), their respective successors, assigns, and each of their respective agents, attorneys, advisors, accountants, financial advisors, and investment bankers, as well as the Debtors’ officers, directors, and employees who hold such positions on the Confirmation Date and any Entity claimed to be liable derivatively through any of the foregoing, from any Cause of Action based on the same subject matter as the Claim on which the distribution is received; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct; provided, further, however, that the foregoing releases shall not apply to any Holder of a General Unsecured Claim (i) if such Holder “opts-out” of the releases provided in section 15.01(c) of the Plan by a written election pursuant to such Holder’s Ballot or (ii) if Class 4 does not accept the Plan.
               (d) Additionally, except as otherwise specifically provided by the Plan or the Confirmation Order, the confirmation of the Plan (subject to the occurrence of the Effective Date) shall act as a discharge and release of all Causes of Action (including Causes of Action of a trustee and debtor in possession under the Bankruptcy Code) of the

Debtors and Reorganized Debtors, whether known or unknown, against (in each case, only in the specified capacity): (i) their present and former directors, shareholders, officers and employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers; (ii) the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee, each in such capacity, and their respective present and former members and the present and former affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns of each of the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee and their respective present and former members; (iii) the present and former Holders of the Senior Secured Notes, each in such capacity, and their respective present and former affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns; (iv) the Indenture Trustee and its present and former affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns; (v) the DIP Agent and DIP Lenders and their respective present and former affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns; and (vi) any Entity claimed to be liable derivatively through any of the foregoing (including Claims asserted derivatively on behalf of the Debtors in litigation pending in the United States District Court for the Eastern District of North Carolina, Western Division, captioned Vincent v. Sancilio, et al., Civil Action No. 7:04-CV-166-D). Notwithstanding the generality of the foregoing, nothing in the Plan shall release any claims of any Debtors or Reorganized Debtors, as the case may be, against any Subsidiaries that are not Debtors or Reorganized Debtors, as the case may be; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct.
     14.02 Exculpation
          The Debtors, the Reorganized Debtors, any Committees and their present and former members, the Plan Administrator, the Litigation Manager, and the members of the Plan Administration Committee, the DIP Lenders, the DIP Financing Agent, the Indenture Trustee, and each of the respective present and former officers, directors, members, employees, and agents, attorneys, advisors, accountants, financial advisors, and investment bankers of the foregoing (including any professionals retained by such persons or entities) will have no liability for any act or omission in connection with, or arising out of, the pursuit of approval of the Disclosure Statement or the Plan or the solicitation of votes for or confirmation of the Plan, or the consummation of the Plan, or the transactions contemplated and effectuated by the Plan or the administration of the Plan or the property to be distributed under the Plan, or any other act or omission during the administration of the Debtors’ estates or in contemplation of the Chapter 11 Cases except for gross negligence or willful misconduct as determined by a Final Order of the Court, and in all respects, will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct.
     14.03 Injunction
          Sections 15.01, 15.02 and 15.04 of the Plan will also act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim, Interest or Cause of Action satisfied, released or discharged under the Plan.
     14.04 Guarantees and Claims of Subordination.
          (i) Guarantees. The classification and the manner of satisfying all Claims under the Plan take into consideration (i) the possible existence of any alleged guarantees by the Debtors of obligations of any Entity or Entities, and (ii) that the Debtors may be joint obligors with another Entity or Entities with respect to the same obligation. The Holder of Claims will be entitled to only one distribution with respect to any given obligation of the Debtors and their Subsidiaries.
          (ii) Claims of Subordination. Except as specifically provided herein with respect to the subordination of 510(b) Note Claims and Old Equity Interests, to the fullest extent permitted by applicable law, all Claims and Old Equity Interests in the Debtors, and all rights and claims between or among Holders of Claims or Old Equity Interests relating in any manner whatsoever to Claims or Old Equity Interests, based on any contractual or legal rights, will be terminated on the Effective Date and discharged in the manner provided in the Plan, and all such Claims, Old Equity Interests and rights so based and all such contractual and legal rights to which any Entity may be entitled will be irrevocably waived upon the Effective Date. To the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Old Equity Interests under the Plan will not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Old Equity Interest by reason of any contractual or legal rights, so that, notwithstanding any such contractual or legal rights, each Holder of a Claim or Old Equity Interest will have and receive the benefit of the rights and distributions set forth in the Plan.
          Pursuant to Bankruptcy Rule 9019, and any applicable state law, and as consideration for the distributions and other benefits provided under the Plan, the provisions of section 15.04(b) of the Plan will constitute a good faith compromise and settlement of any Causes of Action relating to the matters described in section 15.04(b) of the Plan which could be brought by any Holder of a Claim or Old Equity Interest against or involving another Holder of a Claim or Old Equity Interest, which compromise and settlement is in the best interests of Creditors and Holders of Old Equity Interests and is fair, equitable and reasonable. Pursuant to the Confirmation Order, this settlement will be approved by the Court as a settlement of all such Causes of Action. The Court’s approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state law, given and made after due notice and opportunity for hearing, will bar any such Cause of Action relating to the matters described in section 15.04(b) of the Plan which could be brought by any Holder of a Claim or Old Equity Interest against or involving another Holder of a Claim or Old Equity Interest.

     14.05 Survival of Indemnification Obligations.
          Pursuant to their respective certificates of incorporation, by-laws, contractual obligations, and/or applicable state laws, the Debtors have certain obligations to indemnify their directors, officers, agents, employees and representatives. Certain directors, officers, and employees have been named as defendants in various lawsuits in connection with the performance of their duties as directors, officers, and employees of the Debtors. In consideration of the continued service of those individuals to the Debtors during the pendency of the Chapter 11 Cases, the Debtors have determined, with the consent of the Ad Hoc Committee of Secured Noteholders, that the Reorganized Debtors will honor the Debtors’ indemnification obligations with respect to those individuals who remain with the Debtors through the Confirmation Date, subject to a cap of $3 million (with such individual caps as to be determined by the Debtors in consultation with the Creditors’ Committee and the Ad Hoc Committee of Secured Noteholders), which shall be the total amount available to satisfy any and all indemnification obligations. In consideration of the foregoing, any directors, officers, agents, employees, and representatives of the Debtors that receive indemnification from the Reorganized Debtors under section 15.05 of the Plan shall be deemed to release any and all claims, other than Senior Secured Note Claims or claims for salary, employee benefits, vacation, and expense reimbursement, they may have against the Debtors and the Reorganized Debtors, and the present and former members of any of the foregoing (together with the advisory affiliates and advised affiliates of such members), their respective successors, assigns, and each of their respective present and former directors, shareholders, officers, agents, attorneys, advisors, accountants, financial advisors, investment bankers and employees and any Entity claimed to be liable derivatively through any of the foregoing. No officer, director, employee, agent, or representative who, in connection with any act or omission by such person in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii)a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct shall be entitled to receive such indemnification. Furthermore, any person who receives indemnification pursuant to section 15.05 of the Plan and is subsequently (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct shall be required to disgorge to the Reorganized Debtors any amounts received pursuant to section 15.05 of the Plan. Neither the Debtors nor the Reorganized Debtors shall have a General Unsecured Claim by way of subrogation or otherwise for payments made pursuant to section 15.05 of the Plan. Notwithstanding anything to the contrary in the Plan, the Reorganized Debtors will honor the indemnification obligations set forth in section 12.15 of the DIP Financing Agreement.
     14.06 Cooperation with Litigation Manager
          Notwithstanding anything to the contrary in the Plan, any former officer, director, or employee that fails to reasonably cooperate with the Litigation Manager in accordance with section 10.02(a) of the Plan, will not receive the benefit of any of the releases, injunctions, or exculpation provided for in article 15 of the Plan.

ARTICLE XV.
CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE
     15.01 Conditions to Confirmation
          The following conditions must occur and be satisfied or waived in accordance with section 16.03 of the Plan by the Debtors on or prior to the Confirmation Date:
          (i) Confirmation Order
          The Confirmation Order shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee; and
          (ii) New Credit Facility Documents
          The Debtors must have received a firm written commitment for the New Credit Facility.
     15.02 Conditions to Effective Date
          The following conditions must occur and be satisfied or waived in accordance with section 16.03 of the Plan by the Debtors on or before the Effective Date for the Plan to be effective on the Effective Date:
          (i) Entry of Confirmation Order
          The Confirmation Order shall have become a Final Order;
          (ii) Creation of General Unsecured Claim Reserve
          Provided that Class 4 votes to accept the Plan, the Debtors or the Reorganized Debtors, as the case may be, must have deposited the General Unsecured Cash Amount in the General Unsecured Claim Reserve;
          (iii) Creation of the Claims Objection Fund.
          Provided that Class 4 votes to accept the Plan, the Debtors or the Reorganized Debtors, as the case may be, must have deposited the Claims Objection Fund into a segregated interest bearing account in the name and under the control of the Plan Administrator.
          (iv) Distribution of New Common Stock
          The New Common Stock must have been issued to the Indenture Trustee in accordance with the terms set forth in the Plan.
          (v) Authorizations, Consents and Approvals
          All authorizations, consents and regulatory approvals in connection with the consummation of the Plan have been obtained and not revoked;
          (vi) New Credit Facility Documents

          If applicable, all conditions to the New Credit Facility Documents, other than the occurrence of the Effective Date of the Plan, must have been satisfied or waived (such waiver requiring the consent of the Ad Hoc Committee of Secured Noteholders, which consent shall not be unreasonably delayed, conditioned or withheld) pursuant to the terms thereof; and
     15.03 Waiver of Conditions
          The Debtors or the Reorganized Debtors, as the case may be, with the consent of the Ad Hoc Committee of Secured Noteholders, which will not be unreasonably withheld, may waive one or more of the conditions precedent to the confirmation or effectiveness of the Plan set forth in sections 16.01 and 16.02 of the Plan , other than 16.02(b) and 16.02(c), without any other notice to parties in interest or the Court and without a hearing.
     15.04 Effect of Failure of Conditions
          If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 180 days after the date the Court enters the Confirmation Order, or by such later date as is proposed by the Debtors, agreed to by any Committee, and approved, after notice and a hearing, by the Court, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order will be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order will not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to section 16.04 of the Plan, the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any Claims against or Old Equity Interests in the Debtors or (b) prejudice in any manner the rights of the Holder of any Claim or Old Equity Interest in the Debtors.
ARTICLE XVI.
MISCELLANEOUS PROVISIONS OF THE PLAN
     16.01 Retention of Jurisdiction
          The business and assets of the Debtors shall remain subject to the jurisdiction of the Court until the Effective Date. From and after the Effective Date, the Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Cases or the Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, to:
               (a) Determine any and all disputes relating to Administrative Expenses, Claims and Old Equity Interests, including the allowance and amount thereof, and any right to setoff;
               (b) Determine any and all disputes among creditors with respect to their Claims;
               (c) Determine any and all disputes relating to the Litigation LLC, the Plan Administrator and the Plan Administration Committee;

               (d) Determine any and all disputes regarding any assertion of a waiver or relinquishment of any Privilege through the transfer of the Designated Litigation to the Litigation LLC or by sharing any Privileged information with the Litigation Manager, the Plan Administrator, or the Creditors’ Committee;
               (e) Determine any and all objections to cure amounts required pursuant to section 8.02 of the Plan;
               (f) Consider and allow any and all applications for compensation for professional services rendered and disbursements incurred up to and including the Confirmation Date in connection therewith;
               (g) Determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Cases or the Plan;
               (h) Remedy any defect or omission or reconcile any inconsistency in the Plan or the Confirmation Order;
               (i) Enforce the provisions of the Plan relating to the distributions to be made hereunder;
               (j) Issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of the Plan;
               (k) Enforce and interpret any provisions of the Plan;
               (l) Determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of the Plan;
               (m) Determine the amounts allowable as Administrative Expenses pursuant to section 503(b) of the Bankruptcy Code;
               (n) Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Sale Transaction and any agreements or documents necessary to effectuate the terms and conditions of the Plan, or any orders entered by the Court during the pendency of the Chapter 11 Cases;
               (o) Hear and determine any issue for which the Plan or any document related to or ancillary thereto requires a Final Order of the Court;
               (p) Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
               (q) Hear and determine any issue related to the composition of the New Boards of Directors of each of the Reorganized Debtors;
               (r) Hear any other matter not inconsistent with the Bankruptcy Code; and
               (s) Enter a final decree closing the Chapter 11 Cases.

     16.02 Binding Effect
          The provisions of the Plan will be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, any Holder of a Claim or Old Equity Interest, their respective predecessors, successors, assigns, agents, officers and directors and any other Entity affected by the Plan. Except as expressly set forth therein, nothing in the Plan is intended to affect or will affect any rights or interests of the DIP Lenders or the DIP Financing Agent under the DIP Financing Agreement or the Final DIP Financing Order.
     16.03 Authorization of Corporate Action
          The entry of the Confirmation Order will constitute a direction and authorization to and of the Debtors or the Reorganized Debtors, as the case may be, to take or cause to be taken any corporate action necessary or appropriate to consummate the provisions of the Plan prior to and through the Effective Date (including the filing of the Amended and Restated Certificates of Incorporation and dissolution of those Debtors listed in the Plan Supplement that will be dissolved pursuant to section 9.10 of the Plan), and all such actions taken or caused to be taken will be deemed to have been authorized and approved by the Court. Any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, including the approval of Reorganized aaiPharma’s Amended and Restated Certificate of Incorporation by the requisite number of stockholders of Reorganized aaiPharma, will, as of the Effective Date, be deemed to have occurred and will be effective as provided in the Plan and will be authorized and approved in all respects without any requirement of further action under applicable law, regulation, order, or rule, including any action by the security holders or directors of the Debtors or the Reorganized Debtors.
     16.04 Modification of the Plan
          The Plan may be altered, amended or modified by the Debtors before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.
     16.05 Withdrawal of the Plan
          The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If the Debtors revoke or withdraw the Plan then the Plan will be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person, or an admission against interests of the Debtors, nor shall it prejudice in any manner the rights of the Debtors or any person in any further proceeding involving the Debtors.
     16.06 Nonvoting Stock
          In accordance with section 1123(a)(6) of the Bankruptcy Code, the Amended and Restated Certificates of Incorporation will contain a provision prohibiting the issuance of nonvoting equity securities by each of the Reorganized Debtors, subject to further amendment of such Amended and Restated Certificates of Incorporation as permitted by applicable law.
     16.07 Dissolution of any Committee

          On the Effective Date, all Committees, except for the Ad Hoc Committee of Secured Noteholders, will cease to exist and its members and employees or agents (including attorneys, investment bankers, financial advisors, accountants and other professionals) will be released from all further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Cases and no subsequent fees will accrue to any Committee, including the Ad Hoc Committee of Secured Noteholders, other than in connection with any application for final allowance of compensation and reimbursement of expenses in accordance with Section 2.01 of the Plan.
     16.08 Section 1125(e) of the Bankruptcy Code
          The Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon confirmation of the Plan will be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.
          The Debtors and each of the members of any Committee (and each of its respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon confirmation of the Plan will be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regards to the distributions of the New Common Stock under the Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
     16.09 Post-Confirmation Obligations
          The Reorganized Debtors will pay fees assessed against each of the Debtors’ estates under 28 U.S.C. § 1930(a)(6) until entry of an order closing the respective Chapter 11 Cases.
ARTICLE XVII.
CERTAIN FACTORS
          HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AND THE DOCUMENTS DELIVERED TOGETHER WITH THIS DISCLOSURE STATEMENT AND INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.
     17.01 Certain Bankruptcy Law Considerations
          (i) Parties in Interest May Object to the Debtors’ Classification of Claims and Old Equity Interests
          Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Old Equity Interests under the Plan complies with the requirements set forth in the

Bankruptcy Code. However, there can be no assurance that the Court will reach the same conclusion.
          (ii) Risk of Non-Confirmation or Modification of the Plan
          Although the Debtors believe that the Plan will satisfy all requirements necessary for its confirmation under the Bankruptcy Code, there can be no assurance that the Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for such confirmation or that such modifications would not necessitate the resolicitation of votes.
          There can be no assurance that the requisite acceptances of the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. The Court could decline to confirm the Plan if it found that any of the statutory requirements for its confirmation had not been met, including the requirement that the terms of the Plan are fair and equitable to a non-accepting class of Claims or Old Equity Interests. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and requires, among other things, a finding by the Court that (i) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes, (ii) confirmation of the plan is not likely to be followed by a liquidation or a need for further financial reorganization and (iii) the value of distributions to non-accepting Holder of Claims and Old Equity Interests within a particular class under the plan will not be less than the value of distributions such Holder would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders of Claims will receive distributions no less than would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such case under chapter 7 of the Bankruptcy Code.
          If the Plan is not confirmed by the Court, it is unclear whether a restructuring of the Debtors could be implemented and what distributions Holders of Claims or Old Equity Interests ultimately would receive with respect to their Claims or Old Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that Holders of Claims and Old Equity Interests would receive substantially less favorable treatment than they would receive under the Plan.
          Holders of Claims or Old Equity Interests may assert, among other things, that Chanin’s valuation analysis set forth herein is incorrect or that the Plan is not “fair and equitable” and provides a greater than permitted recovery to certain classes of Claims. Although the Debtors stand by Chanin’s valuation analysis, and although the Plan has the support of both the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee, there can be no assurance that any such assertions by Holders of Claims or Old Equity Interests will not delay the Debtors’ emergence from chapter 11 of the Bankruptcy Code or prevent confirmation of the Plan. One of aaiPharma’s directors, Dr. Sancilio, has asserted that he believes the valuation analysis performed by Chanin undervalues the Debtors. Dr. Sancilio has retained his own financial advisor — Scouler Andrews — who has performed its own valuation of the Debtors. That valuation analysis concludes that Holders of Senior Secured Note Claims are receiving a greater than permitted recovery and that the Plan is therefore not fair and equitable. As noted

herein, the Debtors, the Creditors’ Committee, and the Ad Hoc Committee of Secured Noteholders disagree with the assertions made in the report by Scouler Andrews.
          The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms of the Plan as necessary for its confirmation. Such modification could result in a less favorable treatment of any non-accepting class or classes, as well as of any classes junior to such non-accepting classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.
          As stated herein, Dr. Sancilio has filed a motion with the Court seeking an order directing the US Trustee to appoint an official equity committee. A hearing on the Equity Committee Motion is scheduled for December 19 and December 20, 2005. To the extent an official equity committee is appointed, such a committee may seek to delay the Confirmation Hearing, object to confirmation of the Plan, and take other actions that may delay the Debtors’ ability to emerge from chapter 11 in the timeline contemplated by the Plan and may require substantial alterations to the Plan. The Debtors cannot predict whether or not the Court will appoint an official equity committee, or the impact the formation of such a committee may have on the Chapter 11 Cases or the Debtors’ business. In addition, even if an official equity committee is not appointed, it is possible that Dr. Sancilio may take further actions that could delay the Debtors’ ability to emerge from chapter 11 in the timeline contemplated herein. The Debtors cannot predict the impact that any such actions would have on the Chapter 11 Cases or the Debtors’ businesses.
          (iii) The Debtors May Object to the Amount or Classification of a Claim or Old Equity Interest
          Except as otherwise provided in the Plan, and except with regard to General Unsecured Claims after the Effective Date, the Debtors reserve the right to object to the amount or classification of any Claim except any such Claims or Old Equity Interests that are deemed Allowed under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim or Old Equity Interest where such Claim or Old Equity Interest is subject to an objection.12 Any Holder of a Claim or Old Equity Interest that is subject to any objection may not receive its specified share of the estimated distributions described in this Disclosure Statement. In addition, the estimated recoveries included in the Disclosure Statement are based on an estimate of Allowed Claims. Because distributions under the Plan are linked to the amount and value of the Allowed Claims, any material increase in the amount of Allowed Claims over the amounts estimated by the Debtors would materially reduce the recovery to Holders of Allowed Claims under the Plan. Further, the Debtors have transferred all of the right to prosecute objections to claims of General Unsecured Creditors after the Effective Date to the Plan Administrator, and have agreed to fund up to $200,000 of such prosecution. The Debtors

[12]	On November 29, 2005, the Debtors filed their first omnibus non-substantive objection to claims to disallow and expunge (a) duplicate Claims, (b) Claims filed against the incorrect Debtor entity, (c) amended and superseded Claims and (d) late filed Claims. Pursuant to that objection, the Debtors are seeking to expunge a total of $4,115,200.39 in Claims. A hearing on this objection is scheduled for December 29, 2005. The Debtors can make no assurance that they will be successful in expunging any or all of these Claims.

can make no assurances as to the final Allowed amount of any General Unsecured Claims or the efficacy of the Plan Administrator in prosecuting such objections.
          (iv) Risk of Non-Occurrence of the Effective Date
          Although the Debtors believe that the Effective Date may occur as soon as one (1) Business Day after the date upon which the Confirmation Order becomes a Final Order, there can be no assurance as to such timing. Moreover, if the conditions precedent to the Effective Date have not occurred and have not been waived as provided under the Plan, the Plan would be deemed null and void and the Debtors may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan. In addition, a party-in-interest may appeal the entry of the Confirmation Order, which could prevent the Confirmation Order from becoming a Final Order for an extended period of time.
          (v) Effect of the Chapter 11 Cases on the Debtors’ Business
          The impact, if any, that the Chapter 11 Cases may have on the operations of the Debtors or the Reorganized Debtors cannot be accurately predicted or quantified. The continuation of the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, will adversely affect the Debtors’ or the Reorganized Debtors’ relationship with their customers, suppliers and employees and will, therefore, have a negative impact on their operations. The Debtors believe that the Chapter 11 Cases and consummation of the Plan in an expeditious manner will have a minimal adverse long-term impact on relationships with customers, employees and suppliers of the Debtors or the Reorganized Debtors.
          If confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases will result in, among other things, increased costs for professional fees and similar expenses. In addition, prolonged Chapter 11 Cases may make it more difficult for the Debtors to retain and attract management and other key personnel and would require senior management to spend an excessive amount of time and effort dealing with the Debtors’ financial problems instead of focusing on the operation of their businesses.
          (vi) Holders of General Unsecured Claims May Receive No Cash Distribution
          The Plan provides that Holders of General Unsecured Claims will receive, as part of their distribution, Litigation LLC Interests. The Litigation LLC will be funded, at the discretion of the Plan Administration Committee, by all or a portion of the General Unsecured Cash Amount distributed on the Effective Date. As such, the cash recovery to be received by Holders of General Unsecured Claims on the Effective Date and on any Periodic Distribution Date will vary materially based on the amount of cash that the Plan Administrator allocates to prosecute the Designated Litigation. The Debtors cannot predict the amount of funds that the Plan Administrator will use to prosecute the Designated Litigation nor the success of the Plan Administrator in prosecuting the Designated Litigation, and can provide no assurances that Holders of General Unsecured Claims will receive any cash distribution under this Plan.

(vii)	Holders of General Unsecured Claims May Receive No Distribution on Account of Their Litigation LLC Interests
          As noted above, to the extent that the Litigation LLC prosecutes any of the Designated Litigation, there can be no assurance that the Litigation Manager will be able to realize any value from the Designated Litigation. The Debtors cannot predict the outcome of the Designated Litigation. The Debtors can provide no assurances that the Plan Administration Committee will fund the Litigation LLC, in which case the Designated Litigation will revert to the Reorganized Debtors.
(viii)	Parties May be Permitted to File Additional Proofs of Claim That May Result in Holders of Allowed General Unsecured Claims Receiving Significantly Less than Expected.
          On November 2, 2005, the SEC filed a Proof of Claim in an unliquidated amount for disgorgement and civil penalties arising from possible violations of federal securities laws. On November 4, 2005, the United States, on behalf of the Department of Veteran’s Affairs (the “VA”) filed a motion seeking an extension of the Governmental Unit Bar Date from November 7, 2005 to January 15, 2006. On November 7, 2005, the United States filed an amended motion to request that the extension of the Governmental Unit Bar Date apply to all federal creditors. The Debtors are unable to predict the nature or amount of any Claims that may be asserted by any of these creditors In addition, on November 23, 2005, Cardinal Health 107, Inc., and Cardinal Health 108, Inc. (together, “Cardinal”) filed a motion for leave to file a late proof of claim in the aggregate amount of approximately $4.5 million stemming from certain return and chargeback obligations they believe the Debtors owe to them. Other of the Debtors’ wholesalers who failed to file Proofs of Claim may also seek leave to file late Proofs of Claim for the same or other reasons as Cardinal. There can be no assurances that Cardinal, other wholesalers, the VA, SEC, or other Governmental Units will not ultimately have Allowed General Unsecured Claims in amounts that will greatly dilute the recovery to other Holders of Allowed General Unsecured Claims.
     17.02 Risks Related to the Debtors’ Business
(i)	The Reorganized Debtors May Incur Significant Financial Liability with Respect to their Brethine Product Line
          Pursuant to the terms of the Purchase Agreement, Xanodyne did not purchase the Debtors’ Brethine product line. As such, the Debtors still own the rights to the Brethine branded product line and remain liable for returns and chargebacks in connection with units of Brethine distributed to wholesalers and retailers but unable to be sold, as well as for Medicaid rebate payments with respect to Brethine sales to Medicaid recipients. Prior to the Petition Date, the Debtors’ operating results were affected, in part, by the amount of Brethine previously sold into the wholesale channel. Brethine has since become subject to competition from generic products, thereby greatly limiting the salability of Brethine.
          As such, the Debtors anticipate that they will be liable for the return of a significant amount of Brethine as products held by wholesalers and retailers approach their expiration date. Due to competition from generic products, in order to sell Brethine, retailers must offer a substantial price discount. In accordance with industry practice and aaiPharma policy, those retailers are entitled to chargeback to the Debtors the difference between their purchase price and the ultimate discounted sale price of their stock of Brethine. Finally, the Debtors are obligated to make Medicaid rebate payments with respect to sales of Brethine to Medicaid recipients. The Debtors are obligated to make those rebate payments as though all sales of Brethine were at a price determined by the federal government. The Medicaid rebate price may therefore greatly exceed the actual sale price of Brethine. The Debtors believe that any liability with respect to Brethine would be a pre-petition liability that will be discharged upon confirmation of the Plan, and intend to vigorously oppose any assertions that such liabilities are not discharged upon confirmation. However, there can be no assurances that any such liability will be treated as such. If the Debtors’ liability with respect to Brethine is found to be a post-petition liability, it may have a significant impact on the Reorganized Debtors’ financial condition.
          As of the General Bar Date, no Proof of Claim had been filed by the Debtors’ largest wholesaler with regard to the Debtors’ liability for Brethine. However, on November 23, 2005, Cardinal Health 107, Inc., and Cardinal Health 108, Inc. (together, “Cardinal”) filed a motion for leave to file a late proof of claim in the aggregate amount of approximately $4.5 million stemming from certain return and chargeback obligations they believe the Debtors owe to them. The Debtors, in consultation with the Creditors’ Committee, will determine how to respond to the motion.
(ii)	The Reorganized Debtors May Not Receive Royalty Payments Pursuant to the Purchase Agreement
          Pursuant to the terms of the Purchase Agreement, the Reorganized Debtors are entitled to certain royalty payments upon the development and successful commercialization of certain pharmaceutical products. There can be no assurances that Xanodyne will be able to successfully develop or commercialize such products and thus there can be no assurances that the Reorganized Debtors will earn the royalty payments contemplated under the Purchase Agreement.
(iii)	The Debtors are Unable to Predict the Outcome of the Investigations Being Conducted by Certain Governmental Units
          As noted above, certain Governmental Units are conducting ongoing investigations of the Debtors. While the Debtors believe that claims of those Governmental Units in connection with the investigations, if any, will be subordinate to other claims filed against the Debtors, there can be no assurances that such claims will be treated as such. In addition, there can be no assurance that (i) the United States Attorney’s Office for the Western District of North Carolina will not bring criminal charges against Reorganized aaiPharma in connection with its investigation or (ii) the SEC will not bring any claims or charges against the Reorganized Debtors. If criminal charges are brought against Reorganized aaiPharma, certain customers may no longer continue doing business with the Reorganized Debtors, which may have a significant impact on the Reorganized Debtors’ financial condition.

17.03	Factors Affecting the Value of the Securities
(i)	The Projections set forth in this Disclosure Statement May Not be Achieved
          The Projections cover the operations of Reorganized aaiPharma through the period ending December 31, 2010. The Projections are based on numerous assumptions that are an integral part thereof, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized aaiPharma, industry performance, general business and economic conditions, competition, adequate financing, absence of material claims, the ability to make necessary product development and capital expenditures, the ability to establish strength in new markets and to maintain, improve and strengthen existing markets, consumer purchasing trends and preferences, the ability to increase gross margins and control future operating expenses and other matters, many of which are beyond the control of Reorganized aaiPharma, including regulatory actions by the FDA or its foreign counterparts, and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the operations of Reorganized aaiPharma. These variations may be material and adverse. Because the actual results achieved throughout the periods covered by the Projections will vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.
          As set forth herein, the Debtors’ Board approved the Business Plan in early September 2005. The Business Plan contained pro forma projections for the Debtors’ business performance for the years 2005 through 2010. When the Debtors filed the first version of this Disclosure Statement on November 4, 2005, the Debtors’ management had the benefit of third quarter 2005 actual results (that were not available when the Business Plan was approved) to measure the projections for 2005 contained in the Business Plan. In light of the fact that the actual results for the third quarter of 2005 were lower than projected in the Business Plan, the Projections for the remainder of 2005 in the Disclosure Statement were adjusted downward. Since November, 4, 2005, the Debtors have received the actual results for another month of 2005, which were also lower than forecasted in the Business Plan. As a result of this negative trend, the Debtors’ management is currently reviewing the projections for 2006 (and beyond) contained in the Business Plan and in the Disclosure Statement to determine whether or not the forecasts should be revised downwards. To the extent that the Debtors determine that the Projections are no longer reasonable, the Debtors intend to file with the Court a supplement to this Disclosure Statement containing revised projections prior to the Voting Deadline. Whether or not the Debtors determine that the Projections must be revised, there can be no assurances that the Debtors will be able to reach their Projections, and the Projections should not be relied upon as a guaranty, representation, or other assurance of actual results that will occur.
(ii)	The New Credit Agreement May Impose Restrictions on Reorganized aaiPharma’s Businesses
          The New Credit Agreement may contain covenants imposing significant restrictions on Reorganized aaiPharma’s businesses. These restrictions may affect Reorganized aaiPharma’s ability to operate its businesses and may limit its ability to take advantage of potential business opportunities as they arise. Reorganized aaiPharma’s ability to comply with these agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions, all of which are subject to the risks described in this section.

The breach of any of these covenants or restrictions could result in a default under the New Credit Agreement. An event of default under the New Credit Agreement may permit some of Reorganized aaiPharma’s lenders to declare all amounts borrowed from them to be immediately due and payable. In such case, Reorganized aaiPharma may be unable to pay such amounts. In addition, due to various business, financial, economic or other factors, Reorganized aaiPharma may be unable to make payments required under the New Credit Agreement as they become due, including repaying the principal amount thereof.
(iii)	There is No Public Market for the New Common Stock and Reorganized aaiPharma Will Not Assure Any of the Holders of the Pre-Petition Senior Secured Note Claims That a Market for Any of the New Common Stock Will Develop
          Holders of the New Common Stock who are deemed to be “underwriters” as defined in Subsection 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be “affiliates” or “control persons” of Reorganized aaiPharma within the meaning of the Securities Act, will be unable to freely transfer or sell their New Common Stock after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or “blue sky” laws or pursuant to an effective registration of such New Common Stock under the Securities Act.
          Upon emergence from chapter 11, Reorganized aaiPharma will be a privately-held company. No established trading market exists for the New Common Stock and no assurance can be given that such a trading market will develop following the Effective Date or, if the trading market for such New Common Stock develops, no assurance can be given as to the liquidity of such a trading market. Reorganized aaiPharma does not intend to file a registration statement with respect to the initial issuance on the Effective Date of the New Common Stock under the Securities Act.
(iv)	Reorganized aaiPharma’s Ability to Pay Any Dividends on the New Common Stock will be Limited
          Reorganized aaiPharma cannot assure the Holders of the New Common Stock that it will be able to pay dividends. Its ability to pay any cash or non-cash dividends on its stock is subject to the availability of adequate cash (or other consideration) to pay dividends, applicable provisions of state law and the terms of the New Credit Agreement and any other credit facilities that it may enter into in the future. Furthermore, even if Reorganized aaiPharma has such cash or non-cash property available and provisions and terms of its financing agreements would not be violated by the payment of dividends, the payment of any dividend is subject to the discretion of the board of directors of Reorganized aaiPharma.
          ALTHOUGH THE DEBTORS’ MANAGEMENT HAS USED ITS REASONABLE BEST EFFORTS TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, SOME OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED AND IS BASED UPON AN ANALYSIS OF DATA AVAILABLE AT THE TIME OF THE PREPARATION OF THE PLAN AND THIS DISCLOSURE STATEMENT. WHILE THE DEBTORS’ MANAGEMENT BELIEVES THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS, THE DEBTORS’ MANAGEMENT IS UNABLE TO

REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN AND ATTACHED HERETO IS WITHOUT INACCURACIES.
          THESE RISK FACTORS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING, AMONG OTHERS, CURRENCY EXCHANGE RATE FLUCTUATIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND OLD EQUITY INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.
ARTICLE XVIII.
APPLICATION OF SECURITIES ACT
18.01 Issuance and Resale of New Securities Under the Plan
(i)	Section 1145 of the Bankruptcy Code
          Section 1145 of the Bankruptcy Code generally exempts the issuance of a security from registration under the Securities Act (and any equivalent state securities or “blue sky” laws) if the following conditions are satisfied: (i) the security is issued by a debtor (or its successor) under a chapter 11 plan, (ii) the recipient of the security holds a claim against, an interest in, or a claim for an administrative expense against, the debtor and (iii) the security is issued entirely in exchange for such claim or interest, or is issued “principally” in exchange for such claim or interest and “partly” for cash or property.
          Securities exempt from registration under section 1145 of the Bankruptcy Code may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(l) of the Securities Act, unless the Holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code (see discussion below), an “affiliate” of the issuer of such securities or a “dealer.” In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.
          Section 1145(b) of the Bankruptcy Code defines “underwriter” under section 2(11) of the Securities Act as an entity who (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest; (B) offers to sell securities offered or sold under a plan for the Holder of such securities; (C) offers to buy securities offered or sold under a plan from the Holder of such securities, if such offer to buy is (i) with a view to distribution of such securities, and (ii) under an agreement made in connection with the plan, with the consummation of a plan, or with the offer or sale of securities under a plan; or (D) is an issuer, as used in section 2(11) of the Securities Act, with respect to such securities. Although the definition of the term “issuer” appears in section 2(4) of the Securities Act, the reference (contained in section 1145 (b)(1)(D) of the Bankruptcy Code) to section 2(11) of the Securities Act purports to include as “underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities, otherwise called “affiliates” under section 2(11) of the Securities Act. “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of his or her time, directly or indirectly as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in the securities of such issuer.
          Notwithstanding the foregoing, statutory underwriters, affiliates and dealers may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters, affiliates and dealers pursuant to a chapter 11 plan, subject to applicable volume limitation, notice and manner of sale requirements, and certain other conditions. Parties which believe they may be statutory underwriters, affiliates or dealers as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144.
          There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop and no assurance can be given as to the prices at which they might be traded.
          BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, AFFILIATE OR DEALER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.
          MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES.
          THE DEBTORS RECOMMEND THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.
     18.02 New Common Stock
          The Plan provides that (i) all Old Common Stock will be cancelled as of the Effective Date and that, (ii) certain Holders will receive stock distributions.
          The Debtors believe that the New Common Stock that is distributed will be exempt from the registration requirements of the Securities Act and equivalent state securities or

“blue sky” laws pursuant to the exemption, and subject to exceptions and limitations, contained in section 1145 of the Bankruptcy Code, as described in article XVIII “Application of Securities Act.”
ARTICLE XIX.
FINANCIAL PROJECTIONS, VALUATION AND ASSUMPTIONS USED
          The projected financial and valuation information set forth below (the “Projections”) should be read in conjunction with the assumptions, qualifications, limitations and explanations set forth herein and the other information set forth herein.13
     19.01 Valuation of aaiPharma
          In conjunction with formulating the Plan, the Debtors requested that Chanin undertake an analysis of the estimated enterprise value of the business and operations of the Debtors at the time of the Debtors’ emergence from chapter 11. For purposes of this analysis, Chanin assumed an emergence date of December 31, 2005.
          In performing its analysis, among other things, Chanin (i) reviewed certain recent publicly available financial results of the Debtors, (ii) reviewed certain internal financial and operating data of the Debtors, including the Debtors’ business plan (dated September 8, 2005) and the projections contained in that plan, and (iii) discussed and reviewed with members of the management of the Debtors the business plan and the Debtors’ past performance and future prospects. In preparing its analysis, Chanin relied upon the accuracy and completeness of the financial and other information furnished to Chanin by the Debtors, and did not attempt to independently audit or verify such information. Moreover, with respect to financial forecasts provided to Chanin by senior management of the Debtors, the Debtors represented to Chanin that such information (and the assumptions and bases therefore) had been reasonably prepared on a basis reflecting management’s best currently available estimate and judgment as to the future financial performance of the Debtors.
          In order to determine a range of enterprise values for the Debtors, Chanin performed a sum of the parts analysis comprised of distinct valuations for (i) the Debtors’ contract research organization (“CRO”) operations, and (ii) the Debtors’ additional intellectual property assets. In determining the value of the CRO, Chanin used the following three methodologies: (i) a comparison of the Debtors and their projected financial performance to the market values of publicly traded companies (the “Publicly Traded Company Analysis”); (ii) a comparison of the Debtors and their projected financial performance to aggregate purchase prices paid for target companies in precedent transactions (the “Precedent Transaction Analysis”); and (iii) a calculation of the present value of the CRO’s projected free cash flows, including an estimation of the CRO operation’s value at the end of the projection period (the “Discounted Cash Flow Analysis”). Additionally, under the Sale Transaction the Debtors expect to earn certain future royalty payments from the sale of certain drugs that are currently in development. Therefore, as part of its valuation analysis of the CRO, Chanin performed a calculation of the net present value of expected cash flows from royalty revenues expected to be

[13]	Further information regarding the Debtors’ historical financial information, as well as business, is set forth in aaiPharma’s Form 10-K for the fiscal year ended December 31, 2004, aaiPharma’s Form 10-Q for the quarterly period ended September 30, 2005, and aaiPharma’s Form 10-Q for the quarterly period ended June 30, 2005 which are attached to this Disclosure Statement as Appendices D, E, and F, respectively.

derived by the Debtors. In addition, with respect to the Debtors’ remaining intellectual property assets, Chanin utilized the market or auction approach to determine the value of such assets, and with respect to certain other intellectual property, Chanin performed an analysis incorporating the Debtors’ probability weighted net present value analysis.
          A Publicly Traded Company analysis estimates value based on a comparison of the subject company’s financial statistics with the financial statistics of public companies that are similar to the target company. The analysis establishes a benchmark for asset valuation by deriving the value of “comparable” assets, standardized using a common financial variables. The analysis includes a review of each company’s financial performance and business trends. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation. A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, target market segments, growth prospects, maturity of businesses, market presence, size, and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.
          A Precedent Transactions Analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of certain operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to the Debtors. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtors. These multiples are then applied to the relevant Debtors’ operating statistics, to determine the total enterprise value. There are unique characteristics that manifest themselves in a precedent transaction analysis including the following: (i) the buyer may be paying a “control premium”; (ii) circumstances surrounding a merger transaction may introduce “noise” into the analysis (e.g., an additional premium may be extracted from a buyer in the case of a competitive bidding contest); (iii) the market environment may not be identical for transactions occurring at different periods of time; and (iv) circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).
          As with the Publicly Traded Company Analysis, because no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition.
          The Discounted Cash Flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the Debtors. The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the projections). This approach relies on the company’s ability to project future cash flows with some degree of accuracy. Because the Debtors’ projections reflect significant assumptions made by the Debtors’ management concerning anticipated results, the assumptions and judgments used in the Projected Financial Information may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized. Chanin cannot and does not make any representations or warranties as to the accuracy or completeness of the Debtors’ projections.
          Based upon the methods described above, the estimated enterprise value for the Debtors (including the Debtors’ non-Debtor Subsidiaries) at the Effective Date is between $146 and $180 million. The Debtors estimate that at the Effective Date, the Reorganized Debtors’ funded indebtedness is expected to be approximately $15 million. After deducting this amount from the estimated enterprise value, the Reorganized Debtors’ total equity value is likely to be between $131 million and $165 million, with $148 million used as the Debtor’s estimate of the total equity value at the Effective Date.
          THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER. IN PERFORMING ITS ANALYSIS, CHANIN AND THE DEBTORS MADE NUMEROUS ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.
          THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED. NO RESPONSIBILITY IS TAKEN FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATION IS ASSUMED TO REVISE THESE ESTIMATES TO REFLECT EVENTS OR CONDITIONS WHICH SUBSEQUENTLY OCCUR.
          THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS. NEITHER THE DEBTORS, CHANIN, THE DEBTORS’ OTHER ADVISORS, NOR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THE VALUE CONTAINED HEREIN.
          THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY CHANIN. THE

PREPARATION OF AN ESTIMATED ENTERPRISE VALUE INVOLVES VARIOUS DETERMINATIONS AS TO THE APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITIONS AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF EQUITY VALUE SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. THE ESTIMATES PREPARED BY CHANIN ASSUME THAT THE REORGANIZED DEBTORS WILL CONTINUE AS THE OWNERS AND OPERATORS OF THEIR BUSINESS AND ASSETS. DEPENDING ON THE RESULTS OF THE DEBTORS’ OPERATIONS OR CHANGES IN FINANCIAL MARKETS, ACTUAL TOTAL ENTERPRISE VALUE MAY DIFFER FROM CHANIN’S VALUATION ANALYSIS DISCLOSED HEREIN.
     19.02 Financial Projections
          On May 9, 2005, and one day prior to the Filing Date, the Debtors filed three year pro-forma projections as part of a Form 8-K filed with the Securities and Exchange Commission. These projections were previously provided to certain holders of the Senior Secured Notes under a confidentiality agreement that required the Debtors to publish the projections in a Form 8-K. At the time they were prepared, the projections contained in the Form 8-K were managements’ best estimate at the time of the realistic prospects of the Debtors’ business, and were based on numerous crucial assumptions, including, among other things, the Debtors’ emergence from chapter 11 on June 30, 2005. As is the norm, management continued to monitor the Debtors’ business performance. In addition, in contemplation of crafting a chapter 11 plan, the Debtors spent several months creating a business plan for the reorganizing entity. While creating its Business Plan, the Debtors’ management provided to the Board interim projections which were never approved by the Board. The detailed review of the business during the formulation of the Business Plan and the Debtors’ continued failure to meet their projections lead the Debtors to determine that the May projections (and other interim projections prepared by management) were no longer reasonable. After a number of months, in late August 2005 the Debtors’ management presented to the Board of Directors a draft business plan for the future of the Debtors’ business, which included projections and forecasts of the Debtors’ business. The Business Plan, and the projections contained therein, were approved by the Board in early September 2005.
          The Projections attached hereto as Appendix A reflect numerous assumptions, including various assumptions with respect to the anticipated future performance of the Reorganized Debtors after the restructuring contemplated under the Plan is consummated, industry performance, general business and economic conditions and other matters, some of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances may affect the actual financial results of the Reorganized Debtors in the future. THEREFORE, WHILE THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE FISCAL YEARS ENDING DECEMBER 2005-2010 (the “PROJECTED PERIOD”) MAY VARY FROM THE PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL.

ACCORDINGLY, NO REPRESENTATION CAN BE MADE OR IS MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE REORGANIZED DEBTORS TO ACHIEVE THE PROJECTED RESULTS. See Article XVII herein, entitled “Certain Factors” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors and non-Debtor Subsidiaries and of the various risks associated with the securities of the Reorganized Debtors to be issued pursuant to the Plan.
          The Debtors do not, as a matter of course, make public projections of their anticipated financial position or results of operations. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated projections in the event that actual industry performance or the general economic or business climate differs from that upon which the Projections have been based. Further, the Debtors do not anticipate that they will include such information in documents required to be filed with the SEC, or otherwise make such information public.
          As set forth herein, the Debtors’ Board approved the Business Plan in early September 2005. The Business Plan contained pro forma projections for the Debtors’ business performance for the years 2005 through 2010. When the Disclosure Statement was filed on November 4, 2005, the Debtors’ management had the benefit of third quarter 2005 actual results (that were not available when the Business Plan was approved) to measure the projections for 2005 contained in the Business Plan. In light of the fact that the actual results for the third quarter of 2005 were lower than projected in the Business Plan, the Projections for the remainder of 2005 in the Disclosure Statement were adjusted downward. Since the filing of the Disclosure Statement in early November, the Debtors have received the actual results for another month of 2005, which were also lower than forecasted in the Business Plan. As a result of this negative trend, the Debtors’ management is currently reviewing the projections for 2006 (and beyond) contained in the Business Plan and in the Disclosure Statement to determine whether or not the forecasts should be revised downwards. To the extent that the Debtors determine that the Projections are no longer reasonable, the Debtors intend to file with the Court a supplement to this Disclosure Statement containing revised projections prior to the Voting Deadline. Whether or not the Debtors determine that the Projections must be revised, there can be no assurances that the Debtors will be able to reach their Projections, and the Projections should not be relied upon as a guaranty, representation, or other assurance of actual results that will occur.
          The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines regarding projections or forecasts. The Projections have not been audited, reviewed or compiled by the Debtors’ independent public accountants. Although presented with numerical specificity, the Projections are based upon a variety of assumptions, some of which have not been achieved to date and may not be realized in the future, and are subject to significant business, litigation, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. Consequently, the Projections should not be regarded as a representation or warranty, by the Debtors or any other person, that the Projections will be realized.
          Neither the Debtors’ independent public accountants, nor any other independent accountants or financial advisors, have compiled, examined or performed any procedures with respect to the projected consolidated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.
          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: These Projected Financial Statements contain statements which constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” in these Projected Financial Statements include the intent, belief or current expectations of the Debtors and members of their Management teams with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based. While Management believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from these contemplated by such forward-looking statements. Important factors currently known to Management that could cause actual results to differ materially from those contemplated by the forward-looking statements in these Projected Financial Statements include, but are not limited to, further adverse developments with respect to the Debtors’ liquidity position or operations of the various businesses of the Reorganized Debtors, adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors’ current strategic business plan (including the timeline to emerge from chapter 11) and the possible negative effects that could result from potential economic and political factors around the world in the various foreign markets in which the Reorganized Debtors operate.
          The projections included herein for the Reorganized Debtors are:
               (a) Projected Consolidated Statement of Operations for the fiscal years ending December 31, 2005, December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010.
               (b) Projected Consolidated Balance Sheets as of December 31, 2005, December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010.
               (c) Projected Consolidated Statements of Cash Flows for the fiscal years ending December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010.
               (d) Pro-forma Fresh Start Balance Sheet as of January 1, 2006.
          The projections are based on a number of important assumptions, as further set forth below:
(i)	Summary of Significant Assumptions

               (a) The Projections were developed by the management of the Debtors and are based on: a) current and projected market conditions; b) each of the wholly owned subsidiaries remaining part of the Reorganized Debtors; c) the ability to maintain sufficient liquidity to fund operations; and d) confirmation and consummation of the Plan.
               (b) The Projections assume the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the Effective Date, which for purposes of the Projections is assumed to be January 1, 2006. A significant delay in the Effective Date may have a significant negative impact on the operations and financial performance of the Debtors.
               (c) The Fiscal Year 2005 Statement of Operations includes the activity related to the Pharmaceutical Division. Substantially all of the assets of this division were sold to Xanodyne pursuant to the Sale Transaction. This transaction closed on July 25, 2005.
(ii)	Statement of Operations Assumptions
          Key assumptions underlying the Fiscal Year 2005 through Fiscal Year 2010 projected consolidated statement of operations include:
               (a) Backlog
          The Debtors’ order backlog consists of anticipated net revenues from signed fee-for-service contracts for which services have not been completed. The order backlog does not include anticipated net revenues for work performed for internal clients or for any variable-priced contracts. During the course of a project, a client may substantially adjust the requested scope of services, in such event, a corresponding adjustment is made.
               (b) Sales
          Core Development Services:
          Core development services revenues, including the impact of Xanodyne related development and support revenues, are assumed to grow at a compounded annual growth rate (“CAGR”) of approximately 21% during the Projected Period. This growth is primarily driven by the Reorganized Debtors’ clinical services operations both in the U.S. and Europe in line with present and future market opportunity. It is supported by a balanced growth of the core non-clinical business especially in the bio-analysis and bio-equivalence area, as well as in the biotech market segment in the short-term. In the longer-term, growth is expected to come from integrated product development programs and the regulatory support these integrated projects require. The European business is expected to grow steadily with an acceleration of growth in the later years caused by the increasing importance of the growing clinical business, as the Reorganized Debtors start to execute larger global development programs.
          Royalty Revenue:
          The royalty revenues generated from the pharmaceutical products sold to Xanodyne are projected to generate approximately $31 million of cash during the period Fiscal Year 2007 through Fiscal Year 2010. Other royalty revenues are projected to generate approximately $2.7 million in Fiscal Year 2006 and $2.0 million thereafter.

               (c) Gross Margin
          The projections assume that Total Consolidated Gross Margins will increase from approximately 28.4% of revenues in Fiscal Year 2006 to 43.2% in Fiscal Year 2010, due to better utilization of existing capacity, growth related to Xanodyne Royalty Revenues, increased sales volumes, a product mix shift towards Clinical operations and improved management of the billable employee and non-billable employee ratio.
               (d) Selling, General & Administrative Expenses (SG&A)
          The projections assume that Total Consolidated SG&A as a percentage of Total Consolidated Net Revenues will decrease from approximately 29.9% of revenues in Fiscal Year 2006 to 23.3% in Fiscal Year 2010. SG&A includes the following expense categories: Development Services Sales and Marketing, Communications, Business Development, Corporate and Shared Services, Third-Party Legal costs and other General and Administrative expenses.
               (e) Interest Expense
          Interest expense is calculated on the projected outstanding New Credit Facility balance multiplied by an assumed applicable interest rate. The assumed applicable interest rate is based on LIBOR plus a spread that is consistent with the underlying risk of the investment. The Projections also include estimated expenses related to projected unused commitment fees and various administrative fee associated with the New Credit Facility.
               (f) Income Taxes
          The Projections assume the Reorganized Debtors will pay taxes by Fiscal Year 2008. The Projections assume a marginal tax rate of approximately 40%. The Projections also assume the use of surviving net operating losses in accordance with the annual limitation rules of section 382 of the United States Internal Revenue Code calculated using the interest rate published by the Internal Revenue Service for November 2005 of 4.24%. Since the Reorganized Debtors have yet to complete their analysis, the annual limitation used for purposes of the projections does not reflect any adjustment for net unrealized built-in gains, if any.14
(iii)	Balance Sheet Assumptions
          Key assumptions underlying the Fiscal Year 2005 through Fiscal Year 2010 projected balance sheets include:
               (a) Working Capital
          Working capital is estimated based on working capital performance metrics such as days sales outstanding, inventory turns and days payable. Accounts receivable days sales outstanding are projected to improve related to negotiations with customers with accounts receivable balances over 90 days and an increased focus on trade cycle days. Inventory turns are projected to remain relatively consistent with historical experience. Overall trade accounts

[14]	In preparing the Projections, the Debtors have treated taxable income on a worldwide consolidated basis and have assumed (i) a 40% statutory tax rate and (ii) the applicability of all net operating losses in accordance with section 382 of the Internal Revenue Code.

payable days are assumed to remain relatively flat until mid-2006 then improve to historical levels primarily related to the extension of terms from vendors after the Reorganized Debtors emerge from chapter 11. Customer advances are assumed to be between 20% and 15% of annual development services revenue.
               (b) Exit Financing
          The Projections assume that the Reorganized Debtors will obtain a $40 million New Credit Facility on the Effective Date, which will be secured by certain assets of the Reorganized Debtors. In addition, the Projections assume that the Reorganized Debtors will also obtain access to the New Credit Facility at market terms, and that the proceeds of the New Credit Facility will be used for working capital needs and general corporate purposes. The projections assume that the outstanding credit facility balance as of the Effective Date of the Plan will be approximately $15 million.
          (iv) Cash Flow Assumptions
          Key assumptions underlying the Fiscal Year 2006 through Fiscal Year 2010 statements of cash flows include:
               (a) Property, Plant & Equipment / Capital Expenditures
          Capital expenditures reflect projected maintenance and new capital expenditures that management believes are necessary to meet its business plan. In addition, PP&E estimates assume that no significant asset sales will take place during the Projected Period.
          (v) Fresh Start Accounting Assumptions
          With regard to the Pro Forma Fresh-Start Balance Sheet, as of July 1, 2006, please note the following:
          Fresh-start reporting requires that the reorganization value of the Reorganized Debtors be allocated to its assets in conformity with the Financial Accounting Standards Board SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. Preliminary fresh-start reporting adjustments have been made to reflect the projected adjustments necessary to adopt fresh-start reporting in accordance with SOP 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code. The fresh start reporting ultimately implemented by the Reorganized Debtors may vary materially from the preliminary fresh-start reporting presented as part of this Disclosure Statement.
          The mid-point of the total enterprise value range of Chanin’s valuation analysis — approximately $163 million — was used in preparing the Pro Forma Consolidated Balance Sheet of the Reorganized Debtors. Based on the projected net indebtedness under the New Credit Facility of approximately $15 million as of the Effective Date, the projected total equity value of the Reorganized Debtors is approximately $148 million as of the Effective Date. This estimate was used to record the projected equity value on the fresh-start balance sheet of the Reorganized Debtors.
          The reorganization value is subject to adjustment to reflect any fluctuations in these Projections on which the valuation is based. The allocation of the reorganization value to individual assets and liabilities is subject to change after the Effective Date and could result in material differences to the allocated values estimated in these Projections.
          The significant fresh-start reporting adjustments reflected in the Projections are summarized as follows:
               (a) Record Settlement of Liabilities Subject to Compromise
          The recorded settlement of liabilities subject to compromise totaled approximately $220 million. The new consideration given for the cancellation of debt includes approximately $148 million or 100% of the New Common Stock of the Reorganized Debtors as part of the Senior Secured Note Distribution. The recorded settlement of liabilities subject to compromise also includes a cash payment of $4,200,000 as part of the General Unsecured Cash Amount and the Claims Objection Fund and approximately $14,000 related to the Convenience Claims. The remaining amount of approximately $68 million is recorded as a gain on debt discharge.
               (b) Record Settlement of Old Common Stock
          The recorded settlement of Old Common Stock eliminates the Old Common Stock par value of approximately $29,000 and Old Common Stock paid in capital of approximately $91 million. Old Equity Interests will not receive any distribution under the Plan.
               (c) Record Elimination of Retained Deficit
          The Debtors accounted for the reorganization using fresh-start reporting. Accordingly, all assets and liabilities are restated to reflect their reorganization value, which approximates fair value at the date of the reorganization. As part of the adoption of fresh-start reporting, the Debtors eliminated a retained deficit of approximately ($237) million and recorded new goodwill of approximately $109 million.
ARTICLE XX.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
          The following discussion summarizes certain United States federal income tax consequences of the Plan to U.S. Holders (as defined below) of Senior Secured Note Claims that receive New Common Stock and to U.S. Holders of General Unsecured Claims that receive cash. The discussion is for general purposes only, and is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), the United States Treasury regulations (including temporary and proposed regulations) promulgated thereunder (the “U.S. Regulations”), judicial authorities and current administrative rulings and practice, all as of the date hereof and all of which are subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation which may be important to particular holders in light of their individual investment circumstances, including, but not limited to, financial institutions, broker-dealers, traders, insurance companies, real estate investment trusts, tax-exempt organizations, traders or dealers in securities, holders reporting gain on the installment method, U.S. Holders whose functional currency is not the United States dollar, non-U.S. Holders and U.S. Holders who hold Senior Secured Note Claims, General Unsecured Claims or New Common Stock as part of a hedging transaction, straddle, conversion transaction, constructive sale, wash sale or other integrated transaction. In addition, this summary does not address state, local or foreign tax consequences. The tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. No ruling has been requested from the Internal Revenue Service (“IRS”) with respect to any of the matters discussed herein, and no opinion of counsel has been sought or obtained with respect thereto.
          As used herein, a “U.S. Holder” means a beneficial owner of Senior Secured Note Claims, General Unsecured Claims, or New Common Stock that is, for U.S. federal income tax purposes,
•	a citizen or resident of the United States;

•	a corporation organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if, (i) the trust is subject to the supervision of a court within the United States and the control of one or more “United States persons” as described in section 7701(a)(30) of the Tax Code or (ii) the trust has a valid election in effect under applicable U.S. Regulations to be treated as a “United States person.”
          If a partnership (or other entity classified as a partnership for United States federal income tax purposes) is the beneficial owner of a Claim, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that is a beneficial owner of a Claim or a partner in such a partnership, you should consult your own tax advisor regarding the United States federal income tax consequences of the Plan.
          PURSUANT TO U.S. TREASURY DEPARTMENT CIRCULAR 230, WE ARE INFORMING YOU THAT (A) THIS DISCUSSION IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE PLAN, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
          THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN TO THEM. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF APPROVAL AND IMPLEMENTATION OF THE PLAN AS TO ANY HOLDER OF

CLAIMS, NOR ARE THE DEBTORS OR THEIR COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.
20.01	Federal Income Tax Consequences to the Debtors
(i)	Cancellation of Indebtedness and Reduction of Tax Attributes
          The Debtors generally will realize cancellation of indebtedness (“COI”) income on the discharge of existing indebtedness exchanged for property of the Debtors (including New Common Stock) to the extent that the fair market value of any such property is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of the indebtedness discharged thereby.
          Under section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of the court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Accordingly, because the cancellation of the Debtors’ indebtedness will occur in a case brought under the Bankruptcy Code, the Debtors will be under the jurisdiction of the Bankruptcy Court in such case and the cancellation of the Debtors’ indebtedness will be pursuant to the Plan, the Debtors will not be required to recognize any COI income realized as a result of the implementation of the Plan.
          Under section 108(b) of the Tax Code, a taxpayer that does not recognize COI income under the Bankruptcy Exception will be required to reduce certain tax attributes, including its net operating losses and loss carryforwards (“NOLs”) (and certain other losses, credits and carryforwards, if any) and its tax basis in its assets (but not below the total amount of liabilities remaining immediately after the discharge of indebtedness), in an amount generally equal to the amount of COI income excluded from income under the Bankruptcy Exception. Where a taxpayer is a member of a group filing affiliated returns, complex rules apply in determining how the taxpayer’s and the affiliated group’s tax attributes are reduced as a result of the COI of a member. The federal income tax return that included the Debtors for the fiscal year that ended December 31, 2004 reflects an NOL attributable to the Debtors of approximately $46 million, after adjustment for carry backs to previous taxable years. Additionally, the Debtors expect significant losses for the current fiscal year.
          As a result of the application of section 108(b) of the Tax Code, the Debtors expect that the Debtors’ NOLs (and possibly other attributes) will be reduced by reason of consummation of the Plan. The Debtors nonetheless expect, based on the Debtors’ enterprise value being used for purposes of the plan and on estimates of losses for the current fiscal year, that significant NOLs will remain after attribute reduction. As discussed below, section 382 of the Tax Code may apply to limit the ability of the Debtors to utilize any remaining NOLs in future years.
(ii)	Section 382 Limitations on NOLs
          Under section 382 of the Tax Code, if a corporation with NOLs (a “Loss Corporation”) undergoes an “Ownership Change,” the use of such NOLs (and certain other tax attributes) will generally be subject to an annual limitation as described below. In general, an “Ownership Change” occurs if the percentage of the value of the Loss Corporation’s stock owned by one or more direct or indirect “five percent shareholders” has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable “testing period” (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation). The Plan should trigger an Ownership Change of the Debtors on the Effective Date under the Tax Code.
          When a Loss Corporation undergoes an Ownership Change, an annual limitation (the “Annual Section 382 Limitation”) generally limits the ability of the Loss Corporation to utilize historic NOLs, capital loss carryforwards and certain subsequently recognized “built-in” losses and deductions (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the Ownership Change) if the Loss Corporation has a net unrealized built-in loss on the date of the Ownership Change. As a general rule, the Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the Ownership Change and the applicable “long-term tax-exempt rate, which for Ownership Changes occurring in the month of November 2005 is 4.24%.” Subject to certain limitations, any unused portion of the Annual Section 382 Limitation may be available in subsequent years. A Loss Corporation must meet certain continuity of business enterprise requirements for at least two years following an Ownership Change in order to preserve the Annual Section 382 Limitation.
          A special rule under section 382 applicable to a Loss Corporation under the jurisdiction of a Bankruptcy Court will apply in calculating the Annual Section 382 Limitation. Under this special rule, the limitation will be calculated by reference to the lesser of the value of the corporation’s newly issued stock (with certain adjustments) immediately after the Ownership Change (as opposed to immediately before the Ownership Change, as discussed above) or the value of the company’s assets (determined without regard to liabilities) immediately before the Ownership Change. Although such calculation may substantially increase the Annual Section 382 Limitation, the Debtors’ use of any NOLs, built-in losses and deductions remaining after the implementation of the Plan may still be substantially limited after an Ownership Change.
          As stated above, the Debtors should undergo an Ownership Change as a result of the implementation of the Plan. The Debtors have not yet determined whether any of them will have a net unrealized built-in loss on the Effective Date. If an Ownership Change occurs, the ability of the Reorganized Debtors to utilize any NOLs that may remain after the implementation of the Plan will be, and their ability to utilize certain subsequently recognized built-in losses and deductions (if any) may be, subject to an Annual Section 382 Limitation, as described above.
(iii)	Special Bankruptcy Exception
          An exception to the foregoing annual limitation rules generally applies where qualified (so-called “old and cold” and certain ordinary course trade and business) creditors of a debtor receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. Under this exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the bankruptcy proceeding. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter

11 plan will preclude the debtor’s future utilization of any pre-change losses existing at the time of the subsequent ownership change.
          The Debtors have not determined whether the receipt of the New Common Stock by holders of Senior Secured Note Claims pursuant to the Plan may qualify for this exception. Even if the Debtors qualify for this exception, the Debtors are likely to elect not to have the exception apply and instead remain subject to the annual limitation described above. Such election would have to be made in the Debtors’ federal income tax return for the taxable year in which the change occurs.
(iv)	Alternative Minimum Tax
          In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available loss carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available loss carryforwards (as computed for AMT purposes).
          In addition, if a corporation undergoes an Ownership Change and is in a net unrealized built-in loss position on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.
          Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.
(v)	Establishment of Litigation LLC
          Pursuant to the Plan, the Debtors will treat the transfer of certain litigation claims to the Litigation LLC as a distribution of assets by the Debtors to the holders of General Unsecured Claims in a taxable transaction followed by a transfer of such assets by the Holders of General Unsecured Claims to the Litigation LLC, which will be treated as a partnership for U.S. federal income tax purposes. These deemed distributions for federal income tax purposes should cause the Debtors to recognize gain or loss equal to the difference between the fair market value of the distributed assets and the adjusted tax basis of the Debtors in such assets. There can be no assurance that the IRS will agree with the classification of the Litigation LLC as a partnership for federal income tax purposes and a different classification of the Litigation LLC could result in income tax consequences to the Debtors other than those described above.
20.02	Federal Income Tax Consequences of the Plan to U.S. Holders of Senior Secured Note Claims
          The United States federal income tax consequences to U.S. Holders of Senior Secured Note Claims may vary depending upon, among other things, whether the U.S. Holder has taken a “bad debt” deduction with respect to its Senior Secured Note Claim, and whether the Senior Secured Note Claims constitute “securities” for purposes of the reorganization provisions of the Tax Code. U.S. Holders should evaluate the tax consequences of the Plan to them based on their own particular circumstances and should not rely solely on the general discussion herein.
          The determination of whether a debt obligation constitutes a security for U.S. federal income tax purposes depends upon an evaluation of the nature of the debt obligation. Important factors to be considered include, among other things, length of time to maturity, degree of continuing interest in the issuer, similarity of the debt instrument to a cash payment, and the purpose of the borrowing. Generally, a maturity on corporate debt instruments when issued of less than five years is an indication that the instrument is not a security. A maturity on corporate debt instruments when issued of more than ten years is an indication that the instrument is a security. Claims for accrued interest generally are not securities.
          The Senior Secured Notes had an original maturity of approximately 8 years. In light of the above, it is uncertain whether the Senior Secured Notes will be treated as securities for federal income tax purposes.
          If the Senior Secured Notes are treated as securities, then the exchange of the Senior Secured Note Claims for New Common Stock should constitute a tax-free reorganization for federal income tax purposes. Accordingly, if the exchange is so treated for such purposes, a U.S. Holder of Senior Secured Note Claims would, subject to the discussion below regarding market discount, not recognize any income or gain on the exchange, except for income recognized with respect to accrued interest on the Senior Secured Notes, as discussed below. In addition, a U.S. Holder of Senior Secured Note Claims would not recognize any loss, except as discussed below with respect to Claims for accrued and previously taxed interest on the Senior Secured Notes. Further, a U.S. Holder’s tax basis in the New Common Stock received in respect of its Senior Secured Notes Claim (not including any New Common Stock received for accrued interest) would equal the U.S. Holder’s tax basis in such Senior Secured Notes Claim (adjusted to take into account the amount of any bad debt deduction previously taken with respect to such Senior Secured Notes Claim and excluding any tax basis attributable to its Claim for accrued interest in respect of the Senior Secured Notes), increased by the amount of any gain recognized in respect of accrued market discount on the exchange by such U.S. Holder, as described below. A U.S. Holder’s holding period for the New Common Stock (other than New Common Stock, if any, received for a Claim for accrued interest on the Senior Secured Notes or on account of any accrued market discount with respect to which taxable gain is recognized, as described below) would include the period during which the U.S. Holder held the Senior Secured Notes Claim exchanged therefor. U.S. Holders should consult their tax advisors with respect to reporting requirements required of persons receiving stock and securities in a tax-free exchange in connection with a corporate reorganization.
          If the Senior Secured Notes are not treated as securities, then the exchange of the Senior Secured Note Claims for New Common Stock would be treated as a taxable transaction under section 1001 of the Tax Code. Accordingly, if the exchange is so treated for such purposes, a U.S. Holder should recognize gain or loss equal to the difference between (i) the fair market value of the New Common Stock (as of the Effective Date) received in exchange for a Senior Secured Notes Claim (other than New Common Stock, if any, received for a Claim for accrued interest on the Senior Secured Notes), and (ii) the U.S. Holder’s adjusted tax basis in the Senior Secured Notes Claim (excluding any tax basis attributable to its Claim for accrued interest in respect of the Senior Secured Notes). Such gain or loss should be capital gain or loss if the Senior Secured Note Claims are held as capital assets (subject to the “market discount” rules described below), and will be long term capital gain or loss if, as of the Effective Date, the Senior Secured Note Claims have been held by such Holder for more than one year. Long-term capital gains recognized by individuals are currently taxed at a maximum rate of 15%. Net capital gains on the disposition of capital assets held for one year or less are subject to U.S. federal income tax at ordinary income tax rates. For a corporate U.S. Holder, all capital gains are currently taxed at the same rate as ordinary income. The deductibility of capital losses is subject to limitations.
          To the extent that a portion of the New Common Stock received in exchange for a Senior Secured Notes Claim is allocable to accrued interest, (i) a U.S. Holder may recognize ordinary income, as discussed below (ii) a Holder’s tax basis in such New Common Stock received should equal the fair market value of the New Common Stock as of the Effective Date and (iii) a Holder’s holding period for such New Common Stock should begin on the day following the Effective Date.
(i)	Market Discount
          The market discount provisions of the Tax Code may apply to U.S. Holders of certain Claims. In general, a debt obligation with a fixed maturity of more than one year that is acquired by a U.S. Holder on the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that U.S. Holder if its stated redemption price (or revised issue price, in the case of a debt obligation issued with original issue discount) at maturity exceeds the tax basis of the debt obligation in the U.S. Holder hands immediately after its acquisition. However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount.
          Under the market discount rules, gain recognized by a U.S. Holder with respect to a “market discount bond” will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include accrued market discount in gross income currently. A U.S. Holder of a market discount bond that was required under the market discount rules of the Tax Code to defer deduction of all or a portion of interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on a taxable disposition of such bond.
          Notwithstanding the rule described above regarding non-recognition of gain to U.S. Holders of Senior Secured Note Claims if the Senior Secured Note Claims are treated as securities for federal income tax purposes, it is possible that under the market discount rules of the Tax Code, gain realized by a U.S. Holder on the exchange of its Senior Secured Note Claims for New Common Stock must be recognized as ordinary income to the extent of any accrued market discount on the Senior Secured Notes that was not previously included in its gross income, even if such exchange is treated as a tax-free reorganization under the Tax Code. However, the market discount rules in the Tax Code also provide that, under U.S. Regulations to be promulgated by the United States Treasury, recognition of accrued market discount on exchanges such as the exchange of Senior Secured Note Claims for New Common Stock may be limited to the amount of gain that would be recognized without regard to the market discount rules. In this case, the application of such a provision would result in a U.S. Holder recognizing no income or gain except for income recognized with respect to accrued interest, as discussed below. Any accrued market discount that is not recognized by a U.S. Holder would be carried to the New Common Stock received by the U.S. Holder in the exchange. Upon the disposition of the New Common Stock, a U.S. Holder would recognize as ordinary income, to the extent of any gain recognized on the disposition, the accrued market discount carried to the New Common Stock. It should be noted that such U.S. Regulations have not yet been issued and thus it is unclear whether this limitation on recognition of accrued market discount will apply to U.S. Holders of Senior Secured Note Claims and whether any accrued but unrecognized market discount will be so treated.
          All U.S. Holders of Senior Secured Note Claims are urged to consult their own tax advisors regarding the application of the market discount rules to them.
(ii)	Allocation of Consideration Received
          Under the Plan, consideration distributed to holders of Allowed Claims will be treated first as satisfying an amount equal to the stated principal amount of the Allowed Claim and then, to the extent of any excess, as satisfying accrued but unpaid interest, if any. Certain legislative history indicates that an allocation provided in a bankruptcy plan may be binding for federal income tax purposes. However, the IRS may take the position that the consideration received by holders of Allowed Claims should be allocated in some other manner. U.S. Holders of Senior Secured Note Claims should consult their own tax advisors regarding the proper allocation of the consideration received under the Plan.
(iii)	Claims for Accrued Interest
          A U.S. Holder of a Claim for accrued interest that has not previously been included in its gross income will be required to recognize ordinary income equal to the fair market value of New Common Stock received under the Plan with respect to such Claim. Conversely, a U.S. Holder generally would recognize a deductible loss to the extent that any accrued interest previously included in gross income is not paid in full. A U.S. Holder’s tax basis in any New Common Stock received in exchange for a Claim for accrued interest will be the fair market value of the New Common Stock on the Effective Date. The U.S. Holder’s holding period for the New Common Stock so received will begin on the day after the Effective Date of the Plan.
20.03	Federal Income Tax Consequences to U.S. Holders of General Unsecured Claims
          Pursuant to the Plan, Holders of General Unsecured Claims will receive cash and Litigation LLC Interests. U.S. Holders of General Unsecured Claims should generally recognize income, gain or loss equal to the amount realized under the Plan in respect of their claims less their respective tax basis in those claims (excluding any tax basis attributable to a Claim for accrued interest in respect of a General Unsecured Claim). The amount realized for this purpose generally will equal the amount of the cash received under the Plan (other than cash and other consideration received for a Claim for accrued interest on the General Unsecured Claim) and the fair market value of the Litigation LLC Interests.
20.04	Consequences of Owning Litigation LLC Interests and Tax Treatment of the Litigation LLC
          Unless otherwise required by applicable law, the Debtors, the Litigation Manager and the Litigation LLC Interest Holders are required under the Plan to treat the Litigation LLC as a partnership for federal income tax purposes. If such treatment is respected, the Litigation

LLC will not be subject to U.S. federal income tax. Instead, each U.S. Holder of a Litigation LLC Interest will be required to report on its federal income tax return, and will be taxed upon, its allocable share of the Litigation LLC’s income, gain, loss, deduction and credit (as provided in the Litigation LLC Agreement) for each taxable year of the Litigation LLC ending within such U.S. Holder’s taxable year, whether or not such U.S. Holder receives any distributions from the Litigation LLC in such taxable year. There can be no assurance that the IRS will agree with the classification of the Litigation LLC as a partnership for federal income tax purposes, and a different classification of the Litigation LLC could result in income tax consequences to the Litigation LLC Interest Holders and the Litigation LLC other than those described herein.
          A U.S. Holder of a Litigation LLC Interest should have an initial tax basis in its Litigation LLC Interest equal to the fair market value of the Litigation LLC Interest on the Effective Date. Each U.S. Holder will generally increase its tax basis in its Litigation LLC Interest by the amount of its allocable share of income or gain and will generally decrease its tax basis by the amount of its allocable share of loss or deduction. Distributions to a U.S. Holder of a Litigation LLC Interest should not result in the recognition of gain or loss by such holder, except that gain will be recognized to the extent that cash distributed exceeds the holder’s adjusted tax basis in the Litigation LLC Interest. Any such gain will generally be treated as capital gain. Each U.S. Holder that receives distributions will generally reduce its tax basis in its Litigation LLC Interest (but not below zero) by the amount of any cash distributed to such U.S. Holder. Special rules apply to distributions of property other than cash.
          The deduction by a U.S. Holder of a Litigation LLC Interest of its allocable share of the Litigation LLC’s losses will be limited to its tax basis in its Litigation LLC Interest and, in the case of Litigation LLC Interest Holders that are individuals and certain closely held corporations, such deductions will be limited to the amount for which the Exchanging Note Holder is considered to be “at risk” for U.S. federal income tax purposes, if such amount is less than its tax basis.
          The Code permits the deduction of losses from “passive activities,” which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. This restriction generally applies to individuals, estates, trusts and certain closely held corporations and personal service corporations. A Litigation LLC Interest Holder’s allocable share of the Litigation LLC losses may constitute losses from passive activities for this purpose and may be subject to the foregoing limitation. Passive losses that are not deductible because they exceed a Litigation LLC Interest Holder’s income from passive activities will carry forward and will be allowable to the extent of its income from passive activities in succeeding taxable years. A Litigation LLC Interest Holder’s suspended passive activity losses may be deducted in full when the holder disposes of its entire investments in the Litigation LLC interest in a fully taxable transaction, which should include a complete abandonment of the Litigation LLC Interest. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.
          The Litigation LLC Agreement is expected to provide that the Litigation Manager is to decide how to report tax items on the Litigation LLC’s information returns, and all Litigation LLC Interest Holders are required under the Code to treat the items consistently on their own returns, unless they file a statement with the IRS disclosing the inconsistency. In the event the income tax returns of the Litigation LLC are audited by the IRS, the tax treatment of the Litigation LLC’s income and deductions generally is determined at the partnership level in a single proceeding rather than by individual audits of the members.
20.05	Federal Income Tax Consequences of Ownership and Disposition of New Common Stock
(i)	Distributions
          Distributions paid with respect to the New Common Stock will generally be includable in the gross income of a U.S. Holder to the extent that such distributions are paid out of Reorganized aaiPharma’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) when the distribution is actually or constructively received by the U.S. Holder. The dividends included in a non-corporate U.S. Holder’s income for distributions occurring during taxable years beginning before January 1, 2009 may be eligible for U.S. Federal income taxation at long-term capital gain rates. Distributions in excess of Reorganized aaiPharma’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the New Common Stock and thereafter as capital gain.
(ii)	Dispositions of the New Common Stock
          Upon the sale, exchange or other taxable disposition of New Common Stock, a U.S. Holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the New Common Stock. If the New Common Stock is held as a capital asset, any such gain or loss will be a capital gain or loss and will be long-term if the New Common Stock has been held for more than one year as of the time of disposition. However, any gain attributable to accrued market discount in respect of a U.S. Holder’s Senior Secured Notes Claim carried over to the New Common Stock will be ordinary income, as discussed above. Net capital gains on the disposition of capital assets held for one year or less are subject to U.S. federal income tax at ordinary income tax rates. For a corporate U.S. Holder, all capital gains are currently taxed at the same rate as ordinary income. The deductibility of capital losses is subject to limitations.
20.06	Information Reporting and Backup Withholding
          In general, information reporting requirements and backup withholding may apply to all payments and distributions to non-corporate U.S. Holders of Allowed Claims and to payments to non-corporate U.S. Holders of principal, interest, dividends or other reportable payments paid in respect of the New Common Stock and New Warrants. In general, “backup withholding” applies to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax returns.
          Any amounts withheld under the backup withholding rules from payment to a beneficial owner would be allowed as a refund or credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the Internal Revenue Service.
          In addition, U.S. Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, the following: (1) certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds; and (2) certain transactions in which the taxpayer’s book-tax differences exceed a specified threshold in any tax year. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns. The foregoing summary has been provided for informational purposes only. All holders of Claims receiving a distribution under the Plan are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Plan.
ARTICLE XXI.
ACCEPTANCE AND CONFIRMATION OF THE PLAN
          Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.
21.01	Solicitation of Acceptance
          The Debtors will solicit in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, the acceptance of the Plan from all record Holders of Claims entitled to vote whether to accept or reject the Plan. The solicitation of acceptances from Holders of Claims in Unimpaired classes is not required under the Bankruptcy Code. In addition, the solicitation of acceptances of the Plan from the Holders of Old Equity Interests is not required because, under the Bankruptcy Code, such Holders are deemed to have rejected the Plan. The following classes are Impaired and are entitled to vote on the Plan:
Class 3 — Senior Secured Note Claims; and
Class 4 — General Unsecured Claims.
          The record date for determining whether Holders of Claims are entitled to accept or reject the Plan is December 5, 2005 with respect to both Holders of Senior Secured Note Claims, and Holders of General Unsecured Claims.
          The Debtors believe that this classification of Claims and Old Equity Interests complies with section 1122 of the Bankruptcy Code and is in the best interests of the Debtors, their estates and Holders of Claims and Old Equity Interests.
21.02	Confirmation Hearing
          On November 4, 2005, the Debtors filed the Disclosure Statement and their Plan and sought an order that scheduled the hearing to consider confirmation of the Plan. On December 1, 2005, the Debtors filed their First Amended Joint Chapter 11 Plan and revised form of the Disclosure Statement relating thereto. On December 5, 2005, the Debtors filed their First Amended Disclosure Statement. The Court has scheduled the confirmation hearing for January 18, 2006 at 10:00 a.m. (prevailing Eastern Time).
          The Plan provides that the Effective Date of the Plan will be the first Business Day immediately following the date upon which all conditions to the Effective Date set forth in section 16.02 of the Plan have been satisfied or waived by the Debtors or the Reorganized Debtors, as the case may be; provided, however, that if a stay of the Confirmation Order is in effect on such date, the Effective Date will be the first Business Day after such stay is no longer in effect.
          Section 1128(a) of the Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.
          Notice of the Confirmation Hearing will be provided to all Holders of Claims and Old Equity Interests or their representatives and other parties in interest (the “Confirmation Notice”). The Confirmation Hearing may be adjourned from time to time by the Court without further notice except that an announcement of the adjourned date must be made at the Confirmation Hearing or any adjournment thereof. Objections to confirmation of the Plan must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection and the nature and amount of the Claim or Old Equity Interest held by the objector. Objections must be filed with the Court, together with proof of service, and served upon the parties so designated in the Confirmation Notice on or before the time and date designated in the Confirmation Notice as being the last date for serving and filing objections to confirmation of the Plan. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and the local rules of the Court.
21.03	Requirements for Confirmation of the Plan
          As discussed below, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. In order for the Plan to be confirmed pursuant to section 1129(b) of the Bankruptcy Code, the Plan must satisfy all of the provisions of section 1129(a) of the Bankruptcy Code, except for section 1129(a)(8) therein. Specifically, the Court must determine, among other things, that (i) the Plan was accepted by the requisite votes of Holders of Claims entitled to vote on the Plan (see this Article XXI “Acceptance and Confirmation of the Plan”), (ii) the Plan is in the “best interests” of all Holders of Claims and Old Equity Interests (that is, that each Holder of a Claim or Old Equity Interest who does not vote to accept the Plan will receive at least as much pursuant to the Plan as he, she or it would receive in a liquidation under chapter 7 of the Bankruptcy Code) (see section 21.07 “Acceptance and Confirmation of the Plan—Best Interests Test” and the Liquidation Analysis attached hereto as Appendix B) and (iii) the Plan is feasible (that is, there is a reasonable probability that the Reorganized Debtors will be able to perform their obligations under the Plan and continue to operate their business without further financial reorganization or liquidation) (see section 21.08 “Acceptance and Confirmation of the Plan—Feasibility”).
          The Debtors, the Ad Hoc Committee of Secured Noteholders, and the Creditors’ Committee believe that, upon acceptance of the Plan by Class 3 Senior Secured Note Claims, the Plan will satisfy all the statutory requirements of chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code and that the Plan is being proposed and will be submitted to the Court in good faith.
21.04	Confirmation of the Plan under Section 1129(b)
          Generally, a class of claims or interests is considered to be “unimpaired” under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the Holders of such claims or interests. Classes of claims or interests that are not impaired under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. Classes of claims or interests that are impaired under a plan of reorganization that receive no distribution or retain no property in respect of such claims or interests are deemed to have rejected the plan of reorganization and are also not entitled to vote.
          Acceptances of the Plan are being or will be solicited only from those Holders of Claims in an Impaired class and who are entitled to receive a distribution under the Plan. Under the Plan, Classes 1 (Priority Claims), 2 (Miscellaneous Secured Claims), and 5 (Convenience Claims) are Unimpaired. Classes 3 (Senior Secured Note Claims) and 4 (General Unsecured Claims) are Impaired, are entitled to a distribution under the Plan and, therefore, are entitled to vote on the Plan. Classes 6 (510(b) Note Claims) and 7 (Old Equity Interests) are Impaired, not entitled to receive a distribution under the Plan and, therefore, deemed to reject the Plan as a matter of law. As a result, the Debtors must request that the Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code. See section 6.03 “Summary of the Plan—Classification and Treatment of Claims and Old Equity Interests Under the Plan.” Acceptance of the Plan is being solicited from Holders of Claims in Classes 3 and 4. See section 1.01 “Introduction and Summary — The Solicitation.”
          The Debtors will request confirmation of the Plan pursuant to the provisions of section 1129(b) of the Bankruptcy Code. Under these provisions, the Court will confirm the Plan despite the lack of acceptance by an Impaired class or classes if the Court finds that (a) the Plan does not discriminate unfairly with respect to each non-accepting Impaired class, (b) the Plan is “fair and equitable” with respect to each non-accepting Impaired class, (c) at least one Impaired class has accepted the Plan (without counting acceptances by Insiders) and (d) the Plan satisfies the other requirements set forth in section 1129(a) of the Bankruptcy Code except for section 1129(a)(8) thereof.
21.05	No Unfair Discrimination
          A plan of reorganization does not “discriminate unfairly” with respect to a nonaccepting class if the value of the cash and/or securities to be distributed to the nonaccepting class is equal or otherwise fair when compared to the value of distributions to other classes whose legal rights are the same as those of the nonaccepting class. The Debtors believe that the Plan would not discriminate unfairly against any nonaccepting class of Claims or Old Equity Interests.
21.06	Fair and Equitable Test
          The “fair and equitable” test of section 1129(b) of the Bankruptcy Code requires absolute priority in the payment of claims and interests with respect to any nonaccepting class or classes. The “fair and equitable” test established by the Bankruptcy Code is different for secured claims, unsecured claims and equity interests and includes the following treatment:
(i)	Secured Claims
          A plan is fair and equitable with respect to a nonaccepting class of secured claims if (1) the Holder of each claim in such class will retain its lien or liens and receive deferred cash payments totaling the allowed amount of its claim, of a value, as of the effective date of the plan, equal to the value of such Holder’s interest in the collateral, (2) the Holder of each claim in such class will receive the proceeds from the sale of such collateral or (3) the Holder of each claim in such class will realize the indubitable equivalent of its allowed secured claim.
(ii)	Unsecured Claims
          A plan is fair and equitable with respect to a nonaccepting class of unsecured claims if (1) the Holder of each claim in such class will receive or retain under the plan property of a value, as of the effective date of the plan, equal to the allowed amount of its claim or (2) Holders of claims or interests that are junior to the claims of such creditors will not receive or retain any property under the plan on account of such junior claim or interest.
(iii)	Equity Interests
          A plan is fair and equitable with respect to a nonaccepting class of interests if the plan provides that (1) each member of such class receives or retains on account of its interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such Holder is entitled, any fixed redemption price to which such Holder is entitled or the value of such interest or (2) Holders of interests that are junior to the interests of such class will not receive or retain any property under the plan on account of such junior interests.
21.07	Best Interests Test
          Whether or not the Plan is accepted by each class of Claims and Old Equity Interests, in order to confirm the Plan, the Court must independently determine that the Plan is in the best interests of each class of Claims or Old Equity Interests Impaired by the Plan—that is, with respect to each Impaired class, (a) each Holder of a Claim or Old Equity Interest has accepted the Plan or (b) that Holders of Impaired Claims and Old Equity Interests will receive at least as much pursuant to the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.
          To determine the value that Holders of Impaired Claims and Old Equity Interests would receive if the Debtors were liquidated, the Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets in the context of a liquidation case under chapter 7 of the Bankruptcy Code. The Cash amount which would be available for satisfaction of Administrative Expenses, Priority Claims, unsecured Claims and Old Equity Interests in the Debtors would consist of the proceeds resulting from the disposition of the assets of the Debtors, augmented by the Cash held by the Debtors at the time of the commencement of the case under chapter 7 of the Bankruptcy Code. Any such Cash amount then would be reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation and any additional Administrative Expenses and Priority Claims that may result from the termination of the Debtors’ businesses and the use of chapter 7 of the Bankruptcy Code for the purposes of liquidation. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.
          The Debtors’ costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases and allowed in cases under chapter 7 of the

Bankruptcy Code, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other such appointed committee. In addition, as described above, Claims may arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors during the pendency of Chapter 11 Cases by reason of the rejection of executory contracts or leases which otherwise would have been assumed in a reorganization under chapter 11 of the Bankruptcy Code.
          To determine whether the Plan is in the best interests of each Impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors’ assets and properties, after subtracting the amounts attributable to the foregoing Claims, costs and expenses, are then compared with the value of the property offered to such classes of Claims and Old Equity Interests under the Plan.
          In applying the “best interests test,” it is possible that Claims and Old Equity Interests in cases under chapter 7 of the Bankruptcy Code may not be classified according to the seniority of such Claims and Old Equity Interests as provided in the Plan. In the absence of a contrary determination by the Court, all pre-petition unsecured Claims which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from such cases under chapter 7 of the Bankruptcy Code. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each Creditor. Creditors who claim to be beneficiaries of any contractual subordination provisions might seek to enforce such contractual subordination provisions in the Court or otherwise. Section 510 of the Bankruptcy Code specifies that such contractual subordination provisions are enforceable in a case under chapter 7 of the Bankruptcy Code. The rule of absolute priority of distributions applicable in cases under chapter 7 of the Bankruptcy Code provides that no junior creditor may receive any distribution or retain any property until all senior creditors are paid in full with interest. Consequently, the Debtors believe that if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Holders of Claims in all Classes would receive distributions of a value significantly less than the value of the distributions provided to the Creditors in such classes under the Plan, and that Holders of Claims in Classes 4 and 5 and Holders of Old Equity Interests would receive no distributions under chapter 7 of the Bankruptcy Code. See the Liquidation Analysis attached hereto as Appendix B.
          The Debtors have considered the effects that a liquidation under chapter 7 of the Bankruptcy Code would have on the ultimate proceeds available for distribution to creditors in a case under chapter 11 of the Bankruptcy Code, including (i) the increased costs and expenses of liquidation under chapter 7 of the Bankruptcy Code arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in cases under chapter 7 of the Bankruptcy Code in the context of the expeditious liquidation required under chapter 7 of the Bankruptcy Code and the “forced sale” atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in a case under chapter 11 of the Bankruptcy Code. Therefore, the Debtors have determined that confirmation of the Plan will provide each Holder of a Claim in all classes with a recovery that is not less (and is expected to be substantially more) than it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee agree with this determination. For Class

7, confirmation of the Plan and liquidation under chapter 7 of the Bankruptcy Code yields the same result, i.e., no distribution, and therefore, the Debtors believe the best interests test is satisfied with respect to this class as well.
21.08	Feasibility
          Even if the Plan is accepted by each class of Claims and even if the Court determines that the Plan satisfies the “best interests” test, section 1129(a)(11) of the Bankruptcy Code requires that, in order for the Plan to be confirmed by the Court, it must be demonstrated that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is the so-called “feasibility” test. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of such analysis, the Debtors’ management has prepared the projections of the balance sheet, cash flow and net income of the Reorganized Debtors (assuming the transactions contemplated by the Plan are consummated) for the fiscal years 2005 through 2010 and set forth in section 19.02 “Financial Projections, Valuation and Assumptions Used — Financial Projections” (the “Projections”). The significant assumptions on which the Projections are based are set forth in section 19.01 “Financial Projections, Valuation and Assumptions Used — Valuation of aaiPharma.” Based on the Projections, the Debtors’ management believes that the Reorganized Debtors will be able to make all payments required to be made pursuant to the Plan.
          The Debtors’ management has prepared the Projections to comply with the requirements of the Bankruptcy Code. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Debtors’ management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the respective expected future financial performance of the Reorganized Debtors. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and Holder of Claims entitled to vote are cautioned not to place undue reliance on the Projections. In particular, this information should not be relied upon to determine how to proceed in connection with the Solicitation. Accordingly, and except as otherwise indicated, the Debtors do not intend, and disclaim any obligation, to (a) furnish updated projections to Holders of Claims prior to the Effective Date or to Holders of New Common Stock or any other party after the Effective Date or (b) otherwise make such updated information publicly available. Neither the Debtors’ independent auditors, nor any other independent accountants or financial advisors, have compiled or examined the accompanying prospective financial information to determine the reasonableness thereof and, accordingly, have not expressed an opinion or any other form of assurance with respect thereto.
          The Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are beyond the Debtors’ control. No representations or warranties can be made as to the accuracy of the Projections or to the Reorganized Debtors’ ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which the Projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a material and possibly adverse manner. The Projections, therefore, may not be relied upon as a representation or warranty or other assurance by either Debtor that the results of the Projections will be achieved.
          As set forth herein, the Debtors’ Board approved the Business Plan in early September 2005. The Business Plan contained pro forma projections for the Debtors’ business performance for the years 2005 through 2010. When the Disclosure Statement was filed on November 4, 2005, the Debtors’ management had the benefit of third quarter 2005 actual results (that were not available when the Business Plan was approved) to measure the projections for 2005 contained in the Business Plan. In light of the fact that the actual results for the third quarter of 2005 were lower than projected in the Business Plan, the Projections for the remainder of 2005 in the Disclosure Statement were adjusted downward. Since the filing of the Disclosure Statement in early November, the Debtors have received the actual results for another month of 2005, which were also lower than forecasted in the Business Plan. As a result of this negative trend, the Debtors’ management is currently reviewing the projections for 2006 (and beyond) contained in the Business Plan and in the Disclosure Statement to determine whether or not the forecasts should be revised downwards. To the extent that the Debtors determine that the Projections are no longer reasonable, the Debtors intend to file with the Court a supplement to this Disclosure Statement containing revised projections prior to the Voting Deadline. Whether or not the Debtors determine that the Projections must be revised, there can be no assurances that the Debtors will be able to reach their Projections, and the Projections should not be relied upon as a guaranty, representation, or other assurance of actual results that will occur.
          The Projections are based on the assumption that the Effective Date would occur on or about January 1, 2006. A significant delay in the Effective Date may have a significant negative impact on the operations and financial performance of the Debtors including an increased risk of the Debtors’ inability to meet sales and profitability forecasts.
ARTICLE XXII.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION
OF THE PLAN
          If the Plan is not confirmed by the Court and consummated, the alternatives to the Plan include (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (b) an alternative plan of reorganization.
22.01	Liquidation Under Chapter 7 of the Bankruptcy Code
          If no plan of reorganization of the Debtors is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to Holders of Claims and Old Equity Interests in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a liquidation under chapter 7 of the Bankruptcy Code would have on the recovery of Holders of Claims and Old Equity Interests is set forth under section 21.07 “Acceptance and Confirmation of the Plan—Best Interests Test.” For the reasons discussed thereunder, the Debtors believe that confirmation of the Plan will provide each Holder of a Claim and Old Equity Interest entitled to receive a distribution under the Plan with a recovery that is not less (and is expected to be substantially more) than such Holder would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.
22.02	Alternative Plan
          If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization of the Debtors has expired, any other party in interest) could file a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the formulation and development of the Plan. In a liquidation under chapter 11 of the Bankruptcy Code, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7 of the Bankruptcy Code, probably resulting in somewhat greater (but indeterminate) recoveries than would be obtained in a liquidation under chapter 7 of the Bankruptcy Code. Further, if a trustee were not appointed because such appointment is not required in a case under chapter 11 of the Bankruptcy Code, the expenses for professional fees would most likely be lower than those incurred in a case under chapter 7 of the Bankruptcy Code. Although preferable to a liquidation under chapter 7 of the Bankruptcy Code, the Debtors believe that any alternative liquidation under chapter 11 of the Bankruptcy Code is a much less attractive alternative to Holders of Claims and Old Equity Interests than the Plan because of the greater recovery provided for by the Plan.
ARTICLE XXIII.
OBJECTIONS AND ADDITIONAL DISCLOSURE
     On November 29, 2005, Dr. Sancilio filed an objection (the “Sancilio Objection”) to the Disclosure Statement for the Debtors’ Joint Chapter 11 Plan. The Sancilio Objection argues that the Plan is patently unconfirmable because (a) its proposed substantive consolidation construct cannot satisfy the standards enumerated by the Third Circuit, and (b) it improperly releases certain non-Debtors. The Debtors disagree with the Sancilio Objection and believe the Plan is confirmable.
Substantive Consolidation
     Dr. Sancilio asserts that the substantive consolidation of the various Debtor entities for Plan purposes does not satisfy Third Circuit authority set forth In re Owens Corning, 419 F.3d 195 (3d Cir. 2005). According to the Sancilio Objection, the Debtors have included no information in the Disclosure Statement concerning the factors required by the Third Circuit in Owens Corning, and as such, it is not possible to determine whether substantive consolidation is appropriate in these Cases.
     The Debtors believe that the facts set forth in section 8.02 of the Disclosure Statement provide an adequate basis for the Court to conclude that substantive consolidation for plan purposes is appropriate and, to the extent necessary, will present further evidence with regard to substantive consolidation at the hearing on confirmation of the Plan.
Third-Party Releases

     Dr. Sancilio argues that the releases contained in section 15.01(d) of the Plan violate the Third Circuit’s decision in In re Continental Airlines, 203 F.3d 203, 214 (3d Cir. 2000), as well as other controlling precedent. In support of this argument, Dr. Sancilio notes that no unusual circumstances exist that make these releases necessary to confirmation of the Plan, and that simply explaining the scope of the releases has been deemed insufficient without explanation. Moreover, Dr. Sancilio states that the Debtors have not even identified the types of claims that would be waived, or the parties that would have to answer those claims. Finally, Dr. Sancilio objects to the releases contained in the Plan because they are coerced without offering any compensation in exchange.
     The Debtors vigorously dispute any assertions that the releases contained in the Plan are inconsistent with the Bankruptcy Code or with recent court decisions regarding such releases. The Plan does not provide for any non-consensual releases of any non-Debtors. The releases contained in Section 15.01(d) of the Plan are releases by the Debtors of causes of action they may hold against third parties. As the claims being released are owned by the Debtors, it is within the Debtors’ discretion to determine whether to pursue or release such Causes of Action. The only third-party releases are contained in Section 15.01(c) of the Plan and are consensual. By voting to accept the Plan, Holders of Senior Secured Note Claims are agreeing to the third party releases set forth in section 15.01(c) of the Plan. These releases were negotiated as part of the settlement among the Senior Secured Noteholders, the Debtors and the Creditors’ Committee. Holders of General Unsecured Claims will only be bound by the non-Debtor releases set forth in Section 15.01(c) if (i) the individual Holder votes to accept the Plan, (ii) the class of General Unsecured Creditors votes to accept the Plan, and (iii) the individual Holder does not choose to “opt out” of such releases by checking the appropriate box on their ballot. Since these releases are consensual, the Debtors believe these releases are consistent with the Bankruptcy Code and existing precedent.
Additional Disclosure Regarding The Debtors’ Decision To Reorganize Around Development Services
     Prior to the Filing Date, the Debtors analyzed various potential options with regard to the future of the Debtors’ business operations, including whether to sell either the Debtors’ pharmaceutical assets or the Debtors’ Development Services business, whether to keep both of these divisions, or whether to sell both of these divisions. As a result of this analysis, the Debtors determined, after discussion with the Debtors’ Pre-Petition Credit Agreement Lenders and the Ad Hoc Committee of Secured Noteholders, that it made the most economic sense to divest the Debtors’ pharmaceutical assets and reorganize the Debtors’ Development Services business.
     Since the Filing Date, the Debtors have continued on the path of reorganizing around their Development Services business. In light of the Debtors’ financial difficulties, however, the Debtors’ business has suffered. The Development Services business has significantly less backlog than it has had in the past, and the Debtors’ sales force has been significantly depleted and is in the process of being rebuilt. Moreover, the Debtors’ ability to win new business has been hampered. In light of these and other factors, the Debtors believe that the Debtors would receive a “distressed” price for their business and that it is not the time to attempt to sell the Development Services business. Moreover, the Debtors believe that putting the Development Services business up for an auction would result in delay and uncertainty and would irreparably harm the Debtors’ business. The Debtors key creditor constituents agree with the Debtors and do not support a sale of the Debtors’ business.
Additional Financial Information
     Historically, the Debtors have reported their financial results on a consolidated basis and have not created consolidating financials. In connection with the filing of these Chapter 11 Cases, however, the Debtors prepared and filed with the Bankruptcy Court their Statements of Financial Affairs and Schedules of Assets and Liabilities (the “Schedules”) setting forth unaudited information with regard to each of the individual Debtors.
     Set forth below is a summary chart of the assets and liabilities of each Debtor as set forth in their respective Schedules. The information below is unaudited, has not been updated to reflect any proofs of claim filed against the Debtors, is based upon the Debtors’ books and records at the time and is subject in all respects to the Global Notes that are an essential part of the Schedules.

						Unsecured	Unsecured
	Total		Total		Secured	Priority	Nonpriority
Debtor	Assets		Liabilities		Claims[15]	Claims	Claims
aaiPharma, Inc.	$82,116,963.00	[16]	$427,862,390.13	[17]	$187,811,310.13	$38,390.00	$240,012,690.00	[18]
aaiPharma, LLC	$95,300,000.00	[19]	$203,855,577.80	[20]	$187,811,310.13	$0	$16,044,267.67	[21]
Applied Analytical Industries Learning Center, Inc.	$911,422.71		$189,116,594.08	[22]	$187,811,310.13	$642.03	$1,304,641.92	[23]
AAI Japan, Inc.	$105,355.30		$190,637,125.47	[24]	$187,811,310.13	$0	$2,825,815.34	[25]
AAI Dev. Serv., Inc. (Mass.)	$25,734,803.20	[26]	$190,138,542.03	[27]	$187,811,310.13	$3,378.44	$2,323,853.46	[28]
AAI Tech., Inc.	$73,819,326.62	[29]	$187,811,310.13		$187,811,310.13	$0	$0
Kansas City Analytical Serv., Inc.	$0		$187,811,310.13		$187,811,310.13	$0	$0
AAI Properties, Inc.	$58,274,855.31[30]		$187,811,310.13		$187,811,310.13	$0	$0
AAI Dev. Serv., Inc. (Del.)	$0		$187,811,310.13		$187,811,310.13	$0	$0

[15]	Does not include $179,831,313.99 owed under Pre-Petition Credit Agreement, which has been repaid from the proceeds of the DIP Financing Facility.

[16]	Includes net intercompany asset of approximately $16,100,000.00

[17]	Includes net intercompany liability of approximately $237,800,000.00

[18]	Includes net intercompany liability of approximately $237,800,000.00

[19]	Includes net intercompany asset of approximately $95,300,000.00. The Schedules listed assets of approximately $310,000,000 for aaiPharma LLC, but the majority of these assets were sold as part of the Sale Transaction.

[20]	Includes net intercompany liability of approximately $12,300,000.00

[21]	Includes net intercompany liability of approximately $12,300,000.00

[22]	Includes net intercompany liability of approximately $1,304,641.92

[23]	Denotes net intercompany liability of approximately $1,304,641.92

[24]	Includes net intercompany liability of approximately $2,825,815.34

[25]	Denotes net intercompany liability of approximately $2,825,815.34

[26]	Includes net intercompany asset of approximately $17,700,000.

[27]	Includes net intercompany liability of approximately $2,000,000.

[28]	Includes net intercompany liability of approximately $2,000,000.

[29]	Denotes net intercompany asset of $73,819,326.62.

[30]	Denotes net intercompany asset of $58,274,855.31.

ARTICLE XXIV.
THE BANKRUPTCY PLAN—VOTING INSTRUCTIONS AND PROCEDURES
24.01	General
          The Debtors are soliciting the acceptance of the Plan from Holders of (i) Class 3 Senior Secured Note Claims and (ii) Class 4 General Unsecured Claims. The Holders of Class 1 Priority Claims, Class 2 Miscellaneous Secured Claims, and Class 5 Convenience Claims are Unimpaired under the Plan and are conclusively presumed to have accepted the Plan. All Holders of Class 6 510(b) Note Claims and Class 7 Old Equity Interests are Impaired, not entitled to receive or retain any property under the Plan, and thus deemed to have rejected the Plan.
          A Ballot to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to Holders of (i) Class 3 Senior Secured Note Claims and (ii) Class 4 General Unsecured Claims.
          The Plan provides that Priority Claims will remain Unimpaired under the Plan. The Plan also provides that Holders of 510(b) Note Claims and Old Equity Interests are not entitled to receive or retain any property under the Plan and therefore are deemed to have rejected the Plan. Accordingly, this Disclosure Statement (and the appendices hereto), together with the accompanying Ballot and the related materials delivered together herewith, are only being furnished to Holders of (i) Class 3 Senior Secured Note Claims and (ii) Class 4 General Unsecured Claims and may not be relied upon or used for any purpose by such Holders other than to determine whether or not to vote to accept or reject the Plan.
24.02	Voting Deadline
          IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN CLASS 3 AND CLASS 4 EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE PLAN. All known Holders of Claims entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such Holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement.
          The Debtors have engaged Bankruptcy Services, LLC as the Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO COUNT, YOUR VOTE MUST BE RECEIVED AT THE FOLLOWING ADDRESS BEFORE THE VOTING DEADLINE OF 4:00 P.M., PREVAILING EASTERN TIME, ON JANUARY 9, 2006:
If you are sending by courier or hand delivery, to:
AAIPHARMA INC.
BALLOT PROCESSING CENTER,
C/O BANKRUPTCY SERVICES LLC,
757 THIRD AVENUE, 3RD FLOOR,
NEW YORK, NY 10017,
or , if you are sending by mail, to:

AAIPHARMA INC.
BALLOT PROCESSING CENTER,
C/O BANKRUPTCY SERVICES LLC, P.O. BOX 5014,
FDR STATION, NEW YORK, NY 10150-5014
          IF YOU HAVE BEEN INSTRUCTED TO RETURN YOUR BALLOT TO YOUR BANK, BROKER, OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE VOTING AGENT AT THIS ADDRESS BEFORE THE VOTING DEADLINE.
          IF A BALLOT IS DAMAGED OR LOST, OR FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, YOU MAY CONTACT THE DEBTORS’ VOTING AGENT, BANKRUPTCY SERVICES, LLC. ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT THE ADDRESS SPECIFIED ABOVE.
24.03	Holders of Claims Entitled to Vote
          The Claims in the following Classes are Impaired under the Plan and entitled to receive a distribution; consequently, each Holder of such Claim, as of the Record Date established by the Debtors for purposes of this solicitation, may vote to accept or reject the Plan:
Class 3 —       Senior Secured Note Claims (Holders of the Senior Secured Note Claims)
Class 4 —      General Unsecured Claims (Holders of the General Unsecured Claims)
24.04	Vote Required for Acceptance by a Class
          The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by Holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if Holders of at least two-thirds in dollar amount and a majority in number of the claims in such class which actually vote cast their Ballots in favor of acceptance.
          A vote may be disregarded if the Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

24.05	Voting Procedures
          The Debtors are providing copies of this Disclosure Statement, Ballots, and where appropriate, Master Ballots, to all registered Holders (as of the Record Date) of Senior Secured Note Claims in Class 3 and General Unsecured Claims in Class 4. For further information regarding voting procedures, please consult the Disclosure Statement Approval Order.
          Registered Holders of Senior Secured Note Claims in Class 3 may include brokers, banks, and other nominees. If such registered Holders do not hold for their own accounts, they or their agents (collectively with such registered Holder, “Nominees”) should provide copies of this Disclosure Statement and appropriate Ballots to their customers and to beneficial owners. Any beneficial owner who has not received a Ballot should contact his, her, or its Nominee, or the Voting Agent.
(i)	Holders of Class 4 General Unsecured Claims
          As part of the consensual settlement between the Holders of Senior Secured Notes and Holders of General Unsecured Claims, the Holders of Class 4 General Unsecured Claims who vote to accept the Plan are deemed to agree to the releases set forth in the Plan in section 15.01 unless such Holders elect to “opt-out’ of granting such releases. If any such Holder wishes to “opt-out” of such releases, the Holder should check the appropriate box on the Ballot. A decision to “opt-out” of granting such releases will not affect such Holder’s distribution under the Plan.
(ii)	Holders of Class 3 Senior Secured Note Claims
          Beneficial Owners. Any beneficial owner, as of the Record Date, of Class 3 Senior Secured Note Claims in his, her, or its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent (using the enclosed pre-addressed postage-paid envelope) so as to be received by the Voting Agent before the Voting Deadline. If no envelope was enclosed, contact the Voting Agent for instructions.
          Any beneficial owner holding, as of the Record Date, Senior Secured Notes in “street name” through a Nominee can vote by completing and signing the Ballot (unless the Ballot has already been signed, or “prevalidated,” by the Nominee), and returning it to the Nominee in sufficient time for the Nominee to then forward the vote so as to be received by the Voting Agent before the Voting Deadline of 4:00 p.m. (prevailing Eastern Time) on January 9, 2006. Any Ballot submitted to a Nominee will not be counted until such Nominee properly completes and timely delivers a corresponding Master Ballot to the Voting Agent. If your Ballot has already been signed (or “prevalidated”) by your Nominee, you must complete the Ballot and return it directly to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline.
          A Nominee which is the registered Holder for a beneficial owner, as of the Record Date, of Senior Secured Notes, can obtain the votes of the beneficial owners of such securities, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:
          The Nominee may “prevalidate” a Ballot by (i) signing the Ballot, (ii) indicating on the Ballot the name of the registered Holder, the amount of securities held by the Nominee for the beneficial owner, and the principal amount and the appropriate account numbers for the accounts in which such securities are held by the Nominee, and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then indicate his, her or its vote on the Plan, review the certifications contained in the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is received by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom “prevalidated” Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.
OR
          If the Nominee elects not to “prevalidate” Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his, her or its vote on the Plan, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is received by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should be retained by Nominees for inspection for at least one year from the Voting Deadline. Please note: The Nominee should advise the beneficial owners to return their Ballots to the Nominee by a date calculated by the Nominee to allow it to prepare and return the Master Ballot to the Voting Agent so that the Master Ballot is received by the Voting Agent before the Voting Deadline.
(iii)	Other
          If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing, and unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.
          For purposes of voting to accept or reject the Plan, the beneficial owners of such securities will be deemed to be the “Holder” of such claims represented by such securities.
          All Claims, as the case may be, in a Class that are voted by a beneficial owner must be voted either to accept or to reject the Plan and may not be split by the beneficial owner within such Class. Unless otherwise ordered by the Court, Ballots or Master Ballots which are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will be deemed to be a vote to accept the Plan. The Debtors, in their discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.
          Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, the Debtors may, in their sole discretion, reject such Ballot or Master Ballot as invalid, and therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Court.

          In the event of a dispute with respect to a Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Court orders otherwise.
          The Debtors at this time are not requesting the delivery of, and neither the Debtors nor the Voting Agent will accept, certificates representing any notes or equity securities. Prior to the Effective Date, the Debtors will furnish all such Holder with appropriate letters of transmittal to be used to remit such securities in exchange for the distribution under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Debtors after confirmation of the Plan.

ARTICLE XXV.
CONCLUSION AND RECOMMENDATION
          BASED ON ALL OF THE FACTS AND CIRCUMSTANCES, THE DEBTORS, THE AD HOC COMMITTEE OF SECURED NOTEHOLDERS, AND THE CREDITORS’ COMMITTEE BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CREDITORS, THEIR STOCKHOLDERS AND THEIR ESTATES. The Plan provides for an equitable and early distribution to Holders of Claims and preserves the going concern value of the Debtors. The Debtors believe that alternatives to confirmation of the Plan could result in significant delays, litigation and costs. FOR THESE REASONS, THE DEBTORS, THE AD HOC COMMITTEE OF SECURED NOTEHOLDERS, AND THE CREDITORS’ COMMITTEE URGE YOU TO RETURN YOUR BALLOT AND VOTE TO ACCEPT THE PLAN.

Dated:	Wilmington, North Carolina
December 5, 2005

Respectfully submitted,

aaiPharma Inc. (for itself and on behalf of each of the other Debtors)

		By:	/s/ Matthew E. Czajkowski

Matthew E. Czajkowski
Chief Financial Officer and
Chief Administrative Officer

/s/ Karen M. McKinley

Mark D. Collins (No. 2981)
Rebecca L. Booth (No. 4031)
Karen M. McKinley (No. 4372)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Tel: (302) 651-7700
Fax: (302) 651-7701

- and -

Bonnie Steingart, Esq. Gary L. Kaplan, Esq.
Arik Preis, Esq.
FRIED, FRANK, HARRIS, SHRIVER
& JACOBSON LLP
One New York Plaza
New York, New York 10004
Tel: (212) 859-8000
Fax: (212) 859-4000

Counsel for Debtors and
Debtors in Possession

APPENDIX A
FINANCIAL PROJECTIONS

aaiPharma Inc.
Disclosure Statement Format Consolidated P&L
($USD in real numbers)

aaiPharma Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands)

	Years Ending December 31
	Projected	Projected	Projected	Projected	Projected	Projected
	Pre-	Post-	Post-	Post-	Post-	Post-
	Confirmation	Confirmation	Confirmation	Confirmation	Confirmation	Confirmation
	2005	2006	2007	2008	2009	2010

Net revenues:
U.S. Non-Clinical Operations	$46,866	$69,078	$72,171	$78,444	$85,131	$96,225
U.S. Clinical Operations	10,837	15,456	19,866	27,711	38,671	54,123
Europe Operations	21,109	25,355	28,940	34,439	44,082	56,425
Pharmaceutical Products	36,041	—	—	—	—	—
Other Revenues	9,367	2,745	3,070	10,206	11,591	14,164

Total revenues	124,219	112,634	124,047	150,800	179,475	220,938

Direct costs (excluding depreciation)	69,170	76,504	79,213	85,649	99,083	116,602
Sales and marketing expense	5,799	9,335	9,956	12,721	13,799	16,065
General and administrative expenses	48,385	22,031	22,641	24,849	28,031	32,317
Depreciation	14,057	6,455	7,244	8,185	9,710	11,998
Pharma Residual Expense	764	1,645	1	1	1	1
Research and Development	3,278	—	—	—	—	—
Other	247	—	—	—	—	—

Total operating costs and expenses	141,700	115,971	119,055	131,407	150,625	176,983

Income (Loss) income from operations	(17,481)	(3,337)	4,992	19,393	28,851	43,954

Other income (expense):
Interest expense, net	(21,647)	(1,346)	(2,470)	(2,102)	(584)	(420)
Amortization of New Credit Facility Financing Fee	—	(600)	(600)	—	—	—
Gain on Pharma sale	23,933	—	—	—	—	—
(Loss) from extinguishment of debt	(12,432)	—	—	—	—	—
Other	(2,016)	—	—	—	—	—

	(12,161)	(1,946)	(3,070)	(2,102)	(584)	(420)

Income (Loss) income before income taxes	(29,642)	(5,283)	1,922	17,291	28,266	43,534
Provision for income taxes	219	—	—	174	8,803	14,910

Net (loss) income	$(29,861)	$(5,283)	$1,922	$17,117	$19,464	$28,624

EBITDA	$(3,424)	$3,118	$12,236	$27,579	$38,561	$55,953
***The accompanying notes are an integral part of these financial statements***

aaiPharma Inc.
Disclosure Statement Format Consolidated Balance Sheet
($USD in real numbers)

aaiPharma Inc.
CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	December 31
	Projected	Projected	Projected	Projected	Projected	Projected
	Pre-	Post-	Post-	Post-	Post-	Post-
	Confirmation	Confirmation	Confirmation	Confirmation	Confirmation	Confirmation
	2005	2006	2007	2008	2009	2010

ASSETS
Current assets:
Cash and cash equivalents	$1,000	$4,895	$4,895	$4,895	$21,624	$48,472
Restricted cash	2,760	—	—	—	—	—
Accounts receivable, net and Work-in-progress	27,340	30,280	29,814	32,702	36,720	42,445
Inventories, net	2,046	2,440	2,580	2,767	2,895	2,980
Prepaid and other current assets	4,021	4,021	4,021	4,021	4,021	4,021

Total current assets	37,167	41,636	41,310	44,385	65,260	97,918
Property and equipment, net	44,254	43,299	42,155	44,070	46,159	49,461
Goodwill and other intangible assets, net	13,923	109,489	109,489	109,489	109,489	109,489
Other assets	19,872	2,644	2,044	2,044	2,044	2,044

Total assets	$115,217	$197,068	$194,998	$199,987	$222,952	$258,912

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	7,453	6,752	8,025	8,330	9,312	10,815
Customer advances	14,917	19,159	18,684	21,626	25,720	31,553
Accrued wages and benefits	3,686	3,686	3,686	3,686	3,686	3,686
Interest payable	132	132	132	132	132	132
Other accrued liabilities	3,261	3,261	3,261	3,261	3,261	3,261

Total current liabilities	29,449	32,990	33,787	37,035	42,111	49,447
Other Long-term debt, less current portion	9,978	21,739	16,950	1,574	—	—
Liabilities Subject to Compromise	219,686	—	—	—	—	—
Other liabilities	9	—	—	—	—	—

Stockholders’ equity (deficit):
Old Common stock, at par	29	—	—	—	—	—
Old Paid-in capital	91,425	—	—	—	—	—
New Common Stock	—	147,622	147,622	147,622	147,622	147,622
Accumulated deficit	(237,339)	(5,283)	(3,361)	13,756	33,219	61,844
Other capital subs	1,993	—	—	—	—	—
Deferred compensation	(13)	—	—	—	—	—

Total stockholders’ equity (deficit)	(143,905)	142,339	144,261	161,377	180,841	209,465

Total liabilities and stockholders’ equity (deficit)	$115,217	$197,068	$194,998	$199,987	$222,952	$258,912

***The accompanying notes are an integral part of these financial statements***

Liabilities Subject to Compromise:
Accounts Payable	$7,746
Accrued wages and benefits	576
Other accrued liabilities	22,571
Pre-Petition Sr. Subordinated Notes	175,000
Other Long-term Debt	982
Interest payable	12,811

Total Liabilities Subject to Compromise	$219,686

aaiPharma Inc.
Disclosure Statement Format Consolidated Fresh Start Balance Sheet
($USD in real numbers)

aaiPharma Inc.
CONSOLIDATED PRO FORMA FRESH START BALANCE SHEET
Unaudited
(In thousands)

	January 1, 2006
	Projected				Projected
	Pre-				Reorganized
	Confirmation				Balance Sheet
	December 31, 2005	Debt Discharge	Exchange of Stock	Fresh Start	January 1, 2006

ASSETS
Current assets:
Cash and cash equivalents	$1,000				$1,000
Restricted Cash	2,760				2,760
Accounts receivable, net and Work-in-progress	27,340				27,340
Inventories, net	2,046				2,046
Prepaid and other current assets	4,021				4,021

Total current assets	37,167	—	—	—	37,167
Property and equipment, net	44,254				44,254
Goodwill, net	13,923			95,566	109,489
Other assets	19,872			(18,334)	1,539

Total assets	$115,217	$—	$—	$77,232	$192,449

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	7,453				7,453
Customer advances	14,917				14,917
Accrued wages and benefits	3,686				3,686
Interest payable	132				132
Other accrued liabilities	3,261				3,261

Total current liabilities	29,449	—	—	—	29,449
Long-term debt, less current portion	9,978	4,200		1,200	15,378
Liabilities Subject to Compromise	219,686	(219,686)			—
Other liabilities	9	(9)			—

Stockholders’ equity (deficit):
Old Common stock, at par	29		(29)		—
Old Paid-in capital	91,425		29	(91,454)	—
New Common Stock	—	147,622			147,622
Accumulated deficit	(237,339)	67,873		169,466	—
Other capital subs	1,993			(1,993)	—
Deferred compensation	(13)			13	—

Total stockholders’ equity (deficit)	(143,905)	215,495	(0)	76,032	147,622

Total liabilities and stockholders’ equity (deficit)	$115,217	$—	$(0)	$77,232	$192,449

***The accompanying notes are an integral part of these financial statements***

aaiPharma Inc.
Disclosure Statement Format Consolidated Statement of Cash Flows
($USD in real numbers)

aaiPharma Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands)

	Years Ending December 31
	Projected	Projected	Projected	Projected	Projected
	Post-	Post-	Post-	Post-	Post-
	Confirmation	Confirmation	Confirmation	Confirmation	Confirmation
	2006	2007	2008	2009	2010

Cash flows from operating activities:
Net (loss) income	$(5,283)	$1,922	$17,117	$19,464	$28,624
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	6,455	7,244	8,185	9,710	11,998
Amortization of New Credit Facility Financing Fee	600	600	—	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,940)	466	(2,888)	(4,018)	(5,725)
Inventories	(394)	(140)	(187)	(129)	(85)
Prepaid and other assets	—	—	—	—	—
Restricted Cash	1,055	—	—	—	—
Accounts payable	(700)	1,272	306	982	1,503
Customer advances	4,241	(475)	2,943	4,094	5,833
Interest payable	—	—	—	—	—
Accrued wages and benefits and other accrued liabilities	—	—	—	—	—

Net cash (used in) provided by operating activities	3,034	10,889	25,476	30,103	42,148

Cash flows from investing activities:
Purchases of property and equipment	(5,500)	(6,100)	(10,100)	(11,800)	(15,300)
Liabilities Subject to Compromise	—	—	—	—	—
Other	—	—	—	—	—

Net cash provided by (used in) investing activities	(5,500)	(6,100)	(10,100)	(11,800)	(15,300)

Cash flows from financing activities:
Draw (Repayment) of New Credit Facility	6,361	(4,789)	(15,376)	(1,574)	—
Other	—	—	—	—	—

Net cash provided by financing activities	6,361	(4,789)	(15,376)	(1,574)	—

Net (decrease) increase in cash and cash equivalents	$3,895	$0	$(0)	$16,729	$26,848
Effect of exchange rate changes on cash	—	—	—	—	—
Cash and cash equivalents, beginning of year	1,000	4,895	4,895	4,895	21,624

Cash and cash equivalents, end of year	$4,895	$4,895	$4,895	$21,624	$48,472

Beginning Other Long-term debt, less current portion	15,378	21,739	16,950	1,574	—
Ending Other Long-term debt, less current portion	21,739	16,950	1,574	—	—

Change In New Credit Facility	$6,361	$(4,789)	$(15,376)	$(1,574)	$—
***The accompanying notes are an integral part of these financial statements***

APPENDIX B
LIQUIDATION ANALYSIS

     The Bankruptcy Code requires that each Holder of an Impaired Allowed Claim or Old Equity Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.
     The following presents the general assumptions that were used in preparing the Liquidation Analysis (the “Liquidation Analysis”). The Liquidation Analysis was prepared by Management of the Debtors and is unaudited. The estimated proceeds per the Liquidation Analysis are based on assumptions considering the Debtors’ assets if these assets were to be liquidated in accordance with chapter 7 of the Bankruptcy Code. The preparation of this Liquidation Analysis involved extensive use of estimates and assumptions that, although considered reasonable by Management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of aaiPharma Inc. and its management. Subsequent information may result in material changes in financial and other data contained in the Liquidation Analysis. The Debtors undertake no obligation to update or revise the Liquidation Analysis. These Notes to the Liquidation Analysis are incorporated by reference herein, and comprise an integral part of the Liquidation Analysis, and should be referred to in connection with any review of the Liquidation Analysis. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY AND ADVERSELY FROM THOSE SHOWN HERE.
     This Liquidation Analysis assumes that the Debtors’ current Chapter 11 Cases convert to chapter 7 proceedings with liquidation occurring over a 6-month period. The Debtors’ interest in Applied Analytical Industries Deutschland GmbH (“Germany”, “German Operations” or “Europe”)1, Applied Analytical Industries Holding Limited (“Cayman Corp.”), Intellectual Property Assets2 and certain Clinical and Non-Clinical Operations3 would be sold separately as a going-concern to the extent possible. During this period, all operating assets would be disposed of through sale, liquidation and/or termination as appropriate. All operations of the Debtor would be expected to substantially cease or be sold in any event within a 6-month period.

1	The German Operation included other European assets including but not limited to: AAI Applied Analytical Industries Deutschland Verwaltungs-gesellschaft mbH; Applied Analytical Industries Deutschland GmbH & Co., KG; Applied Analytical Industries France S.A.R.L.; L.A.B. (UK) Limited; AAI Benelux B.V.; Technopharm S.A., and; NEOSAN Arzneimittel VertriebsgesellschaftmbH.

2	Intellectual property assets include the Xanodyne Royalties (related to Lynxorb, Darvocet NXR and Darvocet Suspension), Odyssey, Ecabet and various Generic ANDAs.

3	Certain Non-Clinical Operations include: Bio-analytical/Bioequivalence (“BA/BE”), Analytical (“ADL”), Formulations Development (“FDL”) and Routine Testing (“RT”). Certain Clinical Operations includes operations in Toronto.

General Notes
The book values used in this Liquidation Analysis are the unaudited book values as of August 31, 2005 (the “Balance Sheet Date”).
The assumed timeline of events associated with the Liquidation Analysis are as follows:
•	October 31, 2005 — The date the liquidation process is assumed to begin (the “Liquidation Commencement Date”). The book values represented on the Liquidation Analysis Summary Schedule (see Note A) are as of the Balance Sheet Date except for cash, which has been reduced from $8.9M as of the Balance Sheet Date to $1.0M as of the Liquidation Commencement Date to reflect the net use of cash over the 2-month period.
•	November 1, 2005 through April 30, 2006 (the “Wind-down Period”) — The liquidated assets are assumed to be monetized over the Wind-down Period. The sale proceeds associated with Germany, the Intellectual Property Assets and certain Clinical and Non-Clinical Operations are assumed to be collected at the end of the 6-month period. Certain necessary corporate personnel would be retained in order to facilitate an orderly liquidation. In addition to the retention of necessary corporate personnel, the Liquidation Analysis also incorporates the continued involvement of certain professionals and the retention of a chapter 7 trustee.
Other potential sources of cash (i.e., recoupment of voidable transfers, etc.) are not included in the Liquidation Analysis. The Debtors have assumed that their pending litigation will not provide a potential source of cash because, among other things, the Debtors will have no funds available to pursue such litigation.
Substantive Consolidation
This Liquidation Analysis assumes an Order effecting the substantive consolidation of the chapter 7 Cases of the Debtors into a single chapter 7 Case. The Debtors’ secured noteholders have liens on substantially all of the assets of each Debtor. As such, substantive consolidation should not adversely affect any creditor.

The following notes describe the significant assumptions reflected in the summary schedule of the Liquidation Analysis:
Note A — Book Values as of August 31, 2005
The book values of the Debtors’ assets as of the Balance Sheet Date are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Commencement Date (i.e., the projected balance sheet as of the Liquidation Commencement Date is assumed to be substantially similar to the balance sheet as of the Balance Sheet Date, with the exception that the cash balance has been reduced from $8.9M to $1.0M to reflect the net use of cash over the 2-month period).
The only significant non-debtor is Germany. The investment in Germany is included in the “Investment in Subs” line of the balance sheet; however, the sale of Germany is addressed as a going-concern sale, not as a liquidation.
Note B — Book Proceeds From Sale of Going-Concern Operations
The Liquidation Analysis assumes the following treatment of the various lines of business:

Sold As Going-Concern	Orderly Liquidation
Germany	Corporate HQ
Intellectual Property Assets	Learning Center
Analytical Development	Clinical Services Natick
Formulations Development	Clinical Supplies Charleston
Routine Testing	Clinical Supplies Wilmington
Bio-Analytic Labs & CRU/Statistics
Clinical Services Toronto
Going-Concern Sale of Germany
The assumed net proceeds from a going-concern sale of Germany are estimated to be between $16.9M and $18.3M.4 The assumed net proceeds calculation is based on an equal weight given to various indicators of value (including core business valuation and recent letters of interest received), based on a pro-ration of Chanin’s valuation analysis, less a distressed sale discount of 40% to address overall situation risk and the fact that approximately 25% of Germany’s revenues are derived from U.S. customers and would be jeopardized in a U.S. liquidation scenario. The Liquidation Analysis assumes a 40% effective tax.

4	The current gain or loss on sale is based on the book value of the investment in the German subsidiaries.

Going-Concern Sale of Intellectual Property Assets
The sale of the Intellectual Property Assets is based on Chanin’s valuation. The range of values based on the Chanin valuation is as follows:

	Low	High
Xanodyne Royalties	$23M	$31M
Odyssey	$4M	$4M
Ecabet	$830K	$830K
Generic ANDAs	$630K	$630K
A distressed sale discount of 90% was applied to the high and low values for each Intellectual Property Asset. The Liquidation Analysis assumes a 40% effective tax, a $0 tax basis in the Intellectual Property Assets, and no available tax attributes to offset any taxable gain on the sale.
Going-Concern Sale of Certain Clinical and Non-Clinical Operations
Management believes that certain Clinical (i.e., Toronto) and Non-Clinical operations (i.e., BA/BE, ADL, FDL and RT) could be packaged as a going-concern sale in the event of a liquidation. The valuation of these Clinical and Non-Clinical assets is based on a multiple of 2005 projected revenues for these business units of approximately $37M.

Assumed Revenue Multiple	0.50x	0.60x	0.70x	0.80x
2005 Revenue Forecast	$36,967,563	$36,967,563	$36,967,563	$36,967,563
Assumed Value	$18,483,781	$22,180,538	$25,877,294	$29,574,050

Assumed Value +10%	$20,332,159	$24,398,591	$28,465,023	$32,531,455
Assumed Value -10%	$16,635,403	$19,962,484	$23,289,565	$26,616,645
No additional distressed sale discount factor was applied to the assumed sale proceeds. Any potential gain associated with the sale of the Clinical and Non-Clinical operations is assumed to be offset with available tax attributes.
Note C — Cash and Cash Equivalents
The book cash balance as of the Balance Sheet Date was approximately $8.9M. The Liquidation Analysis assumes that as of the Liquidation Commencement Date the Debtors will have approximately $1.0M of cash and approximately $1.0M of borrowings under the DIP facility. The $1.0M cash balance reflects management’s estimate of the Debtors’ minimum cash balance.
Note D — Accounts Receivable Trade and Other
Overall recovery percentages related to accounts receivable included in the Liquidation Analysis are between approximately 47% and 63% of gross book value, which equates to estimated cash proceeds between $9M and $12M.
Development Services Accounts Receivable
Management estimates that generally 65% to 85% of the development services related gross accounts receivable balance would be collectible in a liquidation scenario (certain receivables related to a variety of customers may yield a lower recovery). The total pool of identified receivables that may yield a lower recovery than the general recovery range totals approximately

$3M ($2M over 91+ days past due). Management estimates a recovery related to these receivables per the Liquidation Analysis between $425K and $635K.
All customers with a net credit balance are assumed to be pre-petition general unsecured creditors. The net recovery of development services accounts receivable is estimated to be between 51% and 68%.
Pharmaceutical Accounts Receivable
As of the Balance Sheet Date the remaining pharmaceutical gross accounts receivable balance was approximately $5M (gross accounts receivable does not include any reserves related to returns, chargebacks, discounts and refunds). The outstanding Pharmaceutical receivables as of the Balance Sheet date are highly concentrated and may yield relatively low recoveries.
All customers with a net credit balance are assumed to be pre-petition general unsecured creditors. The net recovery of gross pharmaceutical accounts receivable is estimated to be between 29% and 43%. The reserve amounts related to returns, chargebacks, discounts and refunds are assumed to be offset against the remaining escrow balances established as part of the Sale Transaction. Any remaining amounts over the escrow are assumed to be general unsecured creditors of the estate.
Clinical Accounts Receivable
Management estimates that generally 65% to 85% of the Clinical gross accounts receivable balance would be collectible in a liquidation scenario, which equates to net proceeds per the Liquidation Analysis of approximately $1M.
Note E — WIP
The gross WIP balance as of the Balance Sheet Date was approximately $9M. Management estimates that generally 65% to 85% of the development services related unbilled WIP would be collectible in a liquidation scenario, which is consistent with the development services accounts receivable recovery assumptions. The estimated cash proceeds associated with the collection of unbilled WIP per the Liquidation Analysis is between approximately $6M and $7M.
Note F — Inventory
Development Services Inventory
Development Services related inventory primarily consists of general supplies, lab supplies -office supplies, production supplies, raw materials, packaging inventory and work-in-process. The overall liquidation recovery percentage of cost for these items is assumed to be between approximately 20% and 50% of gross inventory. The estimated cash proceeds associated with the liquidation of development services related inventory per the Liquidation Analysis is between approximately $500K and $1M.

Pharmaceutical Inventory
Pharmaceutical inventory primarily consists of finished goods inventory on consignment (e.g., inventory shipped to wholesalers accounted for under the consignment method). Management estimates the liquidation value of the pharmaceutical inventory to be $0.
Note G — Prepaid Expense
Prepaid expenses as of the Balance Sheet Date of approximately $6M primarily consists of prepaid financing fees, retainers to professionals and other miscellaneous prepayment (e.g., insurance, rent, maintenance, vendor advanced payments, security deposits, etc.). Management estimates the liquidation value of prepaid expenses to be between $29K and $54K, which is related to the recovery of certain prepaid insurance amounts.
Note H — Deferred Tax Assets
The Liquidation Analysis assumes no recovery related to any deferred tax assets, net operating losses (“NOL”), tax loss carryforwards or any other tax attributes.
Note I — Total Fixed Assets, Net
The liquidation of fixed assets primarily includes the sale of land, buildings and improvements, machinery and equipment, and construction in progress for the lines of business not being sold as a going-concern (i.e., Wilmington manufacturing, Charleston manufacturing, the Learning Center, Clinical Operations in Natick and the Corporate offices).

			Book Value of Going-	Book Value of
		Book Value (A)	Concern Sale Assets (A)	Liquidated Assets (A)
*	Land	$2,785,837.10	$1,105,234.90	$1,680,602.20
*	Buildings & Improvement	30,403,026.76	11,066,474.50	19,336,552.26
*	Machinery & Equipment	59,127,312.90	20,856,194.80	38,271,118.10
*	Construction in Prog	1,018,532.43	665,069.15	353,463.28

	Total Gross Fixed Assets	$93,334,709.19	$33,692,973.34	$59,641,735.85

*	Land, net	$2,760,155.13	$1,101,644.61	$1,658,510.52
*	Buildings & Improvement, net	22,629,600.41	7,738,762.47	14,890,837.94
*	Machinery & Equipment, net	14,899,057.85	3,150,668.11	11,748,389.74
*	Construction in Prog	1,018,532.43	665,069.15	353,463.28

	Total Net Fixed Assets	$41,307,345.82	$12,656,144.34	$28,651,201.48

	Total Acc. Depreciation	$(52,027,363.37)	$(21,036,829.01)	$(30,990,534.36)
The liquidation recovery as a percentage of acquisition cost is assumed to be the following:

	Low	High
Land	55%	61%
Buildings and improvement	16%	20%
Machinery and equipment	2%	3%
Construction in progress	0%	0%
The recovery percentages are based on management estimates and no third-party appraisals on significant fixed assets have been performed. The estimated cash proceeds associated with the liquidation of certain PP&E assets per the Liquidation Analysis is between approximately $8M and $10M.
Note J — Goodwill
Goodwill is assumed to have no liquidation recovery value.
Note K — Other Assets
Other Assets primarily include prepaid financing fees related to the Senior Secured Notes, unamortized costs associated with various tradenames, patents and trademarks and miscellaneous utility and rent deposits. Other Assets are estimated to have no liquidation recovery value.
Note L — Investment In Subs
Investment in subsidiaries includes the book value of the Debtors’ investments in Germany, Kansas City Analytical Services, Inc. and aai Technologies, Inc. The Liquidation Analysis assumes that the stock of the Germany and the Kansas City operations are sold as a going-concern (see Note B). Any assets associated with Technologies are assumed to be sold through the orderly liquidation process.
Note M — Secured Claims
The secured claims relate to the estimated $1.0M outstanding balance on the DIP facility as of the start of the wind down period and the secured claim associated with the Senior Secured Notes. Secured creditors have collateral in substantially all of the real and personal property of the estate (the only significant asset unencumbered by the secured creditors relates to a 35% interest in the common stock of Germany).
Based on the assumed recovery values of the Liquidation Analysis the pre-petition Senior Secured Notes would have a substantial unsecured deficiency claim (see Note P).
Note N — Administrative Claims
Wind-down Costs
The Liquidation Analysis assumes an orderly liquidation in accordance with chapter 7 of the Bankruptcy Code of the various lines of business, including Clinical Supplies Charleston, and Clinical Supplies Wilmington.
The assumed wind-down costs of approximately $5.4M associated with the assets sold as part of the orderly liquidation include:

Corporate HQ
The Liquidation Analysis assumes a 50% reduction in the expense run rate related to People Cost, Equipment, Materials and Supplies and Other Expenses in November 2005 and an additional 25% reduction of these costs in January 2006, which is assumed to remain constant until the end of the Wind-down Period. Facilities Costs are assumed to be approximately $80K per month which is consistent with the year-to-date monthly run rate. Cash interest and fees on the DIP facility are assumed to be approximately $25K per month. Severance and Retention costs are assumed to be approximately 50% of monthly People costs. Overall, the monthly expense run rate for Corporate HQ during the Wind-down Period is assumed to be approximately $1M during the first two months and $567K during the final four months of the Wind-down Period.
Professional Fees
The Liquidation Analysis assumes that $1M of outstanding retainers and advance payments are offset against professional fees incurred during the Wind-down Period.
Trustee Fees
The Liquidation Analysis assumes the retention of a chapter 7 trustee. Trustee fees are assumed to be between $400K and $800K.
Accrued Payroll and Benefits (Post-Petition)
Post-petition accrued salaries, wages and benefits of $1.6M is based on the Company’s current average bi-weekly run rate.
Other Accrued Expenses
A $1.0M general accrual has been assumed related to other miscellaneous post-petition claims and/or expenses.
Note O — Priority Claims
For purposes of the Liquidation Analysis, management believes that the only significant priority claims are related to pre-petition taxes.
Note P — Unsecured Claims
For purposes of the Liquidation Analysis, management believes that the unsecured claim pool would consist primarily of the Senior Secured Notes (Deficiency Claim), pre-petition Trade Payable Claims, pre-petition Customer Advances, Lease Rejection Claims, pre-petition Accrued Salaries, Wages, Customers with net Accounts Receivable Credit Balances (including claims related to rebates, returns and chargebacks related to pharmaceutical products sold to Xanodyne that are over the allowed escrow amount) and Other Compensation in excess of the allowed Priority Claim amount and other contingent or pre-petition accrued liabilities.

APPENDIX C
PLAN OF REORGANIZATION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:		)	Chapter 11
)
AAIPHARMA INC., et al.,		)	Case Nos. 05-11341 through 05-11345 and
		)	05-11347 through 05-11350 (PJW)
	Debtors.	)
		)	Jointly Administered
)
DEBTORS’ FIRST AMENDED JOINT CHAPTER 11 PLAN

Dated:	Wilmington, North Carolina December 1, 2005

RICHARDS, LAYTON & FINGER, P.A.		FRIED, FRANK, HARRIS, SHRIVER
One Rodney Square			& JACOBSON LLP
920 North King Street		One New York Plaza
Wilmington, Delaware 19801		New York, New York 10004-1980
Attn: Mark D. Collins, Esq.		Attn: Bonnie Steingart, Esq.
	Rebecca L. Booth, Esq.		Gary L. Kaplan, Esq.
	Karen M. McKinley, Esq.		Arik Preis, Esq.
Tel:	(302) 651-7700	Tel:	(212) 859-8000
Fax:	(302) 651-7701	Fax:	(212) 859-4000

TABLE OF CONTENTS

		Page
	DEBTORS’ JOINT CHAPTER 11 PLAN

	ARTICLE ONE
	DEFINITIONS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND
	GOVERNING LAW

	ARTICLE TWO
	PROVISIONS FOR TREATMENT OF ADMINISTRATIVE EXPENSES

2.01.	Administrative Expenses	16

	ARTICLE THREE
	PROVISIONS FOR TREATMENT OF PRIORITY TAX CLAIMS

3.01.	Priority Tax Claims	17

	ARTICLE FOUR
	CLASSIFICATION OF CLAIMS AND INTERESTS

4.01.	Designation of Classes	17
4.02.	Classification	18

	ARTICLE FIVE
	IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT
	IMPAIRED BY THIS PLAN

5.01.	Classes of Claims and Interests Impaired by this Plan and Entitled to Vote	18
5.02.	Class of Claims and Interests Impaired by this Plan and Deemed to Reject this Plan	18
5.03.	Classes of Claims Not Impaired by this Plan and Conclusively Presumed to Accept this Plan	18

	ARTICLE SIX
	PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

6.01.	Priority Claims (Class 1)	19
6.02	Miscellaneous Secured Claims (Class 2)	19
6.03	Senior Secured Note Claims (Class 3)	19
6.04	General Unsecured Claims (Class 4)	20
6.05	Convenience Claims (Class 5)	20
6.06	510(b) Note Claims (Class 6)	21
6.07	Old Equity Interests (Class 7)	21

DEBTORS’ FIRST AMENDED JOINT CHAPTER 11 PLAN
          aaiPharma Inc., Applied Analytical Industries Learning Center, Inc., AAI Properties, Inc., AAI Technologies, Inc., AAI Japan, Inc., aaiPharma LLC, AAI Development Services, Inc. (Delaware), AAI Development Services, Inc. (Massachusetts), and Kansas City Analytical Services, the above-captioned debtors and debtors in possession, hereby propose the following first amended joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code (as defined below).
ARTICLE ONE
DEFINITIONS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW
A. SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION
          Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, the feminine, and the neuter. The word “including” is not a limiting term and shall be interpreted to mean “including, but not limited to”. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Unless the context requires otherwise, the following words and phrases shall have the meaning se forth below:
B. DEFINITIONS
               AAI LLC: aaiPharma LLC.
               aaiPharma: aaiPharma Inc.
               Ad Hoc Committee of Secured Noteholders: The ad hoc committee of Holders of the Senior Secured Notes that was formed prior to the Petition Date.
               Administrative Expense: Collectively, (a) any cost or expense of administration of the Chapter 11 Cases allowed under section 503(b) of the Bankruptcy Code, including Allowed costs and expenses under sections 365(d)(3) or 365(d)(10) of the Bankruptcy Code and (b) the Bankruptcy Fees.
               Affiliates: As defined in section 101(2) of the Bankruptcy Code.
               Allowed: With respect to Claims and Administrative Expenses, (a) any Claim or Administrative Expense against a Debtor, proof of which is timely filed or by order of the Court or pursuant to this Plan is not or will not be required to be filed, (b) any Claim that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely Proof of Claim has been filed, or (c) any Claim or Administrative Expense allowed pursuant to this Plan or the Confirmation Order; provided, however, that with respect to any Claim described in clauses (a) or (b) above or Administrative Expense described in clause

(a) above, such Claim or Administrative Expense shall be allowed only if (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Court or (ii) such an objection is so interposed and the Claim or Administrative Expense shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject this plan). Except as otherwise specified in this Plan or a Final Order, the amount of an allowed Claim or Administrative Expense shall not include interest on such Claim or Administrative Expense from and after the Petition Date.
               Amended and Restated By-Laws: The by-laws for the Reorganized Debtors, as amended and restated pursuant to this Plan, to be filed with the Court as part of the Plan Supplement, which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders.
               Amended and Restated Certificates of Incorporation: The certificates of incorporation and/or articles of organization for the Reorganized Debtors, as amended and restated pursuant to this Plan, to be filed with the Court as part of the Plan Supplement, which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders.
               Ballot: The ballots distributed together with the Plan and Disclosure Statement to Holders of Senior Secured Note Claims and General Unsecured Claims (i) for the purpose of accepting or rejecting this Plan and (ii) for Holders of General Unsecured Claims to determine whether to elect to reduce their Claim to a Convenience Claim.
               Bankruptcy Code: Title 11 of the United States Code, as amended from time to time, as applicable during the Chapter 11 Cases.
               Bankruptcy Fees: Any fees or charges assessed against the Debtors’ estates under section 1930 of title 28 of the United States Code.
               Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended from time to time, promulgated under section 2075 of title 28 of the United States Code and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, as applicable during the Chapter 11 Cases.
               Bar Date: The date designated by the Court as the last day for filing a Proof of Claim against the Debtors.
               Business Day: Any day other than a Saturday, Sunday or “legal holiday” as defined in Bankruptcy Rule 9006(a).
               Cash: Legal tender of the United States of America.
               Causes of Action: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.
               Chapter 5 Actions: Causes of Action that may exist under sections 510, 542, 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code, or under similar state laws.
               Chapter 11 Cases: The respective cases under chapter 11 of the Bankruptcy Code concerning the Debtors commenced on the Petition Date.
               Claim: Any right to (a) payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance of the Debtors if such breach gives rise to a right to payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
               Claims Objection Fund: $200,000 in cash paid by the Debtors to the Plan Administrator on the Effective Date (if and only if the class of Holders of General Unsecured Claims votes to accept the Plan), to be used by the Plan Administrator in accordance with section 13.01 of this Plan.
               Committees: Collectively (i) the Creditors’ Committee, (ii) the Ad Hoc Committee of Secured Noteholders and (iii) any other committee(s) appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.
               Confirmation Date: The date on which the Confirmation Order is entered on the docket maintained by the clerk of the Court with respect to the Chapter 11 Cases.
               Confirmation Hearing: The hearing held by the Court pursuant to section 1128(a) of the Bankruptcy Code regarding the confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.
               Confirmation Order: The order of the Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.
               Convenience Claim: Any General Unsecured Claim that is (i) Allowed in an amount of $250 or less or (ii) Allowed in an amount greater than $250 but that is reduced to $250 by an irrevocable written election pursuant to such Holder’s Ballot. In no event shall any Convenience Claim exceed $250 for the purposes of allowance, treatment, or distribution under this Plan.
               Court: The United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.
               Creditor: Any Entity that is the Holder of a Claim against any of the Debtors that arose on or before the Petition Date or a Claim against any of the Debtors’ estates of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

               Creditors’ Committee: The official committee of unsecured creditors, appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on May 24, 2005, as the same may be constituted from time to time.
               Debtors: Collectively, AAI LLC, aaiPharma, Applied Analytical Industries Learning Center, Inc., AAI Properties, Inc., AAI Technologies, Inc., AAI Japan, Inc., AAI Development Services, Inc. (Delaware), AAI Development Services, Inc. (Massachusetts), and Kansas City Analytical Services.
               Designated Litigation: (a) the litigation pending in the United States District Court for the Southern District of New York, captioned aaiPharma Inc. v. Kremers Urban Development Co, et al., Civil Action No. 02-CV-09628-BSJ-RLE and (b) the litigation pending in the United States District Court for the Northern District of Georgia, captioned aaiPharma Inc. v. Athlon Laboratories, Inc., Civil Action No. 1:04-cv-01036-BBM.
               DIP Financing Agent: Silver Point, as agent for the DIP Lenders.
               DIP Financing Agreement: The debtor in possession credit agreement by and among the Debtors, as the borrowers, the DIP Lenders, and the DIP Financing Agent, dated as of May 11, 2005, as amended from time to time.
               DIP Lender Claims: A claim against a Debtor arising pursuant to the DIP Financing Agreement.
               DIP Lenders: The lenders under the DIP Financing Agreement.
               Disclosure Statement: The disclosure statement relating to this Plan, including the exhibits and schedules thereto, as the same may be amended, modified, or supplemented from time to time, as approved by the Court pursuant to the Disclosure Statement Approval Order.
               Disclosure Statement Approval Order: The Final Order approving the Disclosure Statement Motion entered by the Court on December 5, 2005.
               Disclosure Statement Motion: The motion filed by the Debtors on November 4, 2005, pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018 seeking approval of the adequacy of the Disclosure Statement and the solicitation procedures and scheduling the Confirmation Hearing.
               Disputed: With respect to Claims or Old Equity Interests, any Claim or Old Equity Interest that is not Allowed.
               Distribution Date: To the extent necessary, the Initial Distribution Date and each Periodic Distribution Date.
               Distribution Record Date: The date established in the Confirmation Order for determining the identity of Holders of Allowed Claims entitled to distributions under this Plan, which shall be no earlier than the date of entry of the Confirmation Order.

               Effective Date: The first Business Day immediately following the date upon which all conditions to the Effective Date set forth in section 16.02 of this Plan have been satisfied or waived by the Debtors or the Reorganized Debtors, as the case may be; provided, however, that if a stay of the Confirmation Order is in effect on such date, the Effective Date will be the first Business Day after such stay is no longer in effect.
               Entity: Any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, entity, trust, trustee, United States Trustee, unincorporated organization, government, Governmental Unit, agency or political subdivision thereof.
               Estates: The bankruptcy estates of the Debtors in the Chapter 11 Cases created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Debtors’ Chapter 11 Cases.
               Final DIP Financing Order: That certain Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, And 364 Of The Bankruptcy Code (I) Authorizing The Debtors To Obtain Postpetition Financing And Use Cash Collateral (II) Granting Liens, Security Interest And Superpriority Claims, and (III) Granting Adequate Protection (Docket No. 135) entered on the docket of the Court on June 6, 2005, as the same has been or may be amended or supplemented by the Court from time to time.
               Final Order: An order, ruling or judgment of the Court or any other court of competent jurisdiction, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing will then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear will have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Court or other court of competent jurisdiction will have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing will have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing will have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order will not cause such order not to be a Final Order.
               510(b) Note Claim: Claims of the type described in, and subject to subordination under, section 510(b) of the Bankruptcy Code relating to, arising from, or in connection with the Senior Secured Notes, which Claims shall not be Senior Secured Note Claims.
               FTI: FTI Palladium Partners, a division of FTI Consulting, Inc.

               General Unsecured Claim: Any Claim other than an Administrative Expense, Miscellaneous Secured Claim, Senior Secured Note Claim, Convenience Claim, 510(b) Note Claim, Intercompany Claim, Priority Claim, or Priority Tax Claim.
               General Unsecured Cash Amount: $4,000,000 in Cash (together with any amounts remaining in the Claims Objection Fund upon the completion of the Claims objection process by the Plan Administrator) which funds are to be distributed to the Plan Administrator for the benefit of the Holders of Allowed General Unsecured Claims or to be used to fund the Litigation LLC, as herein provided, if and only if the class of Holders of General Unsecured Claims votes to accept this Plan.
               General Unsecured Claim Reserve: The General Unsecured Cash Amount that shall be held in a segregated interest bearing account to be established by the Reorganized Debtors on the Effective Date, and under the control of and in the name of the Plan Administrator, for the purpose of making distributions to Holders of Allowed General Unsecured Claims pursuant to section 13.05 of this Plan or funding the Litigation LLC, or both, as herein provided.
               Governmental Unit: As defined in section 101(27) of the Bankruptcy Code.
               Holder: Any Entity that holds a Claim or Old Equity Interest.
               Impaired: Any Claim or Old Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.
               Indenture Trustee: Wachovia Bank, National Association (formerly, First Union National Bank) as indenture trustee under the Pre-Petition Indenture, together with its duly appointed successors and assigns, if any.
               Indenture Trustee Charging Lien: Any Lien or other priority in payment or right available to the Indenture Trustee pursuant to the Pre-Petition Indenture or otherwise under applicable law to which the Indenture Trustee is entitled, against distributions to be made to Holders of Senior Secured Note Claims for payment of the Indenture Trustee’s Fees and Expenses.
               Indenture Trustee’s Fees and Expenses: Any and all compensation, fees, disbursements, indemnity claims, and expenses (including the fees and expenses of the Indenture Trustee’s attorneys, agents, and other professionals), including without limitation, Milbank, Tweed, Hadley & McCloy LLP, Morris Nichols Arsht & Tunnell and The Blackstone Group, incurred by the Indenture Trustee at any time prior to the Effective Date.
               Initial Distribution Date: The date that is the four-month anniversary of the Effective Date.
               Instrument: Any share of stock, security, promissory note or other “Instrument” within the meaning of that term as defined in section 9-102(47) of the Uniform Commercial Code.

               Intercompany Claim: Any Claims between and among the Debtors and any Claims of any Subsidiary against a Debtor.
               Intercreditor Agreement: That certain Intercreditor Agreement dated as of April 23, 2004 entered into among Silver Point Finance, LLC as Senior Collateral Agent, Wachovia Bank, National Association, as Noteholder Collateral Agent, and aaiPharma Inc.
               Lien: As defined in section 101(37) of the Bankruptcy Code; except that a Lien that has been avoided in accordance with a provision of the Bankruptcy Code, including sections 544, 545, 546, 547, 548 or 549, shall not constitute a Lien.
               Litigation LLC: The limited liability company provided for under this Plan and created pursuant to the Litigation LLC Agreement to, among other things, prosecute, reduce to judgment, or settle the Designated Litigation on behalf of the Litigation LLC Interest Holders and to administer the proceeds of the Designated Litigation.
               Litigation LLC Agreement: The agreement relating to the form and administration of the Litigation LLC to be effective as of the Effective Date. The Litigation LLC Agreement will be included in the Plan Supplement and shall be in a form and substance reasonably satisfactory to the Creditors’ Committee.
               Litigation LLC Interest Holders: All holders of Allowed General Unsecured Claims.
               Litigation LLC Interests: The interests in the Litigation LLC to be distributed to Holders of Allowed General Unsecured Claims pursuant to section 6.04 of this Plan.
               Litigation Manager: The person described in and appointed pursuant to the Litigation LLC Agreement and any successor appointed pursuant to the Litigation LLC Agreement for the purpose of acting as manager of the Litigation LLC in accordance with the terms and conditions of the Litigation LLC Agreement and the Confirmation Order. The Creditors’ Committee shall file a notice with the Court identifying the Litigation Manager no later than five (5) days prior to the Confirmation Hearing.
               Management Incentive Plan: The equity incentive compensation plan to be adopted by the Reorganized Debtors, which shall be filed with the Court as part of the Plan Supplement, and which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders.
               Market Rate: The rate applicable to federal judgments pursuant to 28 U.S.C. § 1961.
               Maximum Allowable Amount: With respect to any Disputed General Unsecured Claim, the least of the amounts (a) set forth in the Proof(s) of Claim filed by the Holder thereof, (b) determined by a Final Order of the Court or any other court of competent jurisdiction as the maximum fixed amount of such General Unsecured Claim or as the estimated amount of such General Unsecured Claim for allowance, distribution, and reserve purposes, (c)

in the case of a Proof of Claim filed in an unliquidated, undetermined, or contingent amount, as determined by a Final Order of the Court or any other court of competent jurisdiction, or (d) as agreed upon, in writing, by the Debtors or Plan Administrator and the Holder of such Disputed Claim.
               Miscellaneous Secured Claim: Any Claim that is a “secured” claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code, other than a Senior Secured Note Claim.
               New Board of Directors: The Board of Directors of Reorganized aaiPharma on and after the Effective Date, which shall consist of the chief executive officer and six members appointed by the Ad Hoc Committee of Secured Noteholders.
               New Common Stock: The 10,000,000 shares of common stock of Reorganized aaiPharma to be issued by Reorganized aaiPharma on and after the Effective Date pursuant to this Plan or otherwise, and having the rights set forth in the Amended and Restated Certificate of Incorporation of Reorganized aaiPharma.
               New Credit Agreement: The $40 million secured credit agreement to be executed on the Effective Date. A term sheet setting forth the material terms of the New Credit Agreement will be filed with the Court as part of the Plan Supplement.
               New Credit Facility: The financing to be provided by the New Credit Agreement (which may be on a revolving or term loan basis, or some combination thereof).
               New Credit Facility Documents: The New Credit Agreement, to be filed with the Court as part of the Plan Supplement, and any ancillary documents to be executed in connection therewith, all of which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders.
               New Loan Lenders: The lenders that are parties to the New Credit Agreement as of the Effective Date.
               Noteholder Deficiency Claim: Any unsecured Claim that may arise from the Liens in favor of the Holders of Senior Secured Notes proving insufficient to cover the Allowed Senior Secured Note Claims.
               Old Common Stock: aaiPharma’s common stock, par value $0.001 per share, issued and outstanding as of the Petition Date.
               Old Equity Interests: The equity interests in aaiPharma including (a) those represented by shares of Old Common Stock and any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating any Debtor to issue, transfer or sell any shares of Old Common Stock, and (b) Claims of the type described in, and subject to subordination under, section 510(b) of the Bankruptcy Code with respect to Old Common Stock, including Claims asserted against the Debtors in litigation pending in the United States District Court for the Eastern District of North Carolina, Western Division, captioned (i) In re aaiPharma Inc. Securities Litigation, Consolidated Civil Action No.

7:04-CV-27-D and (ii) Martin v. aaiPharma Inc., et al. (In re aaiPharma Inc. Securities Litigation), Case No. 7:04-CV-27-D, Master File Case No. 7:04-CV-78-D.
               Periodic Distribution Date: Means (a) initially, the first Business Day that is four (4) full months after the Initial Distribution Date and (b) subsequently, a Business Day designated by the Plan Administrator that occurs in the month that is four (4) full months after the immediately preceding Periodic Distribution Date, or in the case of either (a) or (b), such earlier or later date established by the Court or designated as such by the Plan Administrator in its reasonable discretion in a filing with the Court.
               Petition Date: May 10, 2005, the date on which the Debtors filed with the Court their petitions commencing the Chapter 11 Cases.
               Plan: This Joint Chapter 11 Plan of Reorganization, together with all exhibits hereto, as the same may be amended or modified from time to time.
               Plan Administration Committee: A committee consisting of three (3) members appointed by the Creditors’ Committee, who shall be reasonably acceptable to the Debtors, to oversee the Plan Administrator, and determine the amount, if any, of the General Unsecured Cash Amount to be transferred to the Litigation LLC to carry out the purposes of such Litigation LLC as set forth in the Litigation LLC Agreement. The Plan Administration Committee shall be governed by the Plan Administration Committee By-laws. The Creditors’ Committee shall file a notice with the Court stating the identity of the members of the Plan Administration Committee no later than five (5) days prior to the Confirmation Hearing.
               Plan Administration Committee By-laws: The by-laws governing the Plan Administration Committee, which shall not be inconsistent with the terms of this Plan, and which shall be filed with the Court as part of the Plan Supplement by the Creditors’ Committee prior to the Effective Date.
               Plan Administrator: An Entity to be designated by the Creditors’ Committee that shall be reasonably acceptable to the Debtors to (i) make distributions from the General Unsecured Claims Reserve required under this Plan to Holders of Allowed General Unsecured Claims, (ii) transfer from the General Unsecured Claim Reserve to the Litigation LLC the amount of the General Unsecured Cash Amount as determined by the Plan Administration Committee, and (iii) take all actions in accordance with Article Thirteen of this Plan. The Creditors’ Committee shall file a notice with the Court stating the identity of the Plan Administrator no later than five (5) days prior to the Confirmation Hearing.
               Plan Supplement: The supplemental appendix to the Plan to be filed with the Court no later than ten (10) days prior to the initial date set for the Confirmation Hearing that will contain draft forms of the documents relevant to the implementation of the Plan, as specified herein.
               Pre-Petition Indenture: That certain indenture, dated as of March 28, 2002, as amended, modified, or supplemented from time to time prior to the Petition Date, by and between aaiPharma, as issuer, and the Indenture Trustee, pursuant to which, among other things, the Senior Secured Notes were issued.

               Priority Claim: Any Claim, other than a Priority Tax Claim, DIP Lender Claim, or an Administrative Expense that is entitled to priority in payment under section 507(a) of the Bankruptcy Code.
               Priority Tax Claim: Any Claim that is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.
               Pro Rata: A proportionate share, so that the ratio of the amount of property distributed on account of an Allowed Claim in a class is the same as the ratio such Claim bears to the total amount of all Claims (including Disputed Claims) in such class.
               Professional: (a) Any professional employed in the Chapter 11 Cases pursuant to section 327, 328 or 1103 of the Bankruptcy Code, (b) FTI, and (c) any other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code; provided, however, professionals employed by the DIP Lenders or DIP Financing Agent and professionals employed by the Ad Hoc Committee of Secured Noteholders or the Indenture Trustee, shall not be “Professionals” for the purposes of this Plan.
               Proof of Claim: As defined in Bankruptcy Rule 3001.
               Registration Rights Agreement: The agreement to be entered into on the Effective Date between Reorganized aaiPharma and the Holders of New Common Stock, substantially in the form included in the Plan Supplement, which shall be in a form satisfactory to the Ad Hoc Committee of Secured Noteholders.
               Reorganized aaiPharma: aaiPharma from and after the Effective Date.
               Reorganized Debtors: Collectively, the Debtors from and after the Effective Date, other than those Debtors to be listed in the Plan Supplement which shall be dissolved pursuant to section 9.10 of this Plan.
               Sale Approval Order: That certain Order Pursuant to Sections 105(a), 363, and 365 of the Bankruptcy Code and Rules 2002, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure (i) Authorizing the Debtors’ Sale to Xanodyne Pharmaceuticals, Inc. of a Substantial Portion of Their Assets, Free and Clear of Liens, Claims, Interests, and Encumbrances; (ii) Approving an Asset Purchase Agreement; and (iii) Authorizing the Assumption, Assignment, and Sale of Certain Executory Contracts and Unexpired Leases (Docket No. 296), as entered by the Court on July 18, 2005.
               Sale Transaction: The sale transaction pursuant to which substantially all of the assets of the Debtors’ Pharmaceutical Division were sold pursuant to the Sale Approval Order.
               Schedules: The schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors on June 24, 2005, as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Court.

               Secured Claim: A Claim that (x) is secured by a Lien on property in which a Debtor has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (y) is Allowed by a Final Order or pursuant to this Plan as a Secured Claim.
               Senior Executive Employment Agreements: The employment agreements between the Reorganized Debtors and certain senior executives, all of which shall be in form and substance satisfactory to the Ad Hoc Committee of Secured Noteholders. A term sheet setting forth the material terms of each of the Senior Executive Employment Agreements shall be included in the Plan Supplement.
               Senior Secured Note Claims: Any and all Claims in respect of, or in connection with, all or any portion of the aggregate outstanding and unpaid amount of principal and interest due and owing under the Senior Secured Notes other than 510(b) Note Claims.
               Senior Secured Note Distribution: 1,000,000 shares of New Common Stock, constituting 100% of the New Common Stock to be distributed under the Plan, subject to dilution for the New Common Stock to be issued as set forth in the Management Incentive Plan.
               Senior Secured Notes: The 11 1/2% Senior Secured Notes due 2010 issued pursuant to the Pre-Petition Indenture.
               Silver Point: Silver Point Finance, LLC.
               Stockholder Agreement: The agreement to be entered into on the Effective Date between Reorganized aaiPharma and the Holders of New Common Stock, substantially in the form included in the Plan Supplement, which shall be in a form satisfactory to the Ad Hoc Committee of Secured Noteholders.
               Subsidiaries: All direct and indirect subsidiaries of aaiPharma and the other Debtors.
               Tax: All taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Governmental Unit, including income, gross receipts, excise, property, sales, stamp, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties, fines, losses, damages, costs or additions attributable thereto.
               Unimpaired: Any Claim or Interest that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.
C. RULES OF INTERPRETATION
          For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, order, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions and shall be in form and substance satisfactory to the Debtors; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan; (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply. All exhibits and schedules to the Plan are incorporated into the Plan and shall be deemed to be included in, and made a part of, the Plan, as if fully set forth herein.
D. COMPUTATION OF TIME
          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
ARTICLE TWO
PROVISIONS FOR TREATMENT OF ADMINISTRATIVE EXPENSES
          2.01. Administrative Expenses.
               (a) The Debtors or the Reorganized Debtors, as the case may be, will pay each Allowed Administrative Expense in full, in Cash, on the later of (a) the Effective Date (or as soon thereafter as is practicable), (b) the date on which the Court enters an order allowing such Administrative Expense, or (c) such other date to which the Reorganized Debtors and the Holder of the Allowed Administrative Expense agree; provided, however, that Allowed Administrative Expenses representing (a) obligations incurred in the ordinary course of business or assumed by the Debtors or the Reorganized Debtors, as the case may be, will be paid in full or performed by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business, consistent with past practice and (b) obligations incurred to Professionals for services provided through the Confirmation Date will be paid in accordance with the applicable Court order approving the fees and expenses of each such Professional; provided, further, however, that Allowed Administrative Expenses incurred by the Debtors or the Reorganized Debtors, as the case may be, after the Confirmation Date, including claims for Professionals’ fees and expenses, will not require application to the Court and shall be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Court approval. All applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Court. Any objections to such applications shall be filed no later than twenty (20) days following the date on which a final fee application is filed with the Court. All Obligations (as such term is defined in the DIP Financing Agreement) payable under the DIP Financing Agreement and all other DIP Lender Claims, including any Claims for reimbursement of expenses and fees of professionals employed by the DIP Lenders shall constitute Allowed Administrative Expenses and shall be paid in full, in cash, on the Effective Date without any setoff, defenses or counterclaims without the need for application to or approval from the Court. All Indenture Trustee’s Fees and Expenses and/or

Senior Secured Noteholder Fees (as such term is defined in the Final DIP Financing Order) shall constitute Allowed Administrative Expenses and shall be paid in full in cash on the Effective Date, without any setoffs, defenses or counterclaims and without the need for application to, or approval of, any court. The Indenture Trustee’s Charging Lien will be discharged solely upon payment in full of the Indenture Trustee’s Fees and Expenses. No provision of this Plan shall be deemed to impair, waive, or discharge the Indenture Trustee’s Charging Lien for any fees and expenses not paid by the Reorganized Debtors.
               (b) Full Settlement. As more specifically set forth in, and without in any way limiting, section 15.01 of this Plan, the distributions provided for in and when paid pursuant to this section 2.01 are in full settlement and release of all Administrative Expenses.
ARTICLE THREE
PROVISIONS FOR TREATMENT OF PRIORITY TAX CLAIMS
          3.01. Priority Tax Claims.
               (a) Treatment. With respect to each Allowed Priority Tax Claim, at the sole option of the Debtors, each Holder of an Allowed Priority Tax Claim shall be entitled to receive from the Reorganized Debtors on account of such Claim:
                    (i) Cash payments made in equal annual installments beginning on or before the first (1st) anniversary following the Effective Date with the final installment being payable no later than the sixth (6th) anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim from the Effective Date calculated at the Market Rate; or
                    (ii) Such other treatment agreed to by each Holder of such Allowed Priority Tax Claim and the Debtors or Reorganized Debtors, as the case may be.
               (b) Full Settlement. As more specifically set forth in, and without in any way limiting, section 15.01 of this Plan, the distributions provided for in and when paid pursuant to this section 3.01 are in full settlement, release and discharge of all Priority Tax Claims.
ARTICLE FOUR
CLASSIFICATION OF CLAIMS AND INTERESTS
          4.01. Designation of Classes. Pursuant to sections 1122 and 1123(a) of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests. Administrative Expenses and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (set forth in Articles Two and Three, above) have not been classified and are excluded from the following classes in accordance with section 1123(a)(l) of the Bankruptcy Code.

          4.02. Classification. The classification of Claims and Interests pursuant to this Plan is as follows:

Class	Status	Voting Rights
Class 1: Priority Claims	Unimpaired	deemed to accept the Plan; not entitled to vote

Class 2: Miscellaneous Secured Claims	Unimpaired	deemed to accept the Plan; not entitled to vote

Class 3: Senior Secured Note Claims	Impaired	entitled to vote

Class 4: General Unsecured Claims	Impaired	entitled to vote

Class 5: Convenience Claims	Unimpaired	deemed to accept the Plan; not entitled to vote

Class 6: 510(b) Note Claims	Impaired	deemed to reject the Plan; not entitled to vote

Class 7: Old Equity Interests	Impaired	deemed to reject the Plan; not entitled to vote
ARTICLE FIVE
IDENTIFICATION OF CLASSES OF CLAIMS AND
INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN
          5.01. Classes of Claims and Interests Impaired by this Plan and Entitled to Vote. Senior Secured Note Claims (Class 3) and General Unsecured Claims (Class 4) are Impaired by this Plan and the Holders of Allowed Claims in such classes are entitled to vote to accept or reject this Plan.
          5.02. Class of Claims and Interests Impaired by this Plan and Deemed to Reject this Plan. 510(b) Note Claims (Class 6) and Old Equity Interests (Class 7) are Impaired and Holders of such Claims or Old Equity Interests do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the Holders of 510(b) Note Claims and Old Equity Interests are deemed to reject this Plan and the votes of such Holders will not be solicited.
          5.03. Classes of Claims Not Impaired by this Plan and Conclusively Presumed to Accept this Plan. Priority Claims (Class 1), Miscellaneous Secured Claims (Class 2), and Convenience Claims (Class 5) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the Holders of such Claims are conclusively presumed to accept this Plan, and the votes of such Holders will not be solicited.

ARTICLE SIX
PROVISIONS FOR TREATMENT OF
CLAIMS AND INTERESTS
          6.01. Priority Claims (Class 1).
               (a) Treatment. On the latest of (a) the Effective Date (or as soon as practicable thereafter), (b) the date on which such Priority Claim becomes an Allowed Priority Claim, or (c) such other date on which the Debtors and the Holder of such Allowed Priority Claim may agree, each Holder of an Allowed Priority Claim shall be entitled to receive Cash in an amount sufficient to render such Allowed Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; provided, however, that Allowed Priority Claims representing obligations incurred in the ordinary course will be paid in full or performed by the Debtors or Reorganized Debtors, consistent with past practice.
               (b) Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of this Plan, the distributions provided in and when paid pursuant to this section 6.01 are in full settlement and release of each Holder’s Priority Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Priority Claim was based. Class 1 is Unimpaired.
          6.02. Miscellaneous Secured Claims (Class 2).
               (a) Treatment. On the Effective Date, at the sole option of the Debtors, (i) the legal, equitable and contractual rights to which the Miscellaneous Secured Claim entitles the Holder of such Claim will remain unaltered, and the Holder of such Claim shall retain any Liens and/or security interests securing such Claim, or (ii) the Debtors will provide other treatment that will render such Miscellaneous Secured Claim Unimpaired under section 1124 of the Bankruptcy Code.
               (b) Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of this Plan, the distributions provided in and when paid pursuant to this section 6.02 are in full settlement and release of each Holder’s Miscellaneous Secured Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Miscellaneous Secured Claim was based. Class 2 is Unimpaired.
     6.03. Senior Secured Note Claims (Class 3).
               (a) Treatment. The Senior Secured Note Claims are Allowed in the amount of $187,811,020.83, without avoidance, setoff, subordination, any defenses, counterclaims, or any other reduction of any kind. On the Effective Date, in full satisfaction, release, and discharge of, and in exchange for, all Allowed Senior Secured Note Claims, each Holder of an Allowed Senior Secured Note Claim shall be entitled to receive (i) its Pro Rata share of the Senior Secured Note Distribution and (ii) to the extent unpaid, payment in cash in full of all Indenture Trustee’s Fees and Expenses and/or Senior Secured Noteholder Fees (as such term is defined in the Final DIP Financing Order).

               (b) Waiver of Deficiency Claims. Subject to the occurrence of the Effective Date, if Class 4 votes to accept this Plan, each Holder of a Senior Secured Note Claim waives any Noteholder Deficiency Claims, and by voting to accept this Plan, Holders of Senior Secured Note Claims shall be deemed to have directed the Indenture Trustee to waive any Noteholder Deficiency Claims. As such, subject to the occurrence of the Effective Date and if Class 4 votes to accept this Plan, Holders of Senior Secured Note Claims shall not share in the General Unsecured Cash Amount and shall not be Litigation LLC Interest Holders.
               (c) Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of this Plan, the benefits provided in this section 6.03 (when distributed to the Indenture Trustee in accordance with the Plan) to the Holders of Senior Secured Note Claims are in full settlement and release of each Holder’s Senior Secured Note Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transaction, agreements or instruments upon which such Senior Secured Note Claim was based (other than any 510(b) Note Claim, which shall receive the treatment set forth in section 6.06 of this Plan). Class 3 is Impaired.
          6.04. General Unsecured Claims (Class 4).
               (a) Treatment. Pursuant to the terms of a settlement between the Debtors, the Holders of Senior Secured Note Claims and the Holders of General Unsecured Claims, and provided that Class 4 votes to accept this Plan, as soon as practicable following the earlier of (i) the Initial Distribution Date and (ii) the date on which all Disputed General Unsecured Claims have been resolved by Final Order of the Court, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of (x) the General Unsecured Cash Amount and (y) the Litigation LLC Interests in accordance with sections 13.05 and 13.06 of this Plan.
               (b) Full Settlement. As more specifically set forth in, and without in any way limiting section 15.01 of this Plan, the benefits provided in this section 6.04 (and the payment or transfer of such benefits to the General Unsecured Claim Reserve and the Litigation LLC, as the case may be) to the Holders of General Unsecured Claims are in full settlement and release of each Holder’s General Unsecured Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transaction, agreements or instruments upon which such General Unsecured Claim was based. Class 4 is Impaired.
          6.05. Convenience Claims (Class 5).
               (a) Treatment. On the Effective Date (or as soon as practicable thereafter), each Holder of an Allowed Convenience Claim, including Holders of General Unsecured Claims who have elected to reduce such General Unsecured Claim to $250 by an irrevocable written election pursuant to such Holders’ Ballot, shall receive Cash in an amount sufficient to render such Allowed Convenience Claim Unimpaired under section 1124 of the Bankruptcy Code.

               (b) Full Settlement. As more specifically set forth in and without in any way limiting section 15.01 of this Plan, the distributions provided in and the payments made pursuant to this section 6.05 are in full settlement and release of each Holder’s Convenience Claim and all other Claims against any and all of the Debtors, if any, of such Holder directly or indirectly related to or arising out of the transactions, agreements or instruments upon which such Convenience Claim was based. Class 5 is Unimpaired.
          6.06. 510(b) Note Claims (Class 6). On the Effective Date, all 510(b) Note Claims will be extinguished and no distributions will be made to Holders of 510(b) Note Claims. The Holders of 510(b) Note Claims are not entitled to receive any distribution or retain any property under the Plan. Class 6 is Impaired.
          6.07. Old Equity Interests (Class 7). On the Effective Date, all Old Equity Interests will be extinguished and no distributions will be made to Holders of Old Equity Interests. The Holders of Old Equity Interests are not entitled to receive any distribution or retain any property under the Plan. Class 7 is Impaired.
ARTICLE SEVEN
ACCEPTANCE OR REJECTION OF THIS PLAN;
EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
CLASSES OF CLAIMS OR INTERESTS
          7.01. Acceptance by an Impaired Class of Creditors. Consistent with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired class of Claims will have accepted this Plan if this Plan is accepted by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject this Plan.
          7.02. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. With respect to Classes 6 and 7 and any Impaired Class that does not accept this Plan, the Debtors intend to request that the Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code.
ARTICLE EIGHT
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          8.01. Assumption and Rejection of Executory Contracts and Unexpired Leases.
               (a) The Debtors will have until the Confirmation Date to file a motion or motions to assume or reject executory contracts and unexpired leases that have not been previously assumed or rejected. Each executory contract or unexpired lease that (i) has not been expressly assumed or rejected with approval by order of the Court on or prior to the Confirmation Date, (ii) is not the subject of a motion to reject pending as of the Confirmation Date, or (iii) that is not specifically designated as a contract or lease to be rejected on Schedule 8.01, which Schedule shall be filed as part of the Plan Supplement and served on the counterparties to such contracts or leases, will, as of the Effective Date, and subject to section 8.01(b) of this Plan, be deemed to have been assumed by the Debtors.

               (b) Notwithstanding anything otherwise to the contrary, the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedule 8.01 to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtors shall provide notice of any amendments to Schedule 8.01 to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 8.01 shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.
               (c) Approval of Assumptions and Rejections by Confirmation Order. Entry of the Confirmation Order by the Court shall constitute approval of the rejections, assumptions and, to the extent applicable, assumptions and assignments, contemplated by this Plan pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to section 8.01(a) of this Plan (except for those that are assumed and assigned) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Court authorizing or providing for its assumption or applicable federal law. Except as otherwise provided in the Confirmation Order, the only adequate assurance of future performance shall be the promise of the applicable Reorganized Debtor to perform all obligations under any executory contract or unexpired lease under the Plan. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract and unexpired lease.
               (d) Scope of Assumed Agreements. Each executory contract and unexpired lease that is assumed or that is assumed and assigned shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (b) in respect of agreements relating to premises, all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless (i) any of the foregoing agreements has been rejected pursuant to a Final Order of the Court or is otherwise rejected as a part of this Plan, or (ii) the non-Debtor party to such executory contract or unexpired lease has agreed otherwise.
          8.02. Cure of Defaults. Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to section 8.01 hereof, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days after the Confirmation Date, file a pleading with the Court listing the cure amounts of all executory contracts and unexpired leases to be assumed. The parties to such executory contracts and unexpired leases to be assumed by the Debtors shall have thirty (30) days to object to the cure amounts listed by the Debtors. A party to an executory contract or unexpired lease to be assumed by the Debtors that does not file an objection with the Court on or before the deadline set by this section 8.02 for objections to the cure amount shall be deemed to have waived its right to dispute such amount. If there are any objections filed, the Court shall hold a hearing. In the event the Court determines that the cure amount is greater than the cure amount listed by the Debtors, the Reorganized Debtors may elect to reject the executory contract or unexpired lease and not pay such greater cure amount. All cure amounts to be paid pursuant to this section 8.02 shall be paid by the Reorganized Debtors and shall not be payable from any of the funds held in the General Unsecured Claim Reserve or the Litigation LLC.
          8.03. Bar Date for Rejection Damages. Unless otherwise provided by an order of the Court entered prior to the Confirmation Date, a Proof of Claim with respect to any Claim against the Debtors arising from the rejection of any executory contract or unexpired lease pursuant to an order of the Court (including the Confirmation Order) must be filed with the Court within (a) the time period established by the Court in an order of the Court approving such rejection, or (b) if no such time period is or was established, thirty (30) days from the date of entry of such order of the Court approving such rejection. Any Entity that fails to file a Proof of Claim with respect to its Claim arising from such a rejection within the period set forth above will be forever barred from asserting a Claim against the Debtors or the Reorganized Debtors or any of their Subsidiaries or their respective property or interests in property. All Allowed Claims arising from the rejection of executory contracts or unexpired leases will be classified as General Unsecured Claims (Class 4).
          8.04. Employee Benefit Plans. On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.
ARTICLE NINE
IMPLEMENTATION OF THIS PLAN
          9.01. Vesting of Property. On the Effective Date, title to all property of the Debtors’ estates will pass to and vest in the applicable Reorganized Debtor, free and clear of all Claims, interests, Liens, security interests, charges and other encumbrances (except as otherwise provided in this Plan); provided, however, that the General Unsecured Claim Reserve and the Claims Objection Fund shall pass to the Plan Administrator and the Designated Litigation shall pass to the Litigation LLC, each free and clear of all Claims, interests, Liens, security interests, charges and other encumbrances, subject only to Litigation LLC Interests, the Claims held by Holders of General Unsecured Claims, and the reversion interest of the Reorganized Debtors in accordance with section 10.02(b) of this Plan. Confirmation of this Plan (subject to the occurrence of the Effective Date) will be binding, and the Debtors’ debts will, without in any way limiting section 15.01 of this Plan, be discharged as provided in section 1141 of the Bankruptcy Code.
          9.02. Substantive Consolidation. This Plan contemplates entry of the Confirmation Order effecting the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Chapter 11 Case solely for the purposes of all actions associated with confirmation and consummation of this Plan. On the Confirmation Date or such other date as may be set by a Final Order of the Court, but subject to the occurrence of the Effective Date: (i) solely for the purposes of this Plan and the distributions and transactions contemplated hereby, all assets and liabilities of the Debtors shall be treated as though they were merged; (ii) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of the consolidated Debtors; (iii) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against the consolidated Debtors; (iv) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors in the consolidated Chapter 11 Case of the Debtors and shall be deemed a single obligation of all of the Debtors under this Plan on and after the Confirmation Date; (v) all duplicative Claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors but in no way shall such Claim be deemed Allowed by reason of this section 9.02; and (vi) the consolidated Debtors will be deemed, for purposes of determining the availability of the right of set-off under section 553 of the Bankruptcy Code, to be one entity, so that, subject to other provisions of section 553 of the Bankruptcy Code, the debts due to a particular Debtor may be offset against Claims against such Debtor or another Debtor. Notwithstanding the provisions of this section 9.02, but subject to section 9.10 of this Plan, each of the Debtors will, as Reorganized Debtors, continue to exist after the Effective Date as separate legal entities. The substantive consolidation provided for in this section 9.02 shall not affect the obligations of each and every Debtor to pay Bankruptcy Fees to the Office of the United States Trustee that may have come due prior to the Effective Date. Notwithstanding anything to the contrary in this section 9.02, all Intercompany Claims shall remain Unimpaired; provided, however, no distribution of Cash under this Plan shall be made on account of such Intercompany Claims.
          Pursuant to Bankruptcy Rule 9019 and any applicable state law and as consideration for the distributions and other benefits provided under the Plan, the provisions of this section 9.02 shall constitute a good faith compromise and settlement of any Causes of Action or disputes that could be brought by a Holder of a Claim or Interest asserting that such Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. This compromise and settlement is in the best interests of Holders of Claims and Interests and is fair, equitable and reasonable. Upon confirmation of the Plan, the Plan shall be approved as a settlement of all such Causes of Action and disputes. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing, and shall bar any such Cause of Action by any Holder of a Claim or Interest with respect to the matters described in this section 9.02.
          9.03. Retention, Enforcement and Release of Causes of Action. In addition to the waivers of Causes of Action set forth in section 15.01(d) herein, the Reorganized Debtors will waive all Causes of Action that may exist under sections 542, 544 through 550 and 558 of the Bankruptcy Code or under similar state laws, including any fraudulent conveyance claims, other than avoidance action claims that may exist against any of the Debtors’ former officers or directors who in connection with any act or omission by such person in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and

Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct. Notwithstanding the release of Causes of Action set forth in this section 9.03, the Plan Administrator shall have the right and shall be deemed the Debtors’ agent to pursue such rights of action, including the Debtors’ rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including, without limitation, for purposes of setoff against distributions, if any, due to a Holder of a General Unsecured Claim pursuant to the Plan; provided, however, that nothing in this Plan shall give the Plan Administrator or any other party the right to bring any Claims now barred under paragraph 14 of the Final DIP Financing Order. The Reorganized Debtors, as representatives of the chapter 11 estates of the Debtors, will retain the exclusive right to enforce, in their sole discretion, any and all Causes of Action of the Debtors not released pursuant to the terms of the Plan or that are not transferred to the Litigation LLC or the Plan Administrator.
          9.04. Implementation. Pursuant to the Confirmation Order and upon confirmation of this Plan, the Debtors or the Reorganized Debtors, as the case may be, will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan. The Reorganized Debtors shall be authorized to execute, deliver, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. On or before the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, may file with the Court the agreements and documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan. The Debtors or the Reorganized Debtors, as the case may be, are hereby authorized to execute the agreements and documents and take such other actions as are necessary to effectuate the transactions provided for in this Plan, without the need for any required approvals, authorizations or consents.
          9.05. New Credit Facility. On the Effective Date, the Reorganized Debtors are authorized to enter into the New Credit Facility and to grant the liens contemplated thereby.
          9.06. Corporate Action. On the Effective Date, and as provided in the Plan, the adoption of the Amended and Restated Certificates of Incorporation and the Amended and Restated By-Laws, the selection of directors and officers of the Reorganized Debtors, and all actions of the Debtors and the Reorganized Debtors contemplated by the Plan shall be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan and Confirmation Order). All matters provided for in the Plan involving the corporate structure of the Debtors and the Reorganized Debtors and any corporate action required by the Debtors and the Reorganized Debtors in connection with the Plan, shall be deemed to have timely occurred in accordance with applicable state law and shall be in effect, without any requirement of further action by the security holders or directors or officers of the Debtors and the Reorganized Debtors.
          9.07. Issuance of New Securities. The issuance of the New Common Stock by Reorganized aaiPharma and its distribution to Holders of Senior Secured Note Claims is hereby authorized and directed, without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. Section 1145 of the Bankruptcy Code applies with respect to the issuance and transfer of the New Common Stock under this Plan, and therefore, the New

Common Stock issued pursuant to the Plan and its transfer will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as well as any and all applicable state and local laws, rules, and regulations.
          9.08. Stockholder and Registration Rights Agreements. On the Effective Date, Reorganized aaiPharma and each Holder of Senior Secured Note Claims shall be deemed to have entered into the Stockholder Agreement and the Registration Rights Agreement on account of the New Common Stock issued to such Holders of Senior Secured Note Claims pursuant to this Plan.
          9.09. Cancellation of Existing Securities and Agreements. On the Effective Date, the DIP Financing Agreement, the Pre-Petition Indenture, the Senior Secured Notes, the Intercreditor Agreement, and Old Equity Interests, as well as any and all securities or agreements relating to the DIP Financing Agreement and/or the Pre-Petition Indenture shall be deemed automatically canceled, terminated and of no further force or effect without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors and the Indenture Trustee, as applicable, under the agreements, indentures, and certificates of designations governing such Claims shall be discharged; provided, however, that the Pre-Petition Indenture shall continue in effect for the limited purpose of allowing the Indenture Trustee to make any distributions on account of Senior Secured Notes pursuant to the Plan, to perform any other necessary administrative functions with respect thereto, and to enforce the Indenture Trustee Charging Lien to the extent applicable.
          9.10. Dissolution. On the Effective Date, the Debtors listed in the applicable Plan Supplement filing shall be deemed dissolved for all purposes, without further action. Notwithstanding the foregoing, from and after the Effective Date, the Debtors or Reorganized Debtors, as the case may be, may execute such documents and take such other actions as they deem appropriate in connection with the dissolution of such entities.
          9.11. Amended and Restated Certificates of Incorporation; Amended and Restated By-Laws. On the Effective Date, or as soon thereafter as practicable, the Reorganized Debtors will amend their certificates of incorporation by filing the Amended and Restated Certificates of Incorporation, and will be deemed to have adopted the Amended and Restated By-Laws.
          9.12. Directors of the Reorganized Debtors. Subject to any requirement of Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of all Persons proposed to serve on the initial boards of directors of the Reorganized Debtors and all Persons proposed to serve as an initial officer of any or all of the Reorganized Debtors, and to the extent such person is an Insider, the nature of any compensation for such person. The classification and composition of the board of directors shall be consistent with the respective Amended and Restated Certificates of Incorporation. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of the respective Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Reorganized Debtors and the applicable corporation or limited liability company law, as applicable, of the state in which the Reorganized Debtor is organized.

          9.13. Management Agreements. The Senior Executive Employment Agreements shall be effective as of the Effective Date and such Senior Executive Employment Agreements shall supercede, govern, and satisfy all agreements between the Debtors and the parties to the Senior Executive Employment Agreements.
          9.14. Transactions on Business Days. If the Effective Date or any other date on which a transaction may occur under this Plan will occur on a day that is not a Business Day, the transactions contemplated by this Plan to occur on such day will instead occur on the next succeeding Business Day.
          9.15. Termination of DIP Financing Agreement. Upon the payment of all Obligations (as such term is defined in the DIP Financing Agreement) incurred under or pursuant to the DIP Financing Agreement, in cash, as provided in section 2.01 of this Plan and the termination or cash collateralization of all Letters of Credit issued in connection therewith, the DIP Financing Agreement shall be deemed terminated. Upon payment or satisfaction in full of all Obligations (as such term is defined in the DIP Financing Agreement) under or pursuant to the DIP Financing Agreement in accordance with the terms thereof, all Liens and security interests granted to secure such obligations shall be released and shall be of no further force and effect.
          9.16. Ordinary Course Refunds. In the ordinary course of business, the Debtors’ development services division requires that customers provide advance payment to the Debtors for certain development services work on behalf of that customer and the Debtors use those advance payments to fund the work. If a portion of such advance payment remains after completion of the development services work, the Debtors refund the remainder of the advance payment to the client. The Reorganized Debtors shall continue the Debtors’ ordinary course practice of refunding such unutilized portions of advance payments upon completion of development services work.
ARTICLE TEN
LITIGATION LLC
          10.01. Establishment of the Litigation LLC; Funding.
               (a) On the Effective Date, the Litigation LLC shall be established as a separate entity, without any further action of the directors or shareholders of the Debtors or the Reorganized Debtors, shall become effective pursuant to the Litigation LLC Agreement, and shall be owned by the Holders of Allowed General Unsecured Claims who hold Litigation LLC Interests. Subject to the terms of this Plan and any contrary provision required in connection therewith, the Litigation LLC Agreement shall contain provisions customary to LLC agreements utilized in comparable circumstances and shall be in form and substance acceptable to the Creditors’ Committee.
               (b) Upon the occurrence of the Effective Date, all parties (including the Debtors, the Reorganized Debtors, the Litigation Manager, and Holders of Allowed Claims in all classes, as appropriate) will be deemed to have executed any documents or other instruments necessary to cause the transfer of the relevant rights (including, where applicable, by license) to be transferred to the Litigation LLC as of the Effective Date; provided, however, such transfer shall only be made to the extent necessary to prosecute, settle, reduce to judgment and, if required, to defend the Designated Litigation. Neither the Litigation LLC nor the Litigation Manager shall have or acquire any Claim or Cause of Action other than the Designated Litigation and any right of setoff in connection with the Designated Litigation.
               (c) The Litigation LLC shall be funded solely from the General Unsecured Cash Amount in an amount to be determined prior to the Initial Distribution Date by the Plan Administration Committee and neither the Debtors nor the Reorganized Debtors shall have any obligation to fund the Litigation LLC in any way. Funds remaining in the Litigation LLC and not expended in connection with the Designated Litigation shall be returned to the General Unsecured Claim Reserve.
          10.02. Transfer of Designated Litigation to the Litigation LLC.
               (a) On the Effective Date, the Debtors shall transfer, and shall be deemed to have transferred to the Litigation LLC, for and on behalf of Litigation LLC Interest Holders, all of the right, title, and interest in the Designated Litigation. Any outstanding fees and costs incurred by the Debtors in connection with the Designated Litigation transferred to the Litigation LLC prior to the date of the transfer to the Litigation LLC shall be paid by the Debtors. Upon such transfer, the Debtors and the Reorganized Debtors shall have no other further rights or obligations with respect to the Designated Litigation or the Litigation LLC; provided, however, the Reorganized Debtors and each of their directors, officers, and employees shall provide reasonable and necessary support and cooperation to the Litigation LLC and to the professionals prosecuting or defending any action transferred to the Litigation LLC, at the Litigation LLC’s cost and expense in connection with the Designated Litigation, and shall receive reasonable reimbursement from the Litigation LLC for any out-of-pocket fees and expenses incurred in connection therewith (including any reasonable and documented attorney fees and expenses up to an aggregate amount of $35,000).
               (b) If the Plan Administration Committee determines not to prosecute any Designated Litigation, it shall immediately advise the Reorganized Debtors in writing and file a notice with the Court of such determination and all rights and obligations with respect to such Designated Litigation shall immediately revert to the Reorganized Debtors and the Litigation LLC shall have no other or further rights with respect to such Designated Litigation; provided, however, the Litigation Manager shall reasonably cooperate with the Reorganized Debtors in the transfer and transition of such Designated Litigation to the Reorganized Debtors. From and after the date of transfer of the Designated Litigation from the Litigation Manager to the Reorganized Debtors, the Reorganized Debtors shall have the sole responsibility and obligation to pay any costs and expenses (including legal and other professional fees) incurred from and after the date of transfer back to the Reorganized Debtors in connection with the Designated Litigation.
               (c) Notwithstanding any right of setoff under section 553 of the Bankruptcy Code, any and all Claims of any person or Entity that have been or may be asserted in response to or in connection with Designated Litigation against the Debtors shall be and hereby are discharged pursuant to section 1141 of the Bankruptcy Code and this Plan; provided, however, that nothing contained herein shall prevent Kremers Urban Development Co. and its affiliates (“Kremers”) from seeking Allowance of any Claims (whether as unsecured Claims or as Administrative Expenses), for which a timely filed Proof of Claim or request for payment has been filed, that Kremers believes it has in response to or arising from the litigation pending in the United States District Court for the Southern District of New York, captioned aaiPharma Inc. v. Kremers Urban Development Co., et al., Civil Action No. 02-CV-09628-BSJ-RLE, and nothing contained herein shall prevent Kremers from seeking to assert any right of setoff with regard to any such Claims.
               (d) In connection with the above-described rights and the Designated Litigation, and in recognition of the common interest of the Debtors, the Reorganized Debtors, the Creditors’ Committee, and the Litigation LLC in maximizing distributions to Holders of Allowed General Unsecured Claims under this Plan, (i) any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) with respect to the Designated Litigation (any such privilege or immunity, a “Privilege”) shall be extended to the Litigation LLC, the Plan Administrator, and the Plan Administration Committee and shall vest in the Litigation LLC, the Plan Administrator, Plan Administration Committee and each of their representatives, and (ii) the Reorganized Debtors will also retain any Privilege transferred to the Litigation LLC. The Debtors, the Reorganized Debtors, the Plan Administrator, and the Litigation Manager are authorized to take all necessary actions to effectuate the extension of such Privileges, including executing an appropriate joint defense agreement and any other agreements necessary or appropriate to effectuate the terms of this provision. Notwithstanding anything otherwise to the contrary, only the Reorganized Debtors shall have the right to waive or relinquish any Privilege with regard to any communications or other documents concerning any pharmaceutical or other product other than omeprazole.
               (e) In the event that Class 4 does not vote to accept the Plan, no Litigation LLC shall be formed for the benefit of Holders of General Unsecured Claims and the Reorganized Debtors shall continue to retain all of the right, title, and interest in the Designated Litigation.
          10.03. Litigation LLC Interests; Term.
               (a) Registry of Litigation LLC Interests. The Litigation Manager shall establish and maintain a registry of the holders of Litigation LLC Interests. Litigation LLC Interests shall be uncertificated and represented solely by the registry of the Litigation Manager and the Litigation LLC Interests shall not be transferable; provided, however, that such Litigation LLC Interests shall be transferable to the extent permitted by applicable law without the need for registration upon the death of the Litigation LLC Interest Holder by operation of applicable laws relating to testamentary or intestate succession.
               (b) Term. The Litigation LLC shall be dissolved upon the earlier of the distribution of the full amount of all recoveries obtained in connection with the Designated Litigation or the reversion of the Designated Litigation to the Reorganized Debtors pursuant to section 10.02(b) of this Plan.

          10.04. Procedures for Distributions. The amount of Litigation LLC Interests to be distributed, the procedures for making such distributions, as well as the procedures for making Annual Distributions in accordance with section 10.05 of this Plan shall be set forth in the Litigation LLC Agreement.
          10.05. Annual Distribution; Withholding. The Litigation LLC shall distribute at least annually to the Holders of Litigation LLC Interests any net proceeds from the Designated Litigation and any other cash as determined by the Plan Administration Committee by transferring the funds to the Plan Administrator, which shall act as the disbursing agent for the Litigation LLC; provided, however, that the Litigation LLC may retain such amounts (i) to pay reasonable administrative expenses (including any taxes imposed on the Litigation LLC or in respect of the assets of the Litigation LLC), (ii) to satisfy other liabilities incurred or assumed by the Litigation LLC in accordance with the Plan or the Litigation LLC Agreement and (iii) to prosecute, reduce to judgment, or settle the Designated Litigation. All such distributions shall be pro rata based on the number of Litigation LLC Interests held by a Holder compared with the aggregate number of Litigation LLC Interests outstanding. In accordance with the Litigation LLC Agreement, the Litigation Manager may withhold from amounts distributable to any Litigation LLC Interest Holder any and all amounts, determined in the Litigation Manager’s reasonable discretion (upon consultation with the Plan Administration Committee) to be required by any law, regulation, rule, ruling, directive or other governmental requirement. In connection with all such distributions, the Plan Administrator shall serve as distribution agent for the Litigation LLC.
          10.06. Litigation; Responsibilities of Litigation Manager.
               (a) The Litigation Manager shall have the power to (i) prosecute, reduce to judgment or settle for the benefit of the Litigation LLC all Designated Litigation, and (ii) to otherwise perform the functions and take the actions provided for or permitted herein or in any other agreement executed by the Litigation Manager pursuant to the Plan. Any and all proceeds generated from such Designated Litigation shall be the property of the Litigation LLC; provided, however, that the Litigation Manager shall not intentionally admit any unlawful, inequitable, or fraudulent conduct, or any other wrongdoing on the part of the Debtors, the Reorganized Debtors, their Subsidiaries, their Affiliates, or any current or former officers, directors, employees, attorneys, or advisors.
               (b) All costs and expenses associated with the administration of the Litigation LLC, including those rights, obligations, and duties described in this Plan, shall be the responsibility of and paid by the Litigation LLC solely from the portion of the General Unsecured Cash Amount made available to the Litigation LLC by the Plan Administrator under the direction of the Plan Administration Committee. Neither the Debtors nor the Reorganized Debtors shall have any obligation to fund the Litigation LLC in any way. Notwithstanding the foregoing, the Debtors shall have the sole responsibility and obligation to pay any costs and expenses (including legal and other professional fees) incurred in connection with any matter or claim transferred to the Litigation LLC which were incurred prior to the date of transfer to the Litigation LLC.

               (c) The Litigation LLC may retain any law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers, or other professionals as the Litigation Manager may deem necessary to retain in its sole discretion on reasonable terms and conditions of employment or retention, to aid in the performance of its responsibilities pursuant to the terms of this Plan, including, without limitation, the prosecution, reducing to judgment, or settlement of the Designated Litigation and the liquidation and distribution of Litigation LLC assets. The Plan Administrator shall serve as the Litigation LLC’s disbursing agent for the purposes of making any distributions to Litigation LLC Interest Holders on behalf of the Litigation LLC. Neither the Debtors nor the Reorganized Debtors shall have any obligation to fund the Litigation LLC in any way.
               (d) Unless otherwise required by applicable law, for federal income tax purposes all persons (including the Debtors, the Litigation Manager and the Litigation LLC Interest Holders) shall treat (i) the Litigation LLC as a partnership owned by the Litigation LLC Interest Holders and (ii) the assets transferred to the Litigation LLC as distributed by the Debtors to the Litigation LLC Interest Holders and as subsequently transferred by the Litigation LLC Interests Holders to the Litigation LLC.
ARTICLE ELEVEN
PROVISIONS COVERING DISTRIBUTIONS
          11.01. Timing of Distributions Under this Plan. Except as otherwise provided in this Plan, without in any way limiting Articles 13 and 14 of this Plan, and subject to section 16.02 of this Plan, payments and distributions in respect of Allowed Claims will be made by the Reorganized Debtors (or their designee(s)) on or as promptly as practicable after the Effective Date; provided, however, distributions to Holders of Allowed General Unsecured Claims shall be made by the Plan Administrator.
          11.02. Payments and Distributions With Respect to Disputed Claims. No payments or distributions will be made in respect of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.
          11.03. Allocation of Consideration. The aggregate consideration to be distributed to the Holder of Allowed Claims in each Class under this Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any, to the extent that interest is payable under this Plan.
          11.04. Cash Payments. Cash payments made pursuant to this Plan will be in U.S. dollars. Cash payments to foreign Creditors may be made, at the option of the Reorganized Debtors or the Plan Administrator, as applicable, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by the Reorganized Debtors or the Plan Administrator, as applicable, shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtors or the Plan Administrator as set forth in section 11.12 below. Distributions to Holders of

Allowed General Unsecured Claims shall be made by the Plan Administrator and the provisions of this section 11.04 shall govern such distributions.
          11.05. Payment of Statutory Fees. All Bankruptcy Fees payable pursuant to 28 U.S.C. § 1930 as determined by the Court shall be paid by the Debtors on or before the Effective Date, or by the Reorganized Debtors as soon as practicable thereafter, and, in any event until the Court enters a final decree closing the Chapter 11 Cases.
          11.06. No Interest. Except with respect to Holders of Unimpaired Claims entitled to interest under applicable non-bankruptcy law or as otherwise expressly provided herein, no Holder of an Allowed Claim shall receive post-petition or any other interest on the distribution or benefit to which such Holder receives hereunder, regardless of whether such distribution or benefit is made on the Effective Date or thereafter. Without limiting the generality of the foregoing, interest shall be not be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.
          11.07. Setoffs. The Plan Administrator, the Litigation Manager or the Reorganized Debtors, as applicable, may (but will not be required to), pursuant to section 558 of the Bankruptcy Code or applicable non-bankruptcy law, exercise (A) the setoff rights of the Debtors or the Reorganized Debtors, as the case may be, against any Allowed Claims and the distributions to be made pursuant to this Plan on account of such Allowed Claims, and (B) Claims of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may hold (and could have asserted) against the Holder of such Claim; provided, however, that neither the failure to effect a setoff (or to utilize any other rights pursuant to section 558 of the Bankruptcy Code) nor the allowance of any Claim hereunder will constitute a waiver or release of any such Claims or rights against such Holder, unless an order allowing such Claim otherwise so provides.
          11.08. Special Provision Regarding Unimpaired Claims. Except as otherwise provided in this Plan, the Confirmation Order, any other order of the Court, or any document or agreement entered into and enforceable pursuant to the terms of this Plan, nothing will affect the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims or to request disallowance or subordination of any such Claim. In addition, notwithstanding anything to the contrary, Unimpaired Claims are subject to all applicable provisions of the Bankruptcy Code, including section 502(b) of the Bankruptcy Code.
          11.09. Fractional Securities. Pursuant to this Plan, and notwithstanding any other provision of this Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to this Plan. The Reorganized Debtors will not distribute any fractional shares of New Common Stock. For purposes of distribution, fractional shares of New Common Stock will be rounded up or down to the nearest share of New Common Stock, as applicable.

          11.10. Compliance with Tax Requirements. In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) and/or withholding is required, the Reorganized Debtors or the Plan Administrator, as applicable, shall file such information return with the Internal Revenue Service, provide any required statements in connection therewith to the recipients of such distribution and/or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Entity from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Debtors or the Plan Administrator, as applicable, the Reorganized Debtors or the Plan Administrator, as applicable, will withhold the amount required and distribute the balance to such Entity.
          11.11. Persons Deemed Holders of Registered Securities; Distribution Record Date. As of the close of business on the Distribution Record Date, there shall be no further changes in the record Holder of any Claims or Old Equity Interests. The Debtors, the Reorganized Debtors, the Plan Administrator, or their designees, shall have no obligation to recognize any transfer of any Claims or Old Equity Interests occurring after the close of business on the Distribution Record Date, and shall be entitled to recognize and deal for all purposes under this Plan (except as to voting to accept or reject this Plan) with only those Holders of record as of the close of business on the Distribution Record Date. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim under this Plan, no payments or distributions will be made in respect of such Claim until the Court resolves that dispute pursuant to a Final Order.
          11.12. Surrender of Existing Securities. As a condition to receiving any distribution under this Plan, and except as otherwise provided in section 11.13 of this Plan, each Holder of an Instrument evidencing a Claim must surrender such Instrument to the Reorganized Debtors or their designee. Any Holder of a Claim that fails to (a) surrender such Instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors or their designee before the later to occur of (i) the second anniversary of the Effective Date and (ii) six (6) months following the date such Holder’s Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under this Plan. Upon compliance with this section 11.12, the Holder of a Claim evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under this Plan, be deemed to have surrendered such Instrument.
          11.13. Undeliverable or Unclaimed Distributions.
               (a) Any Entity that is entitled to receive a Cash distribution under this Plan but that fails to cash a check within one hundred and twenty (120) days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors or the Plan Administrator (as applicable) for the amount of the original check, without any interest, if such Entity requests in writing the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee to reissue such check and provides the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee, as the case may be, with such documentation as the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee request to verify in their reasonable discretion that such Entity is entitled to such check, prior to the second anniversary of the Effective Date. If an Entity fails to cash a check within one hundred and twenty (120) days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six (6) months following the date such Holder’s Claim becomes an Allowed Claim, such Entity shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee as undeliverable, no further distributions will be made to such Holder unless and until the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee are notified in writing of such Holder’s then-current address. Undeliverable distributions will remain in the possession of the Reorganized Debtors, or the Plan Administrator (as applicable), or their designee pursuant to section 9.01 of this Plan until such time as a distribution becomes deliverable.
               (b) All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date and (ii) six (6) months following the date the Claim underlying such distribution becomes an Allowed Claim. After such date, all unclaimed property shall revert to the Reorganized Debtors or the Plan Administrator (as applicable) and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.
          11.14. Distributions on Account of Senior Secured Notes. All distributions on account of Senior Secured Note Claims shall be made by the Reorganized Debtors on the Effective Date to the Indenture Trustee, which shall serve as the Reorganized Debtors’ designee for purposes of making distributions under the Plan to Holders of Senior Secured Note Claims. The Indenture Trustee shall make all of its distributions of New Common Stock within 10 days following the Effective Date. To the extent the Indenture Trustee provides services pursuant to the Plan, such Indenture Trustee will receive from the Reorganized Debtors, without further court approval and upon presenting to the Reorganized Debtors adequate documentation, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services. These payments will be made on terms agreed to between the Indenture Trustee and the Reorganized Debtors.
          11.15. Exemption From Certain Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from a Debtor to a Reorganized Debtor or any other person or Entity pursuant to this Plan, including the granting or recording of any Lien or mortgage on any property under the New Credit Facility Documents will not be subject to any stamp tax or other similar tax, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
          11.16. Rule 9019 Settlement and Compromise of Disputes Between the Debtors, Holders of Senior Secured Note Claims and Holders of General Unsecured Claims. The provisions of this Plan shall constitute a good faith compromise and settlement of all Causes of Action or disputes among the Debtors, Holders of General Unsecured Claims, and Holders of

Senior Secured Note Claims. This Plan shall be approved by the Bankruptcy Court as a settlement of all Causes of Action and disputes between the Debtors, Holders of General Unsecured Claims, and Holders of Senior Secured Note Claims. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state laws, given and made after due notice and opportunity for hearing.
ARTICLE TWELVE
PLAN ADMINISTRATION
          12.01. Duties. On and after the Effective Date, the Plan Administrator will be authorized to (i) make distributions required under this Plan to Holders of Allowed General Unsecured Claims, (ii) transfer to the Litigation LLC the amount of the General Unsecured Cash Amount determined by the Plan Administration Committee, and (iii) prosecute objections to and settle General Unsecured Claims in accordance with section 13.01 of this Plan. The Plan Administrator will report to and consult with the Plan Administration Committee in connection with the performance of its duties under this Plan. Notwithstanding anything to the contrary in this Plan, neither the Debtors or the Reorganized Debtors shall have any liability for any act or omission by the Plan Administrator.
          12.02. Funding. On the Effective Date, the Debtors will transfer the Claims Objection Fund to the Plan Administrator. The Claims Objection Fund will be the sole source of funding for the Plan Administrator to prosecute objections to General Unsecured Claims pursuant to section 13.01 of this Plan and neither the Debtors nor the Reorganized Debtors shall have any obligation to fund the Claims Objection Fund or the Plan Administrator in any other way. In the event that any funds remain in the Claims Objection Fund after no Disputed General Unsecured Claims remain, such remaining funds shall be deposited in the General Unsecured Claim Reserve for distribution to Holders of Allowed General Unsecured Claims.
          12.03. Distributions. The Plan Administrator shall make distributions to Holders of Allowed General Unsecured Claims on the Initial Distribution Date and each Periodic Distribution Date in accordance with the terms of this Plan.
          12.04. Retention of Professionals. The Plan Administrator may retain any law firms, accounting firms or other professionals as the Plan Administrator may deem necessary to retain, on reasonable terms and conditions of retention or employment, to aid in the performance of its responsibilities pursuant to the terms of this Plan. Any costs and expenses associated with such retentions shall be satisfied from the Claims Objection Fund.
          12.05. Succession. The Plan Administrator may be replaced by the Plan Administration Committee at any time and for any reason. If the Plan Administrator shall resign or, in the case of an individual, become incapacitated or shall die, the Plan Administration Committee shall appoint a successor and shall timely file a notice with the Court identifying such successor.
          12.06. Cooperation. The Reorganized Debtors and each of their directors, officers, and employees shall provide reasonable support to the Plan Administrator at the Plan

Administrator’s sole cost and expense in connection with the Plan Administrator’s duties and shall receive reimbursement from the Plan Administrator for any out-of-pocket fees and expenses incurred in connection therewith. The Reorganized Debtors and the Plan Administrator shall reasonably cooperate in filing any motions to reclassify Claims from General Unsecured Claims to other Claims or from other Claims to General Unsecured Claims and with regard to settlement of such motions or objections; provided, however, that nothing herein shall prevent the Debtors or the Reorganized Debtors from objecting to any motion by the Plan Administrator to reclassify a General Unsecured Claim as a Claim in Classes 1 through 3 and 5 through 7; and nothing herein shall prevent the Plan Administrator from objecting to any motion by the Reorganized Debtors to reclassify any Claim as a General Unsecured Claim. The Plan Administrator shall not seek to reclassify any General Unsecured Claim as a Class 3 Senior Secured Note Claim.
          12.07. Failure by Class 4 to Accept the Plan. In the event that Class 4 does not vote to accept the Plan, (i) there shall be no Plan Administrator, Plan Administration Committee, or Claims Objection Fund and (ii) all matters relating to the prosecution of objections to and settlement of all Claims shall be the sole responsibility of the Reorganized Debtors.
ARTICLE THIRTEEN
PROCEDURES FOR RESOLVING DISPUTED GENERAL UNSECURED CLAIMS
          13.01. Objections to General Unsecured Claims; Disputed General Unsecured Claims. Except to the extent that the Plan Administrator consents, only the Plan Administrator shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to General Unsecured Claims after the Effective Date; provided, however, that the Plan Administrator shall not be permitted to incur costs in excess of the Claims Objection Fund in carrying out the provisions of this section 13.01. Subject to an order of the Court providing otherwise, only the Plan Administrator may object to General Unsecured Claims by filing an objection with the Court and serving such objection upon the Holder of such General Unsecured Claim not later than one hundred and twenty (120) days after the Effective Date or one hundred and twenty (120) days after the filing of the proof of such Claim, whichever is later, or such other date determined by the Court upon motion to the Court, which motion may be made without further notice or hearing.
          13.02. Estimation of General Unsecured Claims. The Plan Administrator may, at any time, request that the Court estimate any contingent or unliquidated General Unsecured Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Plan Administrator has previously objected to such General Unsecured Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any General Unsecured Claim at any time during litigation concerning any objection to any General Unsecured Claim, including during the pendency of any appeal related to any such objection. In the event the Court estimates any contingent or unliquidated General Unsecured Claim, that estimated amount will constitute either the Allowed amount of such General Unsecured Claim or a maximum limitation on such General Unsecured Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such General Unsecured Claim, the Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate payment of such General Unsecured Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. General Unsecured Claims may be estimated and thereafter resolved by any permitted mechanism. On and after the Effective Date, except to the extent that the Plan Administrator consents, only the Plan Administrator will have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, General Unsecured Claims.
          13.03. Timing of Payments and Distributions With Respect to Disputed General Unsecured Claims. Subject to the provisions of this Plan, payments and distributions with respect to each Disputed General Unsecured Claim that becomes an Allowed General Unsecured Claim, that would have otherwise been made had such General Unsecured Claim been an Allowed General Unsecured Claim on the Effective Date (including distributions on account of Litigation LLC Interests), will be made promptly on the next Periodic Distribution Date after such Disputed General Unsecured Claim becomes an Allowed General Unsecured Claim. Holders of Disputed General Unsecured Claims, regardless of whether such Disputed General Unsecured Claims become Allowed General Unsecured Claims, will be bound, obligated and governed in all respects by the provisions of this Plan.
          13.04. General Unsecured Claims Reserve.
               (a) Estimation. For purposes of effectuating the reserve provisions of this Plan and the allocations and distributions to Holders of Allowed General Unsecured Claims (including distributions on account of Litigation LLC Interests) the Court will, on or prior to the Initial Distribution Date, pursuant to section 502 of the Bankruptcy Code, fix or liquidate the amount of any contingent or unliquidated General Unsecured Claim, in which event the amount so fixed will be deemed the Allowed amount of such Claim for purposes of this Plan or, in lieu thereof, the Court will determine the maximum contingent or unliquidated amount for such Claim, which amount will be the maximum amount in which such Claim ultimately may be Allowed under this Plan, if such Claim is Allowed in whole or part. The Court’s entry of an estimation order may limit the distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims, and no Holder shall have recourse against the Plan Administrator, the Litigation Manager, or the Reorganized Debtors as such Holder’s sole recovery shall be from the General Unsecured Cash Amount.
               (b) Creation of General Unsecured Claims Reserve. Upon the occurrence of the Effective Date, the Debtors shall deposit the General Unsecured Cash Amount in the General Unsecured Claim Reserve. The General Unsecured Claim Reserve and all amounts therein (including any interest actually earned thereon) shall be maintained by the Plan Administrator for distribution in accordance with section 6.04 of this Plan to Holders of Allowed General Unsecured Claims.
          13.05. Distributions After Allowance of Disputed General Unsecured Claims. Distributions to each Holder of a Disputed General Unsecured Claim, to the extent that such General Unsecured Claim ultimately becomes an Allowed General Unsecured Claim, will be made in accordance with the provisions of this Plan. From and after the Initial Distribution Date, as soon as practicable after the date that the order or judgment of the Court allowing any Disputed General Unsecured Claim becomes a Final Order, the Plan Administrator will distribute to the Holder of such Allowed General Unsecured Claim its Pro Rata share of the

General Unsecured Claim Reserve, based on the Maximum Allowable Amount, on the next Periodic Distribution Date. All amounts actually earned in respect of the General Unsecured Cash Amount (including all interest) shall be for the benefit of Holders of Allowed General Unsecured Claims. To the extent that any payment to be made to a Holder of an Allowed General Unsecured Claim on any Periodic Distribution Date would be in an amount less than $10.00, such payment shall not be made by the Plan Administrator unless a request for such payment is made in writing to the Plan Administrator.
          13.06. Distributions After Disallowance of Disputed General Unsecured Claims. Holders of Allowed General Unsecured Claims that receive an initial distribution after allowance of such Holder’s General Unsecured Claim as set forth in section 13.05 of this Plan, may receive subsequent distributions if and to the extent that other General Unsecured Claims are disallowed or expunged, as follows: on a Periodic Distribution Date, each Holder of an Allowed General Unsecured Claim that has previously received any distributions pursuant to sections 6.04 or 13.05 of this Plan, shall receive a distribution in an amount equal to the difference, if any, between such Holder’s Pro Rata share of the General Unsecured Claim Reserve and the aggregate payments previously paid to such Holder under sections 6.04 or 13.05 of this Plan (excluding interest) and any interest actually earned thereon, (except for a final distribution after all Disputed General Unsecured Claims are either Allowed or expunged) until all Disputed General Unsecured Claims have been Allowed or expunged, in whole or part, and no additional distribution will be made prior thereto. The Plan Administrator may, in its discretion, make each Periodic Distribution Date more frequent than every four (4) months. If after all Disputed Claims are resolved and all distributions are made in accordance with this section 13.06, at least $1,000 remains in the General Unsecured Claim Reserve, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the remaining Cash. If less than $1,000 remains, such amount may be donated to a charity to be designated by the Plan Administrator.
ARTICLE FOURTEEN
PROCEDURES FOR RESOLVING DISPUTED CLAIMS OTHER THAN GENERAL
UNSECURED CLAIMS
          14.01. Objections to Claims; Disputed Claims. Except to the extent that the Debtors or the Reorganized Debtors consent, only the Debtors and the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims, other than General Unsecured Claims, after the Effective Date. Prior to the Effective Date, but after the Confirmation Date, the Reorganized Debtors shall have full authority to file, settle, compromise, withdraw or litigate to judgment objections to General Unsecured Claims. Subject to an order of the Court providing otherwise, the Debtors or the Reorganized Debtors, as the case may be, may object to Administrative Expenses and Claims, other than General Unsecured Claims, by filing an objection with the Court and serving such objection upon the Holder of such Administrative Expense or Claim not later than one hundred and twenty (120) days after the Effective Date or one hundred and twenty (120) days after the filing of a request for payment of an Administrative Expense or the proof of such Claim, whichever is later, or such other date determined by the Court upon motion to the Court, which motion may be made without further notice or hearing.

          14.02. Estimation of Claims. The Debtors or the Reorganized Debtors, as the case may be, may, at any time, request that the Court estimate any contingent or unliquidated Claim, other than General Unsecured Claims, pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim, other than General Unsecured Claims, at any time during litigation concerning any objection to any Claim, other than General Unsecured Claims, including during the pendency of any appeal related to any such objection. Prior to the Effective Date, but after the Confirmation Date, the Reorganized Debtors, in consultation with the Creditors’ Committee, shall have full authority to request that the Court estimate any General Unsecured Claim. In the event the Court estimates any contingent or unliquidated Claim, other than General Unsecured Claims, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims, other than General Unsecured Claims, may be estimated and thereafter resolved by any permitted mechanism. On and after the Effective Date, except to the extent that the Reorganized Debtors consent, or with respect to the fee Claims of Professionals, only the Reorganized Debtors will have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, Administrative Expenses and Claims, other than General Unsecured Claims.
          14.03. Timing of Payments and Distributions with Respect to Disputed Claims other than General Unsecured Claims. Subject to the provisions of this Plan, payments and distributions with respect to each Disputed Claim, other than a General Unsecured Claim, that becomes an Allowed Claim, that would have otherwise been made had such Allowed Claim been an Allowed Claim on the Effective Date, will be made promptly on the next Periodic Distribution Date after such Disputed Claim becomes an Allowed Claim. Holders of Disputed Claims, regardless of whether such Disputed Claims become Allowed Claims, will be bound, obligated and governed in all respects by the provisions of this Plan.
          14.04. Distributions After Allowance of Disputed Claims other than General Unsecured Claims. Distributions to each Holder of a Disputed Claim, other than a General Unsecured Claim, to the extent that such Claim ultimately becomes an Allowed Claim, will be made in accordance with the provisions of this Plan. From and after the Initial Distribution Date, as soon as practicable after the date that the order or judgment of the Court allowing any Disputed Claim, other than a General Unsecured Claim, becomes a Final Order, the Holder of such Allowed Claim shall receive payment from the Reorganized Debtors in accordance with this Plan.
          14.05. Prosecution of Objections. After the Confirmation Date, the Reorganized Debtors, in consultation with the Creditors’ Committee, shall have the authority to file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim, other than a Disputed General Unsecured Claim, without approval of the Court.

ARTICLE FIFTEEN
DISCHARGE, INJUNCTION, RELEASES AND SETTLEMENTS OF CLAIMS
          15.01. Discharge of All Claims and Interests and Releases.
               (a) Except as otherwise expressly provided for in this Plan, the confirmation of this Plan (subject to the occurrence of the Effective Date) will discharge the Debtors and the Reorganized Debtors from any Debt that arose before the Confirmation Date, and any Debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a Proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed and whether or not the Holder of such Claim has voted on this Plan. Confirmation of this Plan shall not discharge any DIP Lender Claims or other Obligations (as that term is defined in the DIP Financing Agreement) under the DIP Financing Agreement unless and until all such DIP Lender Claims and Obligations (as that term is defined in the DIP Financing Agreement) are paid in full, in cash and all Letters of Credit issued in accordance with the DIP Financing Agreement have been terminated or cash collateralized.
               (b) Furthermore, but in no way limiting the generality of the foregoing, except as otherwise specifically provided by this Plan, the distributions and rights that are provided in this Plan will be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of all Claims and Causes of Action against, liabilities of, liens on, obligations of and Old Equity Interests in the Debtors or the Reorganized Debtors or the direct or indirect assets and properties of the Debtors or the Reorganized Debtors, whether known or unknown, regardless of whether a Proof of Claim or Interest was filed, whether or not Allowed and whether or not the Holder of the Claim or Old Equity Interest has voted on this Plan, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Old Equity Interest, in each case regardless of whether a Proof of Claim or Interest was filed, whether or not Allowed and whether or not the Holder of the Claim or Old Equity Interest has voted on this Plan; provided, however, that notwithstanding the foregoing, nothing in this Plan is intended to release any insurer from having to provide coverage under any policy to which the Debtors, the Reorganized Debtors, and/or their current or former officers, directors, employees, representatives, or agents are parties or beneficiaries.
               (c) In addition, but in no way limiting the generality of the foregoing, any Holder of a Senior Secured Note Claim or General Unsecured Claim that votes to accept the Plan will be agreeing to the release provisions of the Plan and will be presumed conclusively to have released the Debtors, the Reorganized Debtors, the Subsidiaries, the Ad Hoc Committee of Secured Noteholders, the Creditors’ Committee, the DIP Lenders, the DIP Financing Agent, the Indenture Trustee, and the present and former members of any of the foregoing (together with the advisory affiliates and advised affiliates of such members), their respective successors, assigns, and each of their respective agents, attorneys, advisors, accountants, financial advisors, and investment bankers, as well as the Debtors’ officers, directors, and employees who hold such positions on the

Confirmation Date, and any Entity claimed to be liable derivatively through any of the foregoing, from any Cause of Action based on the same subject matter as the Claim on which the distribution is received; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct; provided, further, however, that the foregoing releases shall not apply to any Holder of a General Unsecured Claim (i) if such Holder “opts-out” of the releases provided in this section 15.01(c) herein by a written election pursuant to such Holder’s Ballot or (ii) if Class 4 does not accept the Plan.
               (d) Additionally, except as otherwise specifically provided by this Plan or the Confirmation Order, the confirmation of this Plan (subject to the occurrence of the Effective Date) shall act as a discharge and release of all Causes of Action (including Causes of Action of a trustee and debtor in possession under the Bankruptcy Code) of the Debtors and Reorganized Debtors, whether known or unknown, against (in each case, only in the specified capacity): (i) their present and former directors, shareholders, officers and employees, agents, attorneys, advisors, accountants, financial advisors, investment bankers; (ii) the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee, each in such capacity, and their respective present and former members and the present and former affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns of each of the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee and their respective present and former members; (iii) the present and former Holders of the Senior Secured Notes, each in such capacity, and their respective present and former affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns; (iv) the Indenture Trustee and its present and former affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns; (v) the DIP Agent and DIP Lenders and their respective present and former affiliates, officers, directors, shareholders, attorneys, accountants, financial advisors, investment bankers, advisory affiliates, employees, agents, successors and assigns; and (vi) any Entity claimed to be liable derivatively through any of the foregoing (including Claims asserted derivatively on behalf of the Debtors in litigation pending in the United States District Court for the Eastern District of North Carolina, Western Division, captioned Vincent v. Sancilio, et al., Civil Action No. 7:04-CV-166-D). Notwithstanding the generality of the foregoing, nothing in the Plan shall release any claims of any Debtors or Reorganized Debtors, as the case may be, against any Subsidiaries that are not Debtors or Reorganized Debtors, as the case may be; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct.

          15.02. Exculpation. The Debtors, the Reorganized Debtors, the Committees and their present and former members, the Plan Administrator, the Litigation Manager, and the members of the Plan Administration Committee, the DIP Lenders, the DIP Agent, the Indenture Trustee and each of the respective officers, directors, members, employees, and agents, attorneys, advisors, accountants, financial advisors, and investment bankers of the foregoing (including any professionals retained by such Persons or entities) will have no liability for any act or omission in connection with, or arising out of, the pursuit of approval of the Disclosure Statement or this Plan or the solicitation of votes for or confirmation of the Plan, or the consummation of the Plan, or the transactions contemplated and effectuated by the Plan or the administration of the Plan or the property to be distributed under the Plan, or any other act or omission during the administration of the Debtors’ estates or in contemplation of the Chapter 11 Cases except for gross negligence or willful misconduct as determined by a Final Order of the Court, and in all respects, will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that the foregoing releases shall not apply to any person or Entity who, in connection with any act or omission by such person or Entity in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct.
          15.03. Injunction. Sections 15.01, 15.02 and 15.04 of this Plan will also act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim, Interest or Cause of Action satisfied, released or discharged under this Plan.
          15.04. Guarantees and Claims of Subordination.
               (a) Guarantees. The classification and the manner of satisfying all Claims under this Plan takes into consideration (i) the possible existence of any alleged guarantees by the Debtors of obligations of any Entity or Entities, and (ii) that the Debtors may be joint obligors with another Entity or Entities with respect to the same obligation. The Holders of Claims will be entitled to only one distribution with respect to any given obligation of the Debtors.
               (b) Claims of Subordination. Except as specifically provided herein with respect to the subordination of 510(b) Note Claims and Old Equity Interests, to the fullest extent permitted by applicable law, all Claims and Old Equity Interests in the Debtors, and all rights and claims between or among Holders of Claims or Old Equity Interests relating in any manner whatsoever to Claims or Old Equity Interests, based on any contractual or legal rights, will be terminated on the Effective Date in the manner provided in this Plan, and all such Claims, Old Equity Interests and rights so based and all such contractual and legal rights to which any Entity may be entitled will be irrevocably waived upon the Effective Date. To the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Old Equity Interests hereunder will not be subject to levy, garnishment, attachment or like legal process by any Holder of a Claim or Old Equity Interest by reason of any contractual or legal rights, so that, notwithstanding any such contractual or legal rights, each

Holder of a Claim or Old Equity Interest will have and receive the benefit of the rights and distributions set forth in this Plan.
               Pursuant to Bankruptcy Rule 9019, and any applicable state law, and as consideration for the distributions and other benefits provided under this Plan, the provisions of this section 15.04(b) will constitute a good faith compromise and settlement of any Causes of Action relating to the matters described in this section 15.04(b) which could be brought by any Holder of a Claim or Old Equity Interest against or involving another Holder of a Claim or Old Equity Interest, which compromise and settlement is in the best interests of Creditors and Holders of Old Equity Interests and is fair, equitable and reasonable. Pursuant to the Confirmation Order, this settlement will be approved by the Court as a settlement of all such Causes of Action. The Court’s approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state law, given and made after due notice and opportunity for hearing, will bar any such Cause of Action relating to the matters described in this section 15.04(b) which could be brought by any Holder of a Claim or Old Equity Interest against or involving another Holder of a Claim or Old Equity Interest.
          15.05. Survival of Indemnification Obligations. Notwithstanding anything to the contrary contained in this Plan, the Reorganized Debtors shall honor the Debtors’ obligations to indemnify their directors, officers, agents, employees and representatives serving in such capacity on the Confirmation Date pursuant to their respective certificates of incorporation, by-laws, contractual obligations or any applicable laws in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives based upon any act or omission related to service with, for, or on behalf of the Debtors in an aggregate amount not to exceed $3 million (with such individual caps as to be determined by the Debtors in consultation with the Creditors’ Committee and the Ad Hoc Committee of Secured Noteholders), which shall be the total amount available to satisfy any and all indemnification obligations. In consideration of the foregoing, any directors, officers, agents, employees, and representatives of the Debtors that receive indemnification from the Reorganized Debtors under this section 15.05 shall be deemed to release any and all claims, other than Senior Secured Note Claims or claims for salary, employee benefits, vacation, and expense reimbursement, they may have against the Debtors and the Reorganized Debtors, and the present and former members of any of the foregoing (together with the advisory affiliates and advised affiliates of such members), their respective successors, assigns, and each of their respective present and former directors, shareholders, officers, agents, attorneys, advisors, accountants, financial advisors, investment bankers and employees and any Entity claimed to be liable derivatively through any of the foregoing. No officer, director, employee, agent, or representative who, in connection with any act or omission by such person in connection with or relating to the Debtors or their businesses, has been or is hereafter (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct shall be entitled to receive such indemnification. Furthermore, any person who receives indemnification pursuant to this section 15.05 of the Plan and is subsequently (i) indicted or charged with any criminal action, (ii) a person against whom civil charges are brought by the Securities and Exchange Commission, or (iii) found by any court or tribunal to have acted with gross negligence or willful misconduct shall be required to disgorge to the Reorganized Debtors any amounts received pursuant to this section 15.05 of the Plan. Neither the Debtors nor the Reorganized Debtors shall have a General Unsecured Claim by way of subrogation or otherwise for payments made pursuant to this section 15.05. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall honor the indemnification obligations set forth in section 12.15 of the DIP Financing Agreement.
          15.06. Cooperation with Litigation Manager. Notwithstanding anything to the contrary in this Plan, any former director, officer or employee that fails to reasonably cooperate with the Litigation Manager in accordance with section 10.02(a) of this Plan shall not receive the benefit of any of the releases, injunctions, or exculpation provided for in this article 15 of this Plan.
ARTICLE SIXTEEN
CONFIRMATION AND EFFECTIVE DATE
          16.01. Conditions to Entry of the Confirmation Order. The following conditions must occur and be satisfied or waived in accordance with section 16.03 of this Plan by the Debtors on or prior to the Confirmation Date:
               (a) Confirmation Order. The Confirmation Order shall be in form and substance acceptable to the Ad Hoc Committee of Secured Noteholders and the Creditors’ Committee; and
               (b) New Credit Facility Documents. The Debtors must have received a firm written commitment for the New Credit Facility.
          16.02. Conditions to Effective Date. The following conditions must occur and be satisfied or waived in accordance with section 16.03 of this Plan by the Debtors on or before the Effective Date for this Plan to be effective on the Effective Date:
               (a) Confirmation Order. The Confirmation Order shall have become a Final Order;
               (b) Creation of General Unsecured Claim Reserve. Provided that Holders of General Unsecured Claims vote to accept this Plan, the Debtors or the Reorganized Debtors, as the case may be, must have deposited the General Unsecured Cash Amount in the General Unsecured Claim Reserve;
               (c) Creation of the Claims Objection Fund. Provided that Holders of General Unsecured Claims vote to accept this Plan, the Debtors or the Reorganized Debtors, as the case may be, must have deposited the Claims Objection Fund into a segregated interest bearing account in the name and under the control of the Plan Administrator;
               (d) Distribution of New Common Stock. The New Common Stock must have been issued to the Indenture Trustee in accordance with the terms specified herein;

               (e) Authorizations, Consents and Approvals. All authorizations, consents and regulatory approvals in connection with the consummation of this Plan shall have been obtained and not revoked; and
               (f) New Credit Facility Documents. All New Credit Facility Documents shall have been executed and, if applicable, all conditions to the New Credit Facility’s effectiveness, other than the occurrence of the Effective Date, must have been satisfied or waived (with the consent of the Ad Hoc Committee of Secured Noteholders, which consent shall not be unreasonably delayed, conditioned or withheld) pursuant to the terms thereof.
          16.03. Waiver of Conditions. The Debtors or the Reorganized Debtors, as the case may be, with the consent of the Ad Hoc Committee of Secured Noteholders, which consent shall not be unreasonably withheld, may waive one or more of the conditions precedent to the confirmation or effectiveness of this Plan set forth in sections 16.01 and 16.02 of this Plan, other than 16.02(b) and 16.02(c), without any other notice to parties in interest or the Court and without a hearing.
          16.04. Effect of Failure of Conditions. If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 180 days after the date the Court enters the Confirmation Order, or by such later date as is proposed by the Debtors and approved, after notice and a hearing, by the Court, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order will be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to the foregoing provision of this Plan, this Plan will be null and void in all respects, and nothing contained in this Plan will (a) constitute a waiver or release of any Claims against or Old Equity Interests in the Debtors or (b) prejudice in any manner the rights of the Holder of any Claim or Old Equity Interests in the Debtors.
ARTICLE SEVENTEEN
MISCELLANEOUS PROVISIONS
          17.01. Court to Retain Jurisdiction. The business and assets of the Debtors shall remain subject to the jurisdiction of the Court until the Effective Date. From and after the Effective Date, the Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to the Chapter 11 Cases or this Plan pursuant to, and for purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code and for, among other things, to:
               (a) Determine any and all disputes relating to Administrative Expenses, Claims and Old Equity Interests, including the allowance and amount thereof, and any right to setoff;
               (b) Determine any and all disputes among creditors with respect to their Claims;
               (c) Determine any and all disputes relating to the Litigation LLC, the

Plan Administrator and the Plan Administration Committee;
               (d) Determine any and all disputes regarding any assertion of a waiver or relinquishment of any Privilege through the transfer of the Designated Litigation to the Litigation LLC or by sharing any Privileged information with the Litigation Manager, the Plan Administrator, or the Creditors’ Committee;
               (e) Determine any and all objections to cure amounts required pursuant to section 8.02 of this Plan;
               (f) Consider and allow any and all applications for compensation for professional services rendered and disbursements incurred up to and including the Confirmation Date in connection therewith;
               (g) Determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Cases or this Plan;
               (h) Remedy any defect or omission or reconcile any inconsistency in the Plan or the Confirmation Order;
               (i) Enforce the provisions of this Plan relating to the distributions to be made hereunder;
               (j) Issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of this Plan;
               (k) Enforce and interpret any provisions of this Plan;
               (l) Determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan;
               (m) Determine the amounts allowable as Administrative Expenses pursuant to section 503(b) of the Bankruptcy Code;
               (n) Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Sale Transaction and any agreements or documents necessary to effectuate the terms and conditions of this Plan, or any orders entered by the Court during the pendency of the Chapter 11 Cases;
               (o) Hear and determine any issue for which this Plan or any document related to or ancillary thereto requires a Final Order of the Court;
               (p) Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
               (q) Hear and determine any issue related to the composition of the

New Boards of Directors of each of the Reorganized Debtors;
               (r) Hear any other matter not inconsistent with the Bankruptcy Code; and
               (s) Enter a final decree closing the Chapter 11 Cases.
          17.02. Binding Effect of this Plan. The provisions of this Plan will be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, any Holder of a Claim or Old Equity Interest, their respective predecessors, successors, assigns, agents, officers and directors and any other Entity affected by this Plan. Except as expressly set forth herein, nothing in this Plan is intended to affect or will affect any rights or interests of the DIP Lenders or the DIP Financing Agent under the DIP Financing Agreement or the DIP Orders.
          17.03. Nonvoting Stock. In accordance with section 1123(a)(6) of the Bankruptcy Code, the Amended and Restated Certificates of Incorporation will contain a provision prohibiting the issuance of nonvoting equity securities by each of the Reorganized Debtors, subject to further amendment of such Amended and Restated Certificates of Incorporation as permitted by applicable law.
          17.04. Authorization of Corporate Action. The entry of the Confirmation Order will constitute a direction and authorization to and of the Debtors or the Reorganized Debtors, as the case may be, to take or cause to be taken any corporate action necessary or appropriate to consummate the provisions of this Plan prior to and through the Effective Date (including the filing of the Amended and Restated Certificates of Incorporation and dissolution of those Debtors listed in the Plan Supplement which shall be dissolved pursuant to section 9.10 of this Plan), and all such actions taken or caused to be taken will be deemed to have been authorized and approved by the Court. Any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, including the approval of Reorganized aaiPharma’s Amended and Restated Certificate of Incorporation by the requisite number of stockholders of Reorganized aaiPharma, will, as of the Effective Date, be deemed to have occurred and will be effective as provided in the Plan and will be authorized and approved in all respects without any requirement of further action under applicable law, regulation, order, or rule, including any action by the security Holder or directors of the Debtors or the Reorganized Debtors.
          17.05. Withdrawal of this Plan. The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw this Plan. If the Debtors revoke or withdraw this Plan then this Plan will be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person, or an admission against interests of the Debtors, nor shall it prejudice in any manner the rights of the Debtors or any person in any further proceeding involving the Debtors.
          17.06. Captions. Article and Section captions used in this Plan are for convenience only and will not affect the construction of this Plan.
          17.07. Record Date for Voting Purposes. For purposes of determining Holder of Claims and Interests who are entitled to vote on this Plan, the record date shall be the date that the Court enters the Order approving the Disclosure Statement or such other date as determined by the Court in such Order.
          17.08. Method of Notice. All notices required to be given under this Plan, if any, will be in writing and will be sent by first class mail, postage prepaid, or by a nationally recognized overnight courier:
If to the Debtors to:
aaiPharma Inc.
2320 Scientific Park Drive
Wilmington, North Carolina 28405
Attn.: Mr. Matthew Czajkowski
Chief Financial Officer and Chief Administrative Officer
with copies to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980
Attn.: Gary L. Kaplan, Esq.
and
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Attn.: Rebecca L. Booth, Esq.
If to the Creditors’ Committee to:
Reed Smith LLP
1201 Market Street, Suite 1500
Wilmington, Delaware 19801
Attn.: Kurt F. Gwynne, Esq.
and
2500 One Liberty Place
1650 Market Street
Philadelphia, Pennsylvania 19103
Attn.: Claudia Z. Springer, Esq.
If to the Ad Hoc Committee of Secured Noteholders to:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza

New York, New York 10005
Attn.: Dennis F. Dunne, Esq.
Susheel Kirpalani, Esq.
and
Morris, Nichols, Arsht & Tunnell
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
Attn.: Robert J. Dehney, Esq.
If to the DIP Lenders to:
Silver Point Finance, LLC
600 Steamboat Road
Greenwich, Connecticut 06830
Attn.: David Sawyer
with copies to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attn.: James M. Peck, Esq.
and
Young Conaway Stargatt & Taylor LLP
1000 West Street
P.O. Box 391
Wilmington, Delaware 19899
Attn.: Edward J. Kosmowski, Esq.
Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Court. Any and all notices given under this Plan will be effective when received.
          17.09. Dissolution of any Committee. On the Effective Date all Committees, except for the Ad Hoc Committee of Secured Noteholders, will cease to exist and its members and employees or agents (including attorneys, investment bankers, financial advisors, accountants and other professionals) will be released from all further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Cases and no subsequent fees shall accrue to any Committee, including the Ad Hoc Committee of Secured Noteholders, other than in connection with any application for final allowance of compensation and reimbursement of expenses in accordance with section 2.01 of this Plan.
          17.10. Amendments and Modifications to Plan. This Plan may be altered, amended or modified by the Debtors before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.
          17.11. Section 1125(e) of the Bankruptcy Code.
               (a) The Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.
               (b) The Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regards to the distributions under this Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.
          17.12. Post-Confirmation Obligations. The Reorganized Debtors shall pay fees assessed against each of the Debtors’ estates under 28 U.S.C. § 1930(a)(6) until entry of an order closing the respective Chapter 11 Cases.
          17.13. Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of Debtors, which request shall be made in accordance with section 17.10 of this Plan, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
          17.14. Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor or assign of such entity.

Dated: Wilmington, North Carolina
December 1, 2005

Respectfully submitted,

aaiPharma Inc. (for itself and on behalf of
each of the other Debtors)

By:	/s/ Matthew E. Czajkowski

Matthew E. Czajkowski Chief Financial Officer and Chief Administrative Officer

RICHARDS, LAYTON & FINGER, P.A.

/s/ Karen M. McKinley

Mark D. Collins (No. 2981)
Rebecca L. Booth (No. 4031)
Karen M. McKinley (No. 4372)
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

- and -

FRIED, FRANK, HARRIS, SHRIVER
& JACOBSON LLP
Bonnie Steingart, Esq.
Gary L. Kaplan, Esq.
Arik Preis, Esq.
One New York Plaza
New York, New York 10004
Tel: (212) 859-8000
Fax: (212) 859-4000

Co-Counsel for Debtors and Debtors in Possession

APPENDIX D
AAIPHARMA INC. FORM 10-K FOR THE FISCAL YEAR ENDED
DECEMBER 31, 2004
[omitted from exhibit to Current Report on Form 8-K and incorporated by reference therein]

APPENDIX E
AAIPHARMA INC. FORM 10-Q FOR THE QUARTERLY PERIOD ENDED
SEPTEMBER 30, 2005
[omitted from exhibit to Current Report on Form 8-K and incorporated by reference therein]

APPENDIX F
AAIPHARMA INC. FORM 10-Q FOR THE QUARTERLY PERIOD ENDED
JUNE 30, 2005
[omitted from exhibit to Current Report on Form 8-K and incorporated by reference therein]

APPENDIX G
STATEMENT OF THE AD HOC COMMITTEE OF SECURED NOTEHOLDERS IN
SUPPORT OF THE PLAN

AD HOC COMMITTEE OF SENIOR SECURED NOTEHOLDERS
OF AAIPHARMA INC., ET AL., DEBTORS
CHAPTER 11 CASE NO. 05-11.341 (PJW) JOINTLY ADMINISTERED
c/o Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
December 1, 2005

TO:	HOLDERS OF SENIOR SECURED NOTES ISSUED BY AA1PHARMA INC. AND GUARANTEED BY ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION
     The ad hoc committee (the “Ad Hoc Committee”) of Senior Secured Notes (the “Senior Secured Notes”) issued by aaiPharma Inc. (“aaiPharma”) and guaranteed by its affiliated debtors and debtors in possession (together, the “Debtors”) writes to advise you of its determinations as to the Debtors’ First Amended Joint Chapter 11 Plan of even date herewith (the “Plan”). Any capitalized terms used but not defined herein have the meaning ascribed to such term in the Plan.

THE MEMBERS OF THE AD HOC COMMITTEE — WHICH INCLUDES HOLDERS OF A SUBSTANTIAL MAJORITY OF THE SENIOR SECURED NOTES — UNANIMOUSLY SUPPORT THE PLAN AND RECOMMEND THAT HOLDERS OF THE SENIOR SECURED NOTES VOTE TO ACCEPT THE PLAN IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THEIR BALLOTS. Each creditor must, however, make its own independent decision as to whether or not the Plan is acceptable to that creditor before voting to accept or reject the Plan.
     Formulation of Plan. The Plan is the product of extensive arm’s length, good faith negotiations between the Debtors, the Ad Hoc Committee and the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) appointed in the Debtors’ chapter 11 cases. As set forth more fully in the Disclosure Statement accompanying the Plan, the Plan incorporates a settlement and compromise, which resolves potential disputes between the Debtors, the Creditors’ Committee and the Holders of Senior Secured Notes as to the enterprise value of the Reorganized Debtors and also resolves potential causes of action the Creditors’ Committee suggests may exist against the Holders of Senior Secured Notes.
     The Ad Hoc Committee believes, based on the valuation prepared for the Debtors by Chanin Capital LLC (See Disclosure Statement at Art. XIX) and other public representations made by the Debtors during their chapter 11 cases, that the Debtors are incapable of sustaining a full recovery on the Senior Secured Note Claims and cannot, as a matter of applicable law and in accordance with the absolute priority rule, sustain any recovery with respect to the claims of any junior classes of creditors. The Ad Hoc Committee also believes that any potential causes of action suggested by the Creditors’ Committee against Holders of Senior Secured Notes would be meritless.

     However, in an effort to avoid the litigation of these potential disputes and causes of action — which litigation would impose significant cost burdens on the Debtors’ estates, potentially delay the Debtors emergence from chapter 11 and jeopardize all creditors’ recoveries — the Ad Hoc Committee believes that the limited distribution to be made to Holders of Allowed General Unsecured Claims in order to have a Plan that is consented to and agreed upon by all creditor constituencies is appropriate.
     Distributions. Under the Plan, the Holders of Senior Secured Notes will receive 100% of the stock of Reorganized aaiPharma subject to dilution by equity interests that will be issued under a management incentive plan. Holders of Allowed General Unsecured Claims will receive $4 million in cash, rights to proceeds from certain of the Debtors’ pending litigation and up to $200,000 to fund the claims objection and allowance process with respect to General Unsecured Claims. No distribution will be made to Holders of Old Equity Interests and such interests will be extinguished in accordance with the Plan.
     The foregoing description summarizes only certain aspects of the settlement and compromise contained in the Plan and does not constitute any part of, and is not intended as a substitute for, the Disclosure Statement approved by the Court. Creditors should read the Plan and accompanying Disclosure Statement (including, without limitation, all of the risk factors set forth therein) in their entirety before voting on the Plan.

APPENDIX H
STATEMENT OF THE CREDITORS’ COMMITTEE IN SUPPORT OF THE PLAN

Official Committee of Unsecured Creditors of
aaiPharma, Inc.
c/o Reed Smith LLP
1201 Market Street
Wilmington, Delaware 19801
December 5, 2005
To the Unsecured Creditors of aaiPharma, Inc.
     We serve as legal counsel to the Official Committee of Unsecured Creditors (the “Committee”) in the jointly administered chapter 11 bankruptcy cases of aaiPharma, Inc. and its debtor affiliates (the “Debtors”) which cases were filed in the United States Bankruptcy Court for the District of Delaware on May 10, 2005. The Committee members were selected by the United States Trustee from the 20 largest unsecured creditors of the Debtors. The Committee (which was originally comprised of 5 members but is currently comprised of 4 members) was appointed by the United States Trustee on May 24, 2005. The Committee and the United States Bankruptcy Court authorized us to send you this letter.
     The Committee has taken an active role in the Debtors’ chapter 11 bankruptcy cases. With the assistance of its legal advisors (Reed Smith LLP) and financial advisors (J.H. Cohn LLP), the Committee consulted with the Debtors on the administration of the case and their business operations; investigated the acts, conduct, assets, liabilities, and financial condition of the Debtors, investigated the Claims and liens held by the Debtors’ bank lenders and bondholders against the Debtors and their assets, evaluated the operation of the Debtors’ current and future business, and matters relevant to the bankruptcy case; and actively participated in the sale of the Debtors’ pharmaceutical business (which sold for an amount significantly greater than the original stalking horse bid) and the formulation of the plan of reorganization for the Debtor’s remaining development services and clinical trials’ business.
     In connection with the Committee’s investigation of liens and claims held by the Debtors’ bank lenders and bondholders, the Committee’s advisors reviewed tens of thousands of pages of documents and written correspondence, including electronic mail, obtained through discovery served upon the various banks and trustees representing the bank lender group or the bondholders, as the case may be. In addition, the Committee’s representatives had discussions with various officers and advisors to the Debtors to determine whether any causes of action existed with respect to the Debtors’ bank lenders or the bondholders. The result of this extensive investigation by the Committee’s advisors was that the claims of the bank lenders and bondholders appeared valid and the liens and security interests securing such claims appeared valid and unavoidable. At no time did any officer or director of the Debtors advise the Committee or its advisors of any claim or cause of action the Debtors had or may have against their bank lenders or the bondholders. Furthermore, the Committee requested and obtained several extensions of the deadline within which to bring claims against the bank lenders and

December 5, 2005

bondholders, but ultimately allowed the deadline for bringing claims and lien challenges to pass in that no viable claims were discovered.
     As discussed in the attached Disclosure Statement, the Debtor’s First Amended Plan of Reorganization (the “Plan”) provides a fund of $4.0 million for pro rata payment of unsecured creditors’ allowed claims and a fund of $200,000 to fund the claims’ objection process. Furthermore, the Plan provides that certain causes of action are being transferred by the Debtors (who are the plaintiffs in such actions) to a limited liability company (the “Litigation LLC”) for the benefit of the Debtors’ unsecured creditors. The Bankruptcy Court has scheduled a hearing to begin at 10:30 a.m. on January 18, 2006 to consider confirmation of the Plan.
     While creditors in this case may receive a 10% to 15% distribution on their allowed unsecured claims (plus the proceeds, if any, of litigation transferred to the Litigation LLC as discussed in the Disclosure Statement), the Committee believes that such distribution is reasonable under the circumstances of these cases. The Debtors retained Chanin Capital Partners LLC (“Chanin”) to conduct a valuation of the Debtors as going concerns and to prepare a report regarding that valuation (the “Chanin Report”). The Chanin Report (based upon the Debtors’ financial projections prepared in August, 2005) concludes that the Debtors’ enterprise value is between $146 million and $181 million, amounts insufficient to cover the Debtors’ secured debt plus interest (equal to approximately $200 million) plus administrative expense claims of approximately $12 million — $15 million, all of which are entitled to full payment before general unsecured creditors receive anything.
     In order for these estates to be solvent (which then would entitle current shareholders to receive a distribution) the Debtors would have to have a going concern value of approximately $250 million. The Committee’s financial advisor, JH Cohn LLP, reviewed in depth the Chanin Report and also conducted its own analysis as to the value of the Debtors as going concerns. While the Committee’ s valuation expert valued the Debtors at a number somewhat higher than the amount designated in the Chanin Report, the Committee concluded, based upon such valuation, that the settlement reached between the Committee and the Debtors (and the bondholders) was reasonable under the circumstances. The Committee was convinced that litigation of this issue was more likely than not to result in an outcome for unsecured creditors less beneficial than the settlement that was ultimately negotiated. This determination was supported by the fact that the Debtors’ actual financial results, since the date of the Chanin Report, were poorer than even those projected by the Debtors in August, 2005.
One of the Debtors’ shareholders and directors, Dr. Sancilio, who was a founder of the Debtors and an officer of the Debtors for many years, has alleged that the Debtors’ estates are solvent and that the value of the Debtors (on a going concern basis) is more than sufficient to pay all of their creditors in full and provide a distribution to equity holders. Unfortunately, Dr. Sancilio lacks any evidence to support his theory and has failed to come up with a lender or lenders willing to fund a plan in an amount sufficient to pay off the secured creditors in these cases with interest,

December 5, 2005

and to pay the administrative claims and unsecured creditors in full. Dr. Sancilio has also failed to produce a buyer for the Debtors willing to pay the amount required so that Debtors’ current shareholders would receive any distribution from these estates. The so-called expert report prepared by Dr. Sancilio’s valuation expert, Dan Scouler (“Mr. Scouler”) of Scouler Andrews LLC, is based upon information which, in certain respects, is outdated and in other respects is simply wrong. For example, the Debtors’ actual financial results (which followed the date of the Scouler Report) were poorer than even those projected by the Debtors. Secondly, Mr. Scouler failed to include in his claims analysis millions of dollars of filed claims (which if allowed, dramatically increase the pool of unsecured claims in this case over the amount assumed by Mr. couler in his report), any administrative expense claims (estimated by the Debtors to be $12 million-$15 million) or interest on the bondholders’ claims. Even though the Committee would have preferred for Dr. Sancilio’s theory to be correct (in that it would allow for full payment to unsecured creditors), for the various reasons set forth in this letter as well as others, the Committee concluded that Dr. Sancilio’s position is simply wrong.
     Even though the secured creditors believed that they were undersecured (and the Chanin Report appears to support their view) and thus that the unsecured creditors were entitled to absolutely no recovery, the Committee obtained a significant payment for the unsecured creditors along with the possibility of obtaining additional funds for its constituents through the prosecution of certain causes of action transferred to the Litigation LLC. Furthermore, the secured creditors waived any deficiency claim that they may have asserted which, if allowed, would have increased the amount of unsecured claims overall and thus, decreased the payment to individual unsecured Creditors. Lastly, the Committee negotiated for a waiver of avoidance actions (which is fairly common in reorganizing chapter 11 cases) so that many of the Debtors’ unsecured creditors, who already sustained significant losses in these cases, are not compelled to return whatever payments they did receive from the Debtors within the ninety days preceding the Debtors’ bankruptcy filing. Insiders such as Dr. Sancilio also benefit from this waiver in that many of them received substantial payments within the one-year prior to the bankruptcy filing date (which may be subject to avoidance under the Bankruptcy Code), and, if the plan is confirmed, they will not be required to return such payments to the Debtors’ estates.
     Based upon the foregoing, the Committee supports the Plan and encourages all unsecured creditors to vote to accept the Plan. We strongly urge you to vote in favor of the Plan.
     The Plan and Disclosure Statement and accompanying documents and exhibits are complicated legal documents, setting forth in detail the interests and rights of various classes of creditors and interest holders under the Plan. They contain various provisions which could impact your rights, such as releases and other provisions. The Committee and its advisors are not certifying the accuracy of these documents, and this letter constitutes only a general summary of important terms of the Plan and Disclosure Statement. We recommend that you read these documents carefully and consult with your own counsel or financial advisors before

December 5, 2005

voting on the Plan. The Plan and Disclosure Statement were authored by the Debtors and, certain parts of those documents do not reflect the views of the Committee or its professionals. Notwithstanding the foregoing, based upon its analysis of the Debtors and their financial condition, the Committee and its professionals believe that the Plan affords unsecured creditors a favorable recovery and is fair in its treatment of the unsecured creditors. The Committee recommends that you vote to accept the Plan by executing and returning the enclosed Ballot in accordance with the accompanying instructions, so that your original ballot is received by January 8, 2006.
     If you have any questions with respect to the Committee’s recommendation, please feel free to contact the Committee’s advisors at the addresses below.

Sincerely yours,

Reed Smith LLP

Counsel to Official Committee Of Unsecured
Creditors Of aaiPharma, Inc.

By:

Reed Smith LLP		J.H. Cohn LLP

1201 Market Street		333 Thornall Street
Suite 1500		6th Floor
Wilmington, DE 19801		Edison, NJ 08837
Attn: Kurt F. Gwynne, Esquire	Attn:	Howard Konicov
Adam Hanover
2500 One Liberty Place
1650 Market Street		Financial Advisor to the Official Committee of
Philadelphia, PA 19103-7301		Unsecured Creditors of aaiPharma, Inc.
Attn: Claudia Z. Springer, Esquire

Counsel to the Official Committee of
Unsecured Creditors of aaiPharma, Inc.

APPENDIX I
POSITION STATEMENT OF DR. FREDERICK D. SANCILIO

Position Statement — Dr. Frederick D. Sancilio
The following (this “Position Statement”) reflects the position of Dr. Frederick D. Sancilio (“Dr. Sancilio”) in his capacity as a shareholder and creditor of aaiPharma, Inc. (“aaiPharma” or the “Company”). This Position Statement does not reflect the views of the Company or any of the Debtors.
Dr. Sancilio is the founder of aaiPharma, its former CEO and one of the Company’s largest shareholders (he owns approximately 21% of the Company’s issued and outstanding shares). Dr. Sancilio is also a current member of the Company’s Board of Directors. There are approximately 5,200 holders of the Company’s publicly held common stock, which shares were traded on NASDAQ until April 18, 2005, which was approximately three weeks prior to the commencement of the Debtors’ chapter 11 cases (the “Cases”).
Dr. Sancilio has filed a motion with the Bankruptcy Court (the “Equity Committee Motion”) for an order directing the appointment of an equity committee in the Debtors’ Cases. A copy of the Equity Committee Motion (and exhibits thereto) (Docket No. 665) can be obtained from the Clerk of the Bankruptcy Court or by request to Bankruptcy Services, LLC, Attn: Bob Saraceni (646) 282-2543, bsaraceni@bsillc.com.
As set forth in the Equity Committee Motion, Dr. Sancilio submits that the Debtors’ going concern value for its remaining core Development Services business is in the range of between $238.5 million and $284.5 million, which he believes would permit the payment in full of all allowed claims against the Company (including unsecured claims), as well as provide a substantial recovery to the Company’s public shareholders. Such valuation is based on July 2005 projections that were prepared by the Company’s management (the “July Projections”) and the valuation report of the Company (the “Scouler Report”) prepared by Dr. Sancilio’s valuation expert, Scouler Andrews LLC (“Scouler Andrews”). This valuation is in stark contrast to the valuation of the Company contained in the Debtors’ Disclosure Statement. The Debtors’ valuation contained in the Disclosure Statement is approximately $100 million less than the valuation of the Company in the Scouler Report. Both the July Projections and the Scouler Report are available for your review, and are attached as exhibits to the Equity Committee Motion as set forth above.
The Debtors’ valuation contained in the Disclosure Statement is based on (i) the Company’s management’s revised projections prepared in August 2005 (the “August Projections”) and (ii) the valuation report prepared by the Debtors’ valuation expert, Chanin Capital Partners LLC (the “Chanin Report”). In contrast to the Scouler Report (based on the July Projections), the Chanin Report (based on the Company’s management’s revised August Projections) concludes that the Debtors’ going concern value is in the range of between $146 million and $180.1 million. Scouler Andrews has reviewed the Chanin Report and determined that such report is materially incorrect in several respects, including the methodology adopted and assumptions used in calculating their proposed valuation of the Company. Because the Debtors’ Plan provides for the allowance of the Senior Secured Notes in the approximate amount of $187 million, the Debtors adopt the position in their Disclosure Statement for Debtors’ First Amended Joint Chapter 11 Plan (the “Disclosure Statement”) that there is no residual value available for distribution to unsecured creditors and shareholders. Thus, the Debtors’ Joint Chapter 11 Plan (as amended, the “Plan”) provides, among other things, for the holders of the Senior Secured Notes to obtain 100% of the newly issued shares of reorganized aaiPharma.
Simply put, Dr, Sancilio submits the difference in valuations between the materially incorrect Chanin Report and the Scouler Report is the difference between the Debtors’ unsecured creditors and public shareholders being “in the money” and entitled to substantial distributions in these Cases versus the Debtors’ current decision to simply hand the Company over to the holders of the Senior Secured Notes under the Plan. The Equity Committee Motion challenges the Debtors’ valuation contained in the Disclosure Statement and the Chanin Report as substantially undervaluing the Company by failing to reflect the fair valuation of the Company’s remaining core Development Services business.
Additionally, less than five months ago, the Debtors sold their non-core Pharmaceuticals Division to Xanodyne Pharmaceuticals, Inc. (“Xanodyne”) pursuant to court-approved competitive bidding procedures and an auction resulting in a purchase price of approximately $210 million (the “Xanodyne Sale”). Indeed, the Debtors note in their Disclosure Statement that the Xanodyne Sale (§ 3.03) was the result of the Debtors’ engagement of Rothschild, Inc. (“Rothschild”) as their investment banker, who actively marketed the Debtors’ Pharmaceuticals Division to 97 buyers, of which 47 signed confidentiality agreements and received informational memorandums. Of these 47, 16 entities submitted “first round” bids and proceeded to conduct due diligence over a three month period from December 2004 through February 2005. Clearly, there was substantial buyer interest in the Pharmaceuticals Division and, in fact, the Debtors note in their Disclosure Statement
(§ 4.05) that the Xanodyne Sale resulted in a $40 million premium over the original “stalking horse” bid by Xanodyne.
Notwithstanding the fact that the recent sale of the Debtors’ non-core Pharmaceuticals Division generated substantial buyer interest and resulted in a $40 million premium over the “stalking horse” bid as a result of a bankruptcy auction in these Cases, the Debtors have chosen not to market test their core Development Services business pursuant to a court-approved competitive bidding process, similar to the Xanodyne Sale. Indeed, although the Debtors have retained in these Cases three of the largest financial advisory and investment banking firms in the country - including Rothschild, Chanin and FTI Consulting, Inc. (“FTI”) — the Debtors will not seek to sell Development Services but rather will simply hand the Company over to the holders of the Senior Secured Notes under the Plan. The Debtors’ decision is particularly disturbing in light of the fact that the Senior Secured Notes are trading at or near par in contemplation of the proposed Plan (strongly suggesting that the public trading market places a value on the Development Services business of at least $187 million).
In addition, the Official Committee of Unsecured Creditors (the “Committee”) is supporting the Debtors’ Plan and has negotiated a settlement with the Debtors and the Ad Hoc Committee of Senior Secured Noteholders (the “Settlement”), pursuant to which there will be a small payout to the Debtors’ unsecured creditors under the Plan. The Committee also filed an opposition to the Equity Committee Motion arguing, among other things, that “based on its own extensive investigation, valuation and analysis of the Debtors’ pre-petition, post-petition and future financial condition, the Committee accepts the view that the Debtors’ enterprise value is only sufficient to pay the Debtors’ secured creditors in full and provide a partial recovery for the Committee’s constituents (the Debtors’ unsecured creditors), leaving the Old Equity with nothing.” The Disclosure Statement (§ 1.03), however, states that the Committee “has asserted that the enterprise value of the Reorganized Debtors is greater than the value of the Debtors and the allocation of the consideration to be distributed in connection with the reorganization of the Debtors.”
In short, Dr. Sancilio strongly opposes the Plan, and urges you to vote against the Plan, because he believes the Debtors are substantially undervalued pursuant to the Plan, the Disclosure Statement and the Chanin Report. As a result, Dr. Sancilio submits the holders of the Senior Secured Notes will obtain a windfall recovery under the Plan far in excess of the allowed amount of their claims to the detriment of the Company’s unsecured creditors and shareholders. Dr. Sancilio submits the Equity Committee Motion is necessary to ensure adequate representation of the Company’s public shareholders in these Cases, whose shares in the Company will be cancelled under the proposed Plan, and to permit an official equity committee to have a meaningful involvement in the reorganization plan process. The Bankruptcy Court has scheduled hearings on the Equity Committee Motion for December 19 and 20, 2005.

APPENDIX J
DEBTORS’ RESPONSE TO POSITION STATEMENT OF
DR. FREDERICK D. SANCILIO

Debtors’ Response to Position Paper Filed by Dr. Frederick D. Sancilio
     The Debtors have afforded all parties-in-interest in these Chapter 11 Cases the opportunity to have their views on the Debtors’ chapter 11 Plan included as part of the Disclosure Statement. The position paper of Dr. Frederick D. Sancilio (“Dr. Sancilio”) is included in the Disclosure Statement. While the Debtors believe that the Disclosure Statement presents a detailed summary of the benefits afforded to all creditors and the reasons why creditors should vote to accept the Plan, the Debtors believe it is necessary to correct certain factual inaccuracies contained in Dr. Sancilio’s Statement.
     Prior to the Filing Date, the Debtors analyzed various potential options with regard to the future of the Debtors’ business operations, including whether to sell either the Debtors’ pharmaceutical assets or the Debtors’ Development Services business, whether to keep both of these divisions, or whether to sell both of these divisions. In conducting this analysis, members of the Debtors’ senior management, as well as at least one member of the Board of Directors of aaiPharma — i.e. Dr. Sancilio — had discussions with equity investors in order to interest them in making an investment in or acquiring a controlling interest in the Debtors’ business. The Debtors did not receive any proposals to purchase the Development Services business and none of the discussions with the investors yielded any actionable proposals. As discussed in detail in the Disclosure Statement, the Debtors received significant interest from potential acquirors in purchasing the Debtors’ pharmaceutical assets. As a result, the Debtors determined, after discussion with the Debtors’ Pre-Petition Credit Agreement Lenders and the Ad Hoc Committee of Secured Noteholders, that it made the most economic sense to divest the Debtors’ pharmaceutical assets and reorganize the Debtors’ Development Services business.
     Since the Filing Date, the Debtors have focused on reorganizing around their Development Services business. At all times, however, had there been any offers to acquire the Debtors’ Development Services business, the Debtors would have fully considered them and would have acted upon any offer that maximizes the value of the Debtors’ enterprise. The Debtors have not received any offers to acquire the Development Services business and the Debtors believe that at this time, a stand alone reorganization as contemplated by the Plan maximizes the value of the Debtors’ estates. In light of the Debtors’ financial difficulties, the Debtors’ business has suffered. The Development Services business has significantly less backlog than it has had in the past, and the Debtors’ sales force has been significantly depleted and is in the process of being rebuilt. Moreover, the Debtors’ ability to win new business has been hampered. In light of these and other factors, the Debtors believe that the Debtors would receive a “distressed” price for their business and that it is not the time to attempt to sell the Development Services business. Moreover, the Debtors believe that putting the Development Services business up for an auction would result in delay and uncertainty and would irreparably harm the Debtors’ business. In light of these facts, the Debtors key creditor constituents agree with the Debtors and do not support a sale of the Debtors’ business.
     With respect to the valuation report prepared by Scouler Andrews LLC (“Scouler Andrews”) for Dr. Sancilio, the Debtors believe that the valuation analysis conducted by Scouler Andrews is based upon projections that Debtors’ Board and management do not believe are reasonable or feasible, has numerous errors and fails to use commonly accepted valuation methodologies. All General Unsecured Creditors should understand that if they vote to reject the Plan and the Court determines that the Debtors’ valuation is correct, General Unsecured Creditors will likely receive no recovery under the Plan.
     Additionally, even if the Court agrees with Dr. Sancilio’s valuation, because the Senior Secured Noteholders have liens on substantially all of the assets of the Debtors, unless the Debtors are able to pay the Senior Secured Noteholders the full amount of their claims in cash, the Debtors will not be able to confirm a Plan absent a consensual arrangement with the Senior Secured Noteholders. In the event that the Court finds the current Plan is not confirmable, it may be difficult to formulate, given the decline of the Debtors’ business, another consensual plan of reorganization that will provide at least the same recovery to holders of General Unsecured Claims as the current Plan. Unless a third party is willing to pay in excess of $200 million in cash for the Debtors business, the Senior Secured Noteholders would be able to acquire the Debtors and Unsecured Creditors may not receive a recovery.

APPENDIX K
DEBTORS’ MONTHLY OPERATING REPORT FOR THE MONTHLY PERIOD
OCTOBER 1, 2005 THROUGH OCTOBER 31, 2005

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:		)	Chapter 11
)
		)	Case Nos. 05-11341 through 05-11345 and
AAIPHARMA INC., et al.,		)	05-11347 through 05-11350 (PJW)
)
	Debtors.	)	Jointly Administered
)

GLOBAL NOTES AND STATEMENTS OF LIMITATIONS,
METHODOLOGY, AND DISCLAIMER REGARDING DEBTORS’ SIXTH
MONTHLY OPERATING REPORT
     The Sixth Monthly Operating Report (the “Sixth Operating Report”) filed by aaiPharma Inc. (“AAI”) and 8 of its direct subsidiaries and affiliates (each a “Debtor” and collectively the “Debtors”)1 whose chapter 11 cases (the “Chapter 11 Cases”) are jointly administered under the above-captioned case, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), were prepared by management of the Debtors and are unaudited. The Sixth Operating Report remains subject to further review and verification by the Debtors. Subsequent information may result in material changes in financial and other data contained in the Sixth Operating Report. Although every effort has been made to ensure the accuracy and completeness of the Sixth Operating Report, because the information in the monthly operating reports has not been audited, there can be no assurance that this Sixth Operating Report is complete. The Debtors undertake no obligation to update or revise the Sixth Operating Report; rather, any changes will be reflected in future Monthly Operating Reports. These Global Notes and Statement of Limitations, Methodology, and Disclaimer Regarding Debtors’ Sixth Monthly Operating Report (the “Global Notes”) are incorporated by reference herein, and comprise an integral part of the Sixth Operating Report, and should be referred to in connection with any review of the Sixth Operating Report. The draft financial information contained herein is preliminary and intended solely for use by the United States Trustee for the District of Delaware (the “United States Trustee”) pursuant to Rule 2015(a)(5) of the Federal Rules of Bankruptcy Procedure.
     The Debtors have filed five previous monthly operating reports. The Debtors filed their first monthly operating report, on July 1, 2005, for the period between the Petition Date (as defined below) and May 31, 2005 (the “First Monthly Operating Report”). As indicated in the Global Notes to the Debtor’s First Monthly Operating Report, the Debtors undertook a revision of the First Monthly Operating Report, and as such, filed a revised First Monthly Operating Report concurrently with the Second Monthly Operating Report (as defined herein). The

[1]	The Debtors are the following entities: AAI, Applied Analytical Industries Learning Center, Inc., AAI Properties, Inc., AAI Technologies, Inc., AAI Japan, Inc., aaiPharma LLC, AAI Development Services, Inc. (Delaware), AAI Development Services, Inc. (Massachusetts) and Kansas City Analytical Services, Inc.

Debtors filed their second monthly operating report, on July 27, 2005, for the period between June 1, 2005 and June 30, 2005 (the “Second Monthly Operating Report”).
     Based upon information made known to the Debtors after filing their Second Monthly Operating Report, the Debtors revised the Second Monthly Operating Report. As such, a revised version of the Second Monthly Operating Report (the “Revised Second Monthly Operating Report”) was filed concurrently with the Debtors’ third monthly operating report, for the period between July 1, 2005 and July 31, 2005 (the “Third Monthly Operating Report”) on August 19, 2005. The Debtors filed their fourth monthly operating report, for the period between August 1, 2005 and August 31, 2005 (the “Fourth Monthly Operating Report”) on September 20, 2005. The Debtors filed their fifth monthly operating report, for the period between September 1, 2005 and September 30, 2005 (the “Fifth Monthly Operating Report”) on October 20, 2005.
     As noted herein, since the filing of the Debtors’ Fifth Monthly Operating Report, the Debtors filed their Form 10-Q Quarterly Reports with the Securities and Exchange Commission for the periods ending June 30, 2005 and September 30, 2005 on November 9, 2005. As set forth in those Quarterly Reports, the Debtors made certain non-cash adjustments to their financial reporting. Rather than re-state all of the Debtors’ previous Monthly Operating Reports, the Debtors have instead included information in this Sixth Monthly Operating Reports on these non-cash adjustments (see section 15 for further details).
1. Description of the Cases and “As Of” Information Date.
     On May 10, 2005 (the “Petition Date”), each Debtor filed a voluntary petition with the Bankruptcy Court for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101—1330 (the “Bankruptcy Code”). The Chapter 11 Cases have been consolidated for the purpose of joint administration under case number 05-11341 (PJW). The Debtors are currently operating their businesses as debtors in possession pursuant to the Bankruptcy Code.
     On November 4, 2005, the Debtors filed their joint chapter 11 plan (the “Plan”) and corresponding disclosure statement (the “Disclosure Statement”). The Bankruptcy Court has scheduled a hearing to approve the Disclosure Statement for December 2, 2005.
2. Claims in the Chapter 11 Cases
     As a result of the Debtors’ filing for relief under chapter 11, the Debtors are entitled to various protections under the Bankruptcy Code, including an automatic stay, which subject to certain exceptions, prohibits creditors from taking actions to collect or enforce claims against the Debtors during the pendency of the Chapter 11 Cases.
     On June 24, 2005, each of the Debtors filed their Schedules of Assets and Liabilities and Statement of Financial Affairs, which set forth the assets and liabilities of each of the Debtors as of the Petition Date as shown by the Debtors’ accounting records. Differences between the amounts shown by the Debtors and claims filed by creditors will be investigated and, if necessary, unresolved disputes will be determined by the Bankruptcy Court.

2

     On June 27, 2005, the Bankruptcy Court entered an order establishing a general bar date of August 19, 2005 and a governmental unit bar date of November 7, 2005. Bankruptcy Services LLC, the court-approved claims agent is maintaining a register of all claims. At this time, although the Debtors have begun a preliminary analysis of the claims filed as of the general bar date, it is not possible to estimate the value of the claims that will ultimately be allowed by the Bankruptcy Court due to the uncertainties of the chapter 11 process and the current stage of the Chapter 11 Cases.
     As stated above, on November 4, 2005, the Debtors filed their Plan and accompanying Disclosure Statement with the Bankruptcy Court. As set forth in the Disclosure Statement, the Debtors estimate the value of claims in each class under the Plan as follows:2

	Amount Claimed	Amount Estimated
Class 1 (Priority Claims)	$1,600,000.00	$68,000
Class 2 (Miscellaneous Secured Claims)	$2,500,000	$1,300,000
Class 3 (Senior Secured Note Claims)	$187,811,020.83	$187,811,020.83
Class 4 (General Unsecured Claims)	$65,827,000.00	$25-40 million
Class 5 (Convenience Claims)	approximately $14,000.00	approximately $14,000.00
     Under the Bankruptcy Code, the Debtors may assume or reject executory contracts, including real estate leases, employment contracts, personal property leases, service contracts, and other unexpired executory pre-petition contracts, subject to Bankruptcy Court approval. Parties affected by these rejections may file claims with the Bankruptcy Court in accordance with the Bankruptcy Code. In connection with the Debtors’ reorganization, the Bankruptcy Court has already approved the rejection of certain executory contracts and unexpired real estate leases. The Debtors have neither calculated the damages arising from the rejection of these agreements nor are they able to presently determine or reasonably estimate the ultimate liability that may result from the filing of claims for all contracts that may be rejected.
3. Bankruptcy Costs and Fees.
     In conjunction with the Chapter 11 Cases, the Debtors will incur certain costs and fees. The Debtors are also currently aware of certain success and transaction fees that could be paid to representatives of the Debtors and the ad hoc committee of bondholders both during the Chapter 11 Cases as well as before or upon the Debtors’ emergence from bankruptcy.

[2]	A more detailed description and explanation of classes of claims and estimated amounts of claims in each class can be found in the Disclosure Statement.

3

4. Basis of Presentation.
     Each Debtor’s fiscal year ends on December 31 of each year. All data and information contained in the Sixth Operating Report is as of the close of business on October 31, 2005, unless otherwise noted. For financial reporting purposes, the Debtors prepare consolidated financial statements that are audited annually. The Sixth Operating Report is unaudited and reflects the Debtors’ best efforts to report the assets and liabilities of each Debtor on an unconsolidated basis and should be read in conjunction with AAI’s Form 10-K for the Year Ended December 31, 2004 and Form 10-Q for the Quarterly Period Ended September 30, 2005 and other periodic filings with the U.S. Securities and Exchange Commission. This Sixth Operating Report neither purports to represent financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) nor is it intended to fully reconcile to the Debtors’ financial statements. Financial activity of non-Debtor entities is not presented herein.
     The accompanying unaudited consolidated financial statements contained in the Sixth Operating Report have been prepared on a going concern basis, which assumes the realization of assets and the payment of liabilities in the ordinary course of business, and do not reflect any adjustments that might result if the Debtors are unable to continue as a going concern. As a result of the Chapter 11 Cases, the Debtors may take, or may be required to take, actions that may cause the assets to be realized, or liabilities to be liquidated, for amounts other than those reflected in the accompanying unaudited consolidated financial statements.
     The statement of operations portrays the results of operations of each Debtor during the Chapter 11 Cases. In this Sixth Operating Report, the Debtors have not separately identified reorganization items. The Debtors intend to report any revenues, expenses, realized gains and provisions resulting from the reorganization separately as reorganization items in subsequent monthly operating reports.
     While a single monthly operating report is being filed, the Sixth Operating Report includes detailed income statement and balance sheet information for all individual Debtor entities. This format has been agreed to by the United States Trustee.
     The Debtors’ November 2005 Operating Report will be filed on or before December 20, 2005.
5. Book Value.
     Unless otherwise noted, each asset and liability listed on the Sixth Operating Report is shown on the basis of the net book value recorded in the applicable Debtor’s books and records which may or may not be reflective of its current market value.
6. Maintenance of Books and Records.
     Although the Debtors maintain books and records by legal entity, there may be instances in which a Debtor/legal entity that is not party to a specific contract reflects the contractual

4

activity of that contract on its books and records instead of the books and records of the Debtor/legal entity that is party to that contract. Each of the Debtors has made its best effort to report asset, liability, disbursement, and other information on the Sixth Operating Report.
7. Cash Management and Inter-Company Transfers and Balances.
     In order to manage receipts and disbursements, and in order to control cash management, the Debtors use a centralized cash management system pursuant to which all of the Debtors’ cash is consolidated in central commingled accounts maintained by AAI. A significant majority of disbursements made by the Debtors are made by AAI from the central commingled accounts, including payments on behalf of other Debtors. The only other debtor entities that make disbursements are AAI Development Services, Inc. (MA), AAI Technologies, Inc. and AAI Japan, Inc. The schedule of cash receipts and disbursements includes an estimate of aggregate amounts paid by AAI on behalf of other Debtors.
8. Recognition of Post-Petition Financing.
     Although the Debtors’ obligation under their post-petition credit facility (the “DIP Credit Facility”) is recognized on the unconsolidated balance sheets to the Sixth Operating Report as a long term debt liability of, and is allocated between, aaiPharma LLC and AAI, each of the Debtors is jointly and severally liable as a co-obligor under this facility.
     On July 25, the Debtors completed the sale of substantially all of their pharmaceutical assets (the “Sale”) to Xanodyne Pharmaceuticals, Inc (“Xanodyne”) (see section 14 for further details related to the Sale). The Debtors used a portion of the proceeds from this sale to retire the $180 million term loan portion (the “DIP Term Loan”) of their DIP Credit Facility and to reduce to zero the amount outstanding under the revolving loan portion (the “Revolver”) of their DIP Credit Facility. The Debtors continue to have full access to the $30 million available under the Revolver. As of October 31, $2 million was drawn under the Revolver.
9. Intercompany Liabilities.
     Intercompany liabilities are listed in the financial statements of each of the Debtors responsible for the satisfaction of such intercompany liabilities as liabilities subject to compromise. However, intercompany receivables are not listed as assets on the financial statements of the corresponding Debtor entitled to receive payment on account of such intercompany liability. Rather, the Debtor entitled to receive payment on account of a given intercompany receivable only uses this amount to reduce the aggregate amount of its intercompany liabilities. In that regard, to the extent that the aggregate amount of a given Debtor’s intercompany receivables exceeds its intercompany liabilities, such amount would appear on the financial statements of such entity as a negative liability.
10. Payments to non-Debtor Subsidiary.
     The Debtors’ European subsidiaries in Germany (collectively, the “German Subsidiary”) perform substantial amounts of development services work that provides a valuable benefit to the

5

Debtors’ estates. In the ordinary course, when the German Subsidiary performs such work, it invoices the Debtors for the work performed. The Debtors pay the full amount of the invoice from a concentration account to an account held by their European non-Debtor subsidiaries. Although in the ordinary course the Debtors expect the German Subsidiary to be self-funding, in the event it requires additional funds to pay operating costs and for general corporate funding purposes, the Debtors’ postpetition lender has agreed to permit the Debtors to transfer up to $500,000 (excluding advances of payroll in the ordinary course and the payment of any invoices, which are permitted by the Debtors’ postpetition lender) to the German Subsidiary over the next 12 months. The Debtors have been authorized to make all such payments pursuant to the Interim, Further Interim, and Final Orders Pursuant to Sections 105(a), 345 and 363(b) of the Bankruptcy Code Authorizing Debtors to (I) Continue Using a Centralized Cash Management System, Including Permitting the Continued Practice of Intercompany Transfers, (II) Maintain Prepetition Bank Accounts, (III) Use Existing Business Forms, Stationery and Checks, and (IV) Invest in a Money Market Account, entered May 11, 2005, June 6, 2005, and June 27, 2005, and July 18, 2005 respectively.
11. Accounting for Post-Petition Invoices.
     Certain invoices received by the Debtors after the Petition Date may relate to transactions that occurred both prior to and after the Petition Date. The Debtors have and continue to conduct a review of such Invoices and such Invoices are now posted in the Debtors’ accounts payable system as two separate entries, i.e. pre-petition invoices and post-petition invoices.
12. Liabilities Subject to Compromise.
     The Debtors have made their initial best efforts to characterize liabilities subject to compromise in their unaudited balance sheets. These estimates are preliminary only and are subject to material change and/or reclassification. Any liabilities listed as subject to compromise reflects the Debtors’ best current estimate of the amount of pre-petition claims that will be restructured in the Chapter 11 Cases. In that regard, liabilities subject to compromise will change based upon, among other things, revised estimates of the amount of pre-petition claims that will be restructured in the Chapter 11 Cases. In the Debtors’ unaudited financial statements, all pre-petition liabilities listed are subject to compromise, except for the following: (i) the Debtors’ obligations under that certain financing agreement, dated as of April 23, 2004, by and among the Debtors, the financial institutions from time to time party thereto, as lenders, Silver Point Finance LLC, as Collateral Agent, and Bank of America, N.A. as Administrative Agent, as these liabilities3 are fully secured obligations of the Debtors; (ii) customer advances authorized to be depleted in the ordinary course as the Debtors perform development services work pursuant to the Order Pursuant to Sections 363(b) and 105(a) of the Bankruptcy Code for an Order Authorizing Debtors to (I) Honor Certain Prepetition Returns and Chargeback Obligations to Customers, (II) Pay Medicaid Rebate Obligations and (III) Pay Prepetition Amounts to Investigators and Clinical Research Monitors, entered on May 11 2005; (iii) accrued tax liabilities that the Debtors are authorized to satisfy in full pursuant to the Order Pursuant to Sections 507(a)(8), 541(d) and 105(a) of the Bankruptcy Code (A) Authorizing the Debtors to

[3]	The Debtors repaid the obligations owing under this financing agreement shortly after the Bankruptcy Court entered the final order approving the Debtors’ post-petition financing on June 6, 2005.

6

Pay Prepetition Sales, Use, Franchise, Withholding Taxes and Canadian Income Taxes and (B) Authorizing Banks to Honor Prepetition Checks for Payment of Prepetition Tax Obligations, entered on May 11, 2005; (iv) capital leases, as the Debtors are currently conducting an analysis of the classification of certain leases to determine whether such leases qualify for capital lease treatment under GAAP; and (v) certain obligations arising from employee wages, fees, reimbursement of expenses and employee benefits not exceeding $10,000, in accordance with the Order Pursuant to Sections 507(a)(4), 507(a)(5), 363(b)(1) and 105(a) of the Bankruptcy Code and the Doctrine of Necessity (a) Authorizing the Debtors to Maintain a Medical and Dental Health Insurance Plan (B) Authorizing the Debtors to Pay Prepetition Wages, Salaries, Expense Reimbursements and Employee Benefits and (C) Authorizing Banks to Honor Prepetition Checks for Payment of Prepetition Employee Obligations, entered on May 11, 2005.
13. Accrued Tax Benefit.
     The Debtors have potential tax carryforwards that may be used to offset future taxes payable. These amounts cannot be reasonably estimated or guaranteed to be received, therefore no amount is reflected on the financial statements.
14. Disposition of Pharmaceutical Assets.
     On July 18, the Bankruptcy Court entered an order approving the Sale to Xanodyne. Thereafter, on July 25, the Debtors completed the Sale. In that regard, the Debtors’ July financial statements reflect the Debtors’ accounting for the Sale and includes, among other things, the Debtors’ write-off of approximately $181.6 million of intangible assets related to the sold products. As noted in the Third Monthly Operating Report, the Debtors booked a gain on the Sale of approximately $15.73 million.4 Subsequent to the filing of the Third Monthly Operating Report, certain adjustments were made to the gain/loss calculation. Taking into account these adjustments, the revised gain on the sale was estimated to be approximately $15.93 million. As noted in section 15 below, the Debtors have now recorded an additional gain on the Sale of approximately $13.1 million in their recently filed Form 10-Q for the Quarterly Period Ended September 30, 2005. Subsequent information may lead to additional adjustments to this calculation in future reporting periods.
     In addition, the Debtors have incurred or expect to incur an additional $9 to $13 million in expenses and costs related to the Sale. These expenses include, among other things, amounts paid to cure certain contracts that were assumed by the Debtors and assigned to Xanodyne as part of the Sale, pre-payment penalties and write-offs of deferred financing fees associated with the retirement of the DIP Term Loan, write-offs of other assets and estimated professional fees.

[4]	The booked gain does not reflect any contingent consideration to be received from the Debtors from the Sale.

7

15. Adjustments.
     The Debtors filed both their Form 10-Q for the Quarterly Period Ended June 30, 2005 and their Form 10-Q for the Quarterly Period Ended September 30, 2005 on November 9, 2005. Both of those filings contain certain non-cash adjustments that were not referenced in the Debtors’ previous monthly operating reports. Rather than restate all previous monthly operating reports, the Debtors have attached a summary of the adjustments to the monthly operating reports hereto as Exhibit A.

8

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al., Debtors.	Case No. 05-11341 (PJW) Reporting Period: October 1, 2005 — October 31, 2005
MONTHLY OPERATING REPORT
($USD in real numbers)
File with Court and submit copy to United States Trustee within 20 days after end of month
Submit copy of report to any official committee appointed in the case.

		Document	Explanation
REQUIRED DOCUMENTS	Form No.	Attached	Attached
GLOBAL NOTES		X
UNCONSOLIDATED SCHEDULE OF CASH RECEIPTS AND DISBURSEMENTS	MOR - 1	X
Bank Reconciliation (or copies of debtor’s bank reconciliations)	MOR - 1 (CON’T)		See Certifications
Copies of Bank Statements
Cash disbursements journals
UNCONSOLIDATED STATEMENT OF OPERATIONS	MOR - 2	X
UNCONSOLIDATED BALANCE SHEET	MOR - 3	X
Summary of Liabilities Subject to Compromise
CERTIFICATIONS		X
STATUS OF POSTPETITION TAXES	MOR - 4		See Certifications
Copies of IRS Form 6123 or payment receipt
Copies of tax returns filed during reporting period
UNCONSOLIDATED SUMMARY OF UNPAID POST PETITION DEBTS	MOR - 4	X
Listing of aged accounts payable
UNCONSOLIDATED ACCOUNTS RECEIVABLE RECONCILIATION AND AGING	MOR - 5	X
DEBTOR QUESTIONNAIRE	MOR - 5	X
I declare under penalty of perjury (28 U.S.C. Section 1746) that this report and the attached documents are true and correct to the best of my knowledge and belief.

AAIPHARMA INC., et al.[1]

Signature of Debtor	Date

Signature of Joint Debtor	Date

/s/ Mattew E. Czajkowski	11/21/2005

Signature of Authorized Individual*	Date

Matthew E. Czajkowski Printed Name of Authorized Individual	Executive Vice President, Chief Financial & Administrative Officer
Title of Authorized Individual

*	Authorized individual must be an officer, director, or shareholder if debtor is a corporation; a partner if debtor is a partnership; a manager or member if debtor is a limited liability company.

[1]	The Debtors are the following entities: aaiPharma Inc. (Case No. 05-11341), Applied Analytical Industries Learning Center, Inc. (Case No. 05-11342), aai Properties, Inc. (Case No. 05-11343), aai Technologies, Inc. (Case No. 05-11344), aai Japan, Inc. (Case No. 05-11345), aaiPharma, LLC (Case No. 05-11347), Kansas City Analytical Services Inc. (Case No. 05-11348), aai Development Services, Inc. (Del) (Case No. 05-11349) and aai Development Services, Inc. (Mass) (Case No. 05-11350).

FORM MOR	Page 1 of 9	11/21/2005

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al., Debtors.	Case No. 05-11341 (PJW) Reporting Period: October 1, 2005 — October 31, 2005
UNCONSOLIDATED SCHEDULE OF CASH RECEIPTS AND DISBURSEMENTS
($USD in real numbers)

	CURRENT
	REPORTING	CUMULATIVE
	PERIOD	FILING TO DATE
	Actual	Actual
BOOK CASH — BEGINNING BALANCE	$4,177,431	$653,397

RECEIPTS:
Development Services	4,562,520	30,879,863
Pharma	138,085	13,751,396
Accounts Receivable	4,700,605	44,631,259
Other	774,316	1,592,164
Pharma Sale Proceeds [2]	—	15,035,504
Alternate Bidder Deposit	—	7,750,025
DIP Borrowing	2,000,000	188,000,000

TOTAL RECEIPTS	$7,474,920	$257,008,951

DISBURSEMENTS:
Accounts Payable and Other	6,497,326	38,531,637
Salaries & Wages — Domestic	3,060,154	20,546,856
Financing Payments	—	186,565,931
Return of Alternate Bidder Deposit [3]	—	7,750,040
Interest Expense — Term, Revolver and Related Fees	13,259	2,186,273

TOTAL DISBURSEMENTS	$9,570,739	$255,580,737

NET CASH FLOW	$(2,095,819)	$1,428,215

BOOK CASH — END OF MONTH [4]	$2,081,612	$2,081,612
THE FOLLOWING SECTION MUST BE COMPLETED

DISBURSEMENTS FOR CALCULATING U.S. TRUSTEE QUARTERLY FEES
(FROM CURRENT MONTH COLUMN)
TOTAL DISBURSEMENTS	$9,570,739
LESS: TRANSFERS TO DEBTOR IN POSSESSION ACCOUNTS	—
PLUS: ESTATE DISBURSEMENTS MADE BY OUTSIDE SOURCES (i.e., from escrow accounts)	—

TOTAL DISBURSEMENTS FOR CALCULATING U.S. TRUSTEE QUARTERLY FEES	$9,570,739

		CURRENT
		REPORTING	CUMULATIVE
DISBURSEMENTS BY LEGAL ENTITY		PERIOD	FILING TO DATE
aaiPharma Inc.	(Case No. 05-11341)	$9,466,252	$254,569,943

Payments made by aaiPharma Inc. On Behalf of Other Debtor Entities:
Applied Analytical Industries Learning Center, Inc.		73,053	413,921
aai Properties, Inc.		—	—
aai Technologies, Inc.		—	—
aai Japan, Inc.		—	—
aaiPharma LLC		710,754	19,674,439
Kansas City Analytical Services, Inc.		—	—
aai Development Services, Inc. (Del)		—	—
aai Development Services, Inc. (Mass)		1,607,632	7,929,859

		2,391,438	28,018,218

Applied Analytical Industries Learning Center, Inc.	(Case No. 05-11342)	—	—
aai Properties, Inc.	(Case No. 05-11343)	—	—
aai Technologies, Inc.	(Case No. 05-11344)	—	—
aai Japan, Inc.	(Case No. 05-11345)	30,120	228,158
aaiPharma, LLC	(Case No. 05-11347)	—	—
Kansas City Analytical Services, Inc.	(Case No. 05-11348)	—	—
aai Development Services, Inc. (Del)	(Case No. 05-11349)	—	—
aai Development Services, Inc. (Mass) [1]	(Case No. 05-11350)	74,368	782,636

TOTAL DISBURSEMENTS		$9,570,739	$255,580,737

[1]	Cash payments made from the TD Canada Trust account are in Canadian dollars. The table above (which is in $USD) assumes a $USD to $CAD exchange rate of $1.1771.

[2]	Net cash proceeds from the Pharma sale, but prior to certain fees and expenses related to the sale. The transaction closed on July 25, 2005.

[3]	Cash deposit from a qualified bidder that participated in the Section 363 Auction of Pharma. Debtor returned the bidder’s deposit on August 4, 2005.

[4]	Cash balance as of October 31, 2005 per the cash flow excludes $6.3 million of restricted cash associated with the escrow account established as part of the Pharma sale.

FORM MOR	Page 2 of 9	11/21/2005

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al., Debtors.	Case No. 05-11341 (PJW) Reporting Period: October 1, 2005 — October 31, 2005
UNCONSOLIDATED STATEMENT OF OPERATIONS
($USD in real numbers)

		Applied Analytical
		Industries Learning					aai Development
Reporting Period:	aaiPharma Inc. (1)	Center, Inc.	aai Properties, Inc.	aai Technologies, Inc.	aai Japan, Inc.	aaiPharma, LLC	Services, Inc. (Mass)
October 1, 2005 - October 31, 2005	(Case No. 05-11341)	(Case No. 05-11342)	(Case No. 05-11343)	(Case No. 05-11344)	(Case No. 05-11345)	(Case No. 05-11347)	(Case No. 05-11350)

Sales — Trade	$5,428,451	$—	$—	$—	$—	$141,081	$1,749,892
Sales — InterCompany	3,820	—	—	—	—	—	—
Pass-Throughs (Net)	(428,270)	—	—	—	—	—	(581,262)
Sales Adjustments	(8,150)	—	—	—	—	(72,042)	463,312
Sales WIP	(666,441)	—	—	—	—	—	(771,286)
Licensing Revenues	—	—	—	—	—	—	—
Royalties Revenue	—	—	66,452	—	—	—	—

Net Sales	$4,329,410	$—	$66,452	$—	$—	$69,039	$860,656
I/C COS Charges	(5,782)	—	—	—	—	—	—
Direct COS	3,522,820	—	—	—	—	19,765	751,024

Total Cost of Sales	$3,517,038	$—	$—	$—	$—	$19,765	$751,024

Gross Profit from Operations	$812,372	$—	$66,452	$—	$—	$49,274	$109,632

Sales & Marketing	322,015	—	—	—	26,861	662	65,394
General & Administrative	3,123,927	27,465	—	—	—	59,073	104,464
Research & Development	76,607	—	—	—	—	—	—

Income/(Loss) Operations	$(2,710,177)	$(27,465)	$66,452	$—	$(26,861)	$(10,461)	$(60,226)
Interest (Income)	(9,903)	—	—	—	—	—	(2)
Interest and Other Expense (Income)	(315,181)	—	—	—	(363)	56,517	(1,796)

Total Interest/Other	(325,084)	—	—	—	(363)	56,517	(1,798)

Income (Loss) Before Tax	$(2,385,093)	$(27,465)	$66,452	$—	$(26,498)	$(66,978)	$(58,428)

Income Taxes	—	—	—	—	—	—	—

Income (Loss) After Tax	$(2,385,093)	$(27,465)	$66,452	$—	$(26,498)	$(66,978)	$(58,428)

Net Income (Loss)	$(2,385,093)	$(27,465)	$66,452	$—	$(26,498)	$(66,978)	$(58,428)

		Applied Analytical
		Industries Learning					aai Development
Cumulative:	aaiPharma Inc. (1)	Center, Inc.	aai Properties, Inc.	aai Technologies, Inc.	aai Japan, Inc.	aaiPharma, LLC	Services, Inc. (Mass)
May 10, 2005 - October 31, 2005	(Case No. 05-11341)	(Case No. 05-11342)	(Case No. 05-11343)	(Case No. 05-11344)	(Case No. 05-11345)	(Case No. 05-11347)	(Case No. 05-11350)

Sales — Trade	$25,428,705	$—	$—	$—	$—	$18,153,715	5,986,449
Sales — InterCompany	63,447	—	—	—	—	—	—
Pass-Throughs (Net)	(1,928,367)	—	—	—	—	(39)	(1,410,400)
Sales Adjustments	68,604	—	—	—	—	(7,291,285)	(359,251)
Sales WIP	(780,469)	—	—	—	—	—	(287,451)
Licensing Revenues	—	—	(75,000)	—	—	—	—
Royalties Revenue	—	—	2,515,649	—	—	—	—

Net Sales	$22,851,920	$—	$2,440,649	$—	$—	$10,862,391	$3,929,347
I/C COS Charges	(483,532)	—	—	—	—	—	—
Direct COS	18,916,468	—	—	—	—	4,400,380	4,277,238

Total Cost of Sales	$18,432,936	$—	$—	$—	$—	$4,400,380	$4,277,238

Gross Profit from Operations	$4,418,984	$—	$2,440,649	$—	$—	$6,462,011	$(347,891)

Sales & Marketing	976,341	—	—	—	223,981	103,170	338,429
General & Administrative	18,396,714	138,251	—	6,153	—	4,164,689	912,623
Research & Development	1,255,467	—	—	—	—	—	—

Income/(Loss) Operations	$(16,209,538)	$(138,251)	$2,440,649	$(6,153)	$(223,981)	$2,194,152	$(1,598,943)
Interest Income	(39,043)	—	—	—	—	—	(17)
Interest and Other Expense (Income)	1,914,378	—	—	(1,650,566)	(9,016)	(10,170,289)	(14,988)

Total Interest/Other	1,875,335	—	—	(1,650,566)	(9,016)	(10,170,289)	(15,005)

Income (Loss) Before Tax	$(18,084,873)	$(138,251)	$2,440,649	$1,644,413	$(214,965)	$12,364,441	$(1,583,938)

Income Taxes	—	—	—	—	—	—	171,855

Income (Loss) After Tax	$(18,084,873)	$(138,251)	$2,440,649	$1,644,413	$(214,965)	$12,364,441	$(1,755,793)

Net Income (Loss)	$(18,084,873)	$(138,251)	$2,440,649	$1,644,413	$(214,965)	$12,364,441	$(1,755,793)

(1)	Includes Kansas City Analytical Services, Inc. (Case No. 05-11348) and aai Development Services, Inc., (Del) (Case No. 05-11349).

FORM MOR	Page 3 of 9	11/21/2005

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al.,	Case No. 05-11341 (PJW)
Debtors.	Reporting Period: October 1, 2005 — October 31, 2005
UNCONSOLIDATED BALANCE SHEET
($USD in real numbers)

		Applied Analytical
		Industries Learning					aai Development
Book Value as of:	aaiPharma Inc. (1)	Center, Inc.	aai Properties, Inc.	aai Technologies, Inc.	aai Japan, Inc.	aaiPharma, LLC	Services, Inc. (Mass)
October 31, 2005	(Case No. 05-11341)	(Case No. 05-11342)	(Case No. 05-11343)	(Case No. 05-11344)	(Case No. 05-11345)	(Case No. 05-11347)	(Case No. 05-11350)
Cash and Cash Equivalents (2)	$8,309,778	$1,050		$9,587	$8,586		$98,856
A/R Trade & Other	10,453,348		133,852			(6,236,200)	3,871,302
WIP	3,814,636						2,958,400
Inventory	1,893,995					(7,454)	362
Prepaid Expenses	2,205,728	303			4,572		694,555
Deferred Tax Assets	—

Total Current Assets	$26,677,485	$1,353	$133,852	$9,587	$13,158	$(6,243,654)	$7,623,475
Total Fixed Assets	38,150,792	889,988					1,667,266
Goodwill	1,954,536
Intangibles	6,542,045
Other Assets	173,461				23,371	13,608,802	(1)
Investment in Subs	66,099,017			(46,240,390)

Total Assets	$139,597,336	$891,341	$133,852	$(46,230,803)	$36,529	$7,365,148	$9,290,740

Accounts Payable	$6,859,077	$—	$—	$—	$—	$638,212	$58,818
Customer Advances	6,538,466	—	—	—	—	—	2,272,864
Accrued Wages & Benefits	1,816,197	13,216	—	—	—	11,250	446,943
Interest Payable	154,744	—	—	—	—	0	(3)
Deferred Product Revenue	—	—	—	—	—	—	—
Other Accrued Liabilities	1,660,594	—	—	—	—	2,358,882	1,439,089

Total Current Liabilities	$17,029,079	$13,216	$—	$—	$—	$3,008,344	$4,217,712

Liabilities Subject to Compromise	235,555,710	1,296,646	(58,261,741)	(73,805,074)	2,825,815	122,850,674	(15,389,856)
Long Term Debt	2,000,000	—	—	—	—	(1)	—
Other Long-Term Liabilities	7,598	—	—	—	—	—	—
Inter-Company	38,457,649	100,922	(290,746)	(1,650,254)	146,138	(41,514,366)	3,050,960

Total Liabilities	$293,050,036	$1,410,784	$(58,552,486)	$(75,455,328)	$2,971,953	$84,344,652	$(8,121,185)
Common Stock	28,761	—		10			883,498
Additional Paid in Capital	96,021,063	100					—
Retained Earnings	(214,803,879)	(277,529)	50,149,267	26,867,494	(2,609,480)	(81,763,919)	16,660,081
Current Year Retained Earnings	(34,692,291)	(242,014)	8,537,071	2,357,021	(325,944)	4,784,415	(668,609)
Deferred Compensation	(6,354)	—
Other Capital Subs		—					536,955

Total Equity	$(153,452,700)	$(519,443)	$58,686,338	$29,224,525	$(2,935,424)	$(76,979,504)	$17,411,925

Total Equity & Liabilities	$139,597,336	$891,341	$133,852	$(46,230,803)	$36,529	$7,365,148	$9,290,740

		Applied Analytical
		Industries Learning					aai Development
Book Value as of:	aaiPharma Inc. (1)	Center, Inc.	aai Properties, Inc.	aai Technologies, Inc.	aai Japan, Inc.	aaiPharma, LLC	Services, Inc. (Mass)
Petition Date	(Case No. 05-11341)	(Case No. 05-11342)	(Case No. 05-11343)	(Case No. 05-11344)	(Case No. 05-11345)	(Case No. 05-11347)	(Case No. 05-11350)
Cash and Cash Equivalents	$440,718	$550	$—	$15,427	$64,076	$—	$132,626
A/R Trade & Other	10,225,049	—	—	—	—	(3,378,994)	2,531,112
WIP	4,894,781	—	—	—	—	—	3,298,485
Inventory	2,168,709	—	—	—	—	4,809,835	—
Prepaid Expenses	4,017,739	—	—	—	17,909	8,235,448	529,875
Deferred Tax Assets	—	—	—	—	—	—	—

Total Current Assets	$21,746,997	$550	$—	$15,427	$81,984	$9,666,289	$6,492,097
Total Fixed Assets	37,167,261	910,873	—	—	—	6,147,830	1,591,276
Goodwill	1,954,536	—	—	—	—	0	—
Intangibles	1,192,875	—	—	—	—	185,188,166	—
Other Assets	193,086	—	—	—	23,371	14,878,222	(1)
Investment in Subs	66,099,017	—	—	(46,240,390)	—	—	—

Total Assets	$128,353,771	$911,423	$—	$(46,224,963)	$105,356	$215,880,508	$8,083,372

Accounts Payable	$2,468,700	$—	$—	$—	$—	$—	$(9,548)
Customer Advances	7,581,794	—	—	—	—	—	2,525,506
Accrued Wages & Benefits	2,654,382	3,275	—	—	—	7,976	339,441
Interest Payable	175,961	—	—	—	—	506,627	—
Deferred Product Revenue	—	—	—	—	—	—	—
Other Accrued Liabilities	1,113,538	—	2,016,052	—	—	91	1,236,219

Total Current Liabilities	$13,994,375	$3,275	$2,016,052	$—	$—	$514,694	$4,091,619

Liabilities Subject to Compromise	$235,524,112	$1,289,339	$(58,261,741)	$(73,805,074)	$2,825,815	$139,709,760	$(15,102,840)
Long Term Debt	14,280,474	—	—	—	—	165,000,000	—
Other Long-Term Liabilities	7,776	—	—	—	—	—	—
Inter-Company	—	—	—	—	—	—	—

Total Liabilities	$263,806,737	$1,292,614	$(56,245,688)	$(73,805,074)	$2,825,815	$305,224,454	$(11,011,221)
Common Stock	28,761	—	—	10	—	—	883,498
Additional Paid in Capital	96,021,063	100	—	—	—	—	—
Retained Earnings	(214,803,879)	(277,529)	50,149,267	26,867,494	(2,609,480)	(81,763,919)	16,660,081
Current Year Retained Earnings	(16,607,412)	(103,763)	6,096,422	712,607	(110,979)	(7,580,027)	1,087,187
Deferred Compensation	(91,498)	—	—	—	—	—	—
Other Capital Subs	—	—	—	—	—	—	463,828

Total Equity	$(135,452,967)	$(381,191)	$56,245,688	$27,580,111	$(2,720,460)	$(89,343,946)	$19,094,594

Total Equity & Liabilities	$128,353,771	$911,423	$—	$(46,224,963)	$105,356	$215,880,508	$8,083,372

(1)	Includes Kansas City Analytical Services, Inc. (Case No. 05-11348) and aai Development Services, Inc., (Del) (Case No. 05-11349).

(2)	Cash balance as of October 31, 2005 per the balance sheet includes $6.3 million of restricted cash associated with the escrow account established as part of the Pharma sale.

FORM MOR	Page 4 of 9	11/21/2005

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al., Debtors.	Case No. 05-11341 (PJW) Reporting Period: October 1, 2005 — October 31, 2005
LIABILITIES SUBJECT TO COMPROMISE SUMMARY
($USD in real numbers)

		Applied Analytical
LIABILITIES		Industries Learning					aai Development
SUBJECT TO	aaiPharma Inc. (1)	Center, Inc.	aai Properties, Inc.	aai Technologies, Inc.	aai Japan, Inc.	aaiPharma, LLC	Services, Inc. (Mass)
COMPROMISE	(Case No. 05-11341)	(Case No. 05-11342)	(Case No. 05-11343)	(Case No. 05-11344)	(Case No.05-11345)	(Case No. 05-11347)	(Case No. 05-11350) [3]

Book Value as of October 31, 2005

Accounts Payable & Other	$1,547,644	$26,430	$—	$—	$—	$5,930,616	$268,742

Interest Payable	—	—	—	—	—	12,811,310	(119)

Other Liabilities	12,823,733	—	—	—	—	9,165,039	12,262

Long Term Debt	—	—	—	—	—	176,067,256	—

Inter-Company	221,184,333	1,270,216	(58,261,741)	(73,805,074)	2,825,815	(81,123,547)	(15,670,742)

TOTAL	$235,555,710	$1,296,646	$(58,261,741)	$(73,805,074)	$2,825,815	$122,850,674	$(15,389,856)

Book Value as of Filing Date

Accounts Payable & Other	$522,337	$19,123	$—	$—	$—	$9,143,747	$555,758

Interest Payable	—	—	—	—	—	12,811,310	(118)

Other Liabilities	13,817,443	—	—	—	—	22,810,992	12,262

Long Term Debt	—	—	—	—	—	176,067,258	—

Inter-Company	221,184,333	1,270,216	(58,261,741)	(73,805,074)	2,825,815	(81,123,547)	(15,670,742)

TOTAL	$235,524,112	$1,289,339	$(58,261,741)	$(73,805,074)	$2,825,815	$139,709,760	$(15,102,840)

(1)	Includes Kansas City Analytical Services, Inc. (Case No. 05-11348) and aai Development Services, Inc., (Del) (Case No. 05-11349).

FORM MOR	Page 5 of 9	11/21/2005

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al., Debtors.	Case No. 05-11341 (PJW) Reporting Period: October 1, 2005 — October 31, 2005
CERTIFICATIONS
($USD in real numbers)
A. Bank Reconciliation Certification
The undersigned verifies that, to the best of my knowledge, all of the Debtors’ October 31, 2005 bank balances have been reconciled in an accurate and timely manner.
B. Post-Petition Taxes Certification
The undersigned verifies that, to the best of my knowledge, all post-petition tax obligations, including but not limited to, payroll, real property, income, franchise, and other taxes have been paid to the proper taxing au thority when due.

By:	/s/ Matthew E. Czajkowski
Matthew E. Czajkowski
Executive Vice President, Chief Financial Officer and Chief Administrative Officer

FORM MOR	Page 6 of 9	11/21/2005

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al., Debtors.	Case No. 05-11341 (PJW) Reporting Period: October 1, 2005-October 31, 2005
UNCONSOLIDATED SUMMARY OF UNPAID POST PETITION DEBTS
($USD in real numbers)

		NUMBER OF DAYS PAST DUE DATE (4)
	BALANCE(1)	0 - 30	31 - 60	61 - 90	Over 90	TOTAL

Trade Accounts Payable:
aaiPharma Inc. (Case No. 05-11341) (1) (2)	$145,892	$118,821	$16,888	$1,627	$8,556	$145,892
Applied Analytical Industries Learning Center, Inc. (Case No. 05-11342)	—	—	—	—	—	—
aai Properties, Inc. (Case No. 05-11343)	—	—	—	—	—	—
aai Technologies, Inc. (Case No. 05-11344)	—	—	—	—	—	—
aai Japan, Inc. (Case No. 05-11345)	—	—	—	—	—	—
aaiPharma, LLC (Case No. 05-11347)	564,840	563,772	—	—	1,068	564,840
aai Development Services, Inc. (Mass) (Case No. 05-11350) (2) (3)	2,788	(1,815)	4,030	—	573	2,788

TOTAL POSTPETITION TRADE ACCOUNTS PAYABLE	$713,520	$680,778	$20,918	$1,627	$10,197	$713,520

Explain how and when the Debtor intends to pay any past-due postpetition debts.

(1)	Includes Kansas City Analytical Services, Inc. (Case No. 05-11348) and aai Development Services, Inc., (Del) (Case No. 05-11349).

(2)	Includes small amounts with disputed invoice dates.

(3)	aai Development Services, Inc. (Mass) includes accounts payable related to the company’s Canadian operations. The accounts payable related to the Canadian operations is converted to $USD assuming an exchange rate of $1.1771 USD:CAD.

(4)	The chart above includes a significant amount of trade accounts payable as past due date. The Debtors define “Past Due Date” as the number of days past Invoice Date + Invoice Terms (if any). The Debtors would note two items with regard to these amounts. First, in the normal course, the Debtors “post” Invoices to their Accounts Payable system as they are received and approved. Many of these invoices, however, are “Due Upon Receipt” or are due on shortened trade terms. As such, because of the time it takes for the Debtors to receive, approve, and post their Invoices, many invoices are “Past Due” by the time they are posted to the Debtors’ Accounts Payable system.
Second, as many of the Debtors’ invoices are dated during May 2005, the Debtors have had to spend a significant amount of time to ensure that the receipt date of the goods and services related to these invoices are post-petition and therefore payable as administrative expenses. As such, and in light of these two reasons, despite the fact that the Debtors’ Accounts Payable system may list an Invoice as “Past Due”, the Debtors believe that post-petition debts are being paid in a timely manner. Moreover, the Debtors anticipate that as trade terms return to normal over the next few months, and processing time for invoices decreases, many of their “Past Due” designations will be resolved.
The balances included in the table above represent post-petition trade accounts payable related to invoices that have been entered into the Debtors’ general ledger system as of 10/31/05.

FORM MOR	Page 7 of 9	11/21/2005

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al.,	Case No. 05-11341 (PJW)
Debtors.	Reporting Period: October 1, 2005 — October 31, 2005
UNCONSOLIDATED ACCOUNTS RECEIVABLE RECONCILIATION AND AGING
($USD in real numbers)

		Applied Analytical
ACCOUNTS RECEIVABLE		Industries Learning					aai Development
RECONCILIATION	aaiPharma Inc. (1)	Center, Inc.	aai Properties, Inc.	aai Technologies, Inc.	aai Japan, Inc.	aaiPharma, LLC	Services, Inc. (Mass)
As of: June 30, 2005	(Case No. 05-11341)	(Case No. 05-11342)	(Case No. 05-11343)	(Case No. 05-11344)	(Case No. 05-11345)	(Case No. 05-11347)	(Case No. 05-11350) (3)
Current	$5,056,334	$—	$—	$—	$—	$103,769	$1,430,519
0 - 30 days past due	2,885,469	—	—	—	—	(249,293)	965,160
31 - 60 days past due	440,792	—	—	—	—	(566,369)	227,163
61 - 90 days past due	756,612	—	—	—	—	840,169	95,245
91+ days past due	3,851,494	—	—	—	—	3,217,771	100,185
Total Accounts Receivable, gross	$12,990,701	$—	$—	$—	$—	$3,346,048	$2,818,272
Allowance for Doubtful Accounts	(2,605,408)	—	—	—	—	(167,000)	—
Chargeback Reserve	—	—	—	—	—	(3,639,366)	—
Rebate Reserve	—	—	—	—	—	(108,079)	—
Cash Discount Reserve	—	—	—	—	—	(144,523)	—
Returns Reserve	—	—	—	—	—	(4,331,679)	—
Other A/R (2)	68,055	—	133,852	—	—	(1,191,601)	1,053,030

Total Accounts Receivable, net (ending balance)	$10,453,348	$—	$133,852	$—	$—	$(6,236,200)	$3,871,302

(1)	Includes Kansas City Analytical Services, Inc. (Case No. 05-11348) and aai Development Services, Inc., (Del) (Case No. 05-11349).

(2)	aaiPharma Inc. and aai Development Services, Inc. (Mass) primarily consists of unbilled accounts receivable.

(3)	There is a $244 variance between the aai Development Services, Inc. (Mass) accounts receivable aging and the general ledger due to foreign exchange conversion related to the Canadian operations.

FORM MOR	Page 8 of 9	11/21/2005

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: AAIPHARMA INC., et al.,	Case No. 05-11341 (PJW)
Debtors.	Reporting Period: October 1, 2005 — October 31, 2005
DEBTOR QUESTIONNAIRE
($USD in real numbers)

	MUST BE COMPLETED EACH MONTH	YES	NO
1	Have any assets been sold or transferred outside the normal course of business this reporting period? If yes, provide an explanation below.	☐	☑
2	Have any funds been disbursed from any account other than a debtor in possession accounts this reporting period? If yes, provide an explanation below. (1)	☐	☑
3	Have all postpetition tax returns been timely filed? (2) If no, provide an explanation below.	☐	☑
4	Are workers compensation, general liability and other necessary insurance coverages in effect? If no, provide an explanation below.	☑	☐
EXPLANATIONS:

(1)	Pursuant to the Bankruptcy Court’s Order authorizing the Debtors to, among other things, maintain prepetition accounts, which had been entered on an interim basis on May 11, 2005, June 6, 2005, and June 27, 2005, and has been entered on a final basis on July 18, 2005, the Debtors are authorized to, among other things, (i) designate, maintain, and continue to use any or all of their existing bank accounts in the names and with the account numbers existing immediately prior to the Petition Date, provided that the Debtors set up significant gaps (of no less than 25 checks, and at least to the next hundredth), in numbering between checks issued prior to the Petition Date and checks issued after the Petition Date, and (ii) treat their prepetition bank accounts for all purposes as debtor in possession accounts on a final basis.

(2)	Certain tax returns due October 15, 2005 were not timely filed as our previous tax return preparers, Ernst & Young, did not seek approval from the Bankruptcy Court to perform work or incur fees related to these returns. The Debtors had not previously filed state tax returns in these specific states. The Debtors will file these returns as soon as practicable.

FORM MOR	Page 9 of 9	11/21/2005

EXHIBIT A

Summary of Adjustments to Monthly Operating Reports:	11/14/2005

					Increase
	Net Income				(Decrease) to
MOR Period	As Filed	Revised	Change	Adjusting Entries	Net Income

May	(3,321,080)	(3,172,548)	148,532	Adjust prepaid financing amortization	148,532	aaiPharma LLC

June	(10,499,745)	(12,057,459)	(1,557,714)	Additional WIP reserve—non-clinical	(121,160)	AAIPharma Inc.
				Adjust prepaid financing amortization	209,294	aaiPharma LLC
				Move Brethine intangible write-down from July	(1,189,848)	aaiPharma LLC
				Additional WIP reserve—clinical	(456,000)	aai Development Services (MA)

					(1,557,714)

July	5,622,328	7,021,467	1,399,139	Move Brethine intangible write-down to June	1,183,839	aaiPharma LLC
				Reverse Brethine amort expense	6,009	aaiPharma LLC
				Adjust prepaid financing amortization	209,294	aaiPharma LLC

					1,399,142

August	(2,728,970)	(2,519,676)	209,294	Adjust prepaid financing amortization	209,294	aaiPharma LLC

Sept	(3,961,224)	6,393,968	10,355,192	Additional WIP reserve—non-clinical	(71,837)	AAIPharma Inc.
				Pharma recall sales reserve	(197,000)	AAIPharma Inc.
				Adjust prepaid financing amortization	209,294	aaiPharma LLC
				Additional gain on pharma asset sale	13,108,015	aaiPharma LLC
				Amort of pharma intangible	(289,000)	aaiPharma LLC
				Pharma recall expenses and reserves	(532,000)	aaiPharma LLC
				Pharma reserve adjustments	(1,553,280)	aaiPharma LLC
				Additional WIP reserve—clinical	(319,000)	aai Development Services (MA)

					10,355,192

Cumulative adjustments					10,554,446

				AAIPharma Inc.	(389,997)
				aaiPharma LLC	11,719,443
				aai Development Services (MA)	(775,000)

					10,554,446

Explanation For Adjustments:
The Debtors have made adjustments with regard to the following items:
•	The prepayment of amortization on the Debtors’ financing: The Debtors reversed previously recorded amortization expense of deferred financing costs related to their senior subordinated debt. The Debtors had previously determined that this debt is undersecured; therefore under the relevant accounting guidance (AICPA Statement of Position 90-7) amortization of these costs should be suspended;

•	Taking additional WIP reserve (both clinical and non-clinical): The Debtors recorded additional work-in-process reserves primarily related to a long-term clinical project that was terminated early by a client for which significant work had already been performed. The Debtors are currently in negotiations with this client over the final terms of the termination and have estimated its additional reserve needs;

•	Moving the write down with regard to certain Brethine-related items from July to June;

•	Reversal of Brethine amortization expenses;

•	Adjustment of the recall sales reserves related to the Sale: The Debtors recorded a reserve for the estimated costs related to the anticipated recall of a product it manufactured. Additional reserves were recorded to revenue related to product that may be returned in this anticipated recall;

•	Recognized additional gain attributable to the Sale: Additional review of the terms of the Pharma division asset sale resulted in certain adjustments to the gain on the sale previously recorded. Under the appropriate accounting guidance, certain elements covered by the sale agreement have now been included as consideration in determining the selling price and needed to be included in the determination of the gain on sale;

•	Adjusting the amortization of intangible assets relating to the Sale;

•	Adjusting recall expenses related to the Sale; and
•	Adjusting reserved amounts relating to the Sale.